SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

ELANDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	517000	71-0861848
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1500 Cordova Road

Suite 300

Fort Lauderdale, FL 33316

(954) 728-9090

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Harley L. Rollins

Chief Financial Officer

Elandia, Inc.

1500 Cordova Road

Suite 300

Fort Lauderdale, FL 33316

(954) 728-9090

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies To:

Seth P. Joseph, Esq.

Adorno & Yoss LLP

2525 Ponce de Leon Boulevard

Suite 400

Coral Gables, FL 33134

(305) 460-1000

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $.00001 per share

Item 1.	Business.

Unless otherwise indicated in this registration statement or the context otherwise requires, all references in this registration statement to “Elandia,” the “Company,” “us,” “our” or “we” are to Elandia, Inc., our predecessor company, Centra Industries, Inc., and their respective subsidiaries.

History of the Company

Centra Industries Inc.

Our company was organized on July 27, 2001 as a Delaware corporation under the name Centra Industries, Inc. (“Centra”). Centra served as a holding company for subsidiaries in the communications industry and the underground boring and construction business, including Midwest Cable Communications of Arkansas, Inc. (“Midwest”).

Reorganization

On August 1, 2003, our underground boring and construction business became insolvent and we filed for reorganization under Chapter 11 of Title 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of Arkansas. On September 14, 2004, the Court confirmed our plan of reorganization. By virtue of the confirmation order, we emerged from bankruptcy and obtained a discharge pursuant to Section 1141 of the Bankruptcy Code. Pursuant to our plan of reorganization, we cancelled all then outstanding shares of our common stock, issued 180,000 new shares of our common stock and paid $100,000 to our unsecured creditors. Also, under our plan of reorganization, Stanford Venture Capital Holdings, Inc., our debtor-in-possession lender, converted approximately $2,600,000 of its secured claims into 3,397,500 shares of our common stock and warrants to purchase 3,127,500 shares of our common stock. These warrants, exercisable at $.0001 per share, were all subsequently exercised. Centra was renamed eLandia Solutions, Inc. and then renamed Elandia, Inc.

Elandia Technologies Merger

On December 31, 2004 we merged with Elandia Technologies (“Technologies”) through a one-for-one share exchange with the shareholders of Technologies. We issued 744,188 shares in connection with this merger. As a result of the merger, Technologies became a wholly-owned subsidiary of the Company.

Reverse Split

In August 2005, our Board of Directors authorized and our shareholders approved a 10-for-9 reverse stock split. Although the documents that have been previously filed by us as exhibits that pertain to the transactions set forth below contain pre-split numbers, in order to accurately reflect what is held by our shareholders currently, the numbers discussed below reflect the post-split number of shares.

Acquisition of AST Telecom, LLC

On January 31, 2006, we acquired AST Telecom, LLC (“AST”), a provider of wireless telephone services in American Samoa. In connection with this acquisition, we issued 4,565,012 shares of our common stock to Stanford International Bank for its 64.8% ownership interest in AST and 2,477,863 shares of our common stock to a limited partnership, the other member of AST, for its 35.2% ownership interest in AST.

Datec Merger

On February 1, 2006 we completed an arrangement under the laws of New Brunswick, Canada with Datec Group Ltd (“Datec”), a New Brunswick corporation, in which we acquired the South Pacific operations of Datec. In connection with the arrangement, we issued 6,808,542 shares of our common stock to the shareholders of Datec.

Operating Structure

As set forth in the following diagram, we conduct business operations through operating subsidiaries in four geographic segments: (1) The Samoas, which includes American Samoa and Samoa; (2) Papua New Guinea; (3) Fiji and Other Pacific Island Nations, which includes Fiji, New Zealand, Australia, Tonga, The Solomon Islands, Vanuatu and Cook Islands; and (4) North America, including The Caribbean.

Except as stated otherwise, these subsidiaries are wholly-owned, subject to nominal qualifying shares. We are a 50% shareholder in Datec PNG Pty Ltd. This joint venture, in turn, owns Datec Queensland, Ltd.

The Samoas

Wireless Service

We conduct our American Samoa operations primarily through our wholly-owned subsidiary, AST. As of the date of this registration statement, AST was the leading provider of mobile services in American Samoa, under the Blue Sky Communications brand (“Blue Sky”), and operated a global system for mobile communications, or GSM, network in the 1900 MHz band. AST has been a provider of mobile services in American Samoa since February 2003. Through AST, we are the dominant provider of wireless services throughout American Samoa, with more than 70% of the market share and over 16,000 subscribers. We acquired this operation pursuant to a merger agreement which was consummated on January 31, 2006. Our average revenue per user (ARPU) per month for the nine months ended September 30, 2005 was $36.11 per month. The average rate per minute charged to our customers for the nine months ended September 30, 2005 was $0.17 per minute.

Wireless Technology

We own and operate a Nortel DMS-100 GSM1900 network, which includes 12 cell towers to provide primary wireless coverage across American Samoa and a number of smaller cell sites for coverage in areas of low reception. Commencing in March 2003, AST began upgrading its networks to enhance coverage reliability by relocating fiber optic cable to underground facilities. Our network is designed to be easily expanded with the growth of our customer base and modified to support future products and services, as new telecommunications technology becomes economically viable in American Samoa. We operate both circuit switched and Voice over Internet Provider (VoIP) circuits for voice transmissions, taking advantage of the latest technology in bandwidth management, compression and quality of service management where appropriate.

Strategy for Wireless Services

Our business strategy in American Samoa is to deliver high-quality and convenient wireless service, while maximizing our network coverage. We attract new customers by offering simple and affordable prepaid wireless services, with coverage anywhere on American Samoa’s main island of Tuitilia. Our commitment to customer service and network reliability provides consumers with a selection of wireless services that exceeds what is customary in the South Pacific region, including Short Message Service (SMS) messaging and a call center with directory assistance available 24 hours a day, 7 days a week. Our per-minute, prepaid wireless service enables customers to actively control their wireless usage and appeals to consumers who are otherwise deterred by the price and perceived complexity of traditional wireless services. New prepaid customers may purchase a phone from one of our retail locations in American Samoa or activate an existing phone. With the purchase of a prepaid Subscriber Identity Module (SIM) card, service can be activated and is available for as little as $5 per month. Our customers can replenish their prepaid wireless services by purchasing recharge cards from our Laufou plaza retail location or from our distribution partners at more than 200 retail locations throughout American Samoa. We also offer a more traditional post-paid wireless service, designed for our larger, business customers. Our post-paid services differ from those of most other wireless providers as we do not require long-term commitments or contracts. Our billing options and pricing plans are designed to be simple and easy for customers to understand. Monthly rates for our post-paid wireless plans range from $24.95 to $99.95 and do not include long distance charges, which vary by country.

Internet Access Service

In August 2000, we began offering full-service internet access in American Samoa. For our larger business customers, we are a reseller of high speed, internet access through Digital Subscriber Line (DSL) connection technology, which offers connection speeds significantly faster than a traditional dial-up modem connection. This dedicated, always-on internet connectivity does not interfere with telephone service. We also offer standard dial-up and broadband internet access service for smaller businesses and residential customers. We offer wireless internet access service for mobile computer users with wide-area wireless network interface cards, enabling access to local area or world-wide networks and providing full access to e-mail, intranet, corporate applications and full web browsing where General Packet Radio Service network service is available. For our residential customers, monthly rates for internet access services are $24.95 for dial-up service and $75.00 for DSL or broadband service. For our business customers, internet access is provided by bandwidth amounts. Monthly rates range from $150.00 for 128 kilobits per second to $800.00 for 1024 kilobits per second.

Internet Technology

The convergence of voice and data technology has resulted in lower costs for transmission and backhaul for our internet access operations. Through wireless technology, many of our remote and indoor cell sites are able to backhaul voice and data services on the same IP network. Our larger cell sites convert signals into an IP format for backhaul on a secure data Gig-E network. As a result of these two enhancements, we are able to reduce the number of our leased fiber circuits or replace our more expensive fiber circuits with wireless technology.

Strategy for Internet Services

Our market opportunity as an internet service provider (ISP) is linked to the growth of internet service demand in American Samoa. As the demand for connectivity to the internet continues to grow and the population recognizes that internet access significantly enhances communication, we will expand our services and product offerings to appeal to consumers. Our ISP operations are based in Laufou plaza and include a retail location and a direct sales team.

Equal Access Service

In September 2005, Blue Sky became one of two equal access long distance service providers to telephone landline customers in American Samoa. With equal access long distance, our customers choose Blue Sky as an alternative long distance company by dialing 1 + the area code + the telephone number (“1 + dialing”) to place their long distance calls on the Blue Sky network. As of January 1, 2006, Blue Sky managed 434 equal access long distance accounts.

Wireless Business Operations

Market Opportunity. As of 2000, the population of American Samoa was approximately 65,000. We believe that there were approximately 22,000 wireless subscribers on the island of American Samoa as of January 1, 2006. The majority of existing wireless customers in American Samoa utilize prepaid services. Based on our market penetration and the demographics of American Samoa, the market for wireless services is a mature one. We believe that future revenues for our wireless services in American Samoa will increase proportionally with economic improvements in the country. We will expand our wireless products and offerings and differentiate our business by further enhancing our customer service and network. Recognition of the Blue Sky brand and the likelihood of consumers to associate Blue Sky with high quality and value are essential to expanding our presence throughout American Samoa.

Sales and Distribution. Our sales approach is to increase our market penetration in American Samoa, while minimizing expenses associated with sales, distribution and marketing. Approximately 93% of our customers utilize prepaid wireless services. Our customers can activate new service by purchasing SIM cards and replenish their prepaid wireless services by purchasing recharge cards from our retail stores and authorized dealers. We have two retail stores in American Samoa and more than 200 authorized dealer distribution locations. Our post-paid customers, who are primarily long-standing businesses or individual customers, receive service and attention from our direct sales team and are billed each month. Access and use of the Blue Sky wireless services and products, network and services are designed to allow potential customers to make informed decisions with little or no sales assistance.

Marketing and Brand Recognition. We advertise in publications and on the radio in American Samoa and across the South Pacific region. Our brand recognition by consumers benefits from the small size of American Samoa. The success of our future advertising initiatives for new products and services will depend on a favorable response to the Blue Sky brand.

International Network Access. For network access to the United States and other international destinations, we own and operate two satellite earth stations with links to Hawaii and California through two downlink sites. To ensure backup capability and flexibility in routing traffic, these downlink sites are tied together by a leased fiber connection. We also offer long distance services through the sale of prepaid long distance cards.

Network Operations. The quality and value of our wireless service reflects our ability to offer customers a reliable, high quality wireless network that provides continuous coverage across American Samoa. In September 2003, AST began upgrading its networks to further enhance the quality of its coverage, in spite of the geographical challenges posed by the terrain of American Samoa. We believe that this strategy enables us to operate superior networks to support planned customer growth and high usage. In addition, this reduces our need to compete with other providers solely on wireless plan pricing. To increase overall usage of Blue Sky wireless services throughout American Samoa, we plan to attract new customers through the proven quality of our networks and to continue to encourage our existing customers to utilize Blue Sky wireless services for all of their telephone communications. If we are awarded a license to conduct wireless operations in Samoa, we plan to expand our existing network operations to support our potential customers.

Planned Samoa Wireless Services

On February 10, 2006, we applied for a new wireless telecommunications license for the island of Samoa. The award of this license for our operations on the island of Samoa, which is a jurisdiction separate and apart from American Samoa, is subject to our selection and approval by the Samoa Government. If awarded this license, we expect to commence development of a wireless network and to launch commercial operations on the island of Samoa in the fall of 2006. We cannot assure you that the Samoa Government will grant such approval. We expect to further expand our offerings in Samoa to include products and services currently offered by other Elandia subsidiaries. If awarded this license, our existing local management or American Samoa will utilize their experience in building wireless operations, their knowledge of local business culture and our existing internal administrative and support systems.

Competition

Generally, the telecommunications industry is very competitive. Our primary competitor in the American Samoa wireless market is American Samoa Telecommunications Authority (ASTCA), which is owned and operated by the American Samoa Government. ASTCA operates a Code Division Multiple Access (CDMA) network with approximately 4,000 subscribers ASTCA is also an ISP with approximately 3,000 dial-up and 100 DSL customers. We also face periodic competition from other resellers, who provide wireless services to customers but do not hold wireless licenses or own facilities in American Samoa. Instead, resellers buy wireless telephone capacity from a licensed carrier and resell services through their own distribution network to the public.

In addition, wireless providers increasingly are competing in the provision of both voice and non–voice services. Non–voice services, including data transmission, text messaging, e–mail and internet access, are also now available from Personal Communication Services (PCS) providers and enhanced specialized mobile radio carriers such as Nextel. In many cases, non–voice services are offered in conjunction with or as adjuncts to voice services.

We have observed an increasing trend toward consolidation of wireless service providers through joint ventures, reorganizations and acquisitions. Over time, we expect these types of consolidation to lead to the creation of larger competitors in American Samoa with considerable spectrum resources, extensive network coverage and vast financial resources. We may be unable to compete successfully with these larger companies.

Competition for subscribers among wireless communications providers is based principally upon the services and features offered, the technical quality of wireless systems, customer service, system coverage, capacity and price. Competition has caused, and we anticipate that competition will continue to cause, market prices for two–way wireless products and services to decline. In addition, some competitors have announced unlimited service plans at rates similar to Blue Sky’s service plan rates in markets in which we have launched service.

Our ability to compete successfully will depend, in part, on our ability to distinguish our Blue Sky service from competitors through marketing and through our ability to anticipate and respond to other competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions, geographic-feasibility of the technology, competitors’ discount pricing, and bundling strategies, all of which could adversely affect our operating margins, market penetration and customer retention. Because some of the wireless operators in our market have substantially greater financial resources than we do, they may be able to offer prospective customers discounts or equipment subsidies that are substantially greater than those that we could offer. In addition, to the extent that our products or services, such as roaming capability, may depend upon the geographic terrain of American Samoa, negotiations with such wireless operators, discriminatory behavior by such operators or their refusal to negotiate with us, could adversely affect our business. While we believe that our cost structure and differentiated wireless services provide us with the means to react effectively to price competition, we cannot predict the effect of market forces or the conduct of other operators on our business.

Continuing technological advances in the communications field make it difficult for us to predict the nature and extent of additional future competition. As wireless service becomes a viable alternative to traditional landline phone service, we increasingly compete directly with traditional landline telephone companies for customers. Local and long distance wireline carriers have also begun to aggressively advertise in the face of increasing competition from wireless carriers, cable operators and other competitors.

We may also face future competition from companies that offer new technologies, such as Voice over Internet Protocol or VoIP, and other services, including cable television access, landline telephone service and internet access, that we do not currently intend to market. Some of our competitors offer these other services together with their wireless services, which may make their services more appealing to customers.

Government Regulation

The licensing, construction, modification, operation, sale, ownership and interconnection arrangements of wireless communications networks are regulated to varying degrees by Congress, the FCC and state/territorial and local governments. Decisions by these bodies could have a significant impact on the competitive market structure among wireless providers and on the relationships between wireless providers and other carriers. These mandates may impose significant financial obligations on us and other wireless providers. We are unable to predict the scope, pace or financial impact of legal or policy changes that could be adopted in these proceedings.

Licensing of PCS Systems. A broadband PCS system operates under a license granted by the FCC for a particular market on one of six frequency blocks (or subdivisions thereof) allocated for broadband PCS. Broadband PCS systems generally are used for two-way voice applications. Narrowband PCS systems, in contrast, generally are used for non-voice applications such as paging and data service and are separately licensed. American Samoa comprises one PCS market. The FCC originally awarded six broadband PCS licenses for each market, two on the basis of Major Trading Areas and four on the basis of Basic Trading Areas. The Major Trading Area licenses authorize the use of 30 MHz of spectrum. One of the basic trading area licenses is for 30 MHz of spectrum, and the other three are for ten MHz of spectrum. The FCC permits licensees to split their licenses and assign a portion to a third party on either a geographic or frequency basis or both. Over time, the FCC has also further split licenses in connection with re-auctions of PCS spectrum, creating additional 15 MHz and 10 MHz licenses and has created an additional 10 MHz license as part of the re-banding of Sprint Nextel and public safety spectrum.

The FCC’s spectrum allocation for PCS includes two license types, 10, 15 and 30 MHz C-Block licenses acquired in “closed bidding” and 10 MHz F-Block licenses, that are designated as “Entrepreneurs’ Blocks.” The FCC generally requires holders of these licenses to meet certain threshold financial size qualifications for a specified period of time. A failure by an entity to maintain its qualifications to hold C and F Block licenses could cause a number of adverse consequences, including the ineligibility to hold licenses for which the FCC’s minimum coverage requirements have not been met, the triggering of FCC unjust enrichment rules and the acceleration of installment payments owed to the FCC. Our PCS license is in good standing with the FCC.

All PCS licenses are issued for a 10 -year term, at the end of which they must be renewed. Licenses acquired through transfer or assignment or from splitting a license are subject to the original license term. The FCC’s rules provide a formal presumption that a PCS license will be renewed, called a “renewal expectancy,” if the PCS licensee (1) has provided substantial service during its past license term, and (2) has substantially complied with applicable FCC rules and policies and the Communications Act of 1934, as amended (the Act).

PCS licensees are required to coordinate frequency usage with existing fixed microwave licensees in the 1850 to 1990 MHz band. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC adopted a transition plan to relocate such microwave operators to other spectrum blocks and a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, those licensees will share the cost of the relocation. The transition and cost sharing plans expired on April 4, 2005, however, licensees subject to existing relocation or cost sharing obligations must continue to satisfy those obligations. Subsequent to that date, a PCS licensee may require incumbent microwave licensees to return their operating authorizations to the FCC following six months written notice from a PCS entity that such entity intends to turn on a PCS system within the interference range of the incumbent microwave licensee, absent an agreement with affected broadband PCS entities or an extension from the FCC. To secure a sufficient amount of unencumbered spectrum to operate our PCS systems efficiently and with adequate population coverage within an appropriate time period, we have previously needed to relocate one or more of these incumbent fixed microwave licensees and have also been required (and may continue to be required) to participate in the cost sharing related to microwave licenses that have been voluntarily relocated by other PCS licensees or the existing microwave operators.

PCS Construction Requirements. All PCS licensees must satisfy minimum geographic coverage requirements within five years of the license grant date, and 30-megahertz PCS licensees also must satisfy additional coverage requirements within ten years of the license grant date. These requirements are met for 10 MHz licenses when adequate service is offered to at least one-quarter of the population of the licensed area within five years, and for 30 MHz licenses when adequate service is offered to at least one-third of the population within five years and two-thirds of the population within ten years after the license grant date. As an alternative to the geographic coverage requirement, licensees may demonstrate that they are providing “substantial service” within the applicable five or ten-year period. In general, a failure to comply with FCC coverage requirements could cause the revocation of the relevant wireless license.

Transfer and Assignment of PCS Licenses. The Act and FCC rules require the prior FCC approval of the assignment or transfer of control of a license for a PCS system, with limited exceptions. The FCC may prohibit or impose conditions on assignments and transfers of control of licenses. Non-controlling interests in an entity that holds a FCC license generally may be bought or sold without FCC approval, but subject to applicable ownership eligibility restrictions. Although we cannot assure you that the FCC will approve or act in a timely fashion upon any pending or future requests for approval of assignment or transfer of control applications that we file, in general we believe the FCC will approve or grant such requests or applications in due course. Because an FCC license is necessary to lawfully provide PCS service (other than through resale), if the FCC were to disapprove any such filing, our business plans would be adversely affected.

General FCC Obligations. The FCC has a number of other complex requirements and proceedings that affect our operations and that could increase our cost or diminish our revenues. For example, the FCC requires wireless carriers to make available emergency call services, including enhanced emergency call services that provide the caller’s telephone number and detailed location information to emergency responders, as well as a requirement that emergency call services be made available to users with speech or hearing disabilities. Our obligations to implement these services occur on a market-by-market basis as emergency service providers request the implementation of enhanced emergency call services in their locales. Absent a waiver, a failure to comply with these requirements could subject us to significant penalties.

FCC rules also require that local exchange carriers and most commercial mobile radio service providers, including PCS providers like Blue Sky, allow customers to change service providers without changing telephone numbers. For wireless service providers, this mandate is referred to as wireless local number portability, or WLNP. The FCC also has adopted rules governing the porting of wireline telephone numbers to wireless carriers.

The FCC has the authority to order interconnection between commercial mobile radio service operators and incumbent local exchange carriers, and FCC rules provide that all local exchange carriers must enter into compensation arrangements with commercial mobile radio service carriers for the exchange of local traffic, whereby each originating carrier compensates the other, terminating carrier, for terminating local traffic originating on the originating carrier’s network. As a commercial mobile radio services provider, we are required to pay compensation to a wireline local exchange carrier that transports and terminates a local call that originated on our network. Similarly, we are entitled to receive compensation when we transport and terminate a local call that originated on a wireline local exchange network. We negotiate interconnection arrangements for our network with major incumbent local exchange carriers and other independent telephone companies. If an agreement cannot be reached, under certain circumstances, parties to interconnection negotiations can submit outstanding disputes to state authorities for arbitration. Negotiated interconnection agreements are subject to state approval. The FCC’s interconnection rules and rulings, as well as arbitration proceedings, will directly impact the nature and costs of facilities necessary for the interconnection of our network with other telecommunications networks. They will also determine the amount of revenue we receive for terminating calls originating on the networks of local exchange carriers and other telecommunications carriers. The FCC is currently considering changes to the local exchange-commercial mobile radio service interconnection rules and other intercarrier compensation arrangements, and the outcome of such proceedings may affect the manner in which we are charged or compensated for the exchange of traffic.

Country Information

Information concerning the geographic area of our Samoas operations is set forth in Appendix A to this registration statement.

Employees

As of January 1, 2006, we had 65 full time employees for our Samoas operations.

Seasonality

Our customer activity is influenced by seasonal effects related to traditional retail selling periods and other factors specific to AST’s target customer base. As a result, new sales activity is generally highest in the fourth quarter. However, our business is sensitive to promotional activity and competitive actions, which have the ability to reduce or outweigh certain seasonal effects.

Papua New Guinea, Fiji and Other Pacific Island Nations

An Overview

In Papua New Guinea, Fiji and Other Pacific Island Nations, we are the leading information solutions and services provider, offering technology products, internet access service and professional services. We conduct operations in Fiji and Other Pacific Island Nations through our wholly-owned subsidiaries, Datec Fiji Limited, Generic Technology Limited, Network Services Limited, Datec Vanuatu Limited, Datec Solomon Islands Limited, Datec Tonga Limited, Datec Investments Limited, Mobile Technology Solutions, Datec Samoa Limited and Datec Australia Pty Limited. We conduct operations in Papua New Guinea through our subsidiaries, Datec PNG Pty Limited and Datec Queensland Limited. We acquired all of these operating subsidiaries pursuant to a plan of arrangement that was consummated on February 1, 2006.

Technology Products

Our selection of technology products is one of the most comprehensive in Papua New Guinea, Fiji and Other Pacific Island Nations and these product offerings support multiple functional areas of businesses and professionals throughout the region. Our software application offerings include Microsoft products, database applications, accounting applications, PBX software and other system applications. We also offer peripheral products, including fax machines, copiers and consumable accessories, phone consumables, printers and accessories and general office products. Our hardware offerings include PBX hardware, servers, routers and switching systems.

Our experience and in-depth understanding of the markets in this region have enabled our management to be at the forefront of changes in the technology sector of Papua New Guinea, Fiji and Other Pacific Island Nations. This leadership provides us with a special understanding of the needs of our customers.

At January 1, 2006, for the following brands and their respective technology products, we were the only licensed reseller in Papua New Guinea, Fiji and Other Pacific Island Nations:

•	IBM Canon: printers, copiers and reprographic equipment;

•	Lexmark: printers;

•	Oracle: databases;

•	Epicor: enterprise resource planning software;

•	Computer Associates: Accpac enterprise resource planning systems;

•	Surfcontrol: enterprise network security products; and

•	Samsung: PBX equipment

Additionally, we are the only Tier 1 Partner for IBM in the region. This status gives us direct access to those IBM products for which we are a certified reseller and warranty support provider. These products include IBM X series, P series and I series servers, PCs, printers, POS and storage devices. As Tier 1 Partners we also have direct access to IBM’s technical and IT consulting resources.

Strategy for Technology Products

Our objective is to continue to be the leading provider of technology products to customers in Papua New Guinea, Fiji and Other Pacific Island Nations under the Datec brand. We are a reseller of technology products and offer a sophisticated selection of computer hardware and software applications of a variety of global brands. In Papua New Guinea, Fiji and Other Pacific Island Nations, our product offerings include business software, hardware devices, computer peripherals, routers and switches and PBX systems. For many of these global brands, we are the only licensed reseller of technology products in Papua New Guinea, Fiji and Other Pacific Island Nations. We plan to expand our product offerings and continue to introduce new products to customers throughout this region by further developing our existing local partnerships with global brands.

Data Services.

Internet access service is an expanding business in Papua New Guinea, positioned at the convergence of home computing, the internet and the growing demand for electronic communications. Our internet services were first introduced in Papua New Guinea in May 1997, when permission was granted by the government for the establishment of internet connections in the country. Through the operations of our 50% subsidiary, Datec PNG Pty Ltd., we are the leading internet service provider, or ISP, offering a selection of nine specialized, prepaid internet access packages to both home and corporate users. As of January 31, 2006 we had over 6,000 subscribers, including corporate subscribers in a variety of industries including mining, shipping, aviation, defense, government, banking, capital markets, entertainment and education. We also offer professional web design, development and hosting services to our subscribers. Monthly rates for our internet access packages range from $2.23 to $39.00 and offer customers with reliable connections, fast download speeds and generous connection times.

Our strategy is to differentiate our internet services from those of our competitors by offering a unique combination of high quality service, reliable technical management and available online customer support. We plan to leverage our position in the market along with the emergence of internet-based technology in Papua New Guinea, to provide a large variety of competitively priced internet services throughout the country.

We are a reseller of internet services and purchase our bandwidth in large amounts directly from Telikom PNG, Ltd, our distributor, and offer it to our end-user customers by the megabyte. We invest in our internet services by continuing to upgrade our link to the gateway in Papua New Guinea, which allows us to maintain our position as the ISP with the largest bandwidth, for incoming and outgoing data, in Papua New Guinea. The market for internet service providers in Papua New Guinea remains largely deregulated and we compete with three other providers of internet access services.

Professional Services

In Papua New Guinea, Fiji and Other Pacific Island Nations, our professional services offer strategic assistance and advice to clients seeking a more comprehensive approach to managing government and business operations in the region. We offer a broad range of professional services to assist our customers in implementing customized business solutions to meet their business needs. Our reputation as a provider of professional services is based on our experience and in-depth understanding of the South Pacific markets. We have significant expertise in multinational operations, regulation, and strategy, and have been at the forefront of changes in the South Pacific business markets. Our knowledge and information base covers a broad range of operations and our clients benefit from this detailed understanding of the efficiency challenges in government or business operations. Our professional services are designed to assist clients with innovation, cost reduction and customer relationship management. We have 12 offices in 7 countries in Papua New Guinea, Fiji and Other Pacific Island Nations. We offer application development, managed services, systems integration, training and maintenance and support.

Strategy for Professional Services

Our objective is to continue to be the leading provider of strategic professional services to customers throughout Papua New Guinea, Fiji and Other Pacific Island Nations. In these geographic markets, the professional services sector is dependent upon the development of local relationships throughout the region. We believe that our strong presence in the region gives us a significant advantage over our competitors and positions us for strong penetration of these and other markets. Since 2003, we have developed, maintained and expanded our own strategic relationships through the depth of our professional service offerings to government and business entities. We believe that our experience and continued in-depth understanding of trends in business operations throughout PNG, Fiji and Other Pacific Island nations will enable us to cater to existing clients and develop new strategic relationships. Our customers seek customized professional technology solutions that will enable them to compete in the rapidly changing business, technology and communications markets of the South Pacific. We believe we have established a differentiated market position based on our professional services personnel who have the market expertise and sophisticated knowledge necessary to tailor our professional services to the specific needs of a client. We intend to continue to direct our efforts toward workforce training to drive the proliferation of our professional services in Papua New Guinea, Fiji and Other Pacific Island Nations.

Application Development. We implement a wide range of enterprise resource planning systems based largely on commercial off-the-shelf software for our customers in Papua New Guinea, Fiji and Other Pacific Island Nations. Enterprise resource planning is an information system or process that integrates all production and related applications across an entire organization. Enterprise resource planning systems provide tools to manage human resources and integrate systems in all areas of production including sales and order processing, accounts receivable, accounts payable, inventory, general ledger and payroll. Our consultants review and analyze these systems for customers and implement a timetable to integrate and implement enterprise resource planning applications into the customer’s operations. Our application development services insulate the end user from the sophistication of the underlying technology and allow them to derive the benefits of information systems applications with minimal effort.

When off-the-shelf enterprise resource planning systems are not available, accessible or suitable for a client we develop mission-critical applications to meet their needs. Mission-critical applications are those applications essential to the important functions and operations of an entity. We primarily rely upon commercial off-the-shelf software to develop mission-critical applications. We differentiate our mission-critical applications from competing products by combining our knowledge of enterprise applications with an in-depth understanding of the operations and operational priorities of the client.

In Papua New Guinea, Fiji and Other Pacific Island Nations, the internet and its underlying protocols have grown to positions of prominence in interactive communications supporting the daily operations of government entities. We have entered into contracts with the government of Fiji to develop customized web-based applications enabling the government of Fiji to cost-effectively provide web-based services to constituents. As internet computing continues to spread throughout the South Pacific, we believe governments and businesses will increasingly demand web-enabled versions of enterprise applications. Our ability to adapt and adjust to the rapid pace of computer-based technology will differentiate our application development services from those of our competitors.

In Australia, we entered into a contract to develop innovative information technology solutions and services for the utility sector to enable our clients to better compete in a deregulated utilities market. We will continue to offer such development services to accommodate the demand for such solutions in newly deregulated markets.

In 2004, we commenced development of a sophisticated suite of applications for sales force automation and service force automation. Our sales force automation applications offer contact management functionality for the direct sales force needs of an organization, including the automation of mailshots, proposal and quote generation, order-taking facilities, remote configuring of orders, access to corporate data and communications with a remote field sales force. Our service force automation applications offer job management functionality for an organization including dispatching, service tech activities monitoring, job scheduling, service call management, site management, and warehouse management. These applications, branded as “e-Breathe”, are designed to operate on the GPS networks of certain wireless providers in the region. We have entered into sales partnership and distribution agreements to offer our e-Breathe applications to channel partners.

Managed Services. We have entered into contracts with certain of our existing customers to provide managed support services for network infrastructure, mission-critical applications and enterprise resource planning applications. Our technology support services include the design, operation and monitoring of networks and equipment. We also offer installation and cabling services. This service enables our business customers to devote more attention and focus to revenue-generating business segments, rather than hire additional staff to perform technology support functions. Through our existing partnership with IBM Global Services Australia, we manage, operate and maintain the information technology infrastructure for multinational corporations in Papua New Guinea, Fiji and Other Pacific Island Nations. Although we have not customarily offered these managed services to new customers, we believe that the demand for a single cost-effective and comprehensive solution for information systems will lead to our increased investment in our managed services operations.

Systems Integration. Our systems integration services provide our clients with access to some of the most sophisticated and innovative technologies in a manner that is relevant and effective to their particular operations. Systems integration refers to the implementation, custom development, and integration of new technologies and systems with our clients’ existing legacy systems and technology infrastructures. Our systems integration services primarily address issues related to systems architecture and web development. Our services enable our clients to link together networks, hardware, and software to create scaleable systems that will support their business models and strategies. We have recently extended our systems integration services to include voice, data and other telecommunications technologies.

Training. The demand for workforce training in the areas of business and information technology is increasing significantly in response to developments in the business and technology sectors throughout the South Pacific. We offer courses in these areas and have focused our business and information technology program offerings on the skills that we believe will be most marketable and useful in these sectors in the coming years. Our business and information technology programs include software applications technology, network and personal computer systems technology, network systems administration, business administration, and project management. We differentiate our training programs from other schools in the region by combining substantial hands-on training with traditional classroom-based training, led by experienced and certified instructors in fully-equipped facilities.

Maintenance and Support Services. Our maintenance and support services provide both product maintenance and technical support services in Papua New Guinea, Fiji and Other Pacific Island Nations for products we supply to customers. Our technical support staff is strategically located in our service centers. These maintenance and support services are typically sold as renewable one-year contracts to our customers but are also available on a “time and materials” basis. We employ 85 experienced hardware engineers to provide certified parts and services and warranty and post warranty support, including Midrange, ATM and Oracle Applications maintenance and UPS Sales Maintenance. We are the only certified service agent in Fiji and Other Island Nations for IBM, Canon, and Lexmark and one of two certified service agents for Hewlett-Packard and Cisco Systems.

Competition

In Papua New Guinea, Fiji and Other Pacific Island Nations our competitors by geographic location are as follows:

Fiji. In Fiji, our competitors for desktop server sales include Hewlett Packard, VT Solutions, Xtreme, Graphic Equipment and Clariti. In networking or large server sales, we compete with Hewlett Packard, VT Solutions, Xtreme, Graphic Equipment, Clariti, Exceed and GDC. Our retail competitors include Bondwell and Graphic Equipment. Our competitors in managed services include Clariti and Pacific Connex. Our competitors in software development include Software Factory and Pacific Connex. Our competitors in eCommerce include Connect and Pacific Connex.

Papua New Guinea. In Papua New Guinea, our competitors for ISP services include Daltron, Global and Data net. In desktop server sales, we compete with Able Computing and Daltron. In networking or large server sales, we compete with Able Computing and Daltron Our retail sales competitors are Able Computing and Daltron. We compete with Daltron in the area of managed services.

Vanuatu. In Vanuatu, our competitor for desktop server, networking or large server, and retail sales is Etech.

Tonga. In Tonga, we compete with Office Equipment in desktop server sales.

Cook Islands. In Cook Islands, we compete with CSL in ISP services and Raratonga Computers in managed services.

New Zealand. In New Zealand, we compete with I-touch, Orbiz, and Gen-I for software development.

Geographical Information

Information concerning the geography of our operations in Papua New Guinea and Fiji and Other Pacific Island Nations is set forth in Appendices B and C to this registration statement.

Employees

As of January 1, 2006, we had approximately 371 full time employees in our Papua New Guinea and Fiji and Other Pacific Island Nations operations.

North America, including The Caribbean

The North America business segment consists of our wholly-owned subsidiary, Elandia Technologies, Inc. In September 2004, Elandia Technologies, Inc. acquired two wireless telecommunications licenses, issued by the FCC. While we may elect to launch commercial operations and commence build-out activities in the U.S. Virgin Islands, our licenses are currently for sale. We have also entered into an agreement with a cellular service provider to pay a fee to this cellular service provider upon a sale of our U.S. Virgin Island license.

Government Regulation

The licensing, construction, modification, operation, sale, ownership and interconnection arrangements of wireless communications networks are regulated to varying degrees by Congress, the FCC and state/territorial and local governments. Decisions by these bodies could have a significant impact on the competitive market structure among wireless providers and on the relationships between wireless providers and other carriers. These mandates may impose significant financial obligations on us and other wireless providers. We are unable to predict the scope, pace or financial impact of legal or policy changes that could be adopted in these proceedings.

Licensing of PCS Systems. A broadband PCS system operates under a license granted by the FCC for a particular market on one of six frequency blocks (or subdivisions thereof) allocated for broadband PCS. Broadband PCS systems generally are used for two-way voice applications. Narrowband PCS systems, in contrast, generally are used for non-voice applications such as paging and data service and are separately licensed. North America comprises PCS market. The FCC originally awarded six broadband PCS licenses for each market, two on the basis of Major Trading Areas and four on the basis of Basic Trading Areas. The Major Trading Area licenses authorize the use of 30 MHz of spectrum. One of the basic trading area licenses is for 30 MHz of spectrum, and the other three are for ten MHz of spectrum. The FCC permits licensees to split their licenses and assign a portion to a third party on either a geographic or frequency basis or both. Over time, the FCC has also further split licenses in connection with re-auctions of PCS spectrum, creating additional 15 MHz and 10 MHz licenses and has created an additional 10 MHz license as part of the re-banding of Sprint Nextel and public safety spectrum.

The FCC’s spectrum allocation for PCS includes two license types, 10, 15 and 30 MHz C-Block licenses acquired in “closed bidding” and 10 MHz F-Block licenses, that are designated as “Entrepreneurs’ Blocks.” The FCC generally requires holders of these licenses to meet certain threshold financial size qualifications for a specified period of time. A failure by an entity to maintain its qualifications to hold C and F Block licenses could cause a number of adverse consequences, including the ineligibility to hold licenses for which the FCC’s minimum coverage requirements have not been met, the triggering of FCC unjust enrichment rules and the acceleration of installment payments owed to the FCC. Our PCS licenses are in good standing with the FCC.

All PCS licenses are issued for a 10-year term, at the end of which they must be renewed. Licenses acquired through transfer or assignment or from splitting a license are subject to the original license term. The FCC’s rules provide a formal presumption that a PCS license will be renewed, called a “renewal expectancy,” if the PCS licensee (1) has provided substantial service during its past license term, and (2) has substantially complied with applicable FCC rules and policies and the Communications Act of 1934, as amended (the Act).

PCS licensees are required to coordinate frequency usage with existing fixed microwave licensees in the 1850 to 1990 MHz band. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC adopted a transition plan to relocate such microwave operators to other spectrum blocks and a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, those licensees will share the cost of the relocation. The transition and cost sharing plans expired on April 4, 2005, however, licensees subject to existing relocation or cost sharing obligations must continue to satisfy those obligations. Subsequent to that date, a PCS licensee may require incumbent microwave licensees to return their operating authorizations to the FCC following six months written notice from a PCS entity that such entity intends to turn on a PCS system within the interference range of the incumbent microwave licensee, absent an agreement with affected broadband PCS entities or an extension from the FCC. To secure a sufficient amount of unencumbered spectrum to operate our PCS systems efficiently and with adequate population coverage within an appropriate time period, we have previously needed to relocate one or more of these incumbent fixed microwave licensees and have also been required (and may continue to be required) to participate in the cost sharing related to microwave licenses that have been voluntarily relocated by other PCS licensees or the existing microwave operators.

PCS Construction Requirements. All PCS licensees must satisfy minimum geographic coverage requirements within five years of the license grant date, and 30-megahertz PCS licensees also must satisfy additional coverage requirements within ten years of the license grant date. These requirements are met for 10 MHz licenses when adequate service is offered to at least one-quarter of the population of the licensed area within five years, and for 30 MHz licenses when adequate service is offered to at least one-third of the population within five years and two-thirds of the population within ten years after the license grant date. As an alternative to the geographic coverage requirement, licensees may demonstrate that they are providing “substantial service” within the applicable five or ten-year period. In general, a failure to comply with FCC coverage requirements could cause the revocation of the relevant wireless license.

Transfer and Assignment of PCS Licenses. The Act and FCC rules require the prior FCC approval of the assignment or transfer of control of a license for a PCS system, with limited exceptions. The FCC may prohibit or impose conditions on assignments and transfers of control of licenses. Non-controlling interests in an entity that holds a FCC license generally may be bought or sold without FCC approval, but subject to applicable ownership eligibility restrictions. Although we cannot assure you that the FCC will approve or act in a timely fashion upon any pending or future requests for approval of assignment or transfer of control applications that we file, in general we believe the FCC will approve or grant such requests or applications in due course. Because an FCC license is necessary to lawfully provide PCS service (other than through resale), if the FCC were to disapprove any such filing, our business plans would be adversely affected.

General FCC Obligations. The FCC has a number of other complex requirements and proceedings that affect our operations and that could increase our cost or diminish our revenues. For example, the FCC requires wireless carriers to make available emergency call services, including enhanced emergency call services that provide the caller’s telephone number and detailed location information to emergency responders, as well as a requirement that emergency call services be made available to users with speech or hearing disabilities. Our obligations to implement these services occur on a market-by-market basis as emergency service providers request the implementation of enhanced emergency call services in their locales. Absent a waiver, a failure to comply with these requirements could subject us to significant penalties.

FCC rules also require that local exchange carriers and most commercial mobile radio service providers, including PCS providers like Florida Technologies, Inc., allow customers to change service providers without changing telephone numbers. For wireless service providers, this mandate is referred to as wireless local number portability, or WLNP. The FCC also has adopted rules governing the porting of wireline telephone numbers to wireless carriers.

The FCC has the authority to order interconnection between commercial mobile radio service operators and incumbent local exchange carriers, and FCC rules provide that all local exchange carriers must enter into compensation arrangements with commercial mobile radio service carriers for the exchange of local traffic, whereby each originating carrier compensates the other, terminating carrier, for terminating local traffic originating on the originating carrier’s network. As a commercial mobile radio services provider, we are required to pay compensation to a wireline local exchange carrier that transports and terminates a local call that originated on our network. Similarly, we are entitled to receive compensation when we transport and terminate a local call that originated on a wireline local exchange network. We negotiate interconnection arrangements for our network with major incumbent local exchange carriers and other independent telephone companies. If an agreement cannot be reached, under certain circumstances, parties to interconnection negotiations can submit outstanding disputes to state authorities for arbitration. Negotiated interconnection agreements are subject to state approval. The FCC’s interconnection rules and rulings, as well as arbitration proceedings, will directly impact the nature and costs of facilities necessary for the interconnection of our network with other telecommunications networks. They will also determine the amount of revenue we receive for terminating calls originating on the networks of local exchange carriers and other telecommunications carriers. The FCC is currently considering changes to the local exchange-commercial mobile radio service interconnection rules and other intercarrier compensation arrangements, and the outcome of such proceedings may affect the manner in which we are charged or compensated for the exchange of traffic.

Item 1A.	Risk Factors.

RISK FACTORS

You should consider carefully the following information about the risks described below, together with the other information contained in this registration statement. If any of the following risks actually occurs, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to Our Business and Industry

We have no combined operating history and have only recently merged several disparate businesses together.

Elandia emerged from reorganization under the Bankruptcy Act in September 2004 as a provider of telecommunications construction services. Since then, that business was determined not to be profitable so the assets associated with that business were sold to unrelated third parties for cash and all related operations discontinued. Prior to the consummation of the merger with AST and the plan of arrangement with Datec, Elandia was not actively engaged in operations, but held a wireless spectrum license in Bloomington, Illinois for potential sale or future development and a wireless spectrum license in the United States Virgin Islands for potential sale or future development.

On September 15, 2004, Elandia and Technologies were combined by virtue of a common control merger. On January 31, 2006, Elandia acquired AST. Until that time, AST had operated as an independent entity. Also on February 1, 2006, Elandia acquired all of the operating subsidiaries of Datec. Until that time, Datec, a Canadian holding company, oversaw the operations of those operating subsidiaries. Prior to February 1, 2006, AST and the Datec operating companies had separate management, business plans and prospects that were unrelated to each other. We may not be able to effectively integrate these businesses and their managements or to derive any benefit by linking them with Elandia’s management or assets.

Until we establish centralized accounting, finance and other administrative systems, we must rely upon the separate systems of the operating companies. Our success will depend, in part, upon centralizing these functions effectively. Further, we must effectively utilize the technical know how of the two South Pacific based operations (the former Datec subsidiaries and AST) in order to realize any benefit from these acquisitions. These organizations have different missions and business plans that will continue to be their priorities. We will also need to integrate such operating companies and any additional businesses we may acquire.

Our management group has been assembled only recently and the management control structure is still in its formative stages. Management may not be able to oversee the combined entity effectively or to implement our operating strategies across business segments. Any failure to do so could have a material adverse effect on our business, financial condition and results of operations. The pro forma combined financial results included in this registration statement cover periods when Elandia, AST and the Datec operating companies were not under common control or management and may not be indicative of our future financial or operating results.

We may not be able to enhance the operating results of AST or the Datec operating subsidiaries as planned.

A key element of our business strategy is to improve the profitability of our operating subsidiaries and any subsequently acquired businesses. Our ability to improve profitability will be affected by various factors including:

•	our cost of, and ability to obtain, capital;

•	our ability to achieve operating efficiencies;

•	the level of continued demand for the services our subsidiaries offer; and

•	our ability to expand the range of services that we offer and our ability to enter new markets successfully.

Many of these factors are beyond our control and our strategies may not be successful. Moreover, we may be unable to generate cash flow adequate to sustain our operations and to support internal growth.

Another key component of our strategy is to operate on a decentralized basis, with local management retaining responsibility for day-to-day operations, profitability and the growth of the business. We cannot assure you that these individuals can operate effectively as the operations grow, face new challenges or endeavor to offer new services offered by their new sister companies. Our subsidiaries are operating with management, sales, and support personnel that may be insufficient to support growth in their respective businesses without significant central oversight and coordination. The loss of the services of any such personnel could have a material adverse effect upon our business, financial condition, and results of operations. If proper overall business controls are not implemented, our decentralized operating strategy could result in inconsistent operating and financial practices at the operating subsidiaries and subsequently acquired businesses, which could materially and adversely affect our overall profitability, and ultimately our business, financial condition, and results of operations.

In connection with the acquisitions, various key customers or suppliers of the acquired entities may have the right to terminate their agreements with the acquired businesses. For example, various agreements that our newly acquired South Pacific subsidiaries have with their customers require the subsidiaries to provide notice of a change of control and provide the customers or suppliers the right to terminate the agreements if the customer or supplier is displeased with the change in control. As a result, acquisitions pose the risk that revenues of the acquired entities may decline as a result of the combination.

We may be unable to run our key businesses without the continuing efforts of our senior executives and their employees.

Our success depends to a significant degree upon the continued contributions of key management, selling and marketing, and operations personnel, certain of whom would be difficult to replace. In particular, we believe that our future success is highly dependent on Michael Ah Koy, our acting chief executive officer and chief operating officer, Harley Rollins, our chief financial officer, Michael McCutcheon, General Manager, Datec PNG Pty Ltd. and Barry and Fay Rose, the senior executives of AST. We do not maintain key man life insurance covering our key personnel. This group of executives only began working together on February 1, 2006 upon the consummation of the merger of Elandia and AST and the arrangement between Elandia and Datec. Our success will depend to a significant extent on the retention of these executive officers, their successful performance, the ability of these executive officers to integrate themselves into our daily operations, and for all personnel to work effectively together as a team. In addition, we have key employees on each of the island markets that we service who are part of the local culture and who are highly trained to perform their technical duties. The loss or unavailability of any of these individuals may interrupt our business in these markets.

We plan to acquire other businesses as a key part of our growth strategy and these acquisitions involve numerous risks.

As part of our strategy, we plan to pursue additional acquisitions of complementary businesses in the markets in which we have a presence, businesses in other geographic markets, or to obtain services and technologies to enhance our existing services, expand our services offerings or enlarge our customer base. If we complete future acquisitions, we may be required to incur or assume additional debt, and make capital expenditures, and issue additional equity, which will dilute our existing stockholders’ ownership interest and may adversely affect our results of operations. Our ability to grow through acquisitions involves a number of additional risks including the following:

•	the ability to identify appropriate acquisition candidates;

•	the possibility that we may not be able to successfully integrate the operations, personnel, technologies, products and services of the acquired companies in a timely and efficient manner;

•	the diversion of management’s attention from normal daily operations to negotiate acquisitions and integrate acquired businesses;

•	insufficient revenues to offset significant unforeseen costs and increased expenses associated with the acquisitions;

•	challenges in completing products associated with in-process research and development being conducted by the acquired businesses;

•	risks associated with our entrance into markets in which we have little or no prior experience and where competitors have a stronger market presence;

•	deferral of purchasing decisions by current and potential customers as they evaluate the likelihood of success of our acquisitions;

•	incurrence and/or assumption of significant debt, contingent liabilities and amortization expenses; and

•	loss of key employees of the acquired companies.

We will require substantial amounts of external financing to pursue our long-term business plan. Our business plan includes coupling video, data and long distance to our existing wireless service by acquiring or developing cable systems in each market where we provide wireless services. We currently offer wireless services in American Samoa and have applied for a wireless license in Samoa. Substantial capital is required to build a wireless network, to provide working capital to maintain the system and operations while endeavoring to grow a subscriber base, and to market the services. We do not expect to generate all of these funds internally.

Further, we may use a significant portion of our resources for acquisitions. The timing, size and success, if at all, of our acquisition efforts and any associated capital commitments cannot be readily predicted. We currently intend to finance future acquisitions by using shares of our common stock, cash from borrowings or a combination of equity and cash. If our equity does not achieve or maintain a sufficient market value, or if potential acquisition candidates are otherwise unwilling to accept common stock as part or all of the consideration for the sale of their businesses, we may be required to utilize more borrowings, if available, in order to initiate and maintain our acquisition program.

If we do not have sufficient cash resources, our growth could be limited unless we are able to obtain additional capital through debt or equity financings. We may be unable to obtain additional financing on favorable terms, if at all. Any failure by us to do so could have a material adverse effect on our business, financial condition and results of operations. To the extent that we use equity for all or a portion of the consideration to be paid for future acquisitions, existing stockholders may experience dilution.

We may not be able to compete successfully against current and future competitors.

Our operating subsidiaries must be able to favorably differentiate the services that they offer from existing and future competitors. In the case of our the managed services provided by the former Datec operating subsidiaries, we must compete with local and out of area providers of managed services. Competitors outside of the South Pacific have much larger and more robust infrastructures available to their customers, providing them with access to lower cost carriers and more varied storage networking ancillary services. Because of their greater financial resources, some of our competitors have the ability to adopt aggressive pricing policies. As a result, in the future, we may suffer from pricing pressure that would adversely affect our ability to generate revenues and adversely affect our operating results. Some of these competitors may also provide our target customers with additional benefits, including bundled communication services, before we are able to do so, or in a manner that is better than our offering if it becomes available.

In the case of our wireless telecommunications business, we face competition from the government owned carrier in American Samoa. If we are successful in obtaining licenses in Samoa, we will face competition from a number of established carriers with substantial name recognition. In general, the telecommunications industry is very competitive. Local and long distance carriers compete on rate, features and service plans in addition to the quality of service that is offered. In addition, the competitive pressures of the wireless telecommunications market have caused other carriers to offer service plans with large numbers of minutes of use at low prices. These competitive offerings could adversely affect our ability to maintain our pricing and market penetration. Our competitors may attract more customers because of their stronger market presence and geographic reach. Potential customers may perceive our service to be less appealing than other wireless plans, which offer more features and options.

We compete as a mobile alternative to landline service providers in the telecommunications industry. Wireline carriers have begun to advertise aggressively in the face of increasing competition from wireless carriers, cable operators and other competitors. Wireline carriers are also offering unlimited calling plans and bundled offerings that include wireless and data services. We may not be successful in our efforts to persuade potential customers to adopt our wireless service in addition to, or in replacement of, their current landline service.

Many competitors have substantially greater financial and other resources than we have, and we may not be able to compete successfully. Because of their size and bargaining power, our larger competitors may be able to purchase equipment, supplies and services at lower prices. As consolidation in the industry creates even larger competitors, any purchasing advantages our competitors have may increase.

Our success in retaining key employees is an important factor in our ability to remain competitive.

We derive a significant portion of our managed services revenues and data delivery revenues from a few clients; accordingly, a reduction in our clients’ demand for our services or the loss of clients would likely impair our financial performance.

During the nine months ended September 30, 2005, the Datec operating subsidiaries derived approximately 95% of their managed services revenues from one customer. Because we derive a large percentage of our managed services revenues from a single customer, our managed services revenues could significantly decline if we lose this customer or if the amount of business we obtain from them is reduced. Since most of the gross profit of the Datec operating subsidiaries is derived from the managed services business, this customer is critical to the viability of the Datec operating subsidiaries.

During the nine months ended September 30, 2005, our operations in Papua New Guinea derived approximately 48% of their data delivery revenues from one customer (this is the same customer referred to in the immediately preceding paragraph). Because we derive a large percentage of our data delivery revenues from a few major customers, our data delivery revenues could significantly decline if we lose one or more of these customers or if the amount of business we obtain from them is reduced. Since most of the gross profit of the Papua New Guinea operations is derived from the data delivery business, these customers are critical to the viability of our Papua New Guinea operations.

We may not be successful in increasing our customer base which would force us to change our business plans and financial outlook and would likely negatively affect the price of our stock.

We must increase our base of wireless, internet service and data center customers in order to generate the internal funds necessary to support growth. There are many factors that could prevent us from adding new customers or result in a net loss of customers including:

•	seasonal trends in customer activity;

•	promotional activity;

•	competition in the wireless telecommunications market;

•	our level of spending on capital investments and advertising; and

•	varying national economic conditions.

Our current business plans assume that we will increase our customer base over time, providing us with increased economies of scale. If we are unable to attract and retain a growing customer base, we would be forced to change our current business plans and financial outlook and there would likely be a material negative affect on the price of our common stock.

If we experience high rates of customer turnover or bad debt, our operating results will suffer.

Customer turnover, frequently referred to as “churn,” is an important business metric in our wireless and internet services businesses because it can have significant financial effects. Because we do not require wireless and internet services subscribers to sign long-term commitments or pass a credit check, our service is available to a broader customer base than many other wireless providers and, as a result, some of our customers may be more likely to have their service terminated due to an inability to pay than the average industry customer. In addition, our rate of customer turnover may be affected by other factors, including the size of our calling areas, handset issues, customer care concerns, number portability and other competitive factors. Our strategies to address customer turnover may not be successful. A high rate of customer turnover would reduce revenues and increase the total marketing expenditures required to attract the minimum number of replacement customers required to sustain our business plan, which, in turn, could have a material adverse effect on our business, financial condition, and results of operations.

Our operating costs can also increase substantially as a result of customer credit card fraud and subscription fraud and dealer fraud. We have implemented a number of strategies and processes to detect and prevent efforts to defraud us, and we believe that our efforts have substantially reduced the types of fraud we have identified. However, if our strategies are not successful in detecting and controlling fraud in the future, it would have a material adverse impact on our financial condition and results of operations.

If we cannot effectively manage international operations, our revenues may decrease and our business and results of operations would be harmed.

At the present time, most of our operations are conducted outside North America. We anticipate that for the foreseeable future, most of our revenue will be derived from sources outside North America.

We may experience gains and losses resulting from fluctuations in foreign currency exchange rates. The majority of revenues and costs in our international operations are denominated in the Papua New Guinea Kina and the Fijian Dollar. The functional currency of American Samoa is the United States dollar. We have not undertaken foreign exchange hedging transactions and are completely exposed to foreign currency transaction risk for all of our operations outside American Samoa. Our international operations are generally subject to a number of additional risks including:

•	protectionist laws and business practices favoring our competitors;

•	greater difficulty or delay in accounts receivable collection;

•	difficulties in staffing and managing foreign operations;

•	political and economic instability;

•	ability to obtain, transfer, or maintain licenses required by governmental entities with respect to the combined business; and

•	compliance with evolving governmental regulation with which we have little experience.

We serve markets that are less developed than North America, lack certain infrastructure and have lower standards of living. We depend upon significant increases in the standard of living in these markets to occur in order to achieve forecasted levels of growth. Further, these regions are subject to natural disasters such as tsunamis and hurricanes that can destroy our infrastructure and harm the general economies. The recovery time following such natural disasters can be extended due to the lack of services and materials on these islands and long shipping times. The volcanic terrain of certain of these islands increases the difficulties of repair following natural disasters.

We have identified the potential for material weaknesses in our internal control over financial reporting, and our business and stock price may be adversely affected if we do not remediate all of these material weaknesses, or if we have other material weaknesses in our internal control over financial reporting.

A “material weakness” is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. In connection with the evaluation of our disclosure controls and procedures as related to the acquisitions consummated on January 31, 2006 and February 1, 2006, we have concluded that the potential for certain material weaknesses in our accounting and financial reporting departments exists with respect to internal control over financial reporting and our ability to issue efficient and effective financial reports, consistent with U.S. GAAP requirements. These potential material weaknesses are primarily attributable to the geographic distances between our operating locations, limited staffing levels and our staff’s limited familiarity with reporting requirements under U.S. GAAP. We expect that any potential material weaknesses will be remediated in the second half of 2006. The existence of one or more material weaknesses could result in errors in our financial statements, and substantial costs and resources may be required to rectify any internal control deficiencies. If we cannot produce reliable financial reports, investors could lose confidence in our reported financial information, the market price of our stock could decline significantly, we may be unable to obtain additional financing to operate and expand our business, and our business and financial condition could be harmed.

If our internal control over financial reporting does not comply with the requirements of the Sarbanes-Oxley Act of 2002, our business and stock price may be adversely affected.

Section 404 of the Sarbanes-Oxley Act of 2002 requires companies to do a comprehensive evaluation of their internal control over financial reporting. To comply with this statute, we will be required to document and test our internal control over financial reporting; our management will be required to assess and issue a report concerning our internal control over financial reporting; and our independent registered public accounting firm will be required to attest to and report on management’s assessment. Reporting on our compliance with Section 404 of the Sarbanes-Oxley Act will first be required in connection with the filing of our Annual Report on Form 10-K for the fiscal year ending December 31, 2007. We plan to commence a review of our internal control over financial reporting for each acquired entity promptly in order to become compliant with the requirements of Section 404. However, the standards that must be met for management to assess our internal control over financial reporting are new and require significant documentation and testing. Our assessment may identify the need for remediation of our internal control over financial reporting.

Our inventory might become obsolete resulting in substantial losses.

Our technology products businesses are subject to the risk that the value of our inventory will be affected adversely by suppliers’ price reductions or by product changes affecting the usefulness or desirability of the products comprising the inventory. For example, during 2004 and 2005, the Datec operating subsidiaries wrote down an aggregate of $887,000 of inventory that reduced gross margins 1.3% in 2004 and 1.3% in the nine months ended September 30, 2005.

Any failure of our managed services could lead to significant costs and disruptions that could reduce our revenue and harm our business reputation and financial results.

Our business depends on providing customers with highly reliable service. In our managed services business we must also protect our customers’ infrastructure and their equipment. The managed services we provide are subject to failure resulting from numerous factors including:

•	human error;

•	physical or electronic security breaches;

•	fire, earthquake, flood and other natural disasters;

•	water damage;

•	fiber cuts;

•	power loss;

•	sabotage and vandalism; and

•	failure of business partners who provide our resale products.

Problems at one or more data centers, whether or not within our control, could result in service interruptions or significant equipment damage. We have service level commitment obligations to certain of our customers, including our significant customers. If our customers suffer a loss of service or we fail to meet service level commitment obligations, we will be subject to financial penalties and loss of confidence of our customers which could consequently impair our ability to obtain and retain customers, and could adversely affect both our ability to generate revenues and our operating results.

Furthermore, we are dependent upon internet service providers, telecommunications carriers and other website operators in the South Pacific, the United States, Asia and elsewhere, some of which have experienced significant system failures and electrical outages in the past. Users of our services may in the future experience difficulties due to system failures unrelated to our systems and services. If for any reason, these providers fail to provide the required services, our business, financial condition, and results of operations could be materially adversely impacted.

There is no known prevention or defense against denial of service attacks. During a prolonged denial of service attack, internet service may not be available for several hours, thus negatively impacting hosted customers’ on-line business transactions. Affected customers might file claims against us under such circumstances. Our property and liability insurance may not be adequate to cover these customer claims.

The geographic regions in which we offer wireless service are susceptible to severe weather and natural disasters.

Our ability to provide wireless service on a continuous basis is essential to the efficient and profitable operation of our business. We conduct wireless operations in regions that are vulnerable to significant damage or destruction from severe weather or natural disasters. Any disruption or damage to our wireless networks, equipment or facilities due to cyclone, hurricane, or other natural disaster could interrupt our business operations and impair our ability to serve customers. The economic effects of severe weather or a natural disaster affecting our wireless service could increase our operating expenses, impair our cash flows and reduce our revenues, which could negatively impact the market price of our common stock.

The industries in which we compete are experiencing rapid technological change, and we may lose customers if we fail to keep up with these changes.

The wireless communications industry is experiencing significant technological change, as evidenced by ongoing improvements in the capacity and quality of digital technology, development and commercial acceptance of wireless data services, shorter development cycles for new products and enhancements, and changes in end-user requirements and preferences. The cost of implementing future technological innovations may be prohibitive to us, and we may lose customers if we fail to keep up with these innovations. Similarly, with advances in networking, data switching and computing technologies, the data storage and internet services businesses are rapidly evolving. We will be required to make substantial capital expenditures to remain competitive in these markets and to provide quality services to our customers.

The loss of key personnel and difficulty attracting and retaining qualified personnel could harm our business.

We believe our success depends heavily on the contributions of our employees and on maintaining an experienced workforce. We do not, however, generally provide employment contracts to our employees and the uncertainties associated with the recent change of ownership of AST and the Datec operating subsidiaries may have caused employees to consider or pursue alternative employment. The loss of key individuals, and particularly the cumulative effect of such losses, may have a material adverse impact on our ability to effectively manage and operate our business.

Risks associated with wireless handsets could pose product liability, health and safety risks that could adversely affect our business.

We do not manufacture handsets or other equipment sold by us and generally rely on our suppliers to provide us with safe equipment. Our suppliers are required by applicable law to manufacture their handsets to meet certain governmentally imposed safety criteria. However, even if the handsets we sell meet the regulatory safety criteria, we could be held liable with the equipment manufacturers and suppliers for products we sell if they are later found to have design or manufacturing defects. We generally have indemnification agreements with the manufacturers who supply us with handsets to protect us from direct losses associated with product liability, but we cannot guarantee that we will be fully protected against all losses associated with a product that is found to be defective.

Media reports have suggested that the use of wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Malfunctions have caused at least one major handset manufacturer to recall certain batteries used in its handsets.

Concerns over radio frequency emissions and defective products may discourage the use of wireless handsets, which could decrease demand for our services. In addition, if one or more of our customers were harmed by a defective product provided to us by the manufacturer and subsequently sold in connection with our services, our ability to add and maintain customers for our services could be materially adversely affected by negative public reactions.

There also are some safety risks associated with the use of wireless handsets while driving. Concerns over these safety risks and the effect of any legislation that has been and may be adopted in response to these risks could limit our ability to sell our wireless services.

We rely heavily on third parties to provide specialized services; a failure by such parties to provide the agreed services could materially adversely affect our business, results of operations and financial condition.

We depend heavily on suppliers and contractors with specialized expertise in order for us to efficiently operate our business. In the past, our suppliers, contractors and third-party retailers have not always performed at the levels we expect or at the levels required by their contracts. If key suppliers, contractors or third-party retailers fail to comply with their contracts, fail to meet our performance expectations or refuse to supply us in the future, our business could be severely disrupted. Generally, there are multiple sources for the types of products we purchase. However, some suppliers, including software suppliers, are the exclusive sources of their specific products. Because of the costs and time lags that can be associated with transitioning from one supplier to another, our business could be substantially disrupted if we were required to replace the products or services of one or more major, specialized suppliers with products or services from another source, especially if the replacement became necessary on short notice. Any such disruption could have a material adverse affect on our business, results of operations and financial condition. In particular, in connection with our telecommunications and data communications businesses we are materially dependent on satellite companies to provide long distance connections. Our principal managed services customer is under agreement with IBM Global Services Australia, which has subcontracted with us to provide a turn-key service. In connection with our business solutions, we depend upon IBM, Hewlett Packard and Canon.

We may be subject to claims of infringement regarding telecommunications technologies that are protected by patents and other intellectual property rights.

Telecommunications technologies are protected by a wide array of patents and other intellectual property rights. As a result, third parties may assert infringement claims against us from time to time based on our general business operations or the specific operation of our wireless networks. We generally have indemnification agreements with the manufacturers and suppliers who provide us with the equipment and technology that we use in our business to protect us against possible infringement claims, but we cannot guarantee that we will be fully protected against all losses associated with an infringement claim. Whether or not an infringement claim was valid or successful, it could adversely affect our business by diverting management attention, involving us in costly and time-consuming litigation, requiring us to enter into royalty or licensing agreements (which may not be available on acceptable terms, or at all), or requiring us to redesign our business operations or systems to avoid claims of infringement.

Regulation by government agencies may increase our costs of providing service or require us to change our services.

Our operations are subject to varying degrees of regulation by the FCC and local regulatory agencies and legislative bodies. Adverse decisions or regulations of these regulatory bodies could negatively impact our operations and costs of doing business. Governmental regulations and orders can significantly increase our costs and affect our competitive position compared to other telecommunications providers. We are unable to predict the scope, pace, or financial impact of regulations and other policy changes that could be adopted by the various governmental entities that oversee portions of our business.

A change in the tax law could ultimately impair our operations in American Samoa.

The economic stability of American Samoa’s private sector is heavily dependent upon canneries that operate locally. Net earnings of these cannery operations are subject to judgments and estimates and taxed in part under Internal Revenue Service Section 936, which exempts qualified American Samoa earnings from federal income tax. Section 936 limits the amount of qualified earnings for these canneries and expires at the end of fiscal year 2006. A change in the law may affect the tax rate of these canneries and place extreme pressure on American Samoa’s economic stability. A material deterioration in the general economic stability of American Samoa could affect our American Samoa operations.

Future declines in the fair value of our wireless licenses could result in future impairment charges.

The market values of wireless licenses granted by the FCC have varied dramatically over the last several years, and may vary significantly in the future. In particular, valuation swings could occur if:

•	consolidation in the wireless industry allowed or required carriers to sell significant portions of their wireless spectrum holdings;

•	a sudden large sale of spectrum by one or more wireless providers occurs; or

•	market prices decline as a result of the bidding activity in recently concluded or upcoming FCC auctions.

In addition, the price of wireless licenses could decline as a result of the FCC’s pursuit of policies designed to increase the number of wireless licenses available in our markets. If the market value of our wireless licenses were to decline significantly in the future, the value of our wireless licenses could be subject to non-cash impairment charges. A significant impairment loss could have a material adverse effect on our operating income and on the carrying value of our wireless licenses on our balance sheet.

Declines in our operating performance could ultimately result in an impairment of our indefinite-lived assets, including goodwill, or our long-lived assets, including property and equipment.

We assess potential impairments to our long-lived assets, including property and equipment and certain intangible assets, when there is evidence that events or changes in circumstances indicate that the carrying value may not be recoverable. We assess potential impairments to indefinite-lived intangible assets, including goodwill and wireless licenses, annually and when there is evidence that events or changes in circumstances indicate that an impairment condition may exist. If we do not achieve our planned operating results, this may ultimately result in a non-cash impairment charge related to our long-lived assets and/or our indefinite-lived intangible assets. A significant impairment loss could have a material adverse effect on our operating results and on the carrying value of our goodwill or wireless licenses and/or our long-lived assets on our balance sheet.

Because our consolidated financial statements reflect fresh-start accounting adjustments made upon our emergence from bankruptcy, financial information in our current and future financial statements will not be comparable to our financial information from periods prior to our emergence from bankruptcy.

As a result of adopting fresh-start accounting on September 15, 2004, the carrying values of our wireless licenses and our property and equipment, and the related depreciation and amortization expense, among other things, changed considerably from that reflected in our historical consolidated financial statements. Thus, our current and future balance sheets and results of operations will not be comparable in many respects to our balance sheets and consolidated statements of operations data for periods prior to our adoption of fresh-start accounting. You are not able to compare information reflecting our post-emergence financial statements to information for periods prior to our emergence from bankruptcy, without making adjustments for fresh-start accounting.

We expect our operating results to fluctuate.

We anticipate that our results of operations will fluctuate on a quarterly and annual basis. The fluctuations in our operating results may cause the market price of our common stock to decline. We expect to experience significant fluctuations in our operating results in the foreseeable future due to a variety of factors including:

•	financing or other expenses related to the acquisition, purchase or construction of additional facilities and businesses;

•	mandatory expensing of employee stock-based compensation, including restricted shares;

•	demand for space and services at our data centers and changes in our subscriber base for our wireless and internet services networks due to competitive and other factors described above;

•	changes in general economic conditions and specific market conditions in the telecommunications and internet industries;

•	costs associated with the write-off of unimproved or underutilized property;

•	the provision of customer discounts and credits;

•	the mix of current and proposed products and services and the gross margins associated with our products and services;

•	the timing required for new and future operations to be accepted by consumers;

•	competition in the markets in which we operate;

•	conditions related to international operations;

•	the timing and magnitude of operating expenses, including taxes, capital expenditures and expenses related to the expansion of sales, marketing, operations and acquisitions, if any, of complementary businesses and assets; and

•	the cost and availability of adequate public utilities, including power.

Any of the foregoing factors, or other factors discussed elsewhere in this registration statement could have a material adverse effect on our business, results of operations and financial condition. In addition, a relatively large portion of our expenses are fixed in the short-term, particularly with respect to lease and personnel expenses, depreciation and amortization, and interest expenses. Therefore, our results of operations are particularly sensitive to fluctuations in revenues. As such, comparisons to prior reporting periods should not be relied upon as indications of our future performance. In addition, our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors. If this occurs, we could experience an immediate and significant decline in the trading price of our common stock.

Risks Related to Ownership of Our Common Stock

Our stock price may be volatile, and you may lose some or all of your investment.

The trading prices of the securities of telecommunications companies have been highly volatile. Accordingly, the trading price of our common stock is likely to be subject to wide fluctuations. Factors affecting the trading price of our common stock may include, among other things:

•	variations in our operating results;

•	announcements of technological innovations, new services or service enhancements, strategic alliances or significant agreements by us or by our competitors;

•	recruitment or departure of key personnel;

•	changes in the estimates of our operating results or changes in recommendations by any securities analysts that elect to follow our common stock; and

•	market conditions in our industry and the economy as a whole.

The public sale of our common stock by existing stockholders or the exercise of options we have outstanding may result in significant dilution, which could depress the market price of our common stock.

All 6,705,000 shares of our common stock issued as a result of our emergence from bankruptcy under chapter 11 are eligible for public sale without registration.

In connection with our acquisition of AST, certain of our shareholders have entered into a lock-up agreement, pursuant to which they will not transfer their shares of Elandia for a period of two years. Under this lock-up agreement and subject to the volume limitations set forth in Rule 144, these shareholders were granted the right to transfer an aggregate of up to 100,000 shares of the Elandia stock per calendar quarter during the final six months of the two year period, provided that the Company has filed its Annual Report on Form 10-KSB for the year ended December 31, 2006 at such time. A total of 2,477,863 such shares will be eligible for sale under Rule 144 commencing on February 1, 2008.

In connection with the Datec merger, certain of our shareholders have entered into a lock-up agreement pursuant to which they will not transfer their shares of Elandia for a period of two years. Under this lock-up agreement and subject to the volume limitations set forth in Rule 144, certain shareholders of Datec South Pacific Holdings, Ltd. were granted the right to transfer any or all of their shares of Elandia stock through privately negotiated sales prior to February 1, 2006 if the person or entity receiving shares of the Company stock agreed to be bound by the terms of this lock-up agreement.

The market price of our common stock could decline as a result of market sales by our existing stockholders or the perception that these sales will occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. In addition, holders of our outstanding options and warrants may exercise their options or warrants to purchase our common stock, which would increase the number of outstanding shares of common stock in the future. A total of 6,808,542 shares of our common stock will be eligible for sale without registration

(i)	at the rate of twenty five percent (25%) thirty days following the listing of shares of our common stock on the NASDAQ Small Cap or National Market system, the AMEX or the OTC Bulletin Board, and (ii) twenty five percent (25%) per quarter for the next three quarters thereafter; or

If no listing of shares of our common stock has been made prior to February 1, 2007, then all of such shares shall be released on such date or at any time at the sole discretion of our board of directors.

In addition, shares of our common stock held by management, and parties to mergers we have consummated, may generally sell such shares within two years following the date of the issuance of such shares in accordance with the volume limitations and other requirements of SEC Rule 144. A total of 2,477,863 of such shares will be eligible for sale under rule 144 commencing on January 31, 2008, subject to certain lock-up agreements described elsewhere in this registration statement.

Our shares of common stock have not yet begun trading and you may find it difficult to dispose of your shares of our stock, which could cause you to lose all or a portion of your investment in our company.

No trading in shares of our common stock has begun and we expect to have only a limited trading market in the foreseeable future. As a result, you may find it difficult to dispose of shares of our common stock and you may suffer a loss of all or a substantial portion of your investment in our common stock.

Our common stock will be covered by SEC “penny stock” rules which may make it more difficult for you to sell or dispose of our common stock, which could cause you to lose all or a portion of your investment in our company.

Our common stock is covered by an SEC rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, which are generally institutions with assets in excess of $5,000,000, or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities, and also may affect the ability of purchasers of our stock to sell their shares in the secondary market. It may also diminish the number of broker-dealers that may be willing to make a market in our common stock, and it may affect the level of news coverage we receive.

The interests of our controlling stockholders could conflict with those of our other stockholders resulting in the approval of corporate actions that are not in your interests.

Our principal stockholder, Stanford, owns or controls approximately 43.8% of our common stock. This stockholder is able to influence the outcome of stockholder votes, including votes concerning amendments to our charter and by-laws, and the approval of significant corporate transactions like a merger or sale of our assets. Although none of our directors or officers are affiliated with Stanford or have any business relationships with Stanford, Stanford is able, with another substantial stockholder with whom it has a voting agreement to control the election of the board of directors. In accordance with the Arrangement Agreement, Stanford International Bank, Ltd. and Kelton Investments Limited, owning approximately 53.7% of our common stock, entered into a voting agreement for the purpose of selecting our board of directors. Pursuant to the voting agreement, and Stanford International Bank Ltd. Kelton Investments Limited have agreed that for so long as each shall hold no less than three percent of the outstanding common stock of the Company, each shall vote and support jointly a nominee from each side for the Company’s Board of Directors. This controlling influence could have the effect of delaying or preventing a change in control, even if our other stockholders believe it is in their best interest.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement includes forward-looking statements. All statements other than statements of historical facts contained in this registration statement, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this registration statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Item 2.	Financial Information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with the annual audited financial statements and unaudited condensed consolidated financial statements and the notes to those statements included elsewhere in this registration statement. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under the section entitled “Risk Factors” and elsewhere in this registration statement, our actual results may differ materially from those anticipated in these forward-looking statements. The more detailed financial information and statistical data contained in this discussion are unaudited, except as indicated.

Overview

We conduct business operations through operating subsidiaries in four geographic segments: (1) Samoas, which includes American Samoa and Samoa; (2) Papua New Guinea; (3) Fiji and Other Pacific Island Nations, which includes Fiji, Tonga, the Solomon Islands, Vanuatu and Cook Islands and (4) North America, including The Caribbean.

The Samoas business segment consists of the operations of our wholly-owned subsidiaries, AST and Blue Sky Samoa Limited. Through our Samoas operations, we provide wireless service, international service, internet access service and network operations service.

The Papua New Guinea business segment consists of the operations of our subsidiaries Datec PNG Pty Limited and Datec Queensland Limited, which we acquired through an arrangement that was consummated on February 1, 2006. Through our Papua New Guinea operations, we provide technology products, internet access service, and professional services.

The Fiji and Other Pacific Island Nations business segment consists of the operations of our wholly-owned subsidiaries, Datec Fiji Limited, Generic Technology Limited, Network Services Limited, Datec Vanuatu Limited, Datec Solomon Island, Datec Tonga Limited, Datec Samoa Ltd., Datec Investments Limited, Mobile Technology Solutions, Brocker Technology Group NZ Limited, and Datec Australia Pty Limited. Through our Fiji and Other Pacific Island Nations operations, we provide technology products, support services and professional services.

The North America business segment consists of our wholly-owned subsidiary, Elandia Technologies, Inc. and Elandia, Inc., our holding company operation. In September 2004, Elandia Technologies, Inc. acquired two wireless telecommunications licenses, issued by the FCC. While we may elect to launch commercial operations and commence build-out activities in the U.S. Virgin Islands, our licenses are currently for sale. We have also entered into an agreement with a cellular service provider to pay a fee to this cellular service provider upon a sale of our U.S. Virgin Island license.

Summary Selected Pro Forma Financial Data

The following table presents selected summary pro forma financial information of our company to give effect to the following two acquisition transactions. On January 31, 2006, we consummated a merger with AST Telecom, LLC (“AST”). On February 1, 2006 we consummated a plan of arrangement under the laws of New Brunswick, Canada whereby we acquired the South Pacific operations of Datec Group Ltd. (“Datec”). The acquisition of Datec will be accounted for as a purchase business combination and the acquisition of AST will be accounted for as a common control merger for the portion owned by Stanford Venture Capital Holdings. This information should be read in conjunction with, and is qualified in its entirely by reference to, the financial statements of Elandia, AST and Datec and the unaudited pro forma condensed combined statements for the combined entities, and the notes thereto, included elsewhere in this registration statement.

The unaudited pro forma condensed consolidated statements of operations combine the results of operations of Elandia, Datec and AST for the year ended December 31, 2004 and condensed consolidated for the nine months ended September 30, 2005 as if the acquisition of Datec and AST was consummated on January 1, 2004.

The selected unaudited pro forma financial information is presented on a combined basis and is not necessarily indicative of the combined financial position had the acquisition occurred on December 31, 2004, or the combined results of operations which might have existed for the periods indicated or the results of operations as they may be in the future.

Elandia, Inc.

Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2004

(unaudited)

	Elandia From January 1, 2004 to September 14, 2004 (Predecessor Company)	Elandia From September 15, 2004 to December 31, 2004 (Successor Company)	AST	Datec	Pro Forma Adjustments		Pro Forma Consolidated
	(thousands of dollars)

Revenue	$—	$—	$6,809	$37,954	$		$44,763

Expenses:
Cost of goods sold	—	—	2,244	20,047			22,291
Sales & Marketing			506	6,675			7,181
Customer Service	—	—	225				225
General and administrative	—	1,125	1,172	8,698			10,995
Depreciation & Amortization	—	—	200	1,474		1,277	2,951

Total operating expenses	—	1,125	4,347	36,894		1,277	43,643

Operating (loss) Income	—	(1,125)	2,462	1,060		(1,277)	1,120

Other (Expenses) Income
Gain on extinguishment of debt and subsidiaries	2,968		—	—		(2,968)	—
Fresh-start accounting adjustments	4,631		—	—		(4,631)	—
Gain on debt forgiveness	—		—	—		(10,390)	(10,390)
Loss on abandonment of equipment	(887)					887	—
Interest expense	(342)	(145)	(12)	(503)			(1,002)
Reorganization items and other costs	(596)		14	126		596	140
Foreign exchange loss	—		—	(6)			(6)

Total other (expenses) Income	5,774	(145)	2	(383)		(16,506)	(11,258)
Income Taxes	—		—	(771)			(771)
Minority Interest in net income	—		—	(273)			(273)

(Loss) Income from continuing operations	5,774	(1,270)	2,464	(367)		(17,783)	(11,182)
Loss from discontinued operations	(3,951)	(2,103)	—	—			(6,054)

Net (loss) Income	$1,823	$(3,373)	$2,464	$(367)		$(17,783)	$(17,236)

Net (loss) Income per share							$(0.77)

Weighted average number of shares outstanding—basic and diluted							22,323

31

Elandia, Inc.

Pro Forma Condensed Consolidated Statement of Operations

For the Nine Months Ended September 30, 2005

(unaudited)

	Elandia	AST	Datec	Pro Forma Adjustments		Pro Forma Consolidated
	(thousands of dollars)
Revenue	$—	$5,829	$29,496	$		$35,325

	—	5,829	29,496		—	35,325
Cost and Expenses:
Cost of goods sold	—	2,345	15,014			17,359
Sales & Marketing		369	5,919			6,288
Customer Service		412	—			412
General and administrative	1,590	1,114	7,017			9,721
Non cash stock compensation	1,066					1,066
Depreciation & Amortization	—	311	1,080		958	2,349

Total operating expenses	2,656	4,551	29,030		958	37,195

Operating (loss) Income	(2,656)	1,278	466		(958)	(1,870)

Other (Expenses) Income
Gain on disposal of property and subsidiaries	—	—	1,641		463	2,104
Gain on debt forgiveness	—	—	—		12,842	12,842
Interest expense	(1,301)	(20)	(193)			(1,514)
Foreign exchange gain (loss)			24			24

Total other (expenses) income	(1,301)	(20)	1,472		13,305	13,456

(Loss) Income from continuing operations	(3,957)	1,258	1,938		12,347	11,586
Income Taxes	—	—	(1,012)			(1,012)
Minority interest in net income	—	—	(1,232)			(1,232)

(Loss) Income from continuing operations	(3,957)	1,258	(306)		12,347	9,342
Loss from discontinued operations	(7,520)	—	—			(7,520)

Net (Loss) Income	$(11,477)	$1,258	$(306)		$12,347	$1,822

Net (Loss) Income per share						$0.08

Weighted average number of shares outstanding basic and diluted						22,323

Please refer to the proforma consolidated statement of operations and the accompanying notes contained elsewhere in this registration filing.

Results of Operations, Samoas

AST first commenced business operations in February 2003. As we have no financial results for the year 2002 to compare to our AST operations for the year 2003, comparative figures for the year ending December 31, 2002 cannot be provided. What follows are the financial results of our operating subsidiaries, AST and Blue Sky Samoa Limited.

Financial Performance

The following table sets forth certain financial data for the periods indicated.

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003
Revenue:
Pre-paid PCS	$3,623,371	$3,653,346	$4,784,181	$3,245,473
Post-Paid PCS	702,037	836,816	1,087,181	1,152,659
ISP Revenues	249,987	68,740	97,792	—
Equipment Sales	743,624	630,857	839,665	731,123
Reverse Toll Fees	509,692	432,182	585,017	311,790

Total Revenue	5,828,711	5,621,941	7,393,836	5,441,045

Expenses:
Cost of services	1,853,003	1,565,574	2,160,228	1,692,644
Cost of Equipment	492,132	427,617	669,189	503,933
Sales & Marketing	368,813	226,971	308,023	282,682
Customer Service	411,541	209,755	423,645	253,810
General & Administrative	1,114,282	808,287	1,172,058	859,991
Depreciation & Amortization	310,785	75,432	199,527	76,281

Total operating expenses	4,550,556	3,313,636	4,932,671	3,669,341

Net Profit (Loss) From Operations	1,278,155	2,308,305	2,461,165	1,771,704

Other Income (Expenses)
Interest income	2,684	9,268	12,092	3,413
Interest expense	(22,904)	—		—
Other Income	—	2,700	(14,488)	22,119

Total Other Income (Expense)	(20,220)	11,968	(2,396)	25,532

Net Income (Loss)	1,257,935	2,320,273	2,458,769	1,797,236

Members' Equity—Beginning	3,800,380	1,574,378	1,752,198	—
Prior year adjustments
Contributions				1,000,000
Distributions/Redemptions	(1,739,367)	(677,239)	(232,767)	(1,045,038)

Members' Equity—Ending	$3,318,948	$3,395,232	$3,800,380	$1,752,198

Nine Months Ended September 30, 2005 Compared to the Nine Months Ended September 30, 2004.

Revenues. At September 30, 2005, we had approximately 14,377 customers for our wireless telecommunications services compared to approximately 11,872 customers at September 30, 2004. Customer additions during the nine months ended September 30, 2005 and 2004 were approximately 2,023 and 2,937, respectively. For the nine months ended September 30, 2005 and September 30, 2004, aggregate revenues from our pre-paid and post-paid wireless services accounted for 74% and 80%, respectively, of total revenues for these periods. At February 1, 2006, the total potential customer base covered by our networks in our operating markets was approximately 24,000 subscribers.

During the nine months ended September 30, 2005, wireless pre-paid revenues decreased by $29,975, or 0.8% compared to the nine months ended September 30, 2004.

During the nine months ended September 30, 2005, wireless post-paid revenues decreased by $134,779, or 16.1% compared to the nine months ended September 30, 2004. This decline was attributable to reductions in our customer base that we made to implement changes instituted in our credit and collection policy and processes in order to reduce our exposure to bad debt.

During the nine months ended September 30, 2005, ISP revenues increased $181,000, or 264%, compared to the nine months ended September 30, 2004. The increase was driven by the launch of our high speed data internet services in March, 2005 and the August 2005 E-Rate contract. In March 2005, we entered into a three year contract with The American Samoan Department of Education (“ASDOE”) to provide discounted, or “E-Rate”, fiber connectivity and internet services to 29 public schools and a public library on the Island of Tutuila. E-Rate, is administered by the Universal Service Administrative Company (USAC) under the direction of the Federal Communications Commission (FCC) and provides discounts to assist most schools and libraries with obtaining affordable access to advanced telecommunications. According to the terms of our agreement, our E-Rate services will generate approximately $21,000 monthly. The total stated revenue of the E-Rate contract is over $1 million. In February 2005, ASDOE requested additional network capacity to establish a T-1 connection at the University of Hawaii for video teleconferencing and internet access purposes. In response to this request, we constructed a satellite dish and established the satellite link to Hawaii. Service from this new T-1 connection was initiated on August 18, 2005.

During the nine months ended September 30, 2005, equipment sales revenues increased $112,767, or 17.9%, compared to the nine months ended September 30, 2004. This increase is attributed primarily to the growth in the number of customers for our wireless services between the two periods.

Cost of Services. During the nine months ended September 30, 2005, cost of services increased $287,429, or 18.4%, compared to the nine months ended September 30, 2004. The increase in cost of service was primarily attributable to:

•	an increase of $177,971 for cell site and switching circuits, due to increased capacity on our existing network and the additional satellite circuit required for the E- RATE contract; and

•	an increase of $84,824 in payments made to our long distance carriers, due to an increase in the volume of long distance phone calls made by our customers to locations outside of American Samoa.

	Nine Months Ended September 30,
	2005	2004
Cost of Services:
Switch/Cell Site Circuits	$655,537	$477,566
Switch/Cell Site Utilities	133,900	97,092
Cost of Long Distance	487,522	402,698
Salary Expense	274,648	269,091
License and Maintenance Fees	41,418	50,692
Other	259,978	268,437

Total	$1,853,003	$1,565,576

Cost of Equipment Sales. During the nine months ended September 30, 2005, cost of equipment increased $64,517, or 15.1%, compared to the nine months ended September 30, 2004. We attribute this to the increase in the number of customers subscribing to our wireless services and the increase in equipment sales.

	Nine Months Ended September 30,
	2005	2004
Cost of Equipment Sales:
Cost of Phone Sales	$395,683	$339,266
Cost of SIM Cards	32,287	31,381
Cost of Prepaid Cards	41,448	32,913
Other	22,715	24,056

Total	$492,133	$427,616

Sales and Marketing. During the nine months ended September 30, 2005, selling and marketing expenses increased $141,842, or 62.5%, compared to the nine months ended September 30, 2004. The increase consisted of increases of $76,385 in advertising costs, $7,470 in recruiting costs and $56,400 in increased salary expenses, due to the hiring of additional personnel.

	Nine Months Ended September 30,
	2005	2004
Sales and Marketing:
Advertising	$119,581	$43,196
Recruiting	7,470	0
Salary Expense	185,502	129,102
Other	56,260	54,673

Total	$368,813	$226,971

Customer Service. During the nine months ended September 30, 2005, customer service costs increased $201,787, or 96.2%, compared to the nine months ended September 30, 2004. This increase was primarily attributed to increases of $61,317 in salary expenses due to the hiring of additional personnel, $64,657 for our bad debt reserve due to an increase in uncollectible accounts and $36,492 in rent expenses for our new office space at Laufou Plaza.

	Nine Months Ended September 30,
	2005	2004
Customer Service:
Bad Debts	$117,948	$53,291
Building Rents	36,492	0
Salary Expense	176,134	114,817
Payroll Taxes	14,715	9,693
Other	66,253	31,954

Total	$411,542	$209,755

General and Administrative. During the nine months ended September 30, 2005, general and administrative costs increased $305,995, or 37.9%, compared to the nine months ended September 30, 2004. This increase was primarily due to increases of $87,196 in professional fee expenses paid to outside consultants, $40,738 in legal fees, $23,625 in salary expenses partially due to the hiring of new personnel, $23,802 in computer support expenses, $26,740 in utility expenses for our new office space at Laufou Plaza, $12,802 in building rent payments for our new office space at Laufou Plaza, $31,184 in audit fees associated with our quarterly financials, $22,131 in employee activities expenses, $25,448 in management fee expenses and $10,889 in travel-related expenses.

	Nine Months Ended September 30,
	2005	2004
General and Administrative:
Professional Fees, other than legal	$146,012	$58,816
Legal Fees	99,640	58,902
Salary Expense	171,497	147,872
Computer Support Agreements	23,802	0
Utilities	43,143	16,403
Audit Fees	36,048	4,864
Employee Activities	25,781	3,650
Management Fees	317,819	292,371
Building Rents	63,747	50,945
Travel and Accommodations	22,746	11,857
General Insurance	95,212	88,087
Other	68,835	74,520

Total	$1,114,282	$808,287

Depreciation and Amortization. During the nine months ended September 30, 2005, depreciation and amortization expenses increased $235,354, or 315%, compared to the nine months ended September 30, 2004. We attribute this increase to the construction of a new operations building, leasehold improvements at Laufou Plaza and upgrades to our existing wireless network.

Interest Expense. During the nine months ended September 30, 2005, interest expense increased $22,904, compared to the nine months ended September 30, 2004. We attribute this increase to the Bank of Hawaii mortgage on our operations building.

Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003

Revenues. At December 31, 2004, we had 12,354 customers for our services compared to approximately 8,935 customers at December 31, 2003. Customer additions for the years ended December 31, 2004 and 2003 were 3,419 and 5,791 respectively. At December 31, 2004, the total potential customer base covered by our networks was approximately 20,000.

During the year ended December 31, 2004, pre-paid revenues increased $1,538,708, or 47.4% compared to the year ended December 31, 2003. We attribute this increase to our improved network quality and marketing programs.

During the year ended December 31, 2004, post-paid revenues decreased $65,478, or 5.7% compared the year ended December 31, 2003. We attribute this increase to changes in our credit and collection procedures to reduce the Company’s exposure to bad debt.

During the year ended December 31, 2004, we launched our ISP services and generated services of $97,792. We had no ISP revenues during 2003.

During the year ended December 31, 2004, equipment sales revenues increased $108,542 or 14.8%, compared to the year ended December 31, 2003. We attribute this increase to the growth in the number of customers for our PCS services between the two periods.

During the year ended December 31, 2004, revenues from reverse toll fees increased $273,227 or 87.6%, compared to the year ended December 31, 2003. We attribute this increase to the increase in traffic from foreign destinations to American Samoa that utilizes our network.

Cost of Services. During the year ended December 31, 2004, cost of service increased $467,584, or 27.6%, compared to the year ended December 31, 2003. The increase in cost of service consisted of increases of $32,317 in utility payments for cell site and switching circuits, $89,772 in salary expenses, $98,137 in professional fee expenses and $171,599 in payments made to our long distance carriers.

	Year Ended December 31,
	2004	2003
Cost of Services:
Switch/Cell Site Circuits	$699,180	$624,240
Switch/Cell Site Utilities	131,707	99,390
Building Rents	51,600	47,209
Salary Expense	365,698	275,926
Overtime	24,363	8,377
Bonus	22,821	22,337
Payroll Taxes	31,909	23,592
Professional Fees, other than legal	139,293	41,156
Cost of Long Distance	522,845	351,246
Other	170,812	199,171

Total	$2,160,228	$1,692,644

Cost of Equipment. During the year ended December 31, 2004, cost of equipment increased $165,256, or 32.8%, compared to the year ended December 31, 2003. We attribute this increase in equipment sales to the growth in the number of customers subscribing to our wireless services.

	Year Ended December 31,
	2004	2003
Cost of Equipment Sales:
Cost of Phone Sales	$554,374	$349,533
Cost of SIM Cards	41,861	60,470
Cost of Prepaid Cards	43,530	54,996
Other	29,424	38,934

Total	$669,189	$503,933

Sales and marketing. During the year ended December 31, 2004, sales and marketing costs increased $25,341, or 9.0%, compared to the year ended December 31, 2003, primarily due to an increase in marketing employees.

	Year Ended December 31,
	2004	2003
Sales and Marketing:
Salary Expense	$172,132	$133,393
Commissions	0	23,013
Advertising	62,629	66,336
Other	73,262	59,940

Total	$308,023	$282,682

Customer Service. During the year ended December 31, 2004, customer service costs increased $169,835, or 66.9%, compared to the year ended December 31, 2003. This increase was primarily attributable to increases of $96,936 in our bad debt reserve due to an increase in the number of uncollectible accounts, $6,776 in miscellaneous expenses from inventory write-downs and $35,828 in salary expense due to our hiring of additional customer service representatives.

	Year Ended December 31,
	2004	2003
Customer Service:
Bad Debts	$198,315	$101,379
Salary Expense	157,923	122,095
Bonus	11,784	13,647
Payroll Taxes	13,379	11,019
Other Miscellaneous	42,244	5,670

Total	$423,645	$253,810

General and Administrative. During the year ended December 31, 2004, general and administrative costs increased $312,067, or 36.3%, compared to the year ended December 31, 2003. This increase was primarily attributable to increases of $57,384 in salary expense for additional personnel, $41,016 in professional fee expenses for outside consultants, $19,370 in building rents for the lease of new office space at Laufou Plaza, $25,643 in insurance expenses due to rate increases, $23,302 in legal fees, $116,416 in management fee expenses and $33,456 in miscellaneous expenses for balance sheet write-downs.

	Year Ended December 31,
	2004	2003
General and Administrative:
Management Fees	$410,166	$293,750
Salary Expense	194,871	137,487
Professional Fees, other than legal	95,877	54,861
General Insurance	116,589	90,946
Legal Fees	91,165	67,863
Building Rents	70,142	50,772
Travel	19,543	15,364
Utilities	27,938	17,815
Other Miscellaneous Expense	145,767	131,133

Total	$1,172,058	$859,991

Depreciation and Amortization. During the year ended December 31, 2004, depreciation and amortization expenses increased $123,246 or 162%, compared to the year ended December 31, 2003. This increase was primarily attributable to leasehold improvements for our new office space at Laufou Plaza and the expansion of our telecommunications network.

Performance Measures, The Samoas

In managing our operations and assessing our financial performance in The Samoas, management supplements the information provided by financial statement measures with several customer–focused performance metrics that are widely used in the telecommunications industry. These metrics include average revenue per user per month (ARPU), which measures service revenue per customer; minutes of use (MOU), which measures total minutes of use within a given period; and churn, which measures turnover in our customer base. MOU is a non-GAAP financial measure. A non-GAAP financial measure, within the meaning of Item 10 of Regulation S-K promulgated by the Securities and Exchange Commission, is a numerical measure of a company’s financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the consolidated balance sheet, consolidated statement of operations, or consolidated statement of cash flows, or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

ARPU is an industry metric that measures service revenue divided by the weighted average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. We believe investors use ARPU primarily as a tool to track changes in average revenue per customer and to compare per customer service revenues to those of other wireless communications providers.

Churn, an industry metric that measures customer turnover, is calculated as the number of customers that disconnect from our services divided by the weighted average number of customers divided by the number of months during the period being measured. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers.

Management also measures the performance of operations by analyzing our customer numbers and the number of customers added in The Samoas.

Management also reviews the measure of revenue per employee to evaluate the efficiency of our operations. Revenue per employee is calculated by dividing total revenue, less revenue from reverse toll fees, for each quarter by the weighted average headcount.

The following table shows metric information for the periods indicated.

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003
ARPU	$36.43	$41.11	$45.93	$47.84
MOU	22,470,451	23,421,068	30,278,229	22,180,218
Churn	6.29%	3.91%	3.91%	1.43%
Number of Customers at end of period	14,377	11,872	12,354	8,935
Revenue per Employee	91,707	110,420	138,955	134,980

Reconciliation of Non-GAAP Financial Measures

We utilize certain financial measures, as described above, that are calculated based on industry conventions and are not calculated based on GAAP. Certain of these financial measures are considered “non-GAAP” financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.

Liquidity and Capital Resources, The Samoas

Our principal sources of liquidity are cash generated from operations and cash available from borrowings under our existing financial arrangements. We believe that our existing capital resources, including the cash obtained from existing financial arrangements, will be sufficient to meet our operating and capital requirements through at least the next 12 months. However, we expect to seek additional debt or equity financing to fund future development activities and to ensure liquidity.

Operating Activities

Cash provided by operating activities was $1.69 million for the nine months ended September 30, 2005 compared to cash provided by operating activities of $1.97 million during the nine months ended September 30, 2004. The decrease was primarily attributable to a decrease in the net income, due to increased operating expenses in 2005, offset by a decrease in cash used for working capital.

Cash provided by operating activities was $2.71 million during the year ended December 31, 2004 compared to cash provided by operating activities of $2.01 million during the year ended December 31, 2003. This increase was primarily driven by an increase in net income and increased collections of accounts receivable.

Investing Activities

Cash used in investing activities was $2.42 million during the nine months ended September 30, 2005 and attributed primarily to capital expenditures made to expand our network presence in America Samoa.

Cash used in investing activities was $2.25 million during the year ended December 31, 2004 and associated with the expanding of our network and product offerings.

Financing Activities

Cash used in financing activities during the nine months ended September 30, 2005 was $1.7 million due to our repurchase of ownership interests from members. We financed this repurchase through bank loans consisting of a long-term mortgage of $850,000, secured by our new switch building, and $891,000 from our revolving loan facility.

Cash used in financing activities during the year ended December 31, 2004 was $677,000, consisting of distributions to partners. We had no other financing activity during 2004.

Cash used in financing activities during year ended December 31, 2003 was $333,000, consisting of distributions to partners. In February 2003, AST received capital contributions from its members in the amount of $1 million.

Results of Operations, Papua New Guinea

Financial Performance

What follows are the financial results for our operating subsidiaries, Datec PNG Pty Limited and Datec Queensland Limited for the periods indicated. Datec PNG Pty Limited holds a 50% joint venture interest in Amalgamated Telikon Holdings PNG Pty Limited. Pursuant to certain securities regulations, all results of these operating subsidiaries in Papua New Guinea, including a provision for the minority interest in the joint venture have been consolidated.

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003	2002
Revenue:
Product Sales	$12,149,029	$9,163,302	$11,842,372	$11,105,048	$10,305,991
Professional Services	4,202,533	4,114,455	4,902,798	4,169,488	4,011,838
Data Delivery	3,790,261	2,179,844	3,897,767	2,061,527	1,915,286

Total Revenue	20,141,823	15,457,601	20,642,937	17,336,063	16,233,115

Expenses:
Cost of sales	9,655,989	6,967,920	10,224,679	8,211,145	8,368,683
Network Operations	874,607	609,094	895,731	729,255	624,594
Sales & Marketing	1,112,565	1,001,576	1,167,112	833,216	755,681
Maintenance & Support	1,637,511	1,422,455	1,916,565	1,697,404	1,549,918
General & Administrative	4,311,794	3,726,770	4,075,041	5,011,707	4,315,871
Depreciation & Amortization	702,264	651,899	881,485	462,705	464,971

Total operating expenses	18,294,730	14,379,714	19,160,613	16,945,432	16,079,718

Net Profit (Loss) From Operations	1,847,093	1,077,887	1,482,324	390,631	153,397

Other Income (Expenses)
Interest income				—	41,970
Interest expense	(2,599)	(55,462)	(162,582)	(98,244)	(88,134)
Other Income	1,370,148				143,591
Foreign Exchange Gain (Loss) - Unrealized		11,973

Foreign Exchange Gain (Loss) - Realized

Total Other Income (Expense)	1,367,549	(43,489)	(162,582)	(98,244)	97,427

Income/(Loss) Before Income Taxes	3,214,642	1,034,398	1,319,742	292,387	250,824

Income Tax Expense	(749,724)	(258,600)	(529,487)	(24,324)	(953)
Minority Interest in Net Profit after Taxation	(1,232,459)	(387,900)	(395,128)	(134,026)	(124,935)

Net Income (Loss)	$1,232,459	$387,898	$395,127	$134,037	$124,936

Nine Months Ended September 30, 2005 Compared to the Nine months ended September 30, 2004.

Revenues. For the nine months ended September 30, 2005, revenues increased $4,684,221 million, or 30.3%, compared to the nine months ended September 30, 2004. The table below sets forth the percentage of revenue derived from each of our product and service offerings for the periods indicated.

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
Revenues:
Product Sales	$12,149,029	$9,163,302
Professional Services	4,202,533	4,114,455
Data Delivery	3,790,261	2,179,844

Total Revenues	$20,141,824	$15,457,602

Product sales revenue increased $2,985,727, or 32.6% for the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. We attribute this increase to an increased number of customers and purchases at our retail stores in Port Moresby and Lae. Product sales consists of all computer and communications hardware, consumables and packaged software sold either through our retail stores or by direct sales.

Professional services revenue increased $88,078, or 2.1%, for the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. We attribute this increase to an increase in the support and technical services sold as a result of increased product sales at our retail store locations in Port Moresby and Lae. Professional services refers to support provided to our clients by our hardware engineers, software analysts, architects, developers and staff for new or existing software, hardware, systems, or applications.

Data delivery revenue increased $1,610,417, or 73.9%, for the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. We attribute this increase to an increase in infrastructure services provided during 2005, an increase in the number of subscribers for our ISP services and an increase in the number of bits used per customer. Data delivery refers to the revenue from our ISP services and other data network infrastructure services.

Operating expenses. Operating expenses increased $3,915,026, or 27.2%, for the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. Our operating expenses include cost of sales network operations, sales and marketing, maintenance and support, general and administrative and depreciation and amortization. The amounts for the periods indicated are set forth in the following table.

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
Operating expenses:
Cost of Sales	$9,655,989	$6,967,920
Network Operations	874,607	609,094
Sales & Marketing	1,112,565	1,001,576
Maintenance & Support	1,637,511	1,422,455
General & Administrative	4,311,794	3,726,770
Depreciation & Amortization	702,264	651,899

Total	$18,294,730	$14,379,714

Cost of Sales. Cost of sales expense increased $2,688,069, or 38.6%, for the nine months ending September 30, 2005, as compared to the nine months ended September 30, 2004. Our cost of sales expenses include the cost of product sales and the cost of data delivery. The amounts for the periods indicated are set forth in the following table.

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
Cost of Sales:
Cost of Product Sales	$8,772,844	$6,305,726
Cost of Data Delivery	883,145	662,194

Total	$9,655,989	$6,967,920

Cost of product sales increased $2,467,118, or 39.1%, for the nine months ending September 30, 2005 as compared to the nine months ended September 30, 2004. We attribute this increase to the increase in the amount of products sold during the nine months ending September 30, 2005. This cost represents the actual landed costs of all products sold through Datec’s retail stores or through direct sales.

Cost of data delivery increased $220,951, or 38.6%, for nine months ending September 30, 2005, as compared to the nine months ended September 30, 2004. We attribute this increase to the increased amount of data services purchased from the local telecommunications provider. These costs are primarily for the costs of telecommunications charges levied by the local telecommunications providers for data traffic.

Network Operations. Cost of network operations increased $265,543, or 43.6%, for the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. Network operations expense consists of the allocated cost of employees used in servicing customers under our IBM Global Services Contract. The amounts for the periods indicated are set forth in the following table.

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
Network Operations:
Salaries	$484,449	$363,802
Staff Allowances	343,459	240,332
Miscellaneous	46,699	4,930

Total	$874,607	$609,094

Salaries increased 120,647, or 33.2%, for the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. This increase was attributed to increases in staff salaries and the cost of additional staff hired to meet the increased demand for these services.

Staff allowances increased $103,127, or 42.9%, for the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. Staff allowance expense includes the cost of benefits and other costs required to compensate employees for moving or commuting to Papua New Guinea. This increase was attributed to additional staff allowances paid to existing staff and the cost of staff allowances paid to in additional staff hired to meet the additional demand for these services.

Miscellaneous expense increased $41,769, or 847.2%, for the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. This increase was attributed to the increased costs of miscellaneous and incidental expenses of new employees.

Sales and Marketing. Sales and marketing expenses increased $110,989, or 11.1%, for the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. Sales and marketing includes salaries, staff allowances, advertising and miscellaneous expenses. The amounts for the periods indicated are set forth in the following table.

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
Sales and Marketing:
Salaries	$561,183	$555,999
Staff Allowances	397,861	367,300
Advertising	99,427	70,697
Miscellaneous	54,094	7,580

Total	$1,112,565	$1,001,576

Salaries increased $5,184, or 0.9%, in the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. This increase was attributed to the increased costs of existing sales representatives.

Staff allowances increased $30,561, or 8.3%, in the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. Staff allowance expense includes the cost of benefits and other costs required to compensate employees for moving or commuting to Papua New Guinea. This increase was attributed to the increased costs of staff allowances paid to existing sales representatives.

Advertising expense increased $28,730, or 40.6%, in the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. We attribute this increase to an overall increase in our promotional activities, including newspaper advertising, magazine advertising and promotional seminars and demonstrations.

Miscellaneous expense increased $46,514, or 613.6%, in the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. We attribute this increase to an overall increase in our promotional activities.

Maintenance and Support. Maintenance and support expense increased $1,637,511 for the nine months ended September 30, 2005 from $1,422,455 in the same period in 2004, an increase of $215,056, or 15.1%. Maintenance and support expense consists of the allocated cost of employees used in the warranty, support and repair activities of our professional services. The component costs of maintenance and support expense include Salaries, Staff allowances, and Miscellaneous expenses and the amounts for the periods indicated are set forth in the following table:

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
Maintenance and Support:
Salaries	$907,025	$849,609
Staff Allowances	643,053	561,262
Miscellaneous	87,433	11,584

Total	$1,637,511	$1,422,455

Salaries increased to $57,416, or 6.8%, in the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. This increase was attributed to the increased costs of existing service and support representatives.

Staff allowances increased to $81,791, or 14.6% in the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. Staff allowance expenses include the cost of benefits and other costs required to compensate employees for moving or commuting to Papua New Guinea. This increase was attributed to the increased costs of staff allowances paid to existing support representatives.

Miscellaneous expenses increased to $75,849, or 654.8%, in the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. We attribute this increase to an overall increase in our maintenance and support activities.

General & Administrative. Our general and administrative expenses increased to $585,024, or 15.7%, for the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. General and administration expenses include travel, legal fees, salary expense, insurance, utilities, audit fees, telephone and tolls, networking costs, building rents, and other general and administrative expenses. The amounts for the periods indicated are set forth in the following table.

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
General and Administration:
Travel and Accommodations	$182,350	$131,581
Legal Fees	83,954	78,728
Salary Expense	1,353,362	753,514
Insurance	177,967	212,822
Utilities	160,367	96,040
Audit Fees	14,592	11,407
Telephone/Tolls	117,672	123,676
Networking costs	1,042,840	772,797
Building Rents	297,580	0
Other G&A	881,110	1,546,205

Total	$4,311,794	$3,726,770

Travel expense increased $50,769, or 38.6%, in the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. This increase was attributed to the increased costs of traveling within Papua New Guinea and from Papua New Guinea to other Pacific islands.

Legal fees increased $5,226, or 6.6%, in the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. This increase was indicative of an inflationary increase in the costs of the general legal fees in Papua New Guinea.

Salary expense increased $599,848, or 79.6%, for the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. We attribute this increase to increases in costs of employing current staff as well as an increase in the overall number of employees.

Insurance expense decreased $34,855, or 16.4%, in the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. This decrease was attributed to the decreased costs of general insurance premiums.

Utilities expense increased $64,327, or 67.0%, in the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. This increase was attributed to the increased costs of electricity in PNG.

Audit fee expense increased $3,185, or 27.9%, in the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. This increase was indicative of an inflationary increase in the costs of audit fees during the period.

Telephone and Toll expense decreased $6,004, or 4.8%, in the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. We attribute this decrease to greater use of alternative and cost efficent forms of communication such as voice over the internet.

Networking costs increased $270,043, or 34.9%, in the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. This was due to the increased costs of general and administration expenses of our networking business.

Building rents increased $297,580 in the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. There were no building rent expenses for the nine months period ended September 30, 2004. This increase is attributable to the sale and subsequent lease of our retail locations in PNG.

Other General and Administration expenses decreased $665,095, or 43.0%, in the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. We attribute this decrease primarily to a decrease of $524,000 in management fees.

Depreciation & Amortization. Depreciation and amortization increased $50,365, or 7.7%, for the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004. We attribute this increase to equipment placed in service for our data delivery customers during the nine months ending September 30, 2005.

Interest Expense. For the nine months ended September 30, 2005 the interest expense decreased $852,863, as compared to the nine months ending September 30, 2004. The decrease was due to the repayment of loans in January 2005.

Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003

Revenues. During the year ended December 31, 2004, total revenues increased $3,306,874 or 19.1% as compared to the year ended December 31, 2003. The table below sets forth the percentage of revenue derived from each of our product and service offerings for the period indicated:

	Year Ended December 31, 2004	Year Ended December 31, 2003
Revenues:
Product Sales	$11,842,372	$11,105,048
Professional Services	4,902,798	4,169,488
Data Delivery	3,897,767	2,061,527

Total Revenues	$20,642,937	$17,336,062

During the year ended December 31, 2004, product sales revenue increased $737,324, or 6.6%, compared to the year ended December 31, 2003. Product sales revenue refers to all computer hardware, communications hardware, consumables and commercial off-the-shelf software sold through our retail locations or by our direct sales force. We attribute this increase in product sales revenue to the growth in the number of customers and increased purchases at our retail locations in Port Moresby and Lae.

During the year ended December 31, 2004, professional services revenue increased $733,310, or 17.6%, compared to the year ended December 31, 2003. Professional services refers to support provided to our clients by our hardware engineers, software analysts, architects, developers and staff for new or existing software, hardware, systems or applications. We attribute this increase in professional services revenue to increased product sales and increased revenue generated from our agreement with IBM Global Services.

During the year ended December 31, 2004, data delivery revenue increased $1,836,240, or 89.1%, compared to the year ended December 31, 2003. Data delivery refers our ISP and data network infrastructure services to customers in Papua New Guinea. We attribute this increase to an increase in the number of customers utilizing our data delivery services.

Operating Expenses. During the year ended December 31, 2004, operating expenses increased $2,215,180 or 13.1%, as compared to the year ended December 31, 2003. Our operating expenses, including amounts for cost of sales, network operations, sales and marketing, maintenance and support, general and administrative and depreciation and amortization, are set forth in the following table for the periods indicated:

	Year Ended December 31, 2004	Year Ended December 31, 2003
Operating Expenses:
Cost of Sales	$10,224,679	$8,211,145
Network Operations	895,731	729,255
Sales & Marketing	1,167,112	833,216
Maintenance & Support	1,916,565	1,697,405
General & Administrative	4,075,041	5,011,707
Depreciation & Amortization	881,485	462,705

Total	$19,160,613	$16,945,433

During the year ended December 31, 2004, cost of sales expense, including cost of product sales and cost of data delivery, increased $2,013,534 million, or 24.5%, compared to the year ended December 31, 2003.

	Year Ended December 31, 2004	Year Ended December 31, 2003
Cost of Sales:
Cost of Product Sales	$9,305,387	$7,597,803
Cost of Data Delivery	919,292	613,342

Total	$10,224,679	$8,211,145

During the year ended December 31, 2004, cost of product sales increased $1,707,584, or 22.5%, compared to the year ended December 31, 2003. Cost of product sales refers to the cost of all products sold through our retail stores or direct sales force. We attribute this increase to an increase in the number of products sold at our Port Moresby and Lae retail locations.

During the year ended December 31, 2004, cost of data delivery increased $305,950 or 49.9%, compared to the year ended December 31, 2003. Data delivery refers to our ISP and data network infrastructure services to customers in Papua New Guinea. We attribute this increase to an increase in the amount of data services purchased from our local telecommunications provider.

Network Operations. During the year ended December 31, 2004, network operations expense increased $166,476 or 22.8%, as compared to the year ended December 31, 2003. Cost of network operations refers to the cost of services provided by our employees to customers under our IBM Global Services Contract, including amounts for employee salaries, staff allowances and miscellaneous expenses as set forth in the following table:

	Year Ended December 31, 2004	Year Ended December 31, 2003
Network Operations:
Salaries	$530,309	$421,798
Staff Allowances	298,679	258,536
Miscellaneous	66,744	48,921

Total	$895,731	$729,255

During the year ended December 31, 2004, cost of employee salaries increased $108,511, or 25.7%, compared to the year ended December 31, 2003. We attribute this increase to an increase in existing salaries and the cost of additional employees, resulting from the additional demand for our network operations services.

During the year ended December 31, 2004, staff allowances expense increased $40,143, or 15.5%, compared to the year ended December 31, 2003. Staff allowances refers to the benefits and other expenses used as incentives and additional compensation for those employees relocating to or commuting to Papua New Guinea. This increase was attributed to increased staff allowances paid to existing and new employees.

During the year ended December 31, 2004, miscellaneous expenses increased $17,823, or 36.4%, compared to the year ended December 31, 2003. This increase was attributed to the increased costs of miscellaneous and incidental expenses, resulting from the hire of new employees.

Sales and marketing. During the year ended December 31, 2004, sales and marketing expenses increased $334,000 or 40%, as compared to the year ended December 31, 2003. Our sales and marketing expense including salaries, staff allowances, advertising and miscellaneous expenses are set forth in the following table for the periods indicated:

	Year Ended December 31, 2004	Year Ended December 31, 2003
Sales and Marketing:
Salaries	$628,075	$433,919
Staff Allowances	353,742	265,965
Advertising	106,245	83,006
Miscellaneous	79,050	50,326

Total	$1,167,112	$833,216

During the year ended December 31, 2004, salary expense increased $194,156, or 44.7%, compared to the year ended December 31, 2003. This increase was attributed to the increased costs of existing sales representatives and cost of additional sales representatives.

During the year ended December 31, 2004, staff allowances expense increased $87,777, or 33%, compared to the year ended December 31, 2003. Staff allowances refers to the benefits and other expenses used as incentives and additional compensation for those employees relocating to or commuting to Papua New Guinea. This increase was attributed to increased staff allowances paid to existing sales representatives.

During the year ended December 31, 2004, advertising expense increased $23,339, or 28%, compared to the year ended December 31, 2003. We attribute this increase to an overall increase in our promotional activities, including newspaper advertising, magazines advertising and promotional seminars and demonstrations.

During the year ended December 31, 2004, miscellaneous expenses increased $28,724, or 57.1% compared to the year ended December 31, 2003. We attribute this increase to an overall increase in our promotional activities.

Maintenance and support. During the year ended December 31, 2004, maintenance and support expense increased $219,760, or 12.9% as compared to the year ended December 31, 2003. Our maintenance and support expenses refer to the cost of employees allocated for the warranty, support and repair activities of our professional services. Maintenance and support expenses consisting of amounts for salaries, staff allowances, and miscellaneous expenses are set forth in the following table for the periods indicated.

	Year Ended December 31, 2004	Year Ended December 31, 2003
Maintenance and Support:
Salaries	$1,134,682	$981,771
Staff Allowances	639,072	601,764
Misc	142,810	113,869

Total	$1,916,565	$1,697,405

During the year ended December 31, 2004, salary expense increased $152,911, or 15.6%, compared to the year ended December 31, 2003. This increase was attributed to the increased costs of existing service and support representatives and the cost of additional service and support representatives.

During the year ended December 31, 2004, staff allowances expense increased $37,308, or 6.2%, compared to the year ended December 31, 2003. Staff allowances refers to the benefits and other expenses used as incentives and additional compensation for those employees relocating or commuting to Papua New Guinea. This increase was attributed to increased staff allowances paid to existing support representatives.

During the year ended December 31, 2004, miscellaneous expense increased $28,941, or 25.4%, compared to the year ended December 31, 2003. We attribute this increase to an overall increase in our maintenance and support activities.

General and Administrative. During the year ended December 31, 2004, general and administrative expense decreased $936,666 or 18.7%, as compared to the year ended December 31, 2003. Our general and administrative expenses consist of amounts for travel, legal fees, salary expenses, insurance, utilities, audit fees telephone and tolls, networking costs, building rents, and other expenses and are set forth in the following table for the periods indicated.

	Year Ended December 31, 2004	Year Ended December 31, 2003
General and Administrative:
Travel	$195,623	$116,293
Legal Fees	77,463	109,403
Salary Expense	1,130,923	1,014,251
Insurance	317,527	257,160
Utilities	127,691	84,675
Audit Fees	14,410	10,925
Telephone/Tolls	151,092	99,295
Networking costs	386,012	225,465
Building Rents	42,138	79,518
Other G&A	1,632,162	3,014,722

Total	$4,075,041	$5,011,707

During the year ended December 31, 2004, travel expense increased $79,330 or 68.2%, as compared to the year ended December 31, 2003. This increase was attributed to the increased costs of traveling within Papua New Guinea and internationally.

During the year ended December 31, 2004, legal fees decreased $31,940 or 29.2%, as compared to the year ended December 31, 2003. This decrease was attributed to decreased legal expenses in connection with litigation in Papua New Guinea [described in the section “Legal Matters”].

During the year ended December 31, 2004, salary expense increased $116,672 or 11.5%, as compared to the year ended December 31, 2003. We attribute this increase to increases in costs of employing current staff and adding additional staff.

During the year ended December 31, 2004, insurance expense increased $60,367 or 23.5%, as compared to the year ended December 31, 2003. This increase is attributed to increased general insurance premiums.

During the year ended December 31, 2004, utility expense increased $43,016 or 50.8%, as compared to the year ended December 31, 2003. This increase is attributed to the increased costs of electricity in Papua New Guinea.

During the year ended December 31, 2004, audit fee expense increased $3,485 or 31.9%, as compared to the year ended December 31, 2003. We attribute this increase to an increase in our audit fees.

During the year ended December 31, 2004, telephone and toll expense increased $51,797 or 52.2%, as compared to the year ended December 31, 2003. We attribute this increase to our increased usage of wireless communications throughout Papua New Guinea.

During the year ended December 31, 2004, networking costs increased $160,547 or 71.2%, as compared to the year ended December 31, 2003. This increase is attributed to an increase in the general and administrative expenses of our networking operations.

During the year ended December 31, 2004, building rents decreased $37,380 or 47.0%, as compared to the year ended December 31, 2003. We attribute this decrease to the reduction of rental space needed for our corporate operations.

During the year ended December 31, 2004, other general and administration expense decreased $1,382,560 or 45.9%, as compared to the year ended December 31, 2003. We attribute this decrease to the absence of a one-time provision for bad debt expense, made for a major customer in 2003.

Depreciation and Amortization. During the year ended December 31, 2004, depreciation and amortization expense increased $418,780 or 90.6%, as compared to the year ended December 31, 2003. This increase was due to the accelerated depreciation of an acquired network, deployed and leased to one of our primary data services customers for a term of five years.

Year Ended December 31, 2003 Compared to the Year Ended December 31, 2002

Revenues. During the year ended December 31, 2003, total revenues increased $1,102,948 or 6.8%, as compared to the year ended December 31, 2002.

The table below details the revenue derived from each of our product and service offerings for the year ended December 31, 2003 as compared to the same period ended December 31, 2002.

	Year Ended December 31, 2003	Year Ended December 31, 2002
Revenues:
Product Sales	$11,105,048	$10,305,991
Professional Services	4,169,488	4,011,838
Data Delivery	2,061,527	1,915,286

Total	$17,336,062	$16,233,116

During the year ended December 31, 2003, cost of product sales increased $799,057, or 7.8%, compared to the year ended December 31, 2002. Cost of product sales refers to the actual landed costs of all products sold through our retail stores or direct sales force. We attribute this increase to an increase in the number of products sold at our Port Moresby and Lae retail locations.

During the year ended December 31, 2003, professional services revenues increased $157,650, or 3.9%, compared to the year ended December 31, 2002. Professional services are support services provided to our clients by our hardware engineers, software analysts, architects, developers and staff for new or existing software, hardware, systems or applications. We attribute this increase to an increase in the number of products sold at our Port Moresby and Lae retail locations.

During the year ended December 31, 2003, data delivery revenue increased $146,211 or 7.64%, compared to the year ended December 31, 2002. Data delivery refers to the revenue generated from our ISP and data network infrastructure services. We attribute this increase to an increase in the total amount of customers for data delivery services.

Operating Expenses. During the year ended December 31, 2003, operating expenses increased $865,715 or 5.4%, as compared to the year ended December 31, 2002. Our operating expenses including amounts for cost of sales, network operations, selling and marketing, maintenance and support, general and administrative and depreciation and amortization are set forth in the following table for the periods indicated.

	Year Ended December 31, 2003	Year Ended December 31, 2002
Operating Expenses:
Cost of Sales	$8,211,145	$8,368,683
Network Operations	729,255	624,594
Sales & Marketing	833,216	755,681
Maintenance & Support	1,697,405	1,549,918
General & Administrative	5,011,707	4,315,871
Depreciation & Amortization	462,705	464,971

Total	$16,945,433	$16,079,718

During the year ended December 31, 2003, cost of sales expense, including cost of product sales and cost of data delivery, decreased $157,538 or 1.9%, compared to the year ended December 31, 2002.

	Year Ended December 31, 2003	Year Ended December 31, 2002
Revenues:
Cost of Product Sales	$7,597,803	$7,988,957
Cost of Data Delivery	613,342	379,826

Total	$8,211,145	$8,368,683

During the year ended December 31, 2003, cost of product sales decreased $391,154 or 4.9% compared to the year ended December 31, 2002. Cost of product sales refers to the actual landed costs of all products sold through our retail stores or direct sales force. We attribute this decrease to the sale of products with higher profit margins.

During the year ended December 31, 2003, cost of data delivery increased $233,616 or 61.5% compared to the year ended December 31, 2002. Data delivery refers to our ISP and data network infrastructure services to customers in Papua New Guinea. We attribute this increase to an increase in the amount of data services purchased from our local telecommunications provider and to start-up expenses incurred with a major customer.

Network Operations. During the year ended December 31, 2003, the network operations expenses increased $104,661 or 16.8% as compared to the year ended December 31, 2002. Cost of network operations refers to the cost allocated to services provided by our employees to customers under our IBM Global Services Contract, including amounts for cost employee salaries, staff allowances and miscellaneous expenses as set forth in the following table:

	Year Ended December 31, 2003	Year Ended December 31, 2002
Network Operations:
Salaries	$421,798	$362,265
Staff Allowances	258,536	231,100
Miscellaneous	48,921	31,229

Total	$729,255	$624,594

During the year ended December 31, 2003, cost of employee salaries increased $59,533, or 16.4% compared to the year ended December 31, 2002. We attribute this increase to an increase in existing salaries and the cost of hiring additional personnel, resulting from the additional demand for our network operations services.

During the year ended December 31, 2003, staff allowances expenses increased $27,436, or 11.9% compared to the year ended December 31, 2002. Staff allowances refers to the benefits and other expenses used as incentives and additional compensation for those employees relocating or commuting to Papua New Guinea. This increase was attributed to increased staff allowances paid to existing and new employees.

During the year ended December 31, 2003, miscellaneous expenses increased $17,692, or 56.6% compared to the year ended December 31, 2002. This increase was attributed to the increased costs of miscellaneous and incidental expenses, resulting from the hire of new employees.

Sales and marketing. During the year ended December 31, 2003, sales and marketing expenses increased $77,535 or 10.3% as compared to the year ended December 31, 2002. Our sales and marketing expenses, including salaries, staff allowances, advertising and miscellaneous expenses are set forth in the following table for the periods indicated.

	Year Ended December 31, 2003	Year Ended December 31, 2002
Sales and Marketing:
Salaries	$433,919	$438,295
Staff Allowances	265,965	279,602
Advertising	83,006	26,650
Miscellaneous	50,326	11,134

Total	$833,216	$755,681

During the year ended December 31, 2003, salary expense decreased $4,376, or 1% compared to the year ended December 31, 2002. This decrease was attributed to lower salary costs of existing sales representatives.

During the year ended December 31, 2003, staff allowance expense decreased $13,637, or 4.9% compared to the year ended December 31, 2002. Staff allowances refers to the benefits and other expenses used as incentives and additional compensation for those employees relocating to or commuting to Papua New Guinea. This decrease was attributed to fewer staff allowance costs of existing sales representatives.

During the year ended December 31, 2003, advertising expense increased $56,356, or 211.5% compared to the year ended December 31, 2002. We attribute this increase to an overall increase in our promotional activities, including newspaper advertising, magazines advertising and promotional seminars and demonstrations.

During the year ended December 31, 2003, miscellaneous expense increased $39,192, or 352.0% compared to the year ended December 31, 2002. We attribute this increase to an overall increase in our promotional activities.

Maintenance and support. During the year ended December 31, 2003, maintenance and support expenses increased $147,185 or 9.5% as compared to the year ended December 31, 2002. Our maintenance and support expenses refer to the cost of employees allocated for the warranty, support and repair activities of our professional services. Maintenance and support expenses, consisting of amounts for salaries, staff allowances, and miscellaneous expenses are set forth in the following table for the periods indicated.

	Year Ended December 31, 2003	Year Ended December 31, 2002
Maintenance and Support:
Salaries	$981,771	$898,952
Staff Allowances	601,763	573,470
Miscellaneous	113,869	77,496

Total	$1,697,405	$1,549,918

During the year ended December 31, 2003, salary expense increased $82,219, or 9.2% compared to the year ended December 31, 2002. This increase was attributed to the increased costs of existing service and support representatives.

During the year ended December 31, 2003, staff allowances expense increased $28,293, or 4.9% compared to the year ended December 31, 2002. Staff allowances refers to the benefits and other expenses used as incentives and additional compensation for those employees relocating to or commuting to Papua New Guinea. This increase was attributed to increased staff allowances paid to existing support representatives.

During the year ended December 31, 2003, miscellaneous expense increased $35,773, or 46.4% compared to the year ended December 31, 2002. We attribute this increase to an overall increase in our maintenance and support activities.

General and Administrative. During the year ended December 31, 2003, general and administrative expense increased $695,836 or 16.1% as compared to the year ended December 31, 2003. Our general and administrative expense consist of amounts for travel, legal fees, salary expense, insurance, utilities, audit fees, telephone and tolls, networking costs, building rents, and other expenses and are set forth in the following table for the periods indicated.

	Year Ended December 31, 2003	Year Ended December 31, 2002
General and Administrative:
Travel and Accommodations	$116,293	$112,438
Legal Fees	109,403	1,653
Salary Expense	1,014,251	912,825
Insurance	257,160	164,523
Utilities	84,675	60,224
Audit Fees	10,925	6,874
Telephone/Tolls	99,295	160,788
Networking costs	225,465	389,560
Building Rents	79,518	45,218
Other G&A	3,014,722	2,461,768

Total	$5,011,707	$4,315,871

During the year ended December 31, 2003 travel and accommodation expense increased $3,855 or 3.4% as compared to the year ended December 31, 2002. This increase was attributed to higher cost of travel within Papua New Guinea.

During the year ended December 31, 2003 legal fees increased $107,750 as compared to the year ended December 31, 2002. This increase was attributed to increased legal expenses in connection with the initiation of litigation in Papua New Guinea as described in the section “Legal Matters”.

During the year ended December 31, 2003 salary expense increased $101,426 or 11.1% as compared to the year ended December 31, 2002. We attribute this increase to increases in the number of employees and merit increases.

During the year ended December 31, 2003 insurance expense increased $92,637 or 56.3% as compared to the year ended December 31, 2002. This increase is attributed to higher insurance costs for our retail locations and an increase in our insurance premiums.

During the year ended December 31, 2003 utility expense increased to increased $24,451 or 40.6%, as compared to the year ended December 31, 2002. This increase is attributed to an increase in the unit cost of electricity in Papua New Guinea.

During the year ended December 31, 2003 audit fee expense increased $4,051 or 58.9% as compared to the year ended December 31, 2002. We attribute this increase to an inflation-based increase in our audit fees.

During the year ended December 31, 2003 telephone and toll expense decreased $61,493 or 38.2% as compared to the year ended December 31, 2002. We attribute this decrease to internal efforts of management to reduce telephony expenses throughout our operations in Papua New Guinea.

During the year ended December 31, 2003 networking costs decreased $164,095 or 42.1%, as compared to the year ended December 31, 2002. This decrease is attributed to the absence of costs associated with the filing for a wireless telecommunications license in 2002.

During the year ended December 31, 2003 building rents increased $34,300 or 75.9% as compared to the year ended December 31, 2002. We attribute this increase to the increase of rental rates in Papua New Guinea and the leasing of additional space in Papua New Guinea.

During the year ended December 31, 2003 other general and administration expense increased $552,954 million or 22.5% as compared to the year ended December 31, 2002. We attribute this increase to a one-time reserve for bad debt expense from a major customer during 2003. This increase reflects an increase in management fees of approximately $120,000 for the year ending December 31, 2003 as compared to the year ending December 31, 2002.

Depreciation and Amortization. During the year ended December 31, 2003 depreciation and amortization expenses decreased $2,266 or 1% as compared to the year ended December 31, 2002.

Interest Expense. During the year ended December 31, 2003, interest expense increased $10,110 or 11.5% as compared to the year ended December 31, 2002. This increase was attributed to a currency rate fluctuations during the period.

Liquidity and Capital Resources, Papua New Guinea

Our principal sources of liquidity are cash generated from operations and cash from external financing arrangements. We believe that our existing capital resources will be sufficient to meet our operating and capital requirements through at least the next 12 months. However, we may seek additional debt or equity financing to fund future development activities and to insure liquidity.

Liquidity and Capital Resources

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
Cash Flows Provided By (Used In) (dollars in ‘000s)	(unaudited)
Operating activities	$2,791	$1,493	$3,388	$2,107	$2,533
Investing activities	(1,949)	(3,699)	(2,626)	(86)	2
Financing activities	(981)	1,580	(1,519)	(2,091)	(2,117)

Increase (Decrease) In Cash and Cash Equivalents	$(139)	$(625)	$(757)	$(70)	$418

Operating Activities

Cash provided from operations increased $1.298 million for the nine months ended September 30, 2005 compared to cash provided from operations during the nine months ended September 30, 2004. This increase was primarily attributable to an increase in net income.

Cash provided by operating activities increased $1.281 million during the year ended December 31, 2004 compared to cash provided by operating activities during the year ended December 31, 2003. This increase was primarily driven by reduced payments to suppliers and receipt collections from customers.

Cash provided by operating activities decreased $426,000 during the year ended December 31, 2003 compared to cash provided by operating activities during the year ended December 31, 2002. This decrease was attributed to a 15% reduction in the average collection of accounts receivable.

Investing Activities

During the nine months ended September 30, 2005, cash used in investing activities decreased $1.75 million when compared to the nine months ended September 30, 2004. This decrease is attributed to a reduction in the purchase of capital equipment for a major data services customer in 2005.

During the year ended December 31, 2004, cash used in investing activities increased $2.54 million as compared to the year ended December 31, 2003. This increase is attributed to the purchase of ATM equipment leased to a major data services customer.

During the year ended December 31, 2003, cash used in investing activities increased $88,000 as compared to the year ended December 31, 2002. This increase is attributed to purchases of ATM equipment for a major data services customer and offset with proceeds from the sale of a subsidiary.

Financing Activities

During the nine months ended September 30, 2005 we used cash from operating activities to repay all bank loans. During the nine months ended September 30, 2004, we repaid $981,000 in debt financing used to fund the purchase of additional ATM equipment in 2004.

During the year ended December 31, 2004 we financed our purchase of ATM equipment, for a major data services customer bank loans totaling $961,000. We made debt payments on these loans during the year ended December 31, 2004 in the amount of $1.102 million. Management fees of $1.377 million were distributed during the year ended December 31, 2004. We had no other financing activity during the year ended December 31, 2004.

During the year ended December 31, 2003, we made distributed management fees in the amount of $3.026 million. We borrowed $1.153 million and made $218,000 in debt repayments on these loans. The $1.153 million in borrowed funds funded an expansion of our data delivery services and management fee distributions.

Results of Operations, Fiji and Other Pacific Island Nations

What follows are the financial results for our operating subsidiaries, Datec Fiji Limited, Generic Technology Limited, Network Services Limited, Datec Vanuatu Limited, Datec Solomon Island, Datec Tonga Limited, Datec Samoa Ltd., Datec Investments Limited, Mobile Technology Solutions, Brocker Technology Group NZ Limited, and Datec Australia Pty Limited for the periods indicated.

Financial Performance

The following table sets forth certain financial data for the periods indicated.

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004	Year Ended December 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002

Revenue:
Product Sales	$6,037,553	$7,016,890	$11,083,677	$12,641,495	$7,996,607
Professional Services	3,316,422	5,483,156	6,227,178	4,856,540	2,616,524

Total Revenue	9,353,957	12,500,046	17,310,855	17,498,035	10,613,131

Expenses:
Cost of sales	5,357,515	5,754,692	9,822,006	9,562,975	5,717,730
Network Operations	272,434	264,941	316,246	279,016	209,877
Sales & Marketing	672,951	1,147,336	1,284,120	1,204,120	877,808
Maintenance & Support	1,349,325	1,631,812	1,669,812	1,522,646	733,122
General & Administrative	2,705,637	2,857,259	4,044,712	3,104,418	1,670,769
Depreciation & Amortization	377,754	474,607	596,081	551,012	331,633

Total operating expenses	10,735,616	12,130,647	17,732,977	16,224,187	9,540,939

Net Profit (Loss) From Operations	(1,381,659)	369,399	(422,122)	1,273,848	1,072,192

Other Income (Expenses)
Interest income	494	395	562	98	—
Interest expense	(190,846)	(251,986)	(342,133)	(443,270)	(593,141)
Other Income	277,604		(24,659)	767	(14,755)
Foreign Exchange Gain (Loss)—Unrealized			(23,651)	53,703	102,906
Foreign Exchange Gain (Loss)—Realized	24,493	27,648	18,587		—

Total Other Income (Expense)	111,745	(223,943)	(371,294)	(388,702)	(504,990)

Income/(Loss) Before Income Taxes	(1,269,916)	145,456	(793,416)	885,146	567,202

Income Tax Expense	(262,938)	141,546	(243,168)	105,623	85,731
Minority Interest in Net Profit after Taxation	528	83,539	120,175	(7,675)	11,978

Net Income (Loss)	$(1,532,324)	$370,541	$(916,409)	$983,094	$664,911

Nine Months Ended September 30, 2005 Compared to the Nine Months Ended September 30, 2004.

Revenues. During the nine months ended September 30, 2005, revenues decreased by $3,146,091, or 25.2% compared to the nine months ended September 30, 2004. This decline was attributed to our sale of Certus Consulting Ltd., an IT technology and consulting company in September, which eliminated a source of revenue from these operations.

Our revenues consist of amounts for product sales and professional services and other revenue as set forth in the following table for the periods indicated.

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
Revenues:
Product Sales	$6,037,553	$7,016,890
Professional Services	3,316,422	5,483,156

Total	$9,353,975	$12,500,046

During the nine months ended September 30, 2005, product sales revenues decreased by $979,357 or 14.0% compared to the nine months ended September 30, 2004. This decline was attributed to the sale of Certus Consulting, Ltd. in September 2004.

During the nine months ended September 30, 2005, professional services revenues decreased by $2,166,734 or 39.5% compared to the nine months ended September 30, 2004. This decline was attributed to the sale of Certus Consulting, Ltd. in September 2004.

Operating Expenses. During the nine months ended September 30, 2005, operating expenses decreased $1,395,032, or 11.5%, compared to the nine months ended September 30, 2004. Our operating expenses including amounts for network operations, sales and marketing, maintenance and support, general and administrative expenses and depreciation and amortization are set forth in the following table for the periods indicated.

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
Operating Expenses:
Cost of Sales	$5,357,515	$5,754,692
Network Operations	272,433	264,941
Sales & Marketing	672,951	1,147,366
Maintenance & Support	1,349,325	1,631,812
General & Administrative	2,705,637	2,857,259
Depreciation & Amortization	377,754	474,607

Total	$10,735,618	$12,130,647

Cost of Product Sales. During the nine months ended September 30, 2005, cost of product sales decreased $397,177, or 6.9%, compared to the nine months ended September 30, 2004. Our cost of product sales including amounts for cost of product sales and miscellaneous costs are set forth in the following table for the periods indicated.

Cost of Product Sales	$5,332,278	$5,742,317
Misc	25,237	12,375

Total	$5,357,515	$5,754,692

Network Operations. During the nine months ended September 30, 2005, network operations expense increased $7,493, or 2.8%, compared to the nine months ended September 30, 2004. Our network operations costs including amounts for salary expenses and miscellaneous expenses are set forth in the following table for the periods indicated.

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
Network Operations:
Salaries	$262,930	$251,596
Miscellaneous	9,504	13,345

Total	$272,434	$264,941

During the nine months ended September 30, 2005, salary expense increased $11,334, or 4.5%, compared to the nine months ended September 30, 2004. The increase was attributed to increases in the salaries of existing employees and the hiring of new employees, due to increased demand for network operations services.

Sales and Marketing. During the nine months ended September 30, 2005, sales and marketing expense decreased $474,385, or 41.3%, compared to the nine months ended September 30, 2004. Our sales and marketing costs, including amounts for salary expenses, advertising and marketing, and miscellaneous expenses are set forth in the following table for the periods indicated.

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
Sales and Marketing:
Salaries	$598,909	$948,721
Advertising	46,006	149,149
Miscellaneous Expenses	28,036	49,466

Total	$672,951	$1,147,336

During the nine months ended September 30, 2005, salary expense decreased $349,812, or 36.9%, compared to the nine months ended September 30, 2004. The decrease is the result of the restructuring of our sales operations in Fiji and the elimination of certain personnel expenses due to the sale of Certus.

During the nine months ended September 30, 2005, advertising expense decreased $103,143, or 69.2%, compared to the nine months ended September 30, 2004. The decrease is attributed to the elimination of certain expenses due to the sale of Certus.

During the nine months ended September 30, 2005, miscellaneous expense decreased $21,430, or 43.3%, compared to the nine months ended September 30, 2004. The decrease is attributed to the elimination of certain expenses due to the sale of Certus.

Maintenance and Support. During the nine months ended September 30, 2005, maintenance and support expense decreased $282,487, or 17.3%, compared to the nine months ended September 30, 2004. Our maintenance and support expense, including amounts for salary expense and miscellaneous expense, are set forth in the following table for the periods indicated.

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
Maintenance and Support:
Salaries	$1,338,276	$1,631,812
Miscellaneous	11,049	—

Total	$1,349,325	$1,631,812

During the nine months ended September 30, 2005, salary expense decreased $293,536, or 18.0%, compared to the nine months ended September 30, 2004. The decrease is the result of the the elimination of certain expense, due to the sale of Certus.

During the nine months ended September 30, 2005, miscellaneous expense increased $11,049, compared to the nine months ended September 30, 2004. The increase is attributed to minor expenses incurred as part of our internal maintenance and support reorganization.

General and Administrative. During the nine months ended September 30, 2005, general and administrative expenses decreased $151,621, or 5.3%, compared to the nine months ended September 30, 2004. Our general and administrative expenses, including amounts for travel and accommodations, legal fees, salary expenses, insurance, utilities, audit fees, telephone and tolls, motor vehicle expenses, building rents and other general and administrative costs are set forth in the following table for the periods indicated.

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
General and Administrative:
Travel	$131,310	$235,350
Legal Fees	15,897	18,516
Salary Expense	908,090	1,077,201
Insurance	71,318	61,868
Utilities	45,856	61,112
Audit Fees	73,575	70,778
Telephone/Tolls	143,275	179,682
Motor Vehicle	107,008	133,638
Building Rents	334,189	378,674
Other G&A	875,119	640,439

Total	$2,705,637	$2,857,258

During the nine months ended September 30, 2005, travel expense decreased $104,040, or 44.2%, compared to the nine months ended September 30, 2004. The decrease is the result of the discontinuing of certain operations due to the sale of Certus.

During the nine months ended September 30, 2005, legal fee expense decreased $2,619, or 14.1%, compared to the nine months ended September 30, 2004. The decrease is the result of the discontinuing of certain operations due to the sale of Certus.

During the nine months ended September 30, 2005, salary expense decreased $169,111, or 15.7%, compared to the nine months ended September 30, 2004. $48,669 of the decrease is the result of the discontinuing of certain operations due to the sale of Certus. $94,421 of the reduction was attributed to restructuring of our internal management in Fiji and salary reductions for our New Zealand operations.

During the nine months ended September 30, 2005, insurance costs increased $9,450, or 15.3%, compared to the nine months ended September 30, 2004. This increase is attributed to insurance on the purchase of new equipment for our operations in the Solomon Islands and New Zealand.

During the nine months ended September 30, 2005, utility costs decreased $15,256, or 25.0%, compared to the nine months ended September 30, 2004. This decreased is attributed to cost reduction efforts implemented during 2005.

During the nine months ended September 30, 2005, telephone and toll expense decreased $36,407, or 20.3%, compared to the nine months ended September 30, 2004. The decrease is the result of the discontinuing of certain expenses due to the sale of Certus.

During the nine months ended September 30, 2005, motor vehicle expense decreased $26,630, or 19.9%, compared to the nine months ended September 30, 2004. The decrease is the result of the discontinuing of certain operations due to the sale of Certus.

During the nine months ended September 30, 2005, other general and administrative expense increased $234,680, or 36.6%, compared to the nine months ended September 30, 2004. This increase is attributed to a $234,000 increase in management fees paid.

Depreciation and Amortization. During the nine months ended September 30, 2005, depreciation and amortization decreased to $377,754 from $474,607 in the same period in 2004, a decrease of $96,853, or 20.4%. $120,498 of this decrease is the result of the discontinuing of certain operations due to the sale of Certus. This decrease was partially offset by an increase in depreciation and amortization in The Solomon Islands and New Zealand.

Interest Expense. During the nine months ended September 30, 2005, interest expense decreased $61,140, or 24.3%, compared to the nine months ended September 30, 2004. This decrease was attributed to reduced amounts payable under our credit line.

Year ended December 31, 2004 Compared to the Year ended December 31, 2003.

Revenues. During the year ended December 31, 2004, revenues decreased $187,180, or 1.1% compared to the year ended December 31, 2003. Our revenues consist of amounts for product sales, professional services and other revenues as set forth in the following table for the periods indicated.

	Year Ended December 31, 2004	Year Ended December 31, 2003
Revenues:
Product Sales	$11,083,677	$12,641,495
Professional Services	6,227,178	4,856,540

Total	$17,310,855	$17,498,035

During the year ended December 31, 2004, product sales revenues decreased by $1,557,818 or 12.3% compared to the year ended December 31, 2003. This decline was attributed to a decrease in sales from Certus Consulting Limited.

During the year ended December 31, 2004, professional services revenues increased $1,370,630 million or 28.2% compared to the year ended December 31, 2003. This increase was attributed to a decrease in sales from Certus Consulting Limited.

Operating Expenses. During the year ended December 31, 2004, operating expenses increased $1,508,790, or 9.3%, compared to the year ended December 31, 2003. Our operating expenses, including amounts for cost of sales, network operations, sales and marketing, maintenance and support, general and administrative and depreciation and amortization are set forth in the following table for the periods indicated.

	Year Ended December 31, 2004	Year Ended December 31, 2003
Operating Expenses:
Cost of Sales	$9,822,006	$9,562,975
Network Operations	316,246	279,016
Sales & Marketing	1,284,120	1,204,120
Maintenance & Support	1,669,812	1,522,646
General & Administrative	4,044,712	3,104,418
Depreciation & Amortization	596,081	551,012

Total	$17,732,977	$16,224,187

Cost of Sales. During the year ended December 31, 2004, cost of sales increased $259,031, or 2.7%, compared to the year ended December 31, 2003. Our cost of equipment sales including amounts for cost of product sales and miscellaneous costs are set forth in the following table for the periods indicated.

	Year Ended December 31, 2004	Year Ended December 31, 2003
Cost of Sales:
Cost of Product Sales	$9,822,006	$9,562,975

Total	$9,822,006	$9,562,975

During the year ended December 31, 2004, cost of product sales increased $259,031, or 2.7%, compared to the year ended December 31, 2003. This increase is attributed to a reduction in the discounts received from some of our vendors.

Network Operations. During the year ended December 31, 2004, network operations costs increased $37,230, or 13.3%, compared to the year ended December 31, 2003. Our network operations costs, including amounts for salary expense and miscellaneous expense are set forth in the following table for the periods indicated.

	Year Ended December 31, 2004	Year Ended December 31, 2003
Network Operations:
Salaries	$303,204	$265,366
Miscellaneous	13,042	13,650

Total	$316,246	$279,016

During the year ended December 31, 2004, salary expense increased $37,838, or 14.3%, compared to the year ended December 31, 2003. The increase was attributed to merit-based increases in the salaries of existing employees.

Sales and Marketing. During the year ended December 31, 2004, sales and marketing expense increased $80,000, or 6.6%, compared to the year ended December 31, 2003. Our sales and marketing costs, including amounts for salary expense, advertising and miscellaneous expense are set forth in the following table for the periods indicated.

	Year Ended December 31, 2004	Year Ended December 31, 2003
Sales and Marketing:
Salaries	$1,032,519	$908,146
Advertising	174,579	236,356
Miscellaneous	77,022	59,618

Total	$1,284,120	$1,204,120

During the year ended December 31, 2004, salary expense increased $124,373, or 13.7%, compared to the year ended December 31, 2003. The increase is the result of additional hiring and merit-based salary increases.

During the year ended December 31, 2004, advertising expense decreased $61,777, or 26.1%%, compared to the year ended December 31, 2003. The decrease is the result of management’s review of marketing costs and implementation of a more targeted approach to marketing activities.

During the year ended December 31, 2004, miscellaneous expense increased $17,404, or 29.2%, compared to the year ended December 31, 2003. The increase is attributed to the expenses due to the sale of Certus.

Maintenance and Support. During the year ended December 31, 2004, maintenance and support expense increased $147,166, or 9.7%, compared to the year ended December 31, 2003. Our maintenance and support expense, including amounts for salary expense and miscellaneous expense, are set forth in the following table for the periods indicated.

	Year Ended December 31, 2004	Year Ended December 31, 2003
Maintenance and Support:
Salaries	$1,546,289	$1,444,112
Miscellaneous	123,523	78,534

Total	$1,669,812	$1,522,646

During the year ended December 31, 2004, salary expense increased $102,177, or 7.1%, compared to the year ended December 31, 2003. This increase is attributed to increased personnel in our operations in New Zealand, Australia and Fiji.

During the year ended December 31, 2004, miscellaneous expense increased $44,989, or 57.2%, compared to the year ended December 31, 2003. The increased is attributed to our expansion into other Pacific Island countries during the period.

General and Administrative. During the year ended December 31, 2004, general and administrative expense increased $940,295, or 30.3%, compared to the year ended December 31, 2003. Our general and administrative expense, including amounts for travel, legal fees, salary expense, insurance, utilities, audit fees, telephone and tolls, motor vehicle expenses, building rents and other general and administrative costs, are set forth in the following table for the periods indicated.

	Year Ended December 31, 2004	Year Ended December 31, 2003
General and Administrative:
Travel	$417,295	$308,557
Legal Fees	21,041	68,102
Salary Expense	1,145,509	1,097,491
Insurance	89,976	114,508
Utilities	77,198	22,061
Audit Fees	86,072	145,507
Telephone/Tolls	248,142	272,036
Motor Vehicle	169,170	143,624
Building Rents	516,653	448,569
Other G&A	1,273,657	483,963

Total	$4,044,713	$3,104,418

During the year ended December 31, 2004, travel expense increased $108,738 or 35.2%, compared to the year ended December 31, 2003. The increase was attributed to expanded operations in New Zealand and Fiji, including the formation of a new subsidiary in New Zealand.

During the year ended December 31, 2004, legal fees decreased $47,061, or 69.1%, compared to the year ended December 31, 2003. The decrease is the result of a expense resulting from the ceased operations of a subsidiary.

During the year ended December 31, 2004, salary expense increased $48,018, or 4.4%, compared to the year ended December 31, 2003. This increase is the result of increased personnel and merit-based salary increases.

During the year ended December 31, 2004, insurance costs decreased $24,532, or 21.4%, compared to the year ended December 31, 2003. This decrease is attributed to a reduction in the value of our assets in Fiji and reduced insurance premiums.

During the year ended December 31, 2004, utility costs increased $55,137, or 249.9%, compared to the year ended December 31, 2003. This increase was attributed to the increased cost of electricity from our expansion into other Pacific markets.

During the year ended December 31, 2004, audit fees decreased $59,435, or 40.8%, compared to the year ended December 31, 2003. This decrease was attributed to increased efficiency in our internal accounting procedures and the selection of a new auditor.

During the year ended December 31, 2004, telephone and toll expense decreased $23,894, or 8.8%, compared to the year ended December 31, 2003. The increase is attributed to expanded activity in PINS and new operations in New Zealand and Fiji, including the formation of a new subsidiary in New Zealand.

During the year ended December 31, 2004, motor vehicle expense increased $25,546, or 17.8%, compared to the year ended December 31, 2003. The increase is the result of increased cost of maintenance incurred during the period.

During the year ended December 31, 2004, other building rents increased $68,084, or 15.2%, compared to the year ended December 31, 2003. This increase was the result of the need for additional office space, resulting from our new operations in New Zealand.

During the year ended December 31, 2004, other general and administrative expense increased $789,694, or 163.2%, compared to the year ended December 31, 2003. This increase is attributed to an increase in management fees paid.

Depreciation and Amortization. During the year ended December 31, 2004, depreciation and amortization expense increased $35,055, or 6.5%, compared to the year ended December 31, 2003. This increase was attributed to expanded operations in New Zealand and our acquisition of an entity in New Zealand.

Interest Expense. During the year ended December 31, 2004, interest expense decreased to $342,133 from $443,270 in the same period in 2003, a decrease of $101,137, or 22.8%. This decrease is the result of reduced borrowings during the period.

Year ended December 31, 2003 Compared to the Year ended December 31, 2002.

Revenues. During the year ended December 31, 2003, revenues increased $6,517,117, or 57.2% compared to the year ended December 31, 2002. Our revenues consist of amounts for product sales, professional services and other revenue, as set forth in the following table for the periods indicated.

	Year Ended December 31, 2003	Year Ended December 31, 2002
Revenues:
Product Sales	$12,641,495	$7,966,607
Professional Services	4,856,540	2,616,524

Total	$17,498,035	$10,613,131

During the year ended December 31, 2003, product sales revenues increased $4,674,888 or 58.7% compared to the year ended December 31, 2002. This increase was attributed to increased product sales from new retail locations.

During the year ended December 31, 2003, professional services revenues increased $2,240,016 or 85.6% compared to the year ended December 31, 2002. This increase was attributed to sales from Certus Consulting Limited.

Operating Expenses. During the year ended December 31, 2003, operating expenses increased $6,683,248, or 70.0%, compared to the year ended December 31, 2002. Our operating expense including amounts for network operations, sales and marketing, maintenance and support, general and administrative expense and depreciation cost of sales amortization, are set forth in the following table for the periods indicated.

	Year Ended December 31, 2003	Year Ended December 31, 2002
Operating Expenses:
Cost of Sales	$9,562,975	$5,717,730
Network Operations	279,016	209,877
Sales & Marketing	1,204,120	877,808
Maintenance & Support	1,522,646	733,122
General & Administrative	3,104,418	1,670,769
Depreciation & Amortization	551,012	331,633

Total	$16,224,187	$9,540,939

Cost of Sales. During the year ended December 31, 2003, cost of sales increased $3,845,245 or 67.3%, compared to the year ended December 31, 2002. Our cost of equipment sales including amounts for cost of product sales and miscellaneous costs are set forth in the following table for the periods indicated.

	Year Ended December 31, 2003	Year Ended December 31, 2002
Cost of Sales:
Cost of Product Sales	$9,562,975	$5,717,730

Total	$9,562,975	$5,717,730

During the year ended December 31, 2003, cost of product sales increased $3,845,245 million, or 67.3%, compared to the year ended December 31, 2002. This increase is attributed to sales from Certus Consulting Limited and the expansion of our operations into Tonga, Vanuatu, and the Cook Islands in December 2002.

Network Operations. During the year ended December 31, 2003, network operations costs increased $69,139, or 32.9%, compared to the year ended December 31, 2002. Our network operations costs include amounts for salary expense and miscellaneous expense are set forth in the following table for the periods indicated.

	Year Ended December 31, 2003	Year Ended December 31, 2002
Network Operations:
Salaries	$265,366	$209,011
Miscellaneous	13,650	866

Total	$279,016	$209,877

During the year ended December 31, 2003, salary expense increased $56,355, or 27.0%, compared to the year ended December 31, 2002. The increase was attributed to merit-based increases in the salaries of existing employees.

Sales and Marketing. During the year ended December 31, 2003, sales and marketing expense increased $326,312, or 37.2%, compared to the year ended December 31, 2002. Our sales and marketing costs, including amounts for salary expense, advertising and miscellaneous expense are set forth in the following table for the periods indicated.

	Year Ended December 31, 2003	Year Ended December 31, 2002
Sales and Marketing:
Salaries	$908,146	$703,067
Advertising	236,356	131,056
Misc Expenses	59,618	43,685

Total	$1,204,120	$877,808

During the year ended December 31, 2003, salary expense increased $205,079, or 29.2%, compared to the year ended December 31, 2002. The increase is the result of additional hiring due to expansion into other markets in the Pacific region.

During the year ended December 31, 2003, advertising expense increased $105,300, or 80.3%, compared to the year ended December 31, 2002. The increase was attributed to the overall increase in promotional activities for the opening of new locations.

Maintenance and Support. During the year ended December 31, 2003, maintenance and support expense increased $789,524, or 107.7%, compared to the year ended December 31, 2002. Our maintenance and support expense, including amounts for salary expense and miscellaneous expense are set forth in the following table for the periods indicated.

	Year Ended December 31, 2003	Year Ended December 31, 2002
Maintenance and Support:
Salaries	$1,444,112	$696,512
Miscellaneous	78,534	36,610

Total	$1,522,646	$733,122

During the year ended December 31, 2003, salary expense increased $747,600, or 107.3%, compared to the year ended December 31, 2002. $864,000 of this increase was almost entirely related to increased personnel for our operations in New Zealand, Australia and Fiji.

During the year ended December 31, 2003, miscellaneous expense increased $41,924, or 114.5%, compared to the year ended December 31, 2002. This increase is attributed to costs incurred as a result of increased personnel hired during the period.

General and Administrative. During the year ended December 31, 2003, general and administrative expense increased $1,433,649, or 85.8%, compared to the year ended December 31, 2002. Our general and administrative expense, including amounts for travel, legal fees, salary expense, insurance, utilities, audit fees, telephone and tolls, motor vehicle expense, building rents and other general and administrative costs are set forth in the following table for the periods indicated.

	Year Ended December 31, 2003	Year Ended December 31, 2002
General and Administrative:
Travel	$308,557	$200,843
Legal Fees	68,102	48,992
Salary Expense	1,097,491	694,523
Insurance	114,508	70,105
Utilities	22,061	17,565
Audit Fees	145,507	97,984
Telephone/Tolls	272,036	163,472
Motor Vehicle	143,624	97,984
Building Rents	448,569	279,301
Other G&A	483,963	—

Total	$3,104,418	$1,670,769

During the year ended December 31, 2003, travel expense increased $107,714 or 53.6%, compared to the year ended December 31, 2002. The increase was attributed to expanded operations in New Zealand and Fiji, including the formation of a new subsidiary in New Zealand.

During the year ended December 31, 2003, legal fees increased $19,110, or 39.0%, compared to the year ended December 31, 2002. The increase was attributed to costs associated with the Certus acquisition.

During the year ended December 31, 2003, salary expense increased $402,968, or 58.0%, compared to the year ended December 31, 2002. This increase is the result of increased personnel and merit-based salary increases.

During the year ended December 31, 2003, insurance costs increased $44,403, or 63.3%, compared to the year ended December 31, 2002. This decrease is attributed to an increase in asset values and coverage requirements related to the Certus acquisition.

During the year ended December 31, 2003, utility costs increased $4,496, or 25.6%, compared to the year ended December 31, 2002. This increase was attributed to the Certus acquisition.

During the year ended December 31, 2003, audit fees increased $47,523, or 48.5%, compared to the year ended December 31, 2002. This increase was attributed to Certus acquisition and increased operations in the Pacific.

During the year ended December 31, 2003, telephone and toll expense increased $108,564, or 66.4%, compared to the year ended December 31, 2002. The increase is attributed to expanded activity in PINS and the formation of a new subsidiary in New Zealand.

During the year ended December 31, 2003, motor vehicle expense increased $45,640, or 46.6%, compared to the year ended December 31, 2002. The increase is the result of the Certus acquisition.

During the year ended December 31, 2003, other building rents increased $169,268, or 60.6%, compared to the year ended December 31, 2002. This increase was the result of the need for additional office space, as a result of the Certus acquisition.

During the year ended December 31, 2003, other general and administrative expense increased $483,963, compared to the year ended December 31, 2002. This increase is attributed to the Certus acquisition and the expansion operations in PINS.

Depreciation and Amortization. During the year ended December 31, 2003, depreciation and amortization expense increased $209,373, or 63.2%, compared to the year ended December 31, 2002. This increase was attributed to expanded operations in New Zealand and the Certus acquisition.

Interest Expense. During the year ended December 31, 2003, interest expense decreased to $443,270 from $593,141 for the same period in 2002, an increase of $149,871 or 25.3%. This decrease is the result of decreased borrowings during the period.

Liquidity and Capital Resources, Fiji and Other Pacific Island Nations

Our principal sources of liquidity are cash generated from operations and cash available from available external financing arrangements. We believe that cash generated from operations will be sufficient to meet our operating and capital requirements through at least the next 12 months. However, we may seek additional debt or equity financing to fund future development activities or to ensure liquidity.

Liquidity and Capital Resources

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003	2002
Cash Flows Provided By (Used In) (dollars in ‘000s)
Operating activities	$(5,370)	$978	$(1,721)	$(2,165)	$488
Investing activities	5,685	113	(508)	(1,358)	(278)
Financing activities	181	(1,419)	1,934	3,155	(1,093)

Increase (Decrease) In Cash and Cash Equivalents	$496	$(329)	$(295)	$(368)	$(883)

Operating Activities

Cash provided by operating activities decreased $4.3 million for the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004. The decrease was primarily attributable to poor operating performance and a stock write down in Fiji.

Cash provided by operating activities increased $0.4 million during the year ended December 31, 2004 compared to the year ended December 31, 2003. This increase was attributed to the Certus acquisition.

Cash provided by operating activities decreased $2.6 million during the year ended December 31, 2003 compared to the year ended December 31, 2002. This decrease was the result of poorer operating performance and decreased collection of accounts receivable.

Investing Activities

During the nine months ended September 30, 2005, cash provided by investing activities increased $5.572 million compared to the nine months ended September 30, 2005. This increase was attributed primarily to the sale of a building during 2005.

During the year ended December 31, 2004, cash used in investing activities decreased $850,000 compared to the year ended December 31, 2003. This increase was attributed primarily to our expansion into other Pacific markets.

During the year ended December 31, 2003, cash used in investing activities increased by $1.08 million compared to the year ended December 31, 2002. This increase was attributed primarily to our expansion into other Pacific markets.

Financing Activities

During the nine months ended September 30, 2005, cash provided by financing activities increased $1.6 million compared to the nine months ended September 30, 2005. This decrease was attributed primarily to the repayment of debt during 2004.

During the year ended December 31, 2004, cash provided by financing activities decreased $1.22 million compared to the year ended December 31, 2003. This decrease was attributed primarily to the reduction of credit facilities used to meet working capital requirements in Fiji.

During the year ended December 31, 2003, cash provided by financing activities decreased $4.2 million compared to the year ended December 31, 2002. This decrease was attributed primarily to an increase in our credit facility in Fiji.

Results of Operations, North America, including The Caribbean

On August 1, 2003, our underground boring and construction business became insolvent and we filed a voluntary petition for reorganization under Chapter 11 of Title 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of Arkansas. On September 14, 2004, the Court confirmed our Plan of Reorganization. By virtue of the confirmation order, we emerged from bankruptcy and obtained a discharge pursuant to Section 1141 of the Bankruptcy Code. Our Plan of Reorganization implemented a comprehensive financial reorganization that significantly reduced our outstanding indebtedness. On January 30, 2006, as a result of the AST Acquisition and Datec Acquisition, Stanford our majority shareholder, contributed all of our outstanding indebtedness into equity. Due to our emergence from bankruptcy we have implemented the “fresh start” accounting provisions of AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” (“SOP 90-7”) to our financial statements.

Since all of our operations prior to 2006 were discontinued (and all of our related assets sold to unrelated third parties) the results of operations of these construction activities are described as follows:

Discontinued Operations. During the first quarter of 2005, the Company implemented a plan to discontinue substantially all of its current operations. The Company plans to generate future revenue by utilizing its remaining assets, consisting primarily of personal communication services licenses, and acquiring various telecom and technology company. Prior to January 2005, the Company was involved in other activities including: (i) setting up wireless internet capabilities in major hotel and apartment complexes, (ii) providing end-to-end infrastructure solutions for the wireless communication and cable television industries, which was comprised primarily of maintaining and constructing cell towers and (iii) providing underground horizontal directional boring technology and related underground construction services to telecommunication and cable television providers, water and sewer systems, and natural gas pipelines. As of September 30, 2005, the Company’s primary assets are personal communication services licenses.

Pursuant to a Merger Agreement dated May 20, 2004, on December 31, 2004, we merged with eLandia Technologies, Inc. (“Technologies”) by issuing 744,188 shares of our common stock to the stockholders of Technologies in exchange for their 744,188 shares of Technologies. As a result of this merger, Technologies became a wholly-owned subsidiary of the Company. Stanford Venture Capital Holdings (“SVCH”) was the majority stockholder of Technologies and the Company. To account for this common control, we have consolidated the operations of Technologies retroactively to September 14, 2004 in a format similar to a pooling of interests.

As a result of our emergence from bankruptcy and the application of fresh-start accounting, our consolidated financial statements for the periods commencing on September 15, 2004 are referred to as the “Successor Company” and will not be comparable with any periods prior to September 15, 2004, which are referred to as the “Predecessor Company” in this registration statement. All references to the periods ended September 30, 2005 and the period from September 15, 2004 to September 30, 2004 are to the Successor Company. All references to the period ended September 14, 2004, are to the Predecessor Company.

The following table sets forth our financial performance for the nine months ended September 30, 2005, from September 15, 2004 to September 30, 2004, from January 1, 2004 to September 14, 2004, from September 15, 2004 to December 31, 2004 and from January 1, 2004 to September 14, 2004. The data has been derived from our historical consolidated financial statements. The information contained in the following table should also be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for our North American operating segment,” and our historical consolidated financial statements and related notes included elsewhere in this report.

Elandia, Inc. & Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED	For the Nine Months Ended September 30, 2005 (Successor Company)	From September 15, 2004 to September 30, 2004 (Successor Company)	From January 1, 2004 to September 14, 2004 (Predecessor Company)	From September 15, 2004 to December 31, 2004 (Successor Company)	From January 1, 2004 to September 14, 2004 (Predecessor Company)
REVENUE	$—	$—	$—	$—	$—

COST AND EXPENSES
General, selling and administrative expenses	2,656,285	151,161	—	1,125,072	—

OPERATING LOSS	(2,656,285)	(151,161)	—	(1,125,072)	—

OTHER (EXPENSE) INCOME
Interest expense	(1,300,790)	(49,618)	(341,668)	(145,101)	(341,668)
Reorganization items (including legal and trustee fees)			(596,250)	—	(596,250)
Gain on extinguishment of debt and other bankruptcy items			2,968,675	—	2,968,675
Loss on abandonment of equipment			(887,395)	—	(887,395)
Fresh-start accounting adjustments			4,631,022	—	4,631,022

LOSS INCOME FROM CONTINUING OPERATIONS	(3,957,075)	(200,779)	5,774,384	(1,270,173)	5,774,384

DISCONTINUED OPERATIONS

Discontinued operations	(1,088,963)	(470,160)	(3,950,931)	(2,103,501)	(3,950,931)
Goodwill impairment	(4,631,022)
Loss on sale of machinery and equipment	(1,799,915)

LOSS FROM DISCONTINUED OPERATIONS	(7,519,900)	(470,160)	(3,950,931)	(2,103,501)	(3,950,931)

NET LOSS	$(11,476,975)	$(670,939)	$1,823,453	$(3,373,674)	$1,823,453

Successor Company Nine Months Ended September 30, 2005 Compared to the Successor Company from September 15, 2004 to September 30, 2004 and Predecessor Company from January 1, 2004 to September 14, 2004.

General, Selling and Administrative Expenses. General, selling and administrative expenses for the nine months ended September 30, 2005 were $2.66 million, an increase of $2.51 million from the $0.15 million of general, selling and administrative expenses incurred in the period from September 15, 2004 to September 30, 2004 (Successor company) and from January 1, 2004 to September 14, 2004 (Predecessor Company). Included in general, selling and administrative expenses for nine months ended September 30, 2005 was $1.07 million of non-cash stock compensation. Included in general, selling and administrative expenses were salaries and wages received by management as well as legal, accounting and other professional services.

Interest Expense. Interest expense for the nine months ended September 30, 2005 increased to $1.3 million from $0.39 million for the period from September 15, 2004 to September 30, 2004 (Successor company) and from January 1, 2004 to September 14, 2004 (Predecessor Company). This increase was due to the increased amount of debt incurred by the Company to fund its operations in 2005.

Other Income. Other income for the period from September 15, 2004 to September 30, 2004 (Successor company) and from January 1, 2004 to September 14, 2004 (Predecessor Company) was $5.43 million. Other income consisted of expenses and income adjustments of the Predecessor Company relating to the bankruptcy. Included in other income was a gain on extinguishment of debt in the amount of $2.97 million, a gain from fresh start accounting adjustments of $4.63 million, a loss on abandonment of machinery and equipment of $0.89 million and $0.6 million of expenses incurred as part of the reorganization.

Loss from Discontinued Operations. The loss from discontinued operations decreased to $1.09 million for the nine months ended September 30, 2005 from $4.42 million for the period from September 15, 2004 to September 30, 2004 (Successor company) and from January 1, 2004 to September 14, 2004 (Predecessor Company). This decrease was due to the efforts of management to reduce overhead expenses as part of plan to discontinue certain of its operations. The Company’s future plans are to generate income from its recently completed mergers with Datec Group Ltd. and AST Telecom LLC and by utilizing its remaining PCS assets.

Impairment Charge for Reorganization Value. An impairment charge for reorganization value of $4.63 million was recorded during the nine month period ending September 30, 2005. As part of its decision to discontinue certain of its operations and sell all equipment associated with its discontinued operations, the Company determined that the value of the machinery and equipment listed on its financial statements had been permanently impaired.

Loss on sale of machinery and equipment. During the nine month period ending September 30, 2005, the Company entered into an agreement to sell all of its machinery and equipment previously used in its discontinued operations. In conjunction with this sale, the Company recorded a loss of $1.8 million.

Successor Company from September 15, 2004 to December 31, 2004 and Predecessor Company from January 1, 2004 to September 14, 2004

General, Selling and Administrative Expenses. General, selling and administrative expenses from September 15, 2004 to December 31, 2004 (Successor Company) was $1.13 million. There was no general, selling and administrative expenses for the period from January 1, 2004 to September 14, 2004 (Predecessor Company) due to the classification of all general, selling and administrative expenses which occurred prior to September 14, 2004 as part of the loss from discontinued operations. Included in general, selling and administrative expenses were salaries and wages received by management as well as legal, accounting and other professional services.

Interest Expense. Interest expense from September 15, 2004, to December 31, 2004 was $145,101. Interest expense from January 1, 2004 to September 14, 2004 was $341,668. Interest expense was incurred on borrowings made by the Company as part of its Joint Plan of Reorganization.

Other Income. Other Income for the period from September 15, 2004 to September 30, 2004 (Successor company) and from January 1, 2004 to September 14, 2004 (Predecessor Company) was $5.43 million. Other income consisted of expenses and income adjustments of the Predecessor Company relating to the bankruptcy. Included in other income was a gain on extinguishment of debt in the amount of $2.97 million, a gain from fresh start accounting adjustments of $4.63 million, a loss on abandonment of machinery and equipment of $0.89 million and $0.6 million of expenses incurred as part of the reorganization.

Loss from Discontinued Operations. The loss from discontinued operations for the period from September 14, 2004 to December 31, 2004 (Successor Company) was $2.10 million while the loss from discontinued operations for the period from January 1, 2004 to September 14, 2004 (Predecessor Company) was $3.95 million. The Company’s future plans are to generate income from its recently completed mergers with Datec Group Ltd. and AST Telecom LLC and by utilizing its remaining PCS assets.

Liquidity and Capital Resources

Operating Activities

Cash used in operating activities for the nine months ended September 30, 2005 was $957,268. This was a decrease of $1,722,178 from the combined net cash used in operating activities from the period from September 15, 2004 to September 30, 2004 (Successor Company) and the period from January 1, 2004 to September 14, 2004 (Predecessor Company). Cash used in operating activities for the period from September 15, 2004 to September 30, 2004 (Successor Company) was $623,750 and cash used in operating activities for the period from January 1, 2004 to September 14, 2004 (Predecessor Company) was $2,055,696. The use of cash from operating activities was primarily related to the Company’s discontinued operations.

Cash used in operating activities for the period from September 15, 2004 to December 31, 2004 was $4,388,150. The use of cash from operating activities was primarily related to the Company’s discontinued operations.

Investing Activities

Cash provided by investing activities for the nine months ended September 30, 2005 was $367,098. This consisted of proceeds form the sale of equipment in the amount of $1,032,840 offset by costs incurred as a result of the acquisition of Datec Group Ltd. and AST Telecom LLC in the amount of $646,600 and $19,142 of costs incurred for the Company’s intangible assets. Cash used in investing activities for the period from September 15, 2004 to September 30, 2004 (Successor Company) was $210,636 consisting of acquisition costs relating to the Company’s merger with Technologies.

Cash used in investing activities for the period from September 15, 2004 to December 31, 2004 (Successor Company) was $376,453. Of this amount, $311,917 related to the purchase of intangible assets and $64,536 related to the purchase of furniture and equipment. There was no investing activity for the period from January 1, 2004 to September 14, 2004 (Predecessor Company).

Financing Activities

Cash provided from financing activities for the nine months ended September 30, 2005 (Successor Company) was $594,871 which consisted of borrowings under the Company’s Revolver Facility in the amount of $1,200,000 offset by the repayment of bank loans in the amount of $605,129. Cash provided from financing activities for the period from September 15, 2004 to September 30, 2004 (Successor Company) was $629,120 which consisted of borrowings under the Company’s Revolver Facility in the amount of $650,000 offset by the repayment of bank loans in the amount of $20,880. For the period from January 1, 2004 to September 14, 2004 (Predecessor Company), cash provided from financing activities was $2,039,975 which consisted of borrowings under the Company’s Secured Revolver and Revolver Facility in the amount of $2,860,000 offset by the repayment of bank loans in the amount of $820,025.

Cash provided from financing activities for the period from September 15, 2004 to December 31, 2004 (Successor Company) was $4,486,162 which consisted of borrowings under the Company’s Promissory Note and Revolver Facility in the amount of $4,600,000 offset by the repayment of bank loans in the amount of $113,838.

On February 10, 2006, we issued a promissory note to and entered into a note purchasing agreement with Stanford International Bank Limited (SIBL), an affiliate of our principal shareholder, in the principal amount of $2,300,000 for general working capital purposes. On February 10, 2006, we received $500,000 pursuant to the promissory note and draw-downs on the promissory note are available as follows: (i) $300,000 on or prior to March 31, 2006, (ii) $400,000 on or prior to March 31, 2006, (iii) $500,000 on or prior to June 30, 2006, (iv) $300,000 on or prior to September 30, 2006 and (v) $300,000 on or prior to December 31, 2006. The promissory note accrues interest at a rate of 8% per annum and is due on December 31, 2007. Interest payments under this note commence on April 1, 2006 and are payable on a quarterly basis. The principal amount of the note, together with any unpaid interest, is due in a single payment on December 31, 2007 or upon the occurrence of an equity or debt financing in excess of $8,000,000.

Future Capital Needs.

Our ability to meet our debt and working capital obligations will depend upon the future performance of our operating subsidiaries which will be affected by many factors, some of which are beyond our control. Based on our current level of operations, we anticipate that our operating cash flows and available credit facilities will be sufficient to fund our anticipated operational needs, for at least the next twelve months. We anticipate securing additional credit facilities to fund network and operational expansion in several of the markets in which we operate. If, however, we are unable to service our debt requirements as they become due or are unable to maintain ongoing compliance with restrictive covenants, we may be forced to adopt alternative strategies that may include reducing or delaying capital expenditures, selling assets, restructuring or refinancing indebtedness or seeking additional equity capital. There can be no assurances that any of these strategies could be effected on satisfactory terms, if at all.

Disclosure About Operational Risks, All Geographic Segments

Due to the expected expansion of our networks and increased acquisitions, we depend on management to accurately assess the costs of these transactions or projects and to properly evaluate our ability to generate cash from these operations within a defined period of time. We operate primarily in emerging markets, which offer little economic history as a basis for making such assessments.

As a result of price-based competition in our relevant markets, management must continue to monitor the prices of our competitors and costs associated with long haul satellite charges. We rely upon IBM Global Services to negotiate on our behalf with our largest single data center tenant. Therefore, the pricing structure for data center services in Papua New Guinea and Fiji is not wholly controlled by management.

Recurring indicators and risks that could materially affect the results of our operations in any period, include unpredictable economic and business conditions and industry trends, changes in currency markets and international currency exchanges, changes in consumer disposable income and consumer spending levels, the acceptance by consumers of existing service offerings and new technology, our ability to adjust to advances in technology and to quickly incorporate new technology into our existing products and services, changes in the regulatory environment in which we operate, increased competition in our operating markets, our ability to develop programs to support new technologies in television and telecommunications, the ability of our suppliers and vendors to deliver products, equipment, software and services, the outcome of any pending or threatened litigation, the availability of qualified personnel, our ability to comply with existing or new laws and regulations, changes in our strategic partner relationships and relationships with our investment partners and increased terrorism and political unrest in certain regions of the world.

Recent Accounting Pronouncements

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No . 3”. This Statement replaces APB Opinion No. 20, “Accounting Changes”, and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements”, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balance of the assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. This Statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections made after the date this Statement is issued. We are in the process of assessing the effect of SFAS 154 and does not expect its adoption will have a material effect on our financial position or results of operations.

In March 2005, the FASB issued Financial Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations – an interpretation of FASB Statement No. 143”. This Interpretation clarifies that the term “conditional asset retirement obligation” as used in FASB Statement No. 143 refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. An entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability should be recognized when incurred. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. This Interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. We do not expect to be impacted by the adoption of FIN 47, which will be effective for fiscal years ending after December 15, 2005.

Management does not believe that any recently issued, but not yet effective, accounting pronouncements if currently adopted would have a material effect on the accompanying consolidated financial statements.

Item 3.	Properties.

PROPERTY AND FACILITIES

We believe that our facilities are suitable and adequate, that they are being appropriately utilized in line with past experience and that they have sufficient capacity for their present intended purposes. We continuously review our anticipated requirements for facilities and, on the basis of that review, may from time to time acquire or lease additional facilities and/or dispose of existing facilities. A listing and description of our properties is set forth below:

Main Office

We lease approximately 2,302 square feet for our main office located at 1500 Cordova Road, Suite 300 in Fort Lauderdale, Florida. We pay rent of $58,000 per year under the lease. The lease expires on January 30, 2007. At our discretion, we may exercise an option to extend the lease for one additional term of three years.

Fiji

We lease approximately 9,634 square feet for our Fiji operations located at 18 Ackland Street in Vatuwaqa, Suva. We pay rent of approximately $48,427 per year under the lease. The lease commenced on April 1, 2005 and has a three year term. We may exercise three additional term renewal options at our discretion. The term for each such renewal is three years.

We lease approximately 10,706 square feet for our Fiji operations located at 68 Gordon Street in Suva. We pay rent of approximately $95,124 per year under the lease. The lease commenced on April 1, 2005 for a term of three years. At our discretion, we may exercise three additional term renewal options. The term for each such renewal is three years.

New Zealand

We lease approximately 2,582 square feet for our New Zealand operations located at 63 Albert Street in Auckland, New Zealand. We pay rent of approximately $35,953 per year under the lease. The lease commenced on January 1, 2005 for a term of three years. We have the right to renew for one additional three year term.

Papua New Guinea

We lease approximately 40,350 square feet for our Papua New Guinea operations located at Allotment 32 Section 38 in Hohola, N.C.D. We pay rent of approximately $510,000 per year under the lease. The lease terminates on March 31, 2010. We may exercise the option to renew for an additional term of five years at our discretion.

Solomon Islands

We lease approximately 1,011 square feet for our Solomon Islands operations located at 611 Mendana Avenue in Honiara. We pay rent of approximately $8,405 per year under the lease. The lease commenced on December 1, 2004 for a term two years. We have an option to extend our occupancy at the discretion of the landlord under the existing terms of the agreement.

Vanuatu

We lease approximately 514 square feet for our Vanuatu operations located at Shop 6 Ocean Walk, Father Lini Highway Port in Vila. We pay rent of approximately $21,831 per year under the lease.

Samoa

We lease approximately 679 square feet for our Samoa operations located in the Parker Building in Apia. We pay rent of $39,805 per year under the lease. The lease terminates on March 22, 2009. We may exercise the option to renew the lease at our discretion with the consent of the landlord.

Tonga

We lease approximately 3,327 square feet for our Tonga operations located at Shop 1, Fifita and Sons Shopping Centre in Nukualofa. We pay rent of approximately $16,414 per year under the lease. In connection with the Datec Merger, we assumed a lease agreement for this property for a term of five years. The lease terminates on April 26, 2007. We may exercise the option to renew the lease at our discretion with the consent of the landlord.

American Samoa

We lease approximately 6,752 square feet for our main offices in Nu’uuli Village. We pay rent of approximately $88,399 per year under the lease. The lease expires on January 31, 2016.

We lease approximately 700 square feet for our retail location in Pago Pago Village. We pay rent of approximately $9,324 per year under the lease. The lease expires on February 1, 2007.

Item 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about the beneficial ownership of our common stock as of February 1, 2006 for:

•	each stockholder known to us to beneficially own more than 5% of our common stock;

•	each named executive officer;

•	each named director; and

•	all of such directors and officers as a group.

As of February 1, 2006 there were 22,323,089 outstanding shares of common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Beneficial Ownership
	Number of Shares	Percent of Total
Stanford International Bank Ltd.	9,777,513	43.8%
W&R South Pacific, L.P. [1]	2,477,862	11.1%
Barry Rose[1]	2,477,862	11.1%
Michael Ah Koy[2]	2,217,022	9.9%
Krishna Sami[3]	1,380,174	6.2%
Sydney D. Camper III	978,200	4.3%
Harley L. Rollins[4]	180,002	*
James Ah Koy[5]	2,086,185	9.3%
Richard Gozia		*
Osmo Hautanen		*
Winston Thompson		*
All current executive officers and directors as a group (8 persons)

[1]	Includes 2,477,862 shares held by W&R South Pacific, L.P., a limited partnership organized under the laws of Washington State, owned and controlled by W&R, Inc., an American Samoa corporation, which is wholly owned by Mr. Rose and his wife. Mr. Rose and his wife are the managing partners of W&R South Pacific. They exercise shared voting and investment power over the shares held by W&R South Pacific L.P.

[2]	Includes 141,377 shares held by Michael Ah Koy and 2,075,685 shares held by Kelton Investments Limited, a corporation existing under the laws of Fiji, of which the JMA Family Trust holds a 62% ownership interest. James Ah Koy is the trustee of the JMA Family Trust and Michael Ah Koy holds a 9.5% beneficiary interest in the JMA Family Trust. James Ah Koy is the managing member of Kelton Investments Limited and exercises voting and investment power over the shares held by Kelton Investments Limited.

[3]	Includes 1,357,178 shares held by Sami Holdings Ltd, a private company controlled by Krishna Sami.

[4]	Includes 90,001 shares held by Mr. Rollins, subject to certain repurchase rights set forth in the Stock Purchase Agreement, dated November 14, 2005.

[5]	Includes 10,500 shares held by James Ah Koy and 2,075,685 shares held by Kelton Investments Limited, a corporation existing under the laws of Fiji, of which the JMA Family Trust holds a 62% ownership interest. James Ah Koy is the trustee of the JMA Family Trust and Michael Ah Koy holds a 9.5% beneficiary interest in the JMA Family Trust. James Ah Koy is the managing member of Kelton Investments Limited and exercises voting and investment power over the shares held by Kelton Investments Limited.

*	Indicates beneficial ownership of less than one percent of the total outstanding common stock.

Item 5.	Directors and Executive Officers.

MANAGEMENT

Directors and Officers

Our executive officers and directors and their ages as of the date of this registration statement are as follows.

Name	Age	Position
Michael Ah Koy	43	Acting Chief Executive Officer and Chief Operating Officer
Harley L. Rollins	34	Chief Financial Officer
Barry Rose	53	President of Operations, American Samoa and Samoa
James Ah Koy	69	Director
Sydney D. Camper III	52	Director
Richard M. Gozia[1]	61	Chairman of the Board of Directors
Osmo A. Hautanen[2]	51	Director
Winston Thompson	65	Director

[1]	Chairperson of the audit committee of our board of directors.

[2]	Chairperson of the governance, compensation and nominating compensation committee of our board of directors.

Michael Ah Koy serves as our acting Chief Executive Officer and our Chief Operating Officer. Prior to joining us, from January 2002 to February 2006, Mr. Ah Koy was chief executive officer of Datec Group Ltd. Mr. Ah Koy was a founding Director of Datec Fiji Ltd., formed in 1985. From 1985 to 1996, Mr. Ah Koy served in various capacities within Datec Group Ltd., including Marketing Director of Datec Fiji and General Manager of Datec Papua New Guinea (PNG) Pty Ltd. He currently serves as Chairman of Amalgamated Telikem Holdings PNG Pty Ltd., a joint venture between the Datec Group Ltd. and Steamships Trading Company Pty Ltd., a subsidiary of the Swire Group. Mr. Ah Koy has extensive commercial experience in Fiji and the South Pacific region and has served as director of a number of leading companies in the South Pacific. Mr. Ah Koy holds a Bachelor of Commerce from Auckland University. Mr. Ah Koy is the son of James Ah Koy, a member of our Board of Directors.

Harley L. Rollins has served as our Chief Financial Officer since September 2004. From January 2002 until September 2004, Mr. Rollins was President, Chief Executive Officer and Chairman of the Board of Directors of TVC Telecom, Inc., an international long distance carrier serving primarily the Caribbean and Latin America. From May 1997 to March 2001, Mr. Rollins served as chief financial officer of Technology Control Services, Inc. (TCS), a telecommunications software provider. During his tenure at TCS, Mr. Rollins also served as Managing Director of Interglobe Telecommunications, Ltd., a London-based telecommunications provider. From August 1996 to May 1997, Mr. Rollins was the Director of Finance, Treasury and External Reporting for US One Communications Corporation, a competitive local exchange carrier. From 1995 to 1996, Mr. Rollins served as Director of Finance and SEC Reporting at TresCom International, Inc., a publicly traded international telecommunications company. From 1993 to 1995 Mr. Rollins was an auditor and tax associate for Deloitte and Touche LLP. Mr. Rollins holds a Bachelor of Arts in Business Administration and a Masters in Accountancy from the University of Georgia.

Barry Rose. Mr. Rose has served as President of Operations, American Samoa and Samoa since February 2006. Mr. Rose has served as President of the Board of Managers of AST Telecom since February 2004 and is responsible for our operations and development in both American Samoa and Samoa. Mr. Rose was Founder and Managing Partner of Rose Joneson Vargas, the leading commercial law firm in American Samoa and a member of the Pacific Legal Network, an association of the leading commercial law firms in the South Pacific. Mr. Rose holds a Juris Doctorate from Howard University Law School in Washington D.C. He is licensed to practice law in Virginia, Hawaii and American Samoa.

James M. Ah Koy. James M. Ah Koy has served as a member of our Board of Directors since December 2005. Mr. Ah Koy is the founder and still the Executive Chairman of Kelton Investment Ltd. and the Kelton Group of companies now comprising 10 active companies and 12 Datec companies that have been transferred to Elandia, Inc. Mr. Ah Koy presently serves as Senator for Kadavu Province in Fiji in the Upper House of Parliament: The Senate of Fiji. He has been in the House of Representatives and was first elected to the House of Representatives in 1982-1987; re-elected in May 1987 for five years; re-elected in February 1994 for five years and re-elected again in May 1999 for five years. In 1987 and 2000 two coups intervened his stint in the House of Representatives. During the period from 1994-1999 of the Rabuka Fiji Government, Mr. Ah Koy served in three cabinet positions: Minister for Commerce Industries and Public Enterprises; Minister for Youth Employment Opportunities and Sports; and Minister for Finance. As Minister for Finance of the Fiji Government, he was Governor and Representative for Fiji on the IMF/World Bank and the Asian Development Bank. In 1978, on December 30, Mr. Ah Koy was awarded an OBE (Order of the British Empire) by her Majesty Queen Elizabeth II of England and United Kingdom and received the Honours personally by her majesty the Queen at Buckingham Palace. The award was for services to Industry and Commerce in Fiji. In May 1985, Mr. Ah Koy was appointed Honorary Consul of Israel and resigned his appointment upon taking up a cabinet position in the Rabuka Government of Fiji. He has been Chairman and member of more than 20 Government and Statutory Boards of various successive Fiji Governments. Mr. Ah Koy is presently a Fellow of the Institute of Directors (UK) and a Fellow of the Chartered Institute of Marketing (UK).

Sydney D. Camper III has served as a Director since September 2003. He served as our President and Chief Executive Officer from September 2003 until February 8, 2006. Prior to joining us, from November 1999 to August 2003, Mr. Camper was a founder and Managing Member of Morgan-Dos Tower Development Company, a company he helped to build from inception, which later was sold to a Fortune 500 New York Stock Exchange company. From 1997 to 1999 Mr. Camper was a partner in TowerCom, a communication tower development and ownership company. From 1995 to 1997 Mr. Camper served as President of CCI Global Telecommunications, Inc., a Southeast-based wireless tower build-to-suit company. From 1994 to 1999, Mr. Camper was President and chief executive officer of The BELT Group, Inc., a company involved in capital acquisitions, mergers, management consulting, and franchise consulting.

Richard M. Gozia. Mr. Gozia has served as Chairman of our Board of Directors since December 2005. From June 2001 to January 2004, Mr. Gozia served as chief executive officer of Fenix LLC, a holding company with investments in technology companies. From May 1996 to November 1999, Mr. Gozia served as President and chief operating officer of CellStar Corporation, a global distributor of wireless telephone products. From 1994 to 1996, Mr. Gozia served as Executive Vice President and chief financial officer of SpectraVision, Inc., the largest in-room hotel movie provider. From 1978 to 1994 Mr. Gozia served in senior management positions with a variety of publicly held companies in the media, wholesale baking and restaurant industries. From 1970 to 1978, Mr. Gozia served as an Audit Manager with the certified public accounting firm of Arthur Young & Company. Mr. Gozia holds a Bachelor of Science degree in Accounting from the University of Missouri and is a certified public accountant. Mr. Gozia serves on the Board of Directors of Datrek Miller International, Inc., a golf products manufacturer headquartered in Nashville, Tennessee.

Osmo A. Hautanen. Mr. Hautanen has been a member of our board of directors since December 2005. Mr. Hautanen is currently the chief executive officer of Magnolia Broadband, Inc., a semiconductor company and innovator of radio frequency solutions for the cellular communications industry. From May 2000 to May 2001, Mr. Hautanen served as the chief executive officer of Fenix LLC, a holding company for Union Pacific Corporation’s technology assets, based in Dallas, TX. From 1998 to 2000, Mr. Hautanen also served as chief executive officer of Formus Communications, Inc., a broadband access provider of voice, video, data communications and information technology services in European markets. From 1996 to 1998, Mr. Hautanen served in various senior management capacities with Philips Electronics. From 1978 to 1996, Mr. Hautanen has held various management positions with Nokia. Mr. Hautanen holds a Master of Business Administration in International Business from Georgia State University and a Bachelor of Science in Control Engineering from Technical College of Varkaus in Finland. Mr. Hautanen serves on the Board of Directors of Datrek Miller International, Inc., a golf products manufacturer headquartered in Nashville, Tennessee.

Winston Thompson. Mr. Thompson has been a member of our board of directors since December 2005. From February 1995 to March 2005, Mr. Thompson served as chief executive officer of Telecom Fiji Ltd, Fiji’s sole domestic carrier. From February 1995 to March 1999, Mr. Thompson was Managing Director of Telecom Fiji Ltd’s predecessor company and is credited with its restructuring and modernization. Mr. Thompson has an extensive background with the Government of Fiji and has served as permanent secretary in a number of ministries and as Fiji’s Ambassador to the United Nations. Mr. Thompson serves as a director of Fiji Television Limited, Fiji Directories Limited and many other companies and also serves on various audit, governance, compensation and nominating committees.

Board Structure

In connection with our acquisition of the South Pacific operating subsidiaries of Datec Group Ltd., consummated on February 1, 2006, Stanford International Bank, Ltd. and Kelton Investments Limited, owning approximately 53.7% of our common stock, entered into a voting agreement for the purpose of selecting our board of directors. Pursuant to the voting agreement, Stanford International Bank Ltd. and Kelton Investments Limited have agreed that for so long as each shall hold no less than three percent of the outstanding common stock of the Company, each shall vote and support jointly a nominee from each side for the Company’s Board of Directors.

Board Committees

Our Board of Directors has established standing committees in connection with the discharge of its responsibilities. These committees include an audit committee and a compensation committee. The Board of Directors may also establish such other committees as it deems appropriate, in accordance with applicable law and regulations, our certificate of incorporation and bylaws.

Audit Committee. The audit committee reviews our financial statements and accounting practices and makes recommendations to our Board of Directors regarding the selection of independent auditors. In addition, any transaction in which one of our directors has a conflict of interest must be disclosed to our board of directors and reviewed by the audit committee. The members of our audit committee are Mr. Gozia, Mr. Thompson and Mr. Hautanen. Mr. Gozia serves as chairperson and financial expert of the audit committee.

Governance, Compensation and Nominating Committee. The primary responsibilities of the governance, compensation and nominating committee are to:

•	make compensation recommendations to the Board of Directors regarding salaries and incentive compensation for our officers and key employees and administer our employee benefit plans;

•	recommend corporate governance guidelines to the Board of Directors;

•	recommend and review director candidates to the Board of Directors;

•	make compensation decisions regarding the Chief Executive Officer; and

•	issue reports on executive compensation for Company financial reports and filings.

The governance, compensation and nominating committee will consist of at least three independent directors. The members of our governance, compensation and nominating committee are Mr. Gozia, Mr. Thompson and Mr. Hautanen. Mr. Hautanen serves as chairperson of the governance, compensation and nominating committee.

Item 6.	Executive Compensation.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the total compensation that we paid to our acting chief executive officer and chief operating officer, our former chief executive officer, our former chief operating officer and our most highly compensated executive officers for the financial period ended December 31, 2005, except where the aggregate salary and bonus of such executive officer did not exceed $100,000. Aspects of this compensation are dealt with in the following table.

Summary Compensation Table

Annual Compensation					Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Awards	Securities Underlying Options/ SARs (#)	All Other Compensation
Michael Ah Koy(2)	2005	$132,280	—	—	—	—	—
Acting Chief Executive Officer and Chief Operating Officer	2004 2003	132,280 132,280	— —	— —	— —	— —	— —

Harley L. Rollins Chief Financial Officer	2005 2004 2003	$175,000 58,333 —	— — —	$9,600 3,200 —	— — —	— — —	— — —

Michael McCutcheon(3) General Manager, Datec PNG Pty Ltd.	2005 2004 2003	$251,522 251,522 240,247	— — —	— — —	— — —	— — —	— — —

Sydney D. Camper III Former Chief Executive Officer	2005 2004 2003	$250,000 250,000 33,666	— — —	$9,600 1,600 —	— — —	— — —	— — —

Eddie Crowston(4) Former Chief Operating Officer	2005 2004 2003	$250,000 250,000 33,666	— — —	$4,800 1,600 —	— — —	— — —	$60,000 — —	(5)

(1)	Includes car allowance. Except as stated, perquisites and other personal benefits do not exceed the lesser of $75,000 and 25% of the total annual salary and bonus.

(2)	Mr. Ah Koy was recently hired by the Company in connection with our arrangement with Datec Group Ltd., consummated on February 1, 2006. This salary amount represents compensation paid to Mr. Ah Koy by Datec Group Ltd. during the year ended December 31, 2005.

(3)	Mr. McCutcheon was recently hired by the Company in connection with our arrangement with Datec Group Ltd., consummated on February 1, 2006. This salary amount represents compensation paid to Mr. McCutcheon by Datec Group Ltd. during the year ended December 31, 2005.

(4)	As of June 30, 2005, due to the discontinuation of our construction operations, we entered into an agreement with Mr. Crowston to terminate his services. Pursuant to his employment agreement with the Company, Mr. Crowston is entitled to receive severance payments for a period of 12 months.

(5)	Mr. Crowston was provided with a $60,000 advance for the purpose of relocation expenses. As of December 31, 2005 we had received receipts for relocation expenses in the amount of approximately $44,200. The $15,800 remaining balance was regarded as paid compensation.

Harley L. Rollins Employment Agreement

On July 1, 2005, we entered into an Employment Agreement with Harley L. Rollins, our chief financial officer. The Employment Agreement has an initial term that expires five years from the effective date but will automatically be extended for successive two-year terms unless either party gives written notice no less than 120 days prior to the end of the term to the other party of the desire not to renew the Employment Agreement.

The Employment Agreement provides that Mr. Rollins will receive a base salary of $175,000 and is also eligible to earn an annual performance bonus if he meets the performance criteria set by our board of directors. During the period of employment, Mr. Rollins will also be entitled to additional benefits, including reimbursement of business expenses, paid vacation, an automobile allowance, a telephone allowance and participation in other company benefits, plans or programs that may be available to other executives or employees of our company.

In the event of a change in control, Mr. Rollins shall have the right to terminate his employment under the Employment Agreement by giving 30 days written notice at any time within one year of the change in control. In the event of such a termination, Mr. Rollins shall be entitled to severance in an amount equal to one-twelfth of his annual base salary for twelve months and a waiver of any lapse provisions of stock options or restricted stock grants, made by our company, that have vested.

If we terminate the Employment Agreement without cause (as defined in the Employment Agreement), Mr. Rollins is entitled to receive twelve months salary at the rate of his annual salary then in effect and a waiver of any lapse provisions of stock options or restricted stock grants made by the Company, that have since vested.

Item 7.	Certain Relationships and Related Transactions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 2002, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $60,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or entities affiliated with them, had or will have a material interest other than in the transactions described below. The descriptions set forth below are qualified in their entirety by reference to the applicable agreements, copies of which are filed as exhibits to this registration statement.

Agreements with Stanford International Bank affiliates.

We have entered into certain agreements with Stanford International Bank Ltd., our principal stockholder and its affiliates.

Promissory Note with Stanford International Bank Ltd. On February 10, 2006, we issued a promissory note to and entered into a note purchasing agreement with Stanford International Bank Ltd. (SIBL), an affiliate of our principal shareholder, in the principal amount of $2,300,000 for general working capital purposes for the liquidity of our North American operations. On February 10, 2006, we received $500,000 pursuant to the promissory note and draw-downs on the promissory note are available as follows: (i) $300,000 on or prior to March 31, 2006, (ii) $400,000 on or prior to March 31, 2006, (iii) $500,000 on or prior to June 30, 2006, (iv) $300,000 on or prior to September 30, 2006 and (v) $300,000 on or prior to December 31, 2006. The promissory note accrues interest at a rate of 8% per annum and is due on December 31, 2007. Interest payments under this note commence on April 1, 2006 and are payable on a quarterly basis. The principal amount of the note, together with any unpaid interest, is due in a single payment on December 31, 2007 or upon the occurrence of an equity or debt financing in excess of $8,000,000.

Loan and Security Agreement with Stanford Venture Capital Holdings. On May 20, 2004, Elandia Technologies, our subsidiary entered into a one year loan and security agreement with Stanford Venture Capital Holdings, an affiliate of our principal stockholder. The loan and security agreement is collateralized by all of the assets of Elandia Technologies. Under the original terms of the loan and security agreement, the maximum principal amount available was $5,000,000 with interest to accrue at a rate of 8% per annum on the outstanding balance. The original maturity date of the loan and security agreement was May 19, 2005, prior to which time amounts could be repaid or borrowed again. On November 24, 2004, the maximum principal amount available under the loan was increased from $5,000,000 to $8,500,000. All other terms and conditions remained the same. Elandia Technologies was unable to repay the amount outstanding on the May 19, 2005 maturity date. In May 2005, Elandia Technologies received a modification and extension letter stipulating that the lender would convert the debt and related accrued interest into equity in connection with the acquisition of AST. In the event the acquisition was not consummated, the lender agreed not to demand repayment until May 2006. As of September 30, 2005, the outstanding borrowings under the loan and security agreement amounted to $8,500,000, whereas accrued interest, which is included in accounts payable and accrued expenses in the accompanying balance sheet amounted to $1,260,196. On September 15, 2005, the loan and security agreement, which had an outstanding balance of $3,000,000 on such date, was assumed by Elandia as part of our common control merger with Elandia Technologies.

Promissory Note with Stanford Financial Group. On September 1, 2004, Elandia Technologies, our subsidiary issued a promissory note to Stanford Financial Group, an affiliate of our principal stockholder, in the amount of $300,000 for the acquisition of PCS wireless licenses in the United States Virgin Islands and Bloomington, IL. We assumed this promissory note as part of the common control merger with Elandia Technologies effective September 15, 2005. This promissory note accrues interest at the rate of 8% per annum, requires quarterly interest payments and matures on August 31, 2007. We have not made any of the required quarterly interest payments subsequent to September 30, 2005. We have classified this promissory note as current, as it is deemed to be in default. As of September 30, 2005, we had accrued $26,926 as interest expense which has been included in accounts payable and accrued expenses in the accompanying balance sheet In May 2005, Elandia Technologies received a modification and extension letter stipulating that the lender would convert such debt and accrued interest into equity in connection with the acquisition of AST. In the event the acquisition was not consummated, the lender agreed not to demand repayment prior to the due date.

Secured Revolver Note with Stanford Venture Capital Holdings. Pursuant to a Debtor-in-Possession Financing Agreement executed on September 15, 2003, we borrowed $2,000,000 from Stanford Venture Capital Holdings, an affiliate of our principal stockholder, in a form of a secured, super priority line of credit bearing interest at 8% per annum and due on April 16, 2004. On October 25, 2004, we borrowed an additional $2,500,000 from Stanford Venture Capital Holdings under a supplemental super priority line of credit. On September 14, 2004, $2,000,000 of our obligations relating to the financing along with other secured claims and accrued interest amounting to $576,682 were converted into common stock as part of our plan of reorganization. On October 25, 2004, $2,500,000 of obligations relating to our financing was converted into a secured revolver note with Stanford Venture Capital Holdings. The secured revolver note is due on October 24, 2005 and bears interest at the rate of 8% per annum. Substantially all of our assets and subsidiaries were pledged as collateral under the secured revolver note agreement. In May 2005, we received a modification and extension letter stipulating that the lender would convert the debt and related accrued interest into equity in connection with the acquisition of AST. In the event the acquisition was not consummated, the lender agreed not to demand repayment until May 2006. The secured revolver note contains restrictions and financial covenants relating to, among other things, limitations on the incurrence of additional indebtedness and liens, asset sales, and capital expenditures. As of September 30, 2005, accrued interest amounted to $254,746 which has been included in accounts payable and accrued expenses in the accompanying balance sheet.

Contribution of Related Party Debt to Equity

On January 30, 2006, in connection with our acquisitions completed on January 31, 2006 and February 1, 2006, Stanford Venture Capital Holdings and Stanford Financial Group, affiliates of our principal stockholder, converted all of our outstanding debt and accrued interest owed to them into equity.

AST Acquisition

On September 15, 2004, Elandia and AST were combined by virtue of a common control merger. On January 31, 2006, we acquired all of the outstanding share capital of AST Telecom, L.L.C from W&R South Pacific, L.P. and Stanford International Bank Ltd.. Barry Rose, the president of our American Samoa and Samoa operations, is a managing partner of W&R South Pacific L.P. and holds a 50% interest in the partnership. Stanford International Bank is our principal stockholder.

Release of Collateral Security

On January 30, 2006 Stanford International Bank Ltd, our principal shareholder and owner and holder of various promissory notes and security agreements acknowledged the full release and satisfaction of certain of our outstanding indebtedness as set forth in certain loan instruments or their respective amendments including: (i) Loan and Security Agreement, dated May 20, 2004, (ii) Renewal Revolver Promissory Note, dated November 24, 2004, (iii) Secured Revolver Note, dated October 25, 2004, (iv) Security Agreement, dated as of October 25, 2004 and (v) Promissory Note in the principal amount of $300,000.

Real Property Sale and Leaseback

In March, 2005 Datec Fiji Ltd. sold to Kelton Investments Ltd. certain real estate property located in Fiji for a purchase price of approximately $2,000,000. James Ah Koy, our director and father of Michael Ah Koy, our chief operating officer, is a director and controlling shareholder of Kelton Investments Ltd. These properties are utilized for our operations in Fiji.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements, our certificate of incorporation and bylaws allow us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Equity Sales and Grants

In August 2005, our Board of Directors authorized and our stockholders approved a 10-for-9 reverse stock split. Although the documents that have been previously filed by us as exhibits that pertain to the transactions set forth below contain pre-split numbers, in order to accurately reflect what is held by our shareholders currently, the numbers discussed below reflect the post-split number of shares.

Datec Merger. In February 2006, pursuant to an arrangement under Section 128 of the New Brunswick Business Corporations Act pursuant to which the shares of Datec Pacific Holdings Ltd. were exchanged for shares of the registrant, we issued 6,808,542 shares of common stock to the shareholders of Datec Pacific Holdings Ltd. These shares were deemed to be exempt from registration under the Securities Act in reliance on Section 3(a)(10) of the Securities Act of 1933.

AST Acquisition. In January 2006, pursuant to the merger between the registrant and American Samoan Telecom LLC, a closely held limited liability company, we issued 7,042,875 shares of common stock in exchange for all of the issued and outstanding membership interests of such company. These shares were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Elandia Technologies Merger. In December 2004, pursuant to our merger with Elandia Technologies, Inc., we issued 744,188 shares of our common stock in exchange for all of the issued and outstanding shares of Elandia Technologies, Inc. These shares were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Reorganization. On September 14, 2004, pursuant to our plan of reorganization, we issued 6,705,000 shares of our common stock, par value $.0001 per share. Additionally, certain of our creditors received warrants to purchase an aggregate of approximately 3,127,500 shares of common stock at an exercise price of $.00001 per share. These shares were deemed to be exempt from registration under the Securities Act in reliance on the provisions of Section 1145 of the Bankruptcy Code.

In July 2005 and in connection with Mr. Rollins’ offer of employment by us, we entered into a Stock Subscription Agreement with Harley L. Rollins, our chief financial officer for the purchase of 90,001 shares of our restricted common stock. On each of October 31, 2005 and November 14, 2005, in accordance with this Stock Subscription Agreement and pursuant to a Stock Purchase Agreement, we issued to Mr. Rollins 90,001 shares of our common stock for an aggregate total of 180,002 shares at an aggregate purchase price of $200.00. The ownership of these shares is subject to certain repurchase rights set forth in the Stock Purchase Agreement.

In September 2003 and in connection with Mr. Camper’s offer of employment by us, Sydney D. Camper III, our former chief executive officer, was granted the option to purchase up to 506,250 shares of our common stock at a purchase price of $.001 per share. On May 20, 2004, pursuant to a Stock Purchase Agreement we issued to Mr. Camper 506,250 shares of our common stock for the aggregate purchase price of $562.50. The ownership of these shares is subject to certain repurchase rights set forth in the Stock Purchase Agreement.

Lock Up Agreement

W&R and W&R Partners Lock-up Agreement. In connection with our acquisition of AST, certain of our shareholders have entered into a lock-up agreement, pursuant to which they will not transfer their shares of Elandia for a period of two years. In accordance with this agreement, any transfers following the two year period shall be subject to resale restrictions prescribed by applicable securities laws, including volume limitations and other requirements of SEC Rule 144. Under this lock-up agreement, these shareholders were granted the right to transfer an aggregate of up to 100,000 shares of the Elandia stock per calendar quarter during the final six months of the two year period, provided that the Company has filed its Annual Report on Form 10-KSB for the year ended December 31, 2006 at such time. Such transfer(s) of the Company must comply with the volume limitations set forth in Rule 144. A total of 2,477,863 such shares will be eligible for sale under Rule 144 commencing on February 1, 2008.

Datec Lock-up Agreement. In connection with the Datec merger, certain of our shareholders have entered into a lock-up agreement pursuant to which they will not transfer their shares of Elandia for a period of two years. In accordance with this agreement, any transfers following the two year period shall be subject to resale restrictions prescribed by applicable securities laws, including volume limitations and other requirements of SEC Rule 144. Under this lock-up agreement , certain shareholders of Datec South Pacific Holdings, Ltd. were granted the right to transfer any or all of their shares of Elandia stock through privately negotiated sales prior to February 1, 2006 if the person or entity receiving shares of the Company stock agreed to be bound by the terms of this lock-up agreement. These shareholders of Datec South Pacific Holdings, Ltd. were also given the right to vote all of their shares of the Elandia stock and are entitled to all dividends or distribution rights in connection with their shares of Elandia stock.

Voting Agreement

In connection with our acquisition of the South Pacific operating subsidiaries of Datec Group Ltd., consummated on February 1, 2006, Stanford International Bank, Ltd. and Kelton Investments Limited, owning approximately 53.7% of our common stock, entered into a voting agreement for the purpose of selecting our board of directors. Pursuant to the voting agreement, Stanford International Bank Ltd. and Kelton Investments Limited have agreed that for so long as each shall hold no less than three percent of the outstanding common stock of the Company, each shall vote and support jointly a nominee from each side for the Company’s Board of Directors.

Item 8.	Legal Proceedings.

LEGAL PROCEEDINGS

Amalgamated Telikom Holdings PNG Pty Ltd. Our subsidiary Datec PNG Pty Ltd is party to an action as a 50% partner in Amalgamated Telikom Holdings PNG Pty Ltd. Amalgamated Telikom Holdings PNG Pty Ltd. was created as a joint venture between Amalgamated Telecom Holdings Limited of Fiji and Datec PNG Pty Ltd. Amalgamated Telikom Holdings PNG Pty Ltd has initiated an action for damages against the State of Papua New Guinea and the Independent Public Business Corporation of PNG for their breach of a Share Acquisition Agreement, dated July 31, 2002, in connection with Amalgamated Telikom Holdings PNG Pty Ltd’s successful bid to acquire 51% of the outstanding shares of Telikom PNG Pty Ltd. Telikom PNG Pty Ltd is a wholly-owned limited liability company, with a monopoly in the provision of fixed and mobile telephone services in Papua New Guinea. Amalgamated Telikom Holdings PNG Pty Ltd. is seeking damages in this proceeding for expenditures incurred in the bidding process, lost profits and revenue and efforts and funds expended for the sole benefit of Telikom PNG Pty Ltd. No court appointment to try this case has been determined.

Cornerstone Businesses Inc. On February 6, 2006, we were sued in the Sixth Judicial Circuit Court in Pasco County, Florida by Cornerstone Businesses, Inc. in a complaint related to a subcontractor agreement between Cornerstone Businesses, Inc. and Midwest Cable Communications of Arkansas, Inc.  Cornerstone Businesses, Inc. seeks relief based upon claims of breach of contract, tortious interference with a contractual right, tortious interference with a business relationship and fraud and negligent misrepresentation. The complaint seeks unspecified monetary damages, including pre-judgment interest and costs. We believe that the claims alleged in the complaint are without merit and we intend to vigorously defend against this complaint.

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

There is and has been no established public trading market for our common stock.

RECENT SALES OF UNREGISTERED SECURITIES

In August 2005, our Board of Directors authorized and our shareholders approved a 10-for-9 reverse stock split. Although the documents that have been previously filed by us as exhibits that pertain to the transactions set forth below contain pre-split numbers, in order to accurately reflect what is held by our shareholders currently, the numbers discussed below reflect the post-split number of shares.

Datec Merger. In February 2006, pursuant to an arrangement under Section 128 of the New Brunswick Business Corporations Act pursuant to which the shares of Datec Pacific Holdings Ltd. were exchanged for shares of the registrant, we issued 6,808,542 shares of common stock to the shareholders of Datec Pacific Holdings Ltd.. These shares were deemed to be exempt from registration under the Securities Act in reliance on Section 3(a)(10) of the Securities Act of 1933.

AST Acquisition. In January 2006, pursuant to the merger between the registrant and AST Telecom LLC, a closely held limited liability company, we issued 7,042,875 shares of common stock in exchange for all of the issued and outstanding membership interests of such company. These shares were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Elandia Technologies Merger. In December 2004, pursuant to our merger with Elandia Technologies, Inc., we issued [1,822,500] shares of our common stock in exchange for all of the issued and outstanding shares of Elandia Technologies, Inc. These shares were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Reorganization. On September 14, 2004, pursuant to our plan of reorganization, we issued [6,525,000] shares of our common stock, par value $.0001 per share. Additionally, certain of our creditors received warrants to purchase an aggregate of approximately 3,127,500 shares of common stock at an exercise price of $0.001 per share. These shares were deemed to be exempt from registration under the Securities Act in reliance on the provisions of Section 1145 of the Bankruptcy Code.

Stock Options. Between September 19, 2003 and December 31, 2005, we issued options to two of our executive officers, to purchase up to an aggregate total of 686,250 shares of our common stock under our stock option plan. The exercise price was $.001 per share. No consideration was paid to us by any recipient of any of the foregoing options for the grant of such options. As of February 1, 2006 the option holders had exercised options for an aggregate of 686,250 shares and we received an aggregate total of $762.50 upon the exercise of such options. There were no underwriters employed in connection with any of these transactions. The sales and issuances of securities listed above were deemed to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) by virtue of Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to compensation benefit plans and contracts relating to compensation.

In July 2005 and in connection with Mr. Rollins’ offer of employment by us, we entered into a Stock Subscription Agreement with Harley L. Rollins, our chief financial officer for the purchase of 90,001 shares of our restricted common stock. On each of October 31, 2005 and November 14, 2005, in accordance with this Stock Subscription Agreement and pursuant to a Stock Purchase Agreement, we issued to Mr. Rollins 90,001 shares of our common stock for an aggregate total of 180,002 shares at an aggregate purchase price of $200.00. The ownership of these shares is subject to certain repurchase rights set forth in the Stock Purchase Agreement.

In September 2003 and in connection with Mr. Camper’s offer of employment by us, Sydney D. Camper III, our former chief executive officer, was granted the option to purchase up to 506,250 shares of our common stock at a purchase price of $.001 per share. On May 20, 2004, pursuant to a Stock Purchase Agreement we issued to Mr. Camper 506,250 shares of our common stock for the aggregate purchase price of $562.50. The ownership of these shares is subject to certain repurchase rights set forth in the Stock Purchase Agreement.

Item 11.	Description of Registrant’s Securities to be Registered.

DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Common Stock

Our certificate of incorporation authorizes the issuance of 50,000,000 non-assessable shares of common stock, par value $.0001 per share, of which approximately 22,323,089 shares were outstanding as of February 5, 2006 and held by 366 shareholders of record.

Holders of common stock have equal rights to receive dividends when and if declared by our board of directors, out of funds legally available for dividend payments. Holders of common stock have one vote for each share held of record and do not have cumulative voting rights. Holders of common stock do not have the preemptive right to acquire additional shares or other shares of the Corporation. Holders of common stock are entitled, upon liquidation of the registrant, to share ratably in the net assets available for distribution. Shares of common stock are fully paid and non-assessable.

No dividends have been paid by the registrant since its inception nor is the payment of dividends contemplated in the foreseeable future. The payment of any future dividends will be directly dependent upon the registrant’s earnings, financial needs and other similar factors. The registrant expects to retain all earnings to finance and develop future business.

Transfer Agent

The transfer agent and registrar for our common stock is Nevada Agency and Trust Company, located at 50 West Liberty Street, Reno, Nevada, 89501.

Item 12.	Indemnification of Directors and Officers.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our certificate of incorporation and bylaws contain provisions that limit the liability of our directors, officers and certain persons serving at the request of the Corporation for monetary damages to the fullest extent authorized by Delaware law.

Our bylaws also provide that we shall advance expenses incurred by such director, officer, employee or agent in defending a civil or criminal action, suit, or proceeding in advance of the final disposition of any action or proceeding, and permit us to purchase and maintain insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether our bylaws would otherwise permit indemnification.

We have entered into and expect to continue to enter into agreements to indemnify our directors, officers and other employees as determined by our board of directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We have secured and maintain directors’ and officers’ liability insurance.

Consequently, our directors and officers will not be personally liable to us or our stockholders for any liability arising out of their actions or breach of fiduciary duties in such capacity, except liability for the following:

•	Any proceeding (or part thereof) initiated by a director or officer not first authorized by our board of directors.

•	Any breach of their duty of loyalty to the Corporation or its stockholders.

•	Any conduct adjudged to have been a failure of such director or officer to act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation.

•	Any transaction from which the director or officer derived an improper personal benefit.

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

•	Any conduct adjudged to have been intentional misconduct or a knowing violation of the law.

A stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents, regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Item 13.	Financial Statements and Supplementary Data.

ELANDIA, INC. AND SUBSIDIARIES

CONTENTS

Index to Financial Statements

Page
Financial Information Elandia, Inc. Unaudited Pro Forma, as of September 30, 2005 and for the Nine Months Ended September 30, 2005 and the Year ended December 31, 2004
Introduction to Unaudited Pro Forma Financial Information.	F-2
Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2005	F-3
Pro Forma Condensed Consolidated Statement of Operations for the Nine Months Ended September 30, 2005	F-4
Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2004	F-5
Notes to Pro Forma Condensed Consolidated Financial Statements	F-6–9

Elandia Technologies Inc. and Subsidiary
Report of Independent Registered Public Accounting Firm	F-11
Consolidated Balance Sheet, September 14, 2004	F-12–13
Consolidated Statement of Operations, From October 1, 2003 (date of inception) to September 14, 2004	F-14
Consolidated Statement of Stockholders’ Deficiency-From October 1, 2003 (Date of Inception) to September 14, 2004	F-15
Consolidated Statement of Cash Flows, From October 1, 2003 (Date of Inception) to September 14, 2004	F-16–17
Notes to Consolidated Financial Statements	F-19–28

Elandia Inc. and Subsidiaries
Report of Independent Registered Public Accounting Firm	F-55–56
Consolidated Balance Sheet, December 31, 2004 (Successor Company)	F-57
Consolidated Statements of Operations, From January 1, 2004 to September 14, 2004 (Predecessor Company) and from September 15, 2004 to December 2004 (Successor Company)	F-58
Consolidated Statement of Stockholders’ Deficiency From January 1, 2004 to September 14, 2004 (Predecessor Company) and From September 15, 2004 to December 31, 2004 (Successor Company).	F-59
Consolidated Statement of Cash Flows From January 1, 2004 to September 14, 2004 (Predecessor Company) and From September 15, 2004 to December 31, 2004 (Successor Company).	F-60–61
Notes to Consolidated Financial Statements	F-62–69
Condensed Consolidated Balance Sheets, September 30, 2005, Unaudited and December 31, 2004.	F-55–56
Condensed Consolidated Statements of Operations:	F-57
For the Nine Months Ended September 30, 2005 and From January 1, 2004 to September 14, 2004 (Predecessor Company) and From September 15, 2004 to September 30, 2004 (Successor Company)-Unaudited	F-58
Condensed Consolidated Statement of Stockholders’ Deficiency for the Nine Months Ended September 30, 2005-Unaudited	F-59

Condensed Consolidated Statement of Cash Flows, For the Nine Months Ended September 30, 2005 and From January 1, 2004 to September 14, 2004 (Predecessor Company) and From September 15, 2004 to September 30, 2004 (Successor Company)-Unaudited

F-60–61
Notes to Unaudited Condensed Consolidated Financial Statements	F-62–69

AST Telecom L.L.C. For the Years Ended December 31, 2003 and December 31, 2004
Independent Auditor’s Report	F-71
Balance Sheet	F-72
Statement of Income and Members’ Equity	F-73
Statement of Cash Flows	F-74
Notes to Financial Statements	F-75–79

AST Telecom L.L.C. For the Years Ended December 31, 2002 and December 31, 2003
Independent Auditor’s Report	F-81
Balance Sheet	F-82
Statement of Income and Members’ Equity	F-83
Statement of Cash Flows	F-84
Notes to Financial Statements	F-85–87

AST Telecom L.L.C. For the Nine Months Ended September 30, 2005
Accountant’s Report	F-89
Balance Sheet	F-90
Statement of Operations and Members’ Equity	F-91
Statement of Cash Flows	F-92
Notes to Financial Statements	F-93–97

Datec Group Ltd. Consolidated Financial Statements for the Year Ended December 31, 2004 and the Year Ended December 31, 2003.
Auditors’ Report	F-99
Consolidated Balance Sheets	F-100
consolidated Statements of Earnings (Loss)	F-101
consolidated Statements of Deficit	F-102
Consolidated Statements of Cash Flows	F-103
Notes to Consolidated Financial Statements	F-104–125

Brocker Technology Group Ltd. Consolidated Financial Statements for the Year Ended December 31, 2002 and the Year Ended December 31, 2001.
Auditors’ Report	F-141
Consolidated Balance Sheets	F-142
Consolidated Statements of Earnings (Loss)	F-143
Consolidated Statements of Deficit	F-144
Consolidated Statements of Cash Flows	F-145
Notes to Consolidated Financial Statements	F-146–168

Datec Group Ltd. Interim Consolidated Financial Statements as at September 30, 2005.
Auditors’ Report	F-127
Consolidated Balance Sheets	F-128
consolidated Statements of Earnings (Loss)	F-129
consolidated Statements of Deficit	F-130
Consolidated Statements of Cash Flows	F-131
Notes to Consolidated Financial Statements	F-132–139

ELANDIA, INC.

Unaudited Pro Forma Financial Information

As of September 30, 2005

And for the

Nine months ended September 30, 2005 and for the year ended December 31, 2004

ELANDIA, INC.

INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

(Thousands)

The accompanying unaudited pro forma condensed consolidated financial statements give effect to the following two acquisition transactions, which form part of a “Plan of Arrangement”.

i)	On January 31, 2006, Elandia, Inc., a non-public Delaware corporation (“Elandia”), consummated the acquisition of 100% of the membership interest of American Samoa Telecom, LLC (“AST”). AST is headquartered in Pago Pago, American Samoa and operates under the brand name of Blue Sky Communications. AST is a provider of wireless telephone services in American Samoa via its wireless network. AST is majority owned (approximately 65%) by Stanford International Bank, Ltd. (“SIBL”). SIBL, a majority stockholder of Elandia, owned approximately 83% of the outstanding common stock Elandia immediately before the consummation of the acquisition.

ii)	On February 1, 2006, Elandia consummated the acquisition of certain operating subsidiaries of Datec Group Ltd. (“Datec”), a publicly traded company on the Toronto Stock Exchange. (“TSX Exchange”). Datec is a provider of information technology and services in Australia, Fiji, New Zealand, Papua New Guinea, Samoa, the Solomon Islands, Tonga, and Vanuatu.

Prior to the Plan of Arrangement, SIBL contributed approximately $12,842 of debt and related interest into capital of Elandia.

The acquisition of Datec will be accounted for under the purchase of accounting method whereas the acquisition of AST will be accounted for as a common control merger (historical basis) for the portion owned by SIBL (approximately 65%), and purchase accounting will be used to account for the acquisition of the minority owned (35%) interest.

The unaudited pro forma condensed consolidated balance sheet at September 30, 2005 combines Elandia, Datec and AST as if the two acquisitions were consummated on September 30, 2005. The unaudited pro forma condensed consolidated statements of operations combine the results of operations of Elandia, Datec and AST for the nine months ended September 30, 2005 and for the year ended December 31, 2004 as if the acquisition of Datec and AST were consummated effective January 1, 2004.

The unaudited pro forma condensed consolidated financial statements have been prepared from information derived from, and should be read in conjunction with, the audited historical financial statements of Elandia, Datec and AST for the year ended December 31, 2004 and the unaudited historical financial statements of Elandia, Datec and AST for the nine months ended September 30, 2005 included elsewhere in this registration statement. This pro forma financial information is being provided solely for information purposes and is not necessarily indicative of the consolidated financial position, or the consolidated results of operations which might have existed for the periods indicated or the results of operations as they may be in the future. The acquisition of Datec and the minority interest of AST will be accounted for under the purchase method of accounting, accordingly, the assets and liabilities have been restated at their fair value with any excess assigned to identifiable intangible assets with any remaining amount attributed to goodwill.

We anticipate incurring increased expenses related to our expected new corporate management, increased costs associated with being a public company, and coordinating the integration of the entities acquired. We also expect to put in place certain cost cutting programs which may offset some of these additional costs. We have not yet quantified these costs and savings since the acquisitions have just recently closed. Accordingly, these savings and associated costs have not been included in the unaudited pro forma financial information.

The pro forma financial statements have not been audited or reviewed by any of the Independent Registered Public Accounting firms of companies which are parties to the transaction.

Elandia, Inc.

Pro Forma Condensed Consolidated Balance Sheet

September 30,2005

(unaudited)

			Datec
	Elandia(a)	AST(b)	Consolidated(c)	Less Assets and Liabilities Not Subject to Plan of Arrangement	Assets and Liabilities Subject to Plan of Arrangement	Assets and liabilities subject to Plan of Arrangement	Pro Forma Adjustments		Pro Forma Consolidated
(thousands)	USD $	USD $	CDN $	CDN $	CDN $	USD $	USD $		USD $
	(1)	(2)				(3)	(4)		(1+2+3+4)
ASSETS

Current Assets
Cash	$21	$73	$313	$(14)	$299	$258	$		$352
Accounts Receivable, net	—	215	6,080	—	6,080	5,236			5,451
Inventories	—	426	4,447	—	4,447	3,830			4,256
Deferred Tax Asset	—	—	—	—	—	—
Other Current Assets	—	355	2,315	(87)	2,228	1,919			2,274
Assets held for sale	1,283	—	—	—	—	—			1,283

Total Current Assets	1,304	1,069	13,155	(101)	13,054	11,243			13,616

Property, Plant & Equipment	140	5,466	5,514	—	5,514	4,749			10,355
Intangible Assets - Other	1,471	—	11,121	(10,882)	239	206			1,677
Deferred Tax Asset	—	—	815	—	815	702			702
Customer Lists							2,805	(e)	3,900
							1,095	(f)
Contract Rights				—	—	—	2,805	(e)	3,900
							1,095	(f)

Goodwill	—	—	—	—	—		5,610	(e)	10,920
							2,190	(f)
							3,120	(g)

Total Assets	$2,915	$6,535	$30,605	$(10,983)	$19,622	$16,900	$18,720		$45,070

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short -Term Debt	$—	$57	$2,028	$—	$2,028	$1,747	$—		$1,804
Accounts payable	726	1,009	5,084		5,084	4,379			6,114
Accrued Liabilities	279	254	4,117	(122)	3,995	3,441			3,974
Deferred Revenue	—	—	1,406		1,406	1,211			1,211
Line of Credit	—	891				—			891
Liabilities of Discontinued Operations	2,446	—				—			2,446
Taxes Payable	—	—	1,215		1,215	1,046			1,046
Current Portion of Long-Term Debt	—	—	901	(539)	362	312			312

Total Current Liabilities	3,451	2,211	14,751	(661)	14,090	12,136	—		17,798

Long-Term Debt	—	774	58		58	50			824
Deferred Revenue		224	—						224
Deferred Tax Liability	—	—	—	—	—	—	3,120	(g)	3,120
Long-Term Debt-Related Party	12,842	—		—	—	—	(12,842	)(d)	—

Total Long Term Liabilities	12,842	998	58	—	58	50	(9,722)		4,168

Total Liabilities	16,293	3,209	14,809	(661)	14,148	12,186	(9,722)		21,966

Minority Interest	—	—	793	—	793	683	—		683

Stockholders’ Equity

Members Interest	—	3,326				—	(3,326	)(g)	—
Common Stock	1	—	36,832	(21,100)	15,732	13,549	(13,549	)(e)	1
Additional paid-in capital	5,314	—					15,251	(e)	41,113
							7,706	(f)
							12,842	(d)
Accumulated deficit	(18,693)	—	(22,464)	11,169	(11,295)	(9,728)	9,728	(e)	(18,693)
Foreign currency translation adjustment	—	—	635	(391)	244	210	(210)		—

Total Stockholders’ equity	(13,378)	3,326	15,003	(10,322)	4,681	4,031	28,442		22,421

Total Liabilities and Stockholders’ Equity	$2,915	$6,535	$30,605	$(10,983)	$19,622	$16,900	$18,720		$45,070

Elandia, Inc.

Pro Forma Condensed Consolidated Statement of Operations

For the Nine Months Ended September 30, 2005

(unaudited)

			Datec
(thousands, except per share amounts)	Elandia	AST	Consolidated	Less Operations Not Subject to Plan of Arrangement	Operations Subject to Plan of Arrangement	Operations subject to Plan of arrangement	Pro Forma Adjustments		Pro Forma Consolidated
	USD $ (1)	USD $ (2)	CDN $	CDN $	CDN $	USD $ (3)	USD $ (4)		USD $ (1+2+3+4)
Revenue	—	$5,829	$36,106	$—	$36,106	$29,496			$35,325

	—	5,829	36,106	—	36,106	29,496	—		35,325

Cost and Expenses:
Cost of goods sold	—	2,345	18,379	—	18,379	15,014			17,359
Selling, general and administrative	2,656	1,895	16,114	(279)	15,835	12,936			17,487
Depreciation & Amortization	—	311	1,322	—	1,322	1,080	958	(e)	2,349

Total operating expenses	2,656	4,551	35,815	(279)	35,536	29,030	958		37,195

Operating (loss) Income	(2,656)	1,278	291	279	570	466	(958)		(1,870)

Other (Expenses) Income
Gain on disposal of property	—	—	2,009	—	2,009	1,641			1,641
Due diligence costs			(215)	215	—
Interest expense	(1,301)	(20)	(236)	—	(236)	(193)	1,252	(d)	(262)
Foreign exchange gain (loss)			29	—	29	24			24

Total other (expenses) income	(1,301)	(20)	1,587	215	1,802	1,472	1,252		1,403

(Loss) Income from continuing operations	(3,957)	1,258	1,878	494	2,372	1,938	294		(467)

Income Taxes	—	—	(1,239)	—	(1,239)	(1,012)			(1,012)

Minority interest in net income	—	—	(1,508)	—	(1,508)	(1,232)			(1,232)

(Loss) Income from continuing operations	(3,957)	1,258	(869)	494	(375)	(306)	294		(2,711)

(Loss) Income from continuing operations per share									$(0.13)

Weighted average number of shares outstanding basic and diluted	7,553						13,852	(f)	21,405

Elandia, Inc.

Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2004

(unaudited)

				Datec
	Elandia From January 1, 2004 to September 14, 2004 (Predecessor Company)	Elandia From September 15, 2004 to December 31, 2004 (Successor Company)	AST	Datec	Less Operations Not Subject to Plan of Arrangement	Operations Subject to Plan of Arrangement	Operations subject to Plan of arrangement	Pro Forma Adjustments		Pro Forma Consolidated
(thousands, except per share amounts)	USD $ (1)	USD $ (2)	USD $ (3)	CDN $	CDN $	CDN $	USD $ (4)	USD $ (5)		USD $ (1+2+3+4+5)
Revenue	—	—	$6,809	$49,397		$49,397	$37,954			$44,763

Expenses:
Cost of goods sold	—	—	2,244	26,091		26,091	20,047			22,291
General and administrative	—	1,125	1,903	20,499	(490)	20,009	15,373			18,401
Depreciation & Amortization	—	—	200	1,918		1,918	1,474	1,277	(e)	2,951

Total operating expenses	—	1,125	4,347	48,508	(490)	48,018	36,894	1,277		43,643

Operating (loss) Income	—	(1,125)	2,462	889	490	1,379	1,060	(1,277)		1,120

Other (Expenses) Income
Gain on extinguishment of debt	2,968		—	—				(2,968	)(f)	—
Fresh-start accounting adjustments	4,631		—	—				(4,631	)(f)	—
Loss on abandonment of equipment	(887)							887	(f)	—
Interest expense	(342)	(145)	(12)	(684)	30	(654)	(503)	289	(d)	(713)
Reorganization items and other costs	(596)		14	185	(20)	165	126	596	(f)	140
Foreign exchange loss	—		—	(8)		(8)	(5)			(5)

Total other (expenses) Income	5,774	(145)	2	(507)	10	(497)	(382)	(5,827)		(578)

Income Taxes	—		—	(1,003)		(1,003)	(771)			(771)

Minority Interest in net income	—		—	(356)		(356)	(274)			(274)

(Loss) Income from continuing operations	5,774	(1,270)	2,464	(977)	500	(477)	(367)	(7,104)		(503)

(Loss) Income from continuing operations per share										$(0.02)

Weighted average number of shares outstanding - basic and diluted	7,449							13,852	(g)	21,301

ELANDIA, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Nine months ended September 30, 2005 and year ended December 31, 2004

(Unaudited)

(Thousands)

PRO FORMA ADJUSTMENTS

Balance Sheet – September 30, 2005

a.	Derived from the unaudited condensed consolidated balance sheet of Elandia as of September 30, 2005.

b.	Derived from the unaudited balance sheet of AST as of September 30, 2005.

c.	Derived from the unaudited condensed consolidated balance sheet of Datec as of September 30, 2005 (in Canadian dollars).

d.	In accordance with the Plan of Arrangement, Elandia’s related party debt and accrued interest owed to SVCH and its affiliates were contributed to capital on January 31, 2006. As of September 30, 2005, this debt consisted of accrued interest in the amount of $1,542, a secured revolver note in the amount of $2,500, a revolver facility in the amount of $8,500 and a secured note in the amount of $300. Accordingly, at September 30, 2005, the pro forma adjustment reflects the contribution of principal and accrued interest to capital amounting to $12,842.

e.	The completion of the Plan of Arrangement resulted in the issuance of 6,809 shares of common stock to the existing stockholders of Datec with a fair value of $15,251, as consideration for the ownership of certain of Datec’s operating subsidiaries. In connection with the issuance of the shares, Elandia expects to allocate the excess value of the shares issued to goodwill in the amount of $5,610, customer list in the amount of $2,805, and contract rights in the amount of $2,805. The amount allocated to these intangibles has been estimated by management based on information available and are subject to change based on an independent outside appraisal.

The total cost of the acquisition is allocated as follows:

Current assets	$11,243
Property, Plant & Equipment	4,749
Other Intangible assets	206
Deferred tax asset	702
Customer list	2,806
Contract rights	2,804
Goodwill	5,610
Current liabilities	(12,136)
Long term liabilities	(50)
Minority interest	(683)

Total fair value of acquisition	$15,251

f.	The completion of the Plan of Arrangement resulted in the issuance of 7,043 shares of common stock to the members of AST as consideration for 100% of their membership interest. The acquisition of AST 15 accounted for as a common control merger (similar to pooling) for the interest owned by SVCH. SVCH is a majority stockholder of Elandia (approximately 83%) and it owns a majority interest in AST (approximately 65%). The acquisition of the minority interest (approximately 35%) is accounted for by the purchase method of accounting, and, accordingly, the assets and liabilities are restated at their fair value with any excess assigned to identifiable intangible assets with any remaining amount attributed to goodwill. The remainder of the consideration for the 65% interest has been recorded at historical basis of the net assets acquired, similar to pooling of interest. As a result, the purchase is calculated as follows:

Fair value of 7,043 shares issued		$15,840
Portion attributable to minority interest		35%

Fair value of minority interest aquired		5,544

Historical cost basis of net assets acquired	$3,326
Portion attributable to SVCH	65%

Historical cost basis of majority interest		2,162

Total cost of acquisition		$7,706

Elandia expects to allocate the excess value of the shares issued to goodwill in the amount of $2,190, customer list in the amount of $1,095, and contract rights in the amount of $1,095. The amount allocated to the intangibles has been estimated by management based on information available and are subject to change based on an independent appraisal.

The total cost of the acquisition is allocated as follows:

Current assets	$1,069
Property, Plant & Equipment	5,466
Customer list	1,095
Contract rights	1,095
Goodwill	2,190
Current liabilities	(2,211)
Long term liabilities	(998)

Total acquisition allocation	$7,706

g)	To give effect to a long term deferred tax liability related to the adjustment for goodwill. The tax effect has been calculated utilizing Elandia’s blended statutory rate of 40%.

Statement of Operations – Nine Months Ended September 30, 2005

a.	Derived from the unaudited condensed consolidated statement of operations of Elandia for the nine months ended September 30, 2005.

b.	Derived from the unaudited statement of operations of AST for the nine months ended September 30, 2005.

c.	Derived from the unaudited condensed consolidated statement of operations of Datec for the nine months ended September 30, 2005.

d.	In accordance with the Plan of Arrangement, Elandia’s related party debt was contributed to capital on January 31, 2006. Accordingly, this adjustment gives effect to the elimination of the interest expense associated with the contributed debt.

e.	To give effect to the amortization of customer lists and contract rights over a seven (7) and five (5) year life respectively.

f.	To give effect to the issuance of 6,089 shares of common stock for the Datec acquisition and the issuance of 7,043 for the AST acquisition.

Statement of Operations – Year Ended December 31, 2004

a.	Derived from the audited consolidated statement of operations of Elandia for the period from January 1, 2004 to September 14, 2004 (Predecessor Company).

a-1	Derived from the audited consolidated statement of operations of Elandia from September 15, 2004 to December 31, 2004 (Successor Company).

b.	Derived from the audited statement of operations of AST for the year ended December 31, 2004.

c.	Derived from the audited consolidated statement of operations of Datec for year ended December 31, 2004.

d.	In accordance with the Plan of Arrangement, Elandia’s related party debt was contributed to capital on January 31, 2006. Accordingly, this adjustment gives effect to the elimination of the interest expense associated with the contributed debt.

e.	To give effect to the amortization of customer lists and contract rights over a seven (7) and five (5) year life respectively.

f.	To eliminate the effects of Elandia’s bankruptcy related items and fresh start accounting adjustments.

g.	To give effect to the issuance of 6,089 shares of common stock for the Datec acquisition and the issuance of 7,043 for the AST acquisition.

eLANDIA TECHNOLOGIES, INC.

AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

From October 1, 2003 (Date of Inception) to September 14, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

eLandia Technologies, Inc.

We have audited the accompanying consolidated balance sheet of eLandia Technologies, Inc and Subsidiary (the “Company”) as of September 14, 2004, and the related consolidated statements of operations, stockholders’ deficiency, and cash flows from October 1, 2003 (date of inception) to September 14, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of eLandia Technologies, Inc and Subsidiary as of September 14, 2004, and the results of their operations and their cash flows from October 1, 2003 (date of inception) to September 14, 2004, in conformity with accounting principles generally accepted in the United States of America.

Melville, NY

May 20, 2005 (Except for Note 12,

as to which the date is July 22, 2005)

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

September 14, 2004

ASSETS

CURRENT ASSETS
Cash	$183,416
Accounts receivable, net of allowance for doubtful accounts of $49,755	1,330,045
Prepaid expenses	36,957
Employee advances	38,984

Total Current Assets		$1,589,402

FURNITURE AND EQUIPMENT, Net		177,767

INTANGIBLE ASSETS - WIRELESS LICENSES		493,034

TOTAL ASSETS		$2,260,203

The accompanying notes are an integral part of these consolidated financial statements.

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

September 14, 2004

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$945,232
Payroll and payroll taxes payable	191,439
Payable to former members of Rough waters	64,780
Promissory note - related party	300,000
Revolver facility - related party	3,000,000

TOTAL LIABILITIES		$4,501,451

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIENCY
Preferred stock, $.001 par value; $1,600,000 liquidation preference, 2,250,000 shares authorized, issued and outstanding	2,250
Common stock, $.001 par value; 20,000,000 shares authorized, 1,389,375 issued and 826,875 outstanding	827
Additional paid-in capital	1,597,750
Accumulated deficit	(3,842,075)

TOTAL STOCKHOLDERS’ DEFICIENCY		(2,241,248)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY		$2,260,203

The accompanying notes are an integral part of these consolidated financial statements.

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

From October 1, 2003 (Date of Inception) to September 14, 2004

REVENUE		$3,332,119

OPERATING EXPENSES
Costs of revenue	$3,079,240
General, selling and administrative	3,486,184
Bad debt expense	49,755

TOTAL OPERATING EXPENSES		6,615,179

OPERATING LOSS		(3,283,060)

OTHER EXPENSES
Interest expense	61,237
Write-off of advances to affiliate	497,778

TOTAL OTHER EXPENSE		559,015

NET LOSS		(3,842,075)

Less: Preferred stock deemed dividends - beneficial conversion feature		(787,500)

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS		$(4,629,575)

The accompanying notes are an integral part of these consolidated financial statements.

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

STATEMENT OF STOCKHOLDERS’ DEFICIENCY

From October 1, 2003 (Date of Inception) to September 14, 2004

	Number of shares of Series A Convertible Preferred Stock	Series A Convertible Preferred Stock at $.001 Par Value	Number of Shares of Common Stock	Common Stock at $.001 Par Value	Additional Paid-In Capital	Accumulated Deficit	Total
Issuance of common stock to founders	—	$—	826,875	$827	$—	$—	$827

Issuance of 2,250,000 shares of Series A Convertible Preferred Stock	2,250,000	2,250	—	—	797,750	—	800,000

Granting of 2,250,000 warrants in connection with issuance of Series A Convertible Preferred Stock	—	—	—	—	800,000	—	800,000

Net loss from October 1, 2003 (Date of Inception) to September 14, 2004	—	—	—	—	—	(3,842,075)	(3,842,075)

Balance at September 14, 2004	2,250,000	$2,250	826,875	$827	$1,597,750	$(3,842,075)	$(2,241,248)

The accompanying notes are an integral part of these consolidated financial statements.

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

From October 1, 2003 (Date of Inception) to September 14, 2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss		$(3,842,075)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	$11,198
Bad debt expense	49,755
Write-off of advances to affiliate	497,778
Changes in operating assets and liabilities:
Accounts receivable	(1,293,531)
Prepaid expenses	(20,557)
Employee advances	(3,303)
Payroll and payroll taxes payable	191,439
Accounts payable and accrued expenses	848,189

TOTAL ADJUSTMENTS		280,968

NET CASH USED IN OPERATING ACTIVITIES		(3,561,107)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of furniture and equipment	(176,347)
Purchases of intangible assets	(193,034)
Advances to affiliate	(497,778)
Net cash received from acquisition	10,855

NET CASH USED IN INVESTING ACTIVITIES		(856,304)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of convertible preferred stock, issuance of founders stock, and granting of warrants	1,600,827
Proceeds from revolver facility - related party	3,000,000

NET CASH PROVIDED BY FINANCING ACTIVITIES		4,600,827

NET INCREASE IN CASH		183,416

CASH - October 1, 2003		—

CASH - September 14, 2004		$183,416

The accompanying notes are an integral part of these consolidated financial statements.

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS, Continued

From October 1, 2003 (Date of Inception) to September 14, 2004

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid October 1, 2003 (date of inception) to September 14, 2004

Interest	$—
Taxes	$—

Supplemental schedule of non-cash investing and financing activities:

Acquisition of wireless licenses through issuance of related party promissory note.	$300,000

Acquisition of a 100% interest in Roughwaters, L.L.C. through assumption of liabilities to former members of Roughwaters, LLC:

Assets
Cash	$10,855
Accounts receivable	86,269
Other current assets	52,081
Furniture and equipment	12,618

Liabilities
Accounts payable	(97,043)

Payable to former members of Roughwaters	$64,780

The accompanying notes are an integral part of these consolidated financial statements.

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Organization and Business

Company

eLandia Technologies, Inc., (“Technologies”) was incorporated in the State of Delaware on September 12, 2003 under the name of eLandia Solutions Incorporated. On January 26, 2005, Technologies changed its name to eLandia Technologies, Inc. Technologies was formed to set up wireless internet capabilities in major hotels and apartment complexes for which it commenced October 1, 2003. On March 1, 2004, Technologies acquired a 100% interest in Roughwaters, L.L.C. (“Roughwaters”) collectively (the “Company”).

Effective December 31, 2004, the Company became a wholly-owned subsidiary of Elandia, Inc (“Elandia”) formerly known as Centra Industries, Inc. (see Note 12). Effective September 15, 2004, upon Elandia’s emergence from bankruptcy, Elandia and the Company were commonly controlled by the Stanford Financial Group.

Nature of Business

The Company, headquartered in Fort Lauderdale, Florida, currently owns Personal Communications Services (“PCS”) licenses in Bloomington, Illinois and in the US Virgin Islands. The Company’s licenses grant access to a 30 MegaHertz C-block, which can supply wireless broadband services for the transmission of voice, data and video entertainment.

The Company’s wholly owned subsidiary Roughwaters provides end-to-end infrastructure solutions, which is comprised primarily of constructing and maintaining cell towers. These services are primarily rendered to wireless communications and cable television companies.

Commencing during the first quarter of 2005, the Company committed to a plan for disposing of all installation of wireless internet capabilities in major hotels and apartment complexes along with disposing Roughwaters’ business of end-to-end infrastructure solutions. The Company’s future plans are to generate revenue by utilizing its remaining assets primarily comprised of the PCS licenses.

NOTE 2 - Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

Fiscal Year

The Company has elected to end its fiscal year as of September 14, 2004 in order to coincide with the date that the Company will become included in the consolidated financial statements of Elandia. (see Notes 1 and 12).

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Roughwaters, effective March 1, 2004. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by management in preparing the consolidated financial statements include the allowance for doubtful accounts and the recoverable value assigned to the PCS licenses.

Fair Values

The Company has determined the estimated fair value amounts presented in these consolidated financial statements using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in these consolidated financial statements are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The Company has based these fair value estimates on pertinent information available to it as of September 14, 2004. As of September 14, 2004, the carrying value of all financial instruments approximates fair value.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s accounts receivables are stated at outstanding principal balance, net of allowance for doubtful accounts. Allowances for doubtful accounts are estimated based on the current aging of accounts receivables, prior collection experience and future expectations of conditions that might impact recoverability.

Furniture and Equipment

Furniture and equipment are stated at historical cost less accumulated depreciation. Major renewals and improvements are capitalized, while maintenance and repair costs that do not significantly improve the related asset or extend its useful life are charged to expense as incurred. For financial reporting purposes, furniture and equipment are depreciated by the straight-line method over the estimated useful lives which generally range between 5 and 7 years. Depreciation expense from October 1, 2003 (date of inception) to September 14, 2004 was $11,198.

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Intangible Assets

Intangible assets consist of the original costs to acquire the PCS wireless licenses along with the long term maintenance costs necessary to maintain the licenses active. The costs to acquire the wireless licenses as well as the legal and other non-equipment related expenses necessary to activate the wireless licenses are capitalized and amortized over the period in which the Company expects to derive benefits, which is principally five or ten years. As of September 14, 2004, the Company has not amortized these licenses since they have not been placed in service.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of trade receivables. As of September 14, 2004, four customers accounted for 13%, 14%, 14% and 22%, of the Company’s accounts receivable as reflected on the consolidated balance sheet. From October 1, 2003 (date of inception) to September 14, 2004, four customers accounted for 13%, 14%, 28% and 13%, respectively, of the Company’s revenue.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” which requires the use of the “liability method” of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and income tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is required if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management concluded that a full valuation allowance was appropriate at September 14, 2004 due to operating losses incurred. Current income taxes are based on the respective periods’ taxable income for federal and state income tax reporting purposes.

At September 14, 2004, the Company has net operating loss carryforwards of approximately $3,550,000 which expire through 2024.

Significant items and temporary differences between reported financial statements and income tax basis that give rise to deferred tax assets are as follows:

Net operating loss carryforwards	$1,325,000
Accrued expenses	55,000

1,380,000

Less: valuation allowance	(1,380,000)

Net deferred tax assets	$—

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Revenue Recognition

The Company recognizes revenue only when realized or realizable and earned. The Company recognizes revenue when all of the following are present:

•	Persuasive evidence of an arrangement exists between the Company and its customers;

•	Delivery has occurred or the services have been rendered;

•	The price for the service is fixed or determinable; and

•	Collectibility is reasonably assured.

The Company recognizes revenue based upon the work performed, which is specifically identified and pursuant to the terms of contracts. Cost of revenue includes direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation.

Stock-Based Compensation Plans

The Company adopted the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”, which amends SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, which was originally provided under SFAS No. 123. The Statement also improves the timeliness of disclosures by requiring the information be included in interim, as well as annual, financial statements. SFAS No. 123 encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company will account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. Accordingly, compensation cost for stock options will be measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company did not grant any stock options as of September 14, 2004.

Recent Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), Share Based Payment, which is a revision of SFAS No. 123. SFAS No. l23R also supersedes APB 25 and amends SFAS No. 95, Statement of Cash Flows. SFAS No. l23R differs from SFAS No. 123, by requiring all entities to measure liabilities incurred in stock based payment transactions at fair value rather than measuring the liability at its intrinsic value. SFAS No. 123R requires entities to estimate the number of instruments for which the requisite service period is expected to be rendered rather than accounting for forfeitures as they occur. Under SFAS No. 123R, modifications to the terms or conditions

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

of an award are measured by comparing the fair value of the modified award with the fair value of the award immediately before the modification, as opposed to measuring the effects of a modification as the difference between the fair value of the modified award at the date it is granted and the awards value immediately before the modification. SFAS No. 123R will also clarify and expand current guidance under SFAS No. 123 including the measurement of fair value, classifying an award as either equity or as a liability and attributing compensation cost to reporting periods. SFAS No. 123R amends SFAS No. 95 requiring that the excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid. The statement is effective in the first annual reporting period beginning after June 15, 2005.

SFAS No. 123R provides two alternatives for adoption: (1) a “modified prospective” method in which compensation cost is recognized for all awards granted subsequent to the effective date of this Statement as well as for the unvested portion of awards outstanding as of the effective date and (2) a “modified retrospective” method which follows the approach in the “modified prospective” method, but also permits entities to restate prior periods to reflect compensation cost calculated under SFAS No. 123 for pro forma amounts disclosure. The Company plans to adopt SFAS No. 123R using the modified prospective method. The adoption of SFAS No. 123R is not expected to have a significant impact on the Company’s results of operations or financial position.

In January 2003, the FASB issued Financial Interpretation No. (“FIN”) 46 “Consolidation of Variable Interest Entities” which was amended by FIN 46R in December, 2003. A variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights, or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. Historically, entities generally were not consolidated unless the entity was controlled through voting interests. FIN 46R changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. A company that consolidates a variable interest entity is called the “primary beneficiary” of that entity. FIN 46R also requires disclosures about variable interest entities that a company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of FIN 46R have been adopted by the Company. FIN 46R did not have any impact on the consolidated financial statements of the Company since it currently has no variable interest entities.

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - Discontinued Operations

During January 2005, the Company committed to a plan to discontinue its business related to the installation of wireless internet capabilities in hotels and apartment complexes and the end-to-end infrastructure wireless solutions provided through its wholly-owned subsidiary Roughwaters.

The following table reflects the pro forma results of the discontinued operations, along with the assets and liabilities associated with the discontinued operations.

The pro forma results of discontinued operations from October 1, 2003 (date of inception) to September 14, 2004 is as follows (unaudited):

	As Reported	Discontinued Operations	Continuing Operations
Revenue	$3,332,119	$3,332,119	$—
Cost of revenue	3,079,240	3,079,240	—
General, selling and administrative	3,486,184	2,079,548	1,406,636
Bad debt expense	49,755	49,755	—

Operating Loss	$(3,283,060)	$(1,876,424)	$(1,406,636)

The pro forma assets and liabilities associated with discontinued operations as of September 14, 2004 are as follows (unaudited):

	As Reported	Discontinued Operations	Continuing Operations
Total current assets	$1,589,402	$1,367,002	$222,400
Furniture and equipment, net	177,767	32,250	145,517
Intangible assets - wireless licenses	493,034	—	493,034
Current liabilities	4,501,451	960,062	3,541,389

NOTE 4 - Furniture and Equipment

As of September 14, 2004, furniture and equipment consisted of the following:

	Useful Life	Amount
Office equipment and computers	5 years	$4,847
Furniture and fixtures	5-7 years	12,054
Machinery and equipment	5 years	172,064

		188,965
Accumulated depreciation		11,198

Total Furniture and Equipment		$177,767

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following at December 31, 2004:

Trade payables	$885,947
Interest	59,285

TOTAL	$945,232

NOTE 6 - Acquisition of Roughwaters, L.L.C.

Effective March 1, 2004, pursuant to a Membership Interest Purchase Agreement (“Purchase Agreement”) the Company purchased 100% of the membership interest in Roughwaters by assuming certain payables to its members for an aggregate of $64,780. Roughwaters’ primary business is to provide end-to-end infrastructure solutions for the wireless communication and cable television industry, which is comprised primarily of constructing and maintaining cell towers.

The Company’s financial statements include the operations of Roughwaters from March 1, 2004 through September 14, 2004. The following table sets forth the pro-forma condensed statement of operations as if the acquisition was consummated at the beginning of the period, October 1, 2003 (unaudited):

Total revenue	$3,576,300

Total costs and expenses	7,457,863

Net loss	$(3,881,563)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date:

Current assets	$149,205
Furniture and equipment	12,618

Total Assets Acquired	161,823

Current liabilities	97,043

Net Assets Acquired	$64,780

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - Promissory Note-Related Party

On September 1, 2004, the Company issued a promissory note (“Promissory Note”) to an affiliate of the Stanford Financial Group (“SFG”) (its controlling stockholder) in the amount of $300,000 for PCS licenses in the United States Virgin Islands and Bloomington, IL. The Promissory Note accrues interest at the rate of 8% per annum, requires quarterly interest payments and it matures on August 31, 2007. The Company has not made any of the required quarterly interest payments subsequent to September 14, 2004. As of September 14, 2004, the Company accrued $2,860 of interest which has been included in accounts payable and accrued expenses in the accompanying balance sheet. During May 2005, the Company received a modification and extension letter stipulating that SFG will contribute such debt and accrued interest into equity in connection with the pending acquisitions discussed in Note 12. In the event the pending acquisitions are not consummated, SFG has agreed not to demand repayment prior to the due date.

NOTE 8 - Revolver Facility-Related Party

On May 20, 2004, the Company entered into a one year Loan and Security Agreement (“L&S Agreement”) with Stanford Venture Capital Holdings, Inc. (“SVCH”) an affiliate of SFG (its controlling stockholder). The L&S Agreement is collateralized by all of the Company’s assets. The maximum amount available is $5,000,000 and bears interest at the rate of 8% per annum on the outstanding balance. Principal and any accrued interest are required to be paid whenever any collateral is sold. Amounts may be repaid and reborrowed anytime before May 19, 2005, the maturity date.

The L&S Agreement contains restrictions and other financial covenants relating to, among other things, limitations on the incurrence of additional indebtedness and liens, asset sales, and capital expenditures. At September 14, 2004, the outstanding borrowings under the L&S Agreement amounted to $3,000,000. The Company accrued interest of $56,425, which has been included in the accounts payable and accrued expenses in the accompanying balance sheet.

On November 24, 2004, the L&S Agreement was amended by increasing the amount available from $5,000,000 to $8,500,000. All other terms and conditions remained the same.

The Company was unable to repay the amount outstanding on the maturity date, May 19, 2005. During May 2005, the Company received a modification and extension letter stipulating that SVCH will contribute the debt and related accrued interest into equity in connection with the pending acquisitions discussed in Note 12. In the event the acquisitions are not consummated, SVCH has agreed not to demand repayment until May 2006.

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - Stockholders’ Deficiency

Common Stock

The Company has 20,000,000 shares of authorized common stock, par value $0.001 per share. At inception, the Company issued an aggregate of 826,875 shares of common stock to its founders. The Company also issued 562,500 shares of common stock to its Chief Executive Officer and placed them in escrow (not reflected as outstanding) for future release based on his performance. The shares will be released to its Chief Executive Officer subject to the Company reaching not less than $50 million of consolidated revenue and not less than $5 million of consolidated pre-tax income, for a calendar year ending on or prior to December 31, 2006. The Company will record a charge to its operations based on the fair market value of the shares on the date the performance conditions are attained.

The Company had issued 860,625 shares of its common stock pursuant to performance conditions by certain other officers which were not met. Accordingly, such shares were forfeited and were never deemed outstanding.

Convertible Preferred Stock

The Company has 2,250,000 shares of authorized preferred stock, par value $0.001 per share. During October of 2003, the Company entered into an agreement to sell 2,250,000 shares of its Series A Convertible Preferred Stock (“Preferred Stock”). Under the terms of the agreement SVCH purchased 2,250,000 shares of Preferred Stock for an aggregate $1,600,000. In addition, SVCH received assignable warrants to purchase 2,250,000 shares of the Company’s common stock at an exercise price of $0.001 at any time prior to December 31, 2010. The terms of the Preferred Stock include an optional conversion by the holder at any time into shares of the Company’s common stock at a conversion rate of the stated value of the preferred stock divided by $0.71 subject to certain standard adjustments. In addition, the terms of the Preferred Stock call for an automatic conversion into shares of the Company’s common stock at the earlier of a) a vote of at least two-thirds of the then outstanding shares of the Preferred Stock or b) the closing of a qualified public offering, as defined. The preferred stockholders shall be entitled to vote at any meetings of stockholders. Each share of preferred stock shall be entitled to one vote for each share of common stock such shares of preferred stock would be convertible into and has a $1,600,000 liquidation preference. The preferred stockholders are not entitled to receive dividends.

The Company valued the warrant issued to SVCH at $800,000 using the Black-Scholes pricing model, thereby allocating a portion of the proceeds from the Preferred Stock to the warrant using the relative fair value of the Preferred Stock and warrant to the actual proceeds from the Preferred Stock.

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - Stockholders’ Deficiency, continued

Convertible Preferred Stock, continued

In connection with the sale and issuance of the Preferred Stock, the Company reported $787,500 as a deemed dividend to the preferred stockholders representing the beneficial conversion value of the underlying common stock. The beneficial conversion value represents the difference between the fair value of the underlying common stock on the date the Preferred Stock was sold and the price at which the Preferred Stock could be converted into common stock. The beneficial conversion value is treated as a deemed dividend and it’s presented on the statement of operations as a reduction of net loss or loss applicable to common stockholders.

NOTE 10 - Commitments and Contingencies

Operating Leases

The Company leases certain plant, office and warehouse space as well as machinery, vehicles, data processing and other equipment. Certain of these operating leases have renewal options at reduced rates and provisions requiring the Company to pay maintenance, property taxes and insurance. Total rental expense under operating leases, excluding maintenance, taxes and insurance amounted to $136,525 from October 1, 2003 (date of inception) to September 14, 2004.

At September 14, 2004, the future payments for all operating leases with remaining lease terms in excess of one year, excluding maintenance, taxes and insurance were as follows:

For the Year Ending September 14,	Amount
2005	$132,527
2006	133,963
2007	80,876

$347,366

Employment Agreements

The Company is party to two separate executive employment agreements, one with its Chief Executive Officer and the other with its Chief Operating Officer. The agreements are for five years with two successive renewal options of two years each. The agreements cover various performance and other employment matters and include an annual base salary of $250,000 per individual. Subsequent to September 14, 2004, the Company’s Chief Operating Officer was terminated for reasons other than cause thereby canceling the related employment agreement.

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - Related Party Transactions

As of September 14, 2004, the Company had advanced $38,984 to its Chief Operating Officer as part of a moving expense allowance pursuant to an employment agreement.

NOTE 12 - Subsequent Events

Effective December 31, 2004, the Company legally merged with Elandia by virtue of SVCH (controlling stockholder) canceling its Preferred Stock and warrants and by allowing the remaining stockholders of the Company to exchange their 826,875 shares of common stock for 826,875 shares of Elandia’s common stock. Accordingly, on December 31, 2004, the Company became a wholly owned subsidiary of Elandia. Additionally, the Company’s Chief Executive Officer received rights to convert 562,500 shares of the Company’s unvested common stock into 562,500 shares of Elandia’s common stock upon meeting certain performance provisions as outlined in Note 9.

On July 22, 2005, the Company’s parent, Elandia, entered into an agreement to purchase 100% of the partnership interests of American Samoa Telecom, LLC (AST). AST is headquartered in Pago Pago, American Samoa and operates under the brand name of Blue Sky Communications. AST is a provider of wireless telephone services in American Samoa via its wireless network. AST is majority owned (approximately 70%) by SVCH.

On July 22, 2005, the Company’s parent, Elandia, executed a merger agreement with Datec Group Ltd, (“Datec”) a New Brunswick, Canada, corporation, and its subsidiaries. Datec is publicly-traded company on the Toronto Stock Exchange. Datec is a provider of information technology and services in Australia, Fiji, New Zealand, Papua New Guinea, Samoa, the Solomon Islands, Tonga, and Vanuatu.

Closing of the above acquisitions are subject to due diligence, and stockholder and various regulatory approvals. There can be no assurances that the acquisitions will be consummated.

eLANDIA SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2004 and

From January 1, 2004 to September 14, 2004 (Predecessor Basis)

and From September 15, 2004 to December 31, 2004 (Successor Basis)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

eLandia Solutions, Inc.

We have audited the accompanying consolidated balance sheet of ELANDIA, INC. (formerly Centra Industries, Inc.) and subsidiaries (the “Company”) as of December 31, 2004 (Successor), and the related consolidated statements of operations, stockholders’ deficiency, and cash flows from January 1, 2004 to September 14, 2004 (Predecessor) and from September 15, 2004 to December 31, 2004 (Successor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ELANDIA, INC. and subsidiaries as of December 31, 2004 (Successor), and the results of their operations and their cash flows from January 1, 2004 to September 14, 2004 (Predecessor) and from September 15, 2004 to December 31, 2004 (Successor), in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, effective September 14, 2004, the Company emerged from bankruptcy and applied fresh-start accounting commencing September 15, 2004. As a result, the consolidated balance sheet as of December 31, 2004 and the related statements of operations and cash flows of the successor company from September 15, 2004 to December 31, 2004 are presented on a different basis of accounting than that of the predecessor company for the periods before fresh-start and, therefore, are not comparable.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP

Melville, NY

May 20, 2005 (Except for Note 12a,

as to which the date is July 22, 2005, and

Note 12b as to which the date is September 14, 2005)

ELANDIA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

December 31, 2004

ASSETS
CURRENT ASSETS
Cash	$16,139
Assets from discontinued operations held for sale	13,219,885

Total Current Assets		$13,236,024
FURNITURE AND EQUIPMENT, Net		168,988
INTANGIBLE ASSETS - WIRELESS LICENSES		804,951

TOTAL ASSETS		$14,209,963

The accompanying notes are an integral part of these consolidated financial statements.

ELANDIA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

December 31, 2004

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$980,723
Secured revolver note - related party	2,500,000
Promissory note - related party	300,000
Revolver facility - related party	7,300,000
Liabilities of discontinued operations	6,096,399

TOTAL LIABILITIES		$17,177,122
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIENCY
Common stock, $.00001 par value; 50,000,000 shares authorized 7,955,438 issued and 7,449,188 outstanding	74
Additional paid-in capital	4,248,547
Accumulated deficit	(7,215,749)
Subscription receivable	(31)

TOTAL STOCKHOLDERS’ DEFICIENCY		(2,967,159)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY		$14,209,963

The accompanying notes are an integral part of these consolidated financial statements.

ELANDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	From September 15, 2004 to December 31, 2004 (Successor Company)	From January 1, 2004 to September 14, 2004 (Predecessor Company)
REVENUE	$—	$—
COST AND EXPENSES
General, selling and administrative expenses	1,125,072	—

OPERATING LOSS	(1,125,072)	—

OTHER (EXPENSE) INCOME
Interest expense	(145,101)	(341,668)
Reorganization items (including legal and trustee fees)	—	(596,250)
Gain on extinguishment of debt and other bankruptcy items	—	2,968,675
Loss on abandonment of equipment		(887,395)
Fresh-start accounting adjustments	—	4,631,022

TOTAL OTHER (EXPENSE) INCOME	(145,101)	5,774,384

(LOSS) INCOME FROM CONTINUING OPERATIONS	(1,270,173)	5,774,384
LOSS FROM DISCONTINUED OPERATIONS	(2,103,501)	(3,950,931)

NET (LOSS) INCOME	$(3,373,674)	$1,823,453

Basic and diluted loss from continuing operations per common share	$(0.17)
Basic and diluted loss from discounted operations per common shares	(0.28)

Basic and diluted net loss per common share	$(0.45)

Weighted average number of shares outstanding, basic and diluted	7,449,188

The accompanying notes are an integral part of these consolidated financial statements.

ELANDIA, INC. AND SUBSIDIARIES

STATEMENT OF STOCKHOLDERS’ DEFICIENCY

From January 1, 2004 to September 14, 2004 - Predecessor Company

and From September 15, 2004 to December 31, 2004 - Successor Company

	Number of Shares of Common Stock	Common Stock at $.00001 Par Value	Additional Paid-in Paid In Capital	Accumulated Deficit	Subscription Receivable	Total
BALANCE - January 1, 2004 (Predecessor Company)	13,629,344	$136	$15,340	$(1,767,848)	$—	$(1,752,372)
Net income from January 1, 2004 to September 14, 2004 (Predecessor Company)	—	—	—	1,823,453	—	1,823,453
Fresh-start adjustments	(13,629,344)	(136)	(15,340)	(55,605)	—	(71,081)

BALANCE - September 14, 2004 (Predecessor Company)	—	—	—	—	—	—
Issuance of 180,000 shares of common stock to unsecured creditors in connection with reorganization plan	180,000	2	71,079	—	—	71,081
DIP Financing exchanged for 3,397,500 shares of common stock and 3,127,500 warrants issued to SVCH	3,397,500	34	2,576,648	—	—	2,576,682

BALANCE - September 15, 2004 (Successor Company) (Forward)	3,577,500	$36	$2,647,727	$—	$—	$2,647,763

The accompanying notes are an integral part of these consolidated financial statements.

ELANDIA, INC. AND SUBSIDIARIES

STATEMENT OF STOCKHOLDERS’ DEFICIENCY, Continued

From January 1, 2004 to September 14, 2004 - Predecessor Company

and From September 15, 2004 to December 31, 2004 - Successor Company

	Number of Shares of Common Stock	Common Stock at $.00001 Par Value	Additional Paid-in Capital	Accumulated Deficit	Subscription Receivable	Total
BALANCE - September 15, 2004 (Successor Company) (Forward)	3,577,500	$36	$2,647,727	$—	$—	$2,647,763
Issuance of 3,127,50 shares of common stock to SVCH and certain of its principals in connection with exercise of warrants	3,127,500	31	—	—	(31)	—
Net loss from September 15, 2004 to December 31, 2004 (Successor Company)	—	—	—	(3,373,674)	—	(3,373,674)
Issuance of common stock in connection with common control merger on 12/31/2004	744,188	7	1,600,820	(3,842,075)	—	(2,241,248)

BALANCE - December 31, 2004 (Successor Company)	7,449,188	$74	$4,248,547	$(7,215,749)	$(31)	$(2,967,159)

The accompanying notes are an integral part of these consolidated financial statements.

ELANDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	From September 15, 2004 to December 31, 2004 (Successor Company)	From January 1,2004 to September 14, 2004 (Predecessor Company)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(3,373,674)	$1,823,453

Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation	283,117	680,565
Bad debt expense	756,643	404,000
Gain on debt discharge	—	(2,968,675)
Loss on abandonment of furniture and equipment	—	887,395
Fresh start adjustments	—	(4,631,022)
Changes in operating assets and liabilities:
Accounts receivable	(3,804,166)	(138,363)
Employee advances	38,984	—
Prepaid expenses	(205,516)	146,117
Accounts payable and accrued expenses	1,869,926	1,057,730
Payroll and payroll taxes payable	46,536	683,104

TOTAL ADJUSTMENTS	(1,014,476)	(3,879,149)

NET CASH USED IN OPERATING ACTIVITIES	(4,388,150)	(2,055,696)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Intangible Assets - Licenses	(311,917)	—
Purchases of furniture and equipment	(64,536)	—

NET CASH USED IN INVESTING ACTIVITIES	$(376,453)	$—

The accompanying notes are an integral part of these consolidated financial statements.

ELANDIA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS, Continued

	From September 15, 2004 to December 31, 2004 (Successor Company)	From January 1,2004 to September 14, 2004 (Predecessor Company)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from secured revolver note - related party	$300,000	$2,860,000
Principal payments for promissory notes	(113,838)	(820,025)
Proceeds from revolver facility - related party	4,300,000	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	4,486,162	2,039,975

NET DECREASE IN CASH	(278,441)	(15,721)
CASH – Beginning	294,580	126,885

CASH – Ending	$16,139	$111,164

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the periods for:	$—	$—
Interest	$—	$—
Taxes
Supplemental schedule on non-cash investing and financing activities:
Dip financing exchanged for 3,397,500 shares of common stock and 3,127,500 warrants issued to SVCH		$2,576,682
Issuance of 180,000 shares of common stock to unsecured creditors in connection with reorganization plan		$71,081

The accompanying notes are an integral part of these consolidated financial statements.

ELANDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Organization and Business

Company

ELANDIA, INC. (the “Company” or the “Successor Company”) was known as Centra Industries, Inc. prior to its merger with eLandia Technologies, Inc. (“Technologies”) on December 31, 2004. (Note 5)

On August 1, 2003, the Company’s main operating subsidiary, eLandia Infrastructure, Inc. (“Infrastructure”), formerly known as Midwest Cable Communications of Arkansas, Inc. filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code (“Bankruptcy Code”) in the United States Bankruptcy Court for the Western District of Arkansas (the “Bankruptcy Court”).

On January 8, 2004, the Company also filed a voluntary petition for reorganization under the Bankruptcy Code in the Bankruptcy Court. The Company operated its business and managed its assets in the ordinary course effectively from August 1, 2003 to September 14, 2004 as debtor-in-possession, and obtained Bankruptcy Court approval for transactions outside the ordinary course of business.

By order dated September 14, 2004, (the “Confirmation Date”) the Bankruptcy Court confirmed the Joint Plan of Reorganization (the “POR”) of the Company and Infrastructure. Accordingly, on September 14, 2004, the Company emerged from reorganization under Chapter 11 of The United States Bankruptcy Code.

Pursuant to the POR, all of the outstanding common stock of the Company was cancelled on September 14, 2004, and new issuances were made to the holders of allowed pre-petition claims against the Company and for the conversion of certain debtor-in-possession financing (“DIP Financing”) provided by Stanford Venture Capital Holdings (“SVCH”).

On the Confirmation Date, the Company issued 180,000 shares of newly authorized common stock to the holders of allowed pre-petition claims for the settlement of such claims and the equivalent of 6,525,000 shares of newly authorized common stock to SVCH for the conversion of certain DIP Financing and other secured claims which amounted to $2,576,682. The Company’s POR also provided that the Company pay $110,000 to holders of allowed pre-petition claims.

Business

The Company, through its wholly owned subsidiaries i) owns Personal Communication Services (“PCS”) licenses, ii) sets up wireless internet capabilities in major hotel and apartment complexes, iii) provides end-to-end infrastructure solutions for the wireless communication and cable television industry, which is comprised primarily of constructing and maintaining cell towers, and iv) provides underground horizontal directional boring technology and related underground construction services to telecommunication and cable television providers, water and sewer systems, and natural gas pipelines.

ELANDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Organization and Business, continued

The above operations are conducted through the Company’s wholly owned subsidiaries as follows:

Technologies -	Owns PCS licenses and sets up wireless internet capabilities to hotels and large apartment complexes.
Roughwaters, LLC (“Roughwaters”) -	A subsidiary of Technologies, provides end-to-end infrastructure solutions which is comprised primarily of constructing and maintaining cell towers to the telecommunication and cable television industry.
Infrastructure -	Provides construction services primarily composed of underground boring for cable and telephone companies.

From January 1, 2004 through December 31, 2004, the Company’s three remaining subsidiaries, Centra Construction, Inc., Centra Wireless Solutions, Inc., and Razorback, Inc., have been inactive.

Commencing during the first quarter of 2005, the Company committed to a plan for disposing substantially all of its current operations. The Company’s future plans are to generate revenue by utilizing its remaining assets comprised primarily of the PCS licenses and acquire existing operating providers of wireless telephone services and cable television providers.

NOTE 2 - Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The Company operated its business as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court during the period from August 1, 2003 until September 14, 2004, the Confirmation Date. Accordingly, the Company’s consolidated financial statements for periods prior to its emergence from Chapter 11 reorganization were prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, 11 “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code 11” (“SOP 90-7”). In addition, the Company adopted fresh-start reporting upon its emergence from Chapter 11 reorganization in accordance with SOP 90-7. For financial reporting purposes, the effects of the consummation of the POR as well as adjustments for fresh-start reporting have been recorded in the accompanying consolidated financial statements as of September 14, 2004 and from January 1, 2004 to September 14, 2004 (Predecessor Company financial statements).

ELANDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Basis of Presentation, continued

Pursuant to fresh-start reporting, a new entity was deemed created for financial reporting purposes and the carrying values of assets and liabilities were adjusted. The carrying values of assets were adjusted to their reorganization values that are equivalent to their estimated fair values. The carrying values of liabilities were adjusted to their present values.

The reorganization value was determined using various valuation methods including, (i) reviewing historical financial information, (ii) comparing the Company and its projected performance to the market values of the comparable companies, (iii) performing industry precedent transaction analysis, and (iv) considering certain economic and industry information relevant to the operating business. While the discounted cash flow approach was one of the three approaches used to determine reorganization value, it was not the sole method used in the determination. This use of multiple approaches is consistent with methods used to determine value in most purchase business combinations.

The following table describes the periods presented in the consolidated financial statements and related notes thereto:

Period	Referred to as
Results for the Predecessor Company From January 1, 2004 through September 14, 2004	“Predecessor Company 2004 Nine Months”
Results for the Successor Company From September 15, 2004 through December 31, 2004	“Successor Company 2004 Three Months”

ELANDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Basis of Presentation, continued

The effects of the POR and the application of fresh-start accounting on the Company’s pre-confirmation consolidated balance sheet are as follows:

ASSETS

	Predecessor Company September 14, 2004	Debt Discharge	Fresh-Start Adjustments		Exchange DIP Financing for Common Stock and Warrants	Reclassification for Discontinued Operations	Successor Company September 14, 2004
CURRENT ASSETS
Cash	$111,164	$—	$—		$—	$—	$111,164
Assets held for sale	—	—	—		—	8,809,646	8,809,646
Accounts receivable, net	265,142	—	—		—	(265,142)	—
Machinery and equipment	3,706,121	—	—		—	(3,706,121)	—
Prepaid expenses	207,361	—	—		—	(207,361)	—
Reorganization value	—		$4,631,022	(B)	—	(4,631,022)	—

TOTAL ASSETS	$4,289,788	$—	$4,631,022		$—	$—	$8,920,810

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

	Predecessor Company September 14, 2004	Debt Discharge	Fresh-Start Adjustments		Exchange DIP Financing for Common Stock and Warrants		Reclassification for Discontinued Operations	Successor Company September 14. 2004
LIABILITIES
Payroll tax liabilities	$1,779,427	$—	$—		$—		$(1,779,427)	$—
Accounts payable	3,321,949	(2,835,321)	—		—			486,628
Liabilities subject to compromise	72,734	—	—		—		—	72,734
Accrued expenses	854,202	—	—		—		(854,202)	—
Current portion of long term debt	5,790,092	(133,354)	—		(2,576,682	)(C)	(880,056)	2,200,000
Liabilities of discontinued operations	—	—	—		—		3,513,685	3,513,685

Total Liabilities	11,818,404	(2,968,675)	—		(2,576,682)		—	6,273,047

STOCKHOLDERS’ DEFICIENCY
Common stock - predecessor	136	(136)	—		—		—	—
Common stock - successor	—	2	—		34		—	36
Additional paid in capital	15,340	55,739	—		2,576,648		—	2,647,727
Accumulated deficit	(7,544,092)	2,913,070	4,631,022		—		—	—

TOTAL STOCKHOLDERS’ DEFICIENCY	(7,528,616)	2,968,675	4,631,022	(D)	2,576,682		—	2,647,763

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$4,289,788	$—	$4,631,022		$—		$—	$8,920,810

ELANDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Basis of Presentation, continued

Adjustments reflected in the reorganized condensed consolidated balance sheet as of September 14, 2004 are as follows:

a.	Liabilities subject to compromise have been adjusted to reflect the settlement of the claims for cash and/or issuance of common shares in the reorganized Company.

b.	The Successor Company has recorded excess of reorganization value over the fair value of the Company’s assets and liabilities in accordance with SFAS No. 141.

c.	Upon emergence from Chapter 11 Bankruptcy, SVCH converted approximately $2,600,000 of DIP Financing into 3,397,500 shares of common stock and 3,127,500 warrants exercisable at $.00001 per share.

d.	Upon emergence from Chapter 11 Bankruptcy, the Company issued 180,000 shares of common stock to holders of allowed pre-petition claims. The $71,081 value assigned to the 180,000 shares represents the stockholders’ deficiency immediately after the fresh-start adjustment.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The consolidated statements of operations and cash flows include the operations of Technologies from September 15, 2004. (Note 5)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amounts of uncollectible accounts receivable, the amount to be realized upon the sale of assets held for sale and the settlement of liabilities of discontinued operations, the amount to be paid for tax liabilities and the amount of costs capitalized in connection with the wireless licenses. Actual results could differ from those estimates.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s accounts receivables are stated at outstanding principal balance, net of allowance for doubtful accounts. Allowances for doubtful accounts are estimated based on the current aging of accounts receivables, prior collection experience and future expectations of conditions that might impact recoverability. The allowance for doubtful accounts amounted to $378,793 at December 31, 2004 and was included in “assets from discontinued operations held for sale”.

ELANDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Furniture and Equipment

Furniture and equipment has been recorded at cost. Expenditures for major improvements are capitalized, while maintenance and repair costs that do not significantly improve the related asset or extend its useful life are charged to expense as incurred. For financial reporting purposes, furniture and equipment are depreciated primarily by the straight-line method over the estimated useful lives of the assets which generally range between five to seven years.

Intangible Assets

Intangible assets consist of the original costs to acquire the PCS wireless licenses along with the long term maintenance costs necessary to maintain the licenses active. The costs to acquire the wireless licenses as well as the legal and other non-equipment related costs necessary to activate the wireless licenses are capitalized and amortized over the period in which the Company expects to derive benefits, which is principally five or ten years. As of December 31, 2004, the Company has not amortized these licenses since they have not been placed in service.

Reorganization Value

On September 14, 2004, in connection with the application of fresh-start accounting, the Company recorded $4,631,022 of reorganization value representing the excess value of the Successor Company’s enterprise value over the aggregate fair value of the Successor Company’s tangible and identifiable assets and liabilities at the Confirmation Date. Reorganization value is not amortized but will be reviewed annually or more frequently under certain conditions for impairment in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 142, “Goodwill and Other Intangible Assets”. The reorganization value has been allocated entirely to the “assets from discontinued operations held for sale”.

Concentrations of Credit Risk- Significant Customers of Discontinued Operations

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of trade receivables. As of December 31, 2004, three customers accounted for 24%, 18%, and 14% of the Company’s accounts receivable and from September 15, 2004 to December 31, 2004, the same three customers accounted for 29%, 20%, and 16%, respectively, of the Company’s revenue.

Revenue Recognition

The Company recognizes revenue based upon the work performed, which is specifically identified and pursuant to the terms of contracts. Cost of revenue includes direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation.

ELANDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Revenue Recognition, continued

The Company recognizes revenue when all of the following are present:

•	Persuasive evidence of an arrangement exists between the Company and its customers;

•	Delivery has occurred or the services have been rendered;

•	The price for the service is fixed or determinable; and

•	Collectibility is reasonably assured.

Fair Values

The Company has determined the estimated fair value amounts presented in these consolidated financial statements using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in these consolidated financial statements are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The Company has based these fair value estimates on pertinent information available to it as of December 31, 2004. As of December 31, 2004, the carrying value of all financial instruments approximates fair value.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” which requires the use of the “liability method” of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and income tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is required if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management concluded a full valuation allowance was appropriate at December 31, 2004 due to operating losses incurred. Current income taxes are based on the respective periods’ taxable income for federal and state income tax reporting purposes.

At December 31, 2004, the Company has net operating loss carryforwards of approximately $5,100,000 which expire through 2024. A portion of the losses are subject to the separate return limitation year rules governed by Internal Revenue Code Section 1503.

ELANDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Income Taxes, continued

Net operating loss carryforwards Accrued expenses and other	$1,895,000
654,000

2,549,000
Less: valuation allowance	(1,566,000)

Deferred income tax asset	983,000
Deferred income tax liabilities: Fixed assets	(983,000)

Net deferred income tax asset	$—

Stock-Based Compensation Plans

The Company adopted the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”, which amends SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, which was originally provided under SFAS No. 123. The Statement also improves the timeliness of disclosures by requiring the information be included in interim, as well as annual, financial statements. SFAS No. 123 encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company will account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. Accordingly, compensation cost for stock options will be measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company did not grant any stock options as of December 31, 2004.

Loss Per Share

The Company presents both basic and diluted loss from continuing and discontinued operations per share and net loss per share on the face of the statements of operations. As provided by SFAS 128, “Earnings per Share,” basic loss from continuing and discontinued operations and net loss per share is calculated as the loss attributable to common stockholders divided by the weighted average number of shares outstanding during the period. The 744,188 shares issued on December 31, 2004 in connection with the common control merger are reflected in the basic loss per share calculation retroactively to

ELANDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Loss Per Share, continued

September 15, 2004, since the operations of Technologies are included in the consolidated results of operations commencing that same date (see Note 5). The 3,127,500 warrants issued to SVCH are reflected in the basic loss per share calculation retroactively to September 15, 2004, since the underlying shares of common stock were immediately exercisable for nominal consideration. Diluted loss per share reflects the potential dilution that could occur from common shares issuable through stock options, warrants and convertible preferred stock. As of December 31, 2004, there were no outstanding stock options, warrants or convertible preferred stock instruments to be included in the diluted loss per share computation. However, there were 506,250 shares of unvested common stock not included in either the common shares outstanding or the basic or diluted loss per share calculations since the result would be antidilutive (see Note 10).

Recent Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R (revised 2004), Share Based Payment, which is a revision of SFAS No. 123. SFAS No. 123R also supersedes APB 25 and amends SFAS No. 95, Statement of Cash Flows. SFAS No. 123R differs from SFAS No. 123, by requiring all entities to measure liabilities incurred in stock based payment transactions at fair value rather than measuring the liability at its intrinsic value. SFAS No. 123R requires entities to estimate the number of instruments for which the requisite service period is expected to be rendered rather than accounting for forfeitures as they occur. Under SFAS No. 123R, modifications to the terms or conditions of an award are measured by comparing the fair value of the modified award with the fair value of the award immediately before the modification, as opposed to measuring the effects of a modification as the difference between the fair value of the modified award at the date it is granted and the awards value immediately before the modification. SFAS No. 123R will also clarify and expand current guidance under SFAS No. 123 including the measurement of fair value, classifying an award as either equity or as a liability and attributing compensation cost to reporting periods. SFAS No. 123R amends SFAS No. 95 requiring that the excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid. The statement is effective in the first annual reporting period beginning after June 15, 2005.

SFAS No. 123R provides two alternatives for adoption: (1) a “modified prospective” method in which compensation cost is recognized for all awards granted subsequent to the effective date of this statement as well as for the unvested portion of awards outstanding as of the effective date and (2) a “modified retrospective” method which follows the approach in the “modified prospective” method, but also permits entities to restate prior periods to reflect compensation cost calculated under SFAS No. 123 for pro forma amounts disclosure. The Company plans to adopt SFAS No. 123R using the modified prospective method. As the Company currently accounts for share based payments to employees in accordance with the fair value method under SFAS No. 123, the adoption of SFAS No. 123R is not expected to have a significant impact on the Company’s results of operations or financial position.

ELANDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In January 2003, the FASB issued Financial Interpretation No. (“FIN”) 46 “Consolidation of Variable Interest Entities” which was amended by FIN 46R in December, 2003. A variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights, or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. Historically, entities generally were not consolidated unless the entity was controlled through voting interests. FIN 46R changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. A company that consolidates a variable interest entity is called the “primary beneficiary” of that entity. The consolidation requirements of FIN 46R have been adopted. FIN 46R did not have any impact on the consolidated financial statements of the Company since it currently has no variable interest entities.

NOTE 3 - Discontinued Operations

During January 2005, the Company committed to a plan to discontinue its business related to the installation of wireless internet capabilities in hotels and apartment complexes, the end-to-end infrastructure wireless solutions provided through its wholly-owned subsidiary Roughwaters and its construction services relating to underground boring for cable and telephone companies. All periods presented were reclassified to reflect discontinued operations to conform with subsequent financial statement presentations.

The assets and liabilities from discontinued operations are as follows as of December 31, 2004:

Current Assets Held for Sale:

Accounts receivables, net	$4,642,710
Prepaid expenses	449,834
Machinery and equipment	3,496,319
Reorganization value	4,631,022

Assets of discontinued operations held for sale	$13,219,885

The current liabilities of discontinued operations are as follows as of December 31, 2004:

Payroll taxes payable	$2,017,405
Accounts payable and accrued expenses	3,312,776
Notes payable – equipment	766,218

Liabilities of discontinued operations	$6,096,399

ELANDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - Discontinued Operations, continued

The results of discontinued operations were composed of the following for the periods presented below:

	From September 15, 2004 to December 31, 2004	From January 1, 2004 to September 14, 2004
Revenue	$4,532,781	$4,034,773
Cost of revenue	4,804,538	4,242,320
General, selling and administrative	1,831,744	3,743,384

Loss from discontinued operations	$(2,103,501)	$(3,950,931)

NOTE 4 - Furniture and Equipment

As of December 31, 2004, furniture and equipment consists of the following:

	Cost	Useful Life
Furniture	$12,054	7 years
Equipment	160,237	5 years

	172,291
Accumulated depreciation	3,303

Total Furniture and Equipment, net	$168,988

NOTE 5 - Merger with Technologies

Pursuant to a Merger Agreement dated May 20, 2004 with Technologies, the Company legally merged on December 31, 2004 by virtue of issuing 744,188 shares of its common stock to the stockholders of Technologies on a one-for-one exchange for their shares in Technologies. Accordingly, on December 31, 2004, Technologies became a wholly-owned subsidiary of the Company.

SVCH was the majority stockholder of Technologies and became the majority stockholder of the Company upon emergence from bankruptcy on September 15, 2004. As companies under common control, the Company has consolidated the operations of Technologies retroactively to September 15, 2004 in a manner similar to pooling of interests.

ELANDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - Secured Revolver Note - Related Party

Pursuant to a Debtor-in-Possession Financing Agreement (“DIP Financing”) executed on September 15, 2003, SVCH loaned the Company $2,000,000 in a form of a secured, super priority line of credit bearing interest at 8% per annum and due on April 16, 2004. On October 25, 2004, SVCH loaned an additional $2,500,000 to the Company under a supplemental super priority line of credit. On September 14, 2004, $2,000,000 of obligations relating to the initial DIP Financing along with other secured claims and accrued interest amounting to $576,682 were converted into common stock as part of the POR. On October 25, 2004, $2,500,000 of obligation relating to the Company’s supplemental DIP Financing was converted to a secured revolver note with SVCH. The secured revolver note is due on October 24, 2005 and bears interest at the rate of 8% per annum. Substantially all of the assets of the Company and its subsidiaries are pledged as collateral under the secured revolver note agreement. During May 2005, the Company received a modification and extension letter stipulating that SVCH will contribute the debt and related accrued interest in connection with the pending acquisitions discussed in Note 12. In the event the acquisitions are not consummated, SVCH has agreed not to demand repayment until May 2006.

The secured revolver note contains restrictions and financial covenants relating to, among other things, limitations on the incurrence of additional indebtedness and liens, asset sales, and capital expenditures. As of December 31, 2004, accrued interest amounted to $105,157 which has been included in accounts payable and accrued expenses in the accompanying balance sheet.

NOTE 7 - Promissory Note - Related Party

On September 1, 2004, Technologies had issued a promissory note (“Promissory Note”) to Stanford Financial Group (“SFG”), an affiliate of SVCH (its majority stockholder) in the amount of $300,000 for the acquisition of PCS wireless licenses in the United States Virgin Islands and Bloomington, IL. The Promissory Note was assumed by the Company as part of the common control merger (see Note 5). The Promissory Note accrues interest at the rate of 8% per annum, requires quarterly interest payments and it matures on August 31, 2007. The Company has not made any of the required quarterly interest payments subsequent to December 31, 2004. As of December 31, 2004, the Company accrued $11,934 as interest expense which has been included in accounts payable and accrued expenses in the accompanying balance sheet. During May 2005, Technologies received a modification and extension letter stipulating that SFG will contribute such debt and accrued interest in connection with the pending acquisitions discussed in Note 12. In the event the pending acquisitions are not consummated, SFG has agreed not to demand repayment prior to the due date.

ELANDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - Revolver Facility - Related Party

On May 20, 2004, Technologies entered into a one year Loan and Security Agreement (“L&S Agreement”) with SVCH. The L&S Agreement is collateralized by all of Technologies’ assets. The maximum amount available was $5,000,000 and bears interest at the rate of 8% per annum on the outstanding balance. Principal and any accrued interest are required to be paid whenever any collateral is sold. Amounts may be repaid and re-borrowed any time before May 19, 2005, the maturity date.

The L&S Agreement contains restrictions and other financial covenants relating to, among other things, limitations on the incurrence of additional indebtedness and liens, asset sales, and capital expenditures.

The L&S Agreement, which had a balance of $3,000,000 on September 15, 2005, was assumed by the Company as part of the common control merger (see Note 5). On November 24, 2004 the L&S Agreement was amended by increasing the amount available from $5,000,000 to $8,500,000. All other terms and conditions remained the same. At December 31, 2004, the outstanding borrowings under the L&S Agreement amounted to $7,300,000, whereas accrued interest, which is included in accounts payable and accrued expenses in the accompanying balance sheet amounted to $171,425. The Company was unable to repay the amount outstanding on the May 19, 2005 maturity date.

During May 2005, the Company received a modification and extension letter stipulating that SVCH will contribute the debt and related accrued interest into equity in connection with the pending acquisitions discussed in Note 12. In the event the acquisitions are not consummated, SVCH has agreed not to demand repayment until May 2006.

NOTE 9 - Commitments and Contingencies

Settlement Agreement

On August 18, 2004, the Company entered into a settlement agreement and release with various management members who operated the Company prior to its bankruptcy filing. As part of the agreement, the Company agreed to pay a total of $250,000 to prior management in exchange for a full and final settlement of all ownership and other compensation claims that existed as a result of the bankruptcy or subsequent to the bankruptcy. In return, the Company’s former management agreed to be governed by certain terms in the agreement including confidentiality requirements and a non-compete agreement with the Company. The Company ceased making payments under this agreement on October 8, 2004, as it was determined that the terms of the settlement agreement had been breached by prior management. At December 31, 2004, the amount outstanding amounted to $197,607 and has been included in liabilities of discontinued operations.

ELANDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - Commitments and Contingencies, continued

Operating Lease

The Company leases certain plant, office and warehouse space as well as machinery, vehicles, data processing and other equipment. Certain of the leases have renewal options at reduced rates and provisions requiring the Company to pay maintenance, property taxes and insurance. Generally, all rental payments are fixed. The Company’s assets and obligations under capital lease arrangements are not significant, and are included in discontinued operations.

Total rental expense under operating leases, excluding maintenance, taxes and insurance, was $88,173 and $102,368 for the Successor Company 2004 Three Months and Predecessor Company 2004 Nine Months, respectively, and are included in discontinued operations.

At December 31, 2004, the future payments for all operating leases with remaining lease terms in excess of one year, and excluding maintenance, taxes and insurance were as follows:

For the Year Ending December 31,	Amount
2005	$132,527
2006	133,963
2007	80,876

Total	$347,366

NOTE 10 - Stockholders’ Deficiency

Common Stock and Warrants

On September 14, 2004, in accordance with the POR, all former outstanding shares of the Company’s common stock were cancelled with new shares to be issued in accordance with the POR to SVCH and to some of its former unsecured creditors. Accordingly, on September 15, 2004, the Company issued 3,397,500 shares of its common stock and 3,127,500 warrants to SVCH and 180,000 shares of its common stock to holders of allowed pre-petition claims. All of the warrants were subsequently exercised.

On December 31, 2004, the Company issued 744,188 shares of common stock to the stockholders of Technologies in exchange for Technologies’ shares in connection with the common control merger effected on December 31, 2004 (Note 5). Additionally, the Company’s Chief Executive Officer, previously a Technologies stockholder, also received rights to exchange 506,250 shares of Technologies’ unvested common stock into 506,250 shares of the Company’s common stock upon the Company reaching not less than $50 million of consolidated revenue and not less than $5 million of pre-tax income, for a calendar year ending on or prior to December 31, 2006. These shares are recorded as issued but not outstanding. The Company will record a charge to its operations based on the fair market value of the shares on the date the performance conditions are met.

ELANDIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - Employment Agreements

The Company is party to two separate executive employment agreements, one with its Chief Executive Officer and the other with its Chief Operating Officer. The agreements are for five years with two successive renewal options of two years each. The agreements cover various performance and other employment matters and include an annual base salary of $250,000 per individual. Subsequent to December 31, 2004, the Company’s Chief Operating Officer was terminated for reasons other than cause thereby canceling the related employment agreement.

NOTE 12 - Subsequent Events

a.	On July 22, 2005, the Company entered into an agreement to purchase 100% of the partnership interests of American Samoa Telecom, LLC (AST). AST is headquartered in Pago Pago, American Samoa and operates under the brand name of Blue Sky Communications. AST is a provider of wireless telephone services in American Samoa via its wireless network. AST is majority owned (approximately 70%) by SVCH. The Company expects to issue a total of 7,042,875 shares of its common stock of which 4,565,012 will be issued to SVCH, AST’s majority interest owner and 2,477,863 to AST’s minority interest owners. Additionally, SVCH and SFG have agreed to forgive all of the debt owed to them by the Company.

On July 22, 2005, the Company executed a merger with Datec Group Ltd, (“Datec”) a New Brunswick, Canada, corporation, and its subsidiaries. Datec is publicly-traded company on the Toronto Stock Exchange. Datec is a provider of information technology and services in Australia, Fiji, New Zealand, Papua New Guinea, Samoa, the Solomon Islands, Tonga, and Vanuatu. In connection with the acquisition of certain operating assets of Datec, the Company expects to issue 6,808,542 shares of common stock. The merger of Datec is subject to the Company consummating the AST acquisition and having SVCH and SFG forgive all outstanding debt owed to them.

Closing of the above-acquisitions is subject to due diligence and stockholder and various regulatory approvals. There can be no assurances that the acquisitions will be consummated.

b.	On September 14, 2005, our Board of Directors approved a 9 for 10 reverse stock split of our outstanding shares of common stock. The reverse stock split was effective on September 14, 2005. All share and per share information in these consolidated financial statements have been adjusted to reflect this reverse stock split.

ELANDIA, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

As of September 30, 2005 and For the Nine Months Then Ended

and From January 1, 2004 to September 14, 2004 (Predecessor Basis)

and From September 15, 2004 to September 30, 2004 (Successor Basis)

ELANDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	September 30, 2005 (Unaudited)	December 31, 2004
CURRENT ASSETS
Cash	$20,840	$16,139
Assets from discontinued operations held for sale	1,282,656	13,219,885

Total Current Assets	1,303,496	13,236,024

FURNITURE AND EQUIPMENT Net	140,350	168,988

OTHER ASSETS
Acquisition costs - Datec	646,600	—
Intangible assets - wireless licenses	824,093	804,951

Total Other Assets	1,470,693	804,951

TOTAL ASSETS	$2,914,539	$14,209,963

The accompanying notes are an integral part of the condensed consolidated financial statements.

ELANDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

	September 30, 2005 (Unaudited)	December 31, 2004
CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,004,422	$692,207
Liabilities of discontinued operations	2,446,796	6,096,399
Secured revolver note - related party	—	2,500,000
Promissory note - related party	—	300,000
Revolver facility - related party	—	7,300,000
Accrued expenses - related party interest	—	288,516

Total Current Liabilities	3,451,218	17,177,122

COMMITMENTS AND CONTINGENCIES
LONG TERM LIABILITIES
Secured revolver note - related party	2,500,000	—
Promissory note - related party	300,000	—
Revolver facility - related party	8,500,000	—
Accrued expenses - related party interest	1,541,868	—

Total long term liabilities	12,841,868	—

TOTAL LIABILITIES	16,293,086	17,177,122

STOCKHOLDERS’ DEFICIENCY
Common stock, $.00001 par value; 50,000,000 shares authorized, 8,471,672 issued and 7,875,422 outstanding at September 30, 2005 and 7,955,438 issued and 7,449,188 outstanding at December 31, 2004	78	74
Additional paid-in capital	5,314,130	4,248,547
Accumulated deficit	(18,692,724)	(7,215,749)
Subscription receivable	(31)	(31)

TOTAL STOCKHOLDERS’ DEFICIENCY	(13,378,547)	(2,967,159)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$2,914,539	$14,209,963

The accompanying notes are an integral part of the condensed consolidated financial statements.

ELANDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Nine Months Ended September 30, 2005 (Successor Company)	From September 15, 2004 to September 30, 2004 (Successor Company)	From January 1,2004 to September 14, 2004 (Predecessor Company)
REVENUE	$—	$—	$—

COST AND EXPENSES
General, selling and administrative expenses (includes $1,065,587 of non-cash compensation)	2,656,285	151,161	—

OPERATING LOSS	(2,656,285)	(151,161)

OTHER (EXPENSES) INCOME
Interest expense	(1,300,790)	(49,618)	(341,668)
Reorganization items (including legal and trustee fees)	—	—	(596,250)
Gain on extinguishment of debt and other bankruptcy items	—	—	2,968,675
Loss on abandonment of machinery and equipment	—	—	(887,395)
Fresh-start accounting adjustments	—	—	4,631,022

Total Other (Expenses) Income	(1,300,790)	(49,618)	5,774,384

(LOSS) INCOME FROM CONTINUING OPERATIONS	(3,957,075)	(200,779)	5,774,384
DISCONTINUED OPERATIONS
Loss from discontinued operations	(1,088,963)	(470,160)	(3,950,931)
Impairment charge for reorganization value	(4,631,022)	—	—
Loss on sale of machinery and equipment	(1,799,915)	—	—

TOTAL LOSS FROM DISCONTINUED OPERATIONS	(7,519,900)	(470,160)	(3,950,931)

NET (LOSS) INCOME	$(11,476,975)	$(670,939)	$1,823,453

The accompanying notes are an integral part of the condensed consolidated financial statements.

ELANDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS, Continued

(UNAUDITED)

	For the Nine Months Ended September 30, 2005 (Successor Company)	From September 15, 2004 to September 30, 2004 (Successor Company)	From January 1,2004 to September 14, 2004 (Predecessor Company)
Basic and diluted loss from continuing operations per common share	$(0.52)	$(0.03)	$—
Basic and diluted loss from discounted operations per common share	(1.00)	(0.06)	—

Basic and diluted net loss per common share	$(1.52)	$(0.09)	$—

Weighted average number of shares outstanding, basic and diluted	7,552,923	7,449,188	—

The accompanying notes are an integral part of the condensed consolidated financial statements.

ELANDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIENCY

For the Nine Months Ended September 30, 2005

	Number of Shares of Common Stock	Common Stock Par Value	Additional Paid-in Capital	Accumulated Deficit	Subscription Receivable	Total
BALANCE - January 1, 2005	7,449,188	$74	$4,248,547	$(7,215,749)	$(31)	$(2,967,159)
Net loss for the nine months ended September 30, 2005	—	—	—	(11,476,975)	—	(11,476,975)
Issuance of common stock for services	426,234	4	1,065,583	—	—	1,065,587

BALANCE - September 30, 2005	7,875,422	$78	$5,314,130	$(18,692,724)	$(31)	$(13,378,547)

The accompanying notes are an integral part of the condensed consolidated financial statements.

ELANDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Nine Months Ended September 30, 2005 (Successor Company)	From September 15, 2004 to September 30, 2004 (Successor Company)	From January 1, 2004 to September 14, 2004 (Predecessor Company)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(11,476,975)	$(670,939)	$1,823,453

Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation	28,638	82,948	680,565
Bad debt expense	60,529	131,171	404,000
Gain on debt discharge	—	—	(2,968,675)
Loss on sale of machinery and equipment	1,799,915	—	—
Loss on abandonment of machinery and equipment	—	—	887,395
Fresh start adjustment	—	—	(4,631,022)
Reorganization value impairment charge	4,631,022	—	—
Non-cash stock compensation	1,065,587	—	—
Changes in operating assets and liabilities:
Accounts receivable	4,337,922	(372,504)	(138,363)
Insurance receivable	(374,833)	—	—
Prepaid expenses	449,834	143,034	146,117
Accounts payable, accrued expenses, and accrued expenses - related party interest	(957,395)	146,249	1,057,730
Payroll taxes payable	(521,512)	(83,709)	683,104

TOTAL ADJUSTMENTS	10,519,707	47,189	(3,879,149)

NET CASH USED IN OPERATING ACTIVITIES	(957,268)	(623,750)	(2,055,696)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition cost incurred - Datec	(646,600)	—	—
Proceeds from sale of machinery and equipment	1,032,840	—	—
Purchase of intangible licenses	(19,142)	(210,636)	—

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	$367,098	$(210,636)	$—

The accompanying notes are an integral part of the condensed consolidated financial statements.

ELANDIA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOWS, Continued

	For the Nine Months Ended September 30, 2005 (Successor Company)	From September 15, 2004 to September 30, 2004 (Successor Company)	From January 1, 2004 to September 14, 2004 (Predecessor Company)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from revolver facility - related party	$1,200,000	$650,000	$2,860,000
Repayment of principal on bank loans	(605,129)	(20,880)	(820,025)

NET CASH PROVIDED BY FINANCING ACTIVITIES	594,871	629,120	2,039,975

NET INCREASE (DECREASE) IN CASH	4,701	(205,266)	(15,721)
CASH - Beginning	16,139	254,531	126,885

CASH - Ending	$20,840	$49,265	$111,164

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the periods for:
Interest	$—	$—	$—
Taxes	$—	$—	$—

The accompanying notes are an integral part of the condensed consolidated financial statements.

ELANDIA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 - Organization and Business

Historical Structure of the Company

Elandia, Inc. (the “Company” or the “Successor Company”) was known as Centra Industries, Inc. prior to the Company’s merger with eLandia Technologies, Inc. (“Technologies”) on December 31, 2004.

On August 1, 2003, the Company’s main operating subsidiary, eLandia Infrastructure, Inc. (“Infrastructure”), formerly known as Midwest Cable Communications of Arkansas, Inc. filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code (“Bankruptcy Code”) in the United States Bankruptcy Court for the Western District of Arkansas (the “Bankruptcy Court”).

On January 8, 2004, the Company also filed a voluntary petition for reorganization under the Bankruptcy Code in the Bankruptcy Court. The Company operated its business and managed its assets in the ordinary course effectively from August 1, 2003 to September 14, 2004 as debtor-in-possession, and obtained Bankruptcy Court approval for transactions outside the ordinary course of business.

By order dated September 14, 2004, (the “Confirmation Date”) the Bankruptcy Court confirmed the Joint Plan of Reorganization (the “POR”) of the Company and Infrastructure. Accordingly, on September 14, 2004, the Company emerged from reorganization under Chapter 11 of The United States Bankruptcy Code.

Business

Commencing during the first quarter of 2005, the Company committed to a plan for disposing substantially all of its operations. The Company’s future plans are to generate revenue by utilizing its remaining assets comprised primarily of Personal Communication Services (“PCS”) licenses and acquire existing operating providers of wireless telephone services and cable television providers. (See Note 11)

Prior to January 2005, the Company was involved in other activities such as: i) setting up wireless internet capabilities in major hotel and apartment complexes, ii) provided end-to-end infrastructure solutions for the wireless communication and cable television industries, which was comprised primarily of maintaining and constructing cell towers and iii) provided underground horizontal directional boring technology and related underground construction services to telecommunication and cable television providers, water and sewer systems, and natural gas pipelines. As of September 30, 2005, the Company’s main remaining assets (other than assets from discontinued operations held for sale) are the PCS licenses.

ELANDIA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 - Organization and Business, continued

Business, continued

The above operations are or were conducted through the Company’s wholly owned subsidiaries as follows:

Technologies -	Owns PCS licenses

Roughwaters, LLC (“Roughwaters”) -	A subsidiary of Technologies, which maintained and constructed cell towers.

Infrastructure -	Provided construction services primarily composed of underground boring for cable and telephone companies.

From January 1, 2004 through September 30, 2005, the Company’s three remaining subsidiaries, Centra Construction, Inc., Centra Wireless Solutions, Inc., and Razorback, Inc., have been inactive.

NOTE 2 - Management Plans

As of September 30, 2005, the Company had a working capital deficiency of $2,147,722 and incurred a net loss of $11,476,975 for the nine months then ended. As part of the Company’s merger with the operating subsidiaries of Datec Group Ltd. (“Datec”) and American Samoa Telecom, LLC (“AST”) (Note 11), $12,841,868 (representing principal and accrued interest) comprised of the Company’s Secured Revolver Note, Promissory Note and Revolver Facility were contributed to capital (Notes 6, 7 and 8). Additionally, during February 2006, the Company was able to secure a debt facility in the amount of $2,300,000 for working capital from an affiliate of its majority stockholder (Note 11). The Company has also reduced its administrative overhead expenses where necessary and feasible as part of the sale of discontinued operations. Management believes that with the closing of its mergers and the reduction of expenses, the combined companies will begin to generate positive cash flows from operations. There can be no assurance that the plans and actions taken by management will be successful and the Company may have to secure additional funding sources in the future.

NOTE 3 - Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles (United States) for complete financial statements. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly

ELANDIA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 3 - Basis of Presentation, continued

the financial position, results of operations and cash flows for all periods presented have been made. The results of operations for the nine month period ended September 30, 2005 is not necessarily indicative of the operating results that may be expected for the year ending December 31, 2005.

The Company emerged from bankruptcy on September 14, 2004. Accordingly, pursuant to SOP 90-7, the Company’s financial statements are not comparable since the Company applied fresh start accounting commencing September 15, 2004. As a result, the statements of operations and cash flows from January 1, 2004 to September 14, 2004 (the “Predecessor Company”) are presented on a different basis of accounting than that of the Successor Company for the periods before fresh start, and therefore are not comparable.

These condensed consolidated financial statements should be read in conjunction with the Company’s audited 2004 consolidated financial statements and related notes.

Certain reclassification were made to the December 31, 2004 Balance Sheet in order to conform to the September 30, 2005 presentation.

NOTE 4 - Merger with Technologies

Pursuant to a Merger Agreement dated May 20, 2004 with Technologies, the Company legally merged on December 31, 2004 by virtue of issuing 744,188 shares of its common stock to the stockholders of Technologies on a one-for-one exchange for their shares in Technologies. Accordingly, on December 31, 2004, Technologies became a wholly-owned subsidiary of the Company.

Stanford Venture Capital Holdings (“SVCH”) was the majority stockholder of Technologies and became the majority stockholder of the Company upon emergence from bankruptcy on September 15, 2004. As companies under common control, the Company has consolidated the operations of Technologies retroactively to September 15, 2004 in a manner similar to pooling of interests.

NOTE 5 - Discontinued Operations

During January 2005, the Company committed to a plan to discontinue its business related to the installation of wireless internet capabilities in hotels and apartment complexes, the end-to-end infrastructure wireless solutions provided through its wholly-owned subsidiary Roughwaters and its construction services relating to underground boring for cable and telephone companies. All periods presented were reclassified to reflect discontinued operations.

ELANDIA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 5 - Discontinued Operations, continued

The assets and liabilities from discontinued operations are as follows as of September 30, 2005:

Amount
Assets From Discontinued Operations Held for Sale:
Accounts receivables, net	$304,788
Receivable from sale of machinery and equipment	603,035
Insurance receivable	374,833

Total Assets From Discontinued Operations Held for Sale	$1,282,656

The liabilities of discontinued operations are as follows as of September 30, 2005:

Amount
Liabilities of Discontinued Operations
Payroll taxes payable	$1,418,600
Accounts payable and accrued expenses	867,107
Notes payable-equipment	161,089

Total Liabilities of Discontinued Operations	$2,446,796

The results of discontinued operations were composed of the following for the periods presented below:

	For the Nine Months Ended September 30, 2005 (Successor Company)	From September 15, 2004 to September 30, 2004 (Successor Company)	From January 1, 2004 to September 14, 2004 (Predecessor Company)
Revenue	$2,718,936	$766,446	$4,034,773
Cost of revenue	3,235,038	540,093	4,242,320
General, selling and administrative	572,861	696,5133	3,743,384

Loss from discontinued operations	$(1,088,9631)	$(470,1601)	$(3,950,9311)

In connection with the plan to sell its machinery and equipment during August of 2005, the Company recorded a $4,631,022 impairment charge for its reorganization value associated with such equipment. The Company determined that the reorganization value recorded on its financial statements had been permanently impaired.

ELANDIA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 6 - Secured Revolver Note-Related Party

Pursuant to a Debtor-in-Possession Financing Agreement (“DIP Financing”) executed on September 15, 2003, SVCH loaned the Company $2,000,000 in a form of a secured, super priority line of credit bearing interest at 8% per annum which was due on April 16, 2004. On October 25, 2004, SVCH loaned an additional $2,500,000 to the Company under a supplemental super priority line of credit. On September 14, 2004, $2,000,000 of obligations relating to the initial DIP Financing along with other secured claims and accrued interest amounting to $576,682 were converted into common stock as part of the POR. On October 25, 2004, $2,500,000 of obligation relating to the Company’s supplemental DIP Financing was converted to a secured revolver note with SVCH. The secured revolver note was due on October 24, 2005 and bears interest at the rate of 8% per annum. Substantially all of the assets of the Company and its subsidiaries are pledged as collateral under the secured revolver note agreement. During May 2005, the Company received a modification and extension letter stipulating that SVCH will contribute the debt and related accrued interest to capital in connection with the acquisitions discussed in Note 11.

The secured revolver note contains restrictions and financial covenants relating to, among other things, limitations on the incurrence of additional indebtedness and liens, asset sales, and capital expenditures. As of September 30, 2005, the Company was not in compliance with such financial covenants. As of September 30, 2005, accrued interest amounted to $254,746, which has been included in accrued expenses – related party interest in the accompanying balance sheet.

NOTE 7 - Promissory Note-Related Party

On September 1, 2004, Technologies had issued a promissory note (“Promissory Note”) to Stanford Financial Group (“SFG”), an affiliate of SVCH (its majority stockholder) in the amount of $300,000 for the acquisition of PCS wireless licenses in the United States Virgin Islands and Bloomington, IL. The Promissory Note was assumed by the Company as part of the common control merger effective September 14, 2004. The Promissory Note accrues interest at the rate of 12% per annum, requires quarterly interest payments and it matures on August 31, 2007. The Company had not made any of the required quarterly interest payments as of September 30, 2005 and subsequent thereto. Accordingly, such promissory was deemed to be in default. As of September 30, 2005, the Company accrued $26,926 as interest expense which has been included in accrued expenses – related party interest in the accompanying balance sheet.

ELANDIA, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 7 - Promissory Note-Related Party, continued

During May 2005, Technologies received a modification and extension letter stipulating that SFG will contribute such debt and accrued interest to capital in connection with the acquisitions discussed in Note 11.

NOTE 8 - Revolver Facility-Related Party

On May 20, 2004, Technologies entered into a one year Loan and Security Agreement (“L&S Agreement”) with SVCH. The L&S Agreement is collateralized by all of Technologies’ assets. The maximum amount available was $5,000,000 and bears interest at the rate of 8% per annum on the outstanding balance. Principal and any accrued interest are required to be paid whenever any collateral is sold. Amounts may have been repaid and re-borrowed any time before May 19, 2005, the maturity date.

The L&S Agreement contains restrictions and other financial covenants relating to, among other things, limitations on the incurrence of additional indebtedness and liens, asset sales, and capital expenditures.

The L&S Agreement, which had a balance of $3,000,000 on September 15, 2004, was assumed by the Company as part of the common control merger with Technologies. On November 24, 2004 the L&S Agreement was amended by increasing the amount available from $5,000,000 to $8,500,000. All other terms and conditions remained the same. At September 30, 2005, the outstanding borrowings under the L&S Agreement amounted to $8,500,000. As a result of the default, interest has been accrued at the default rate of 15% and it’s included in accrued expenses – related party interest in the accompanying balance sheet. Accrued interest amounted to $1,260,196 at September 30, 2005.

During May 2005, the Company received a modification and extension letter stipulating that SVCH will contribute the debt and related accrued interest to capital in connection with the acquisitions discussed in Note 11.

NOTE 9 - Commitments and Contingencies

Concentrations of Credit Risk- Significant Customers of Discontinued Operations

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of trade receivables. As of September 30, 2005, three customers accounted for 42%, 11%, and 11% of the Company’s accounts receivable and for the nine months ended September 30, 2005, two customers accounted for 51% and 44%, respectively, of the Company’s revenue.

ELANDIA, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 9 - Commitments and Contingencies, continued

Settlement Agreement

On August 18, 2004, the Company entered into a settlement agreement and release with various management members who operated the Company prior to its bankruptcy filing. As part of the agreement, the Company agreed to pay a total of $250,000 to prior management in exchange for a full and final settlement of all ownership and other compensation claims that existed as a result of the bankruptcy or subsequent to the bankruptcy. In return, the Company’s former management agreed to be governed by certain terms in the agreement including confidentiality requirements and a non-compete agreement with the Company. The Company ceased making payments under this agreement on October 8, 2004, as it was determined that the terms of the settlement agreement had been breached by prior management. At September 30, 2005, the amount outstanding amounted to $197,607 and has been included in liabilities of discontinued operations.

Operating Lease

The Company leases certain plant, office and warehouse space as well as office equipment. Certain of the leases have renewal options at reduced rates and provisions requiring the Company to pay maintenance, property taxes and insurance. Generally, all rental payments are fixed. The Company’s assets and obligations under capital lease arrangements are not significant, and are included in discontinued operations.

Total rental expense under operating leases, excluding maintenance, taxes and insurance, amounted to $71,446 for the nine months ended September 30, 2005.

At September 30, 2005, the future payments for all operating leases with remaining lease terms in excess of one year, and excluding maintenance, taxes and insurance were as follows:

For the Year Ending September 30,	Amount
2006	$93,916
2007	59,040

Total	$152,956

Employment Agreements

The Company was a party to 2 separate executive employment agreements, one with its Chief Executive Officer, and one with its Chief Operating Officer. The agreements with an effective date of April 1, 2004, were for five years with two successive renewal options of two years each. The agreements cover various performance and other employment matters and include an annual base salary of $250,000 for the Chief Executive Officer and $250,000 for its Chief Operating Officer. During July 2005, the Company’s Chief Operating Officer was terminated for reasons other than cause thereby canceling the related employment agreement. As of September 30, 2005, the Company has accrued $187,500 in connection with the one year severance provision.

On July 1, 2005, The Company entered into an employment agreement with its Chief Financial Officer with an initial term of five years but will automatically be extended for successive two year terms unless either party gives written notice. The agreement covers various performance and other employment matters and includes an annual base salary of $175,000.

The above agreements have a change in control clause. If a change in control occurs, the executives have a right to terminate their agreements and receive one year severance.

ELANDIA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 10 - Issuance of Common Stock

During the nine months ended September 30, 2005, the Company issued 426,234 shares of its common stock to its officers and other consultants in exchange for services. The shares were valued at their estimated fair value resulting in a non-cash compensation expense to the Company of $1,065,587.

NOTE 11 - Subsequent Events

On July 22, 2005 the Company entered into an agreement to purchase 100% of the partnership interest of AST. AST is headquartered in Pago Pago, American Samoa and operates under the brand name of Blue Sky Communications. AST is a provider of wireless telephone services in American Samoa via its GSM wireless network. AST is majority owned (approximately 70%) by SVCH. On January 31, 2006, the Company issued a total of 7,042,875 shares of its common stock in exchange for 100% partnership interest of AST. Of the total shares issued, 4,565,012 were issued to SVCH, AST’s majority interest owner and 2,477,863 to AST’s minority interest owners.

On July 22, 2005 the Company executed a merger with the operating subsidiaries of Datec, a New Brunswick, Canada, corporation. Datec is publicly-traded on the Toronto Stock Exchange. Datec is a provider of information technology and services in Australia, Fiji, New Zealand, Papua New Guinea, Samoa, the Solomon Islands, Tonga, and Vanuatu. On February 1, 2006, in connection with the acquisition of certain operating subsidiaries of Datec, the Company issued 6,808,542 shares of common stock to the shareholders of Datec.

Simultaneously with the acquisition of AST, both SVCH and SFG have contributed the related party debt and related accrued interest which amounted to $12,841,868 at September 30, 2005.

On February 10, 2006, the Company secured a loan from an affiliate of its majority stockholder in the amount of $2,300,000 to fund operating expenses for the next twelve months. The loan bears interest at a rate of 8% and is payable on December 31, 2007.

Datec PNG Pty Ltd, a subsidiary, is party to an action as a 50% partner in Amalgamated Telikom Holdings PNG Pty Ltd. Amalgamated Telikom Holdings PNG Pty Ltd. was created as a joint venture between Amalgamated Telecom Holdings Limited of Fiji and Datec PNG Pty Ltd. Amalgamated Telikom Holdings PNG Pty Ltd has initiated an action for damages against the State of Papua New Guinea and the Independent Public Business Corporation of PNG for their breach of a Share Acquisition Agreement, dated July 31, 2002, in connection with Amalgamated Telikom Holdings PNG Pty Ltd’s successful bid to acquire 51% of the outstanding shares of Telikom PNG Pty Ltd. Telikom PNG Pty Ltd is a wholly-owned limited liability company, with a monopoly in the provision of fixed and mobile telephone services in Papua New Guinea. Amalgamated Telikom Holdings PNG Pty Ltd. is seeking damages in this proceeding for expenditures incurred in the bidding process, lost profits and revenue and efforts and funds expended for the sole benefit of Telikom PNG Pty Ltd. No court appointment to try this case has been determined.

On February 6, 2006, Elandia was sued in the Sixth Judicial Circuit Court in Pasco County, Florida by Cornerstone Businesses, Inc. in a complaint related to a subcontractor agreement between Cornerstone Businesses, Inc. and Midwest Cable Communications of Arkansas, Inc.  Cornerstone Businesses, Inc. seeks relief based upon claims of breach of contract, tortious interference with a contractual right, tortious interference with a business relationship and fraud and negligent misrepresentation. The complaint seeks unspecified monetary damages, including pre-judgment interest and costs. The Company believes that the claims alleged in the complaint are without merit and it intends to vigorously defend against this complaint.

AST TELECOM, L.L.C.

FINANCIAL STATEMENTS

For the Years Ended

December 31, 2003 and 2004

KINGBETHAM & COMPANY

Certified Public Accountants	P.O. Box 6740 Pago Pago, Am. Samoa 96799 Tel: (684) 699-2401. Fax: (684) 699-2402

April 4, 2005

Independent Auditor’s Report

Board of Members

AST Telecom, LLC.

Pago Pago, American Samoa

We have audited the accompanying balance sheet of AST Telecom, LLC, as of December 31, 2004, and the related statements of income, members’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

The financial statements for AST Telecom, LLC for the year ended December 31, 2003, were audited by King Accountancy Corporation whose report dated September 13, 2004 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AST Telecom, LLC, as of December 31, 2004 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles in the United States.

/s/ KingBetham & Company
KingBetham & Company

SAMOA OFFICE: P.O. BOX 859, APIA, SAMOA Tel: (685)24337 Fax: (685)24336

AST TELECOM, LLC

BALANCE SHEET

DECEMBER 31, 2004 and 2003

		Year Ended December 31,
	Note	2004	2003
ASSETS
Current Assets
Cash on hand & at banks	3	$815,678	$1,296,164
Receivables net of allowance for doubtful accounts	4	444,128	311,632
Inventories	5	172,424	121,009
Other receivables and prepayments	6	178,495	146,823

Total Current Assets		$1,610,725	$1,875,628
Fixed Assets
Property, plant and equipment net of accumulated depreciation	7	3,361,270	1,307,777

Total Assets		$4,971,995	$3,183,405

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Trade accounts payable		672,218	357,573
Accrued expenses		220,188	127,118

Total Current Liabilities		892,406	484,691
Deferred Revenue	8	279,209	234,811
Member Distributions Payable	9	—	711,705

Total Liabilities		$1,171,615	$1,431,207

Members’ Equity		3,800,380	1,752,198

Total Liabilities and Members’ Equity		$4,971,995	$3,183,405

The accompanying notes are an integral part of these financial statements.

AST TELECOM, LLC

STATEMENT OF INCOME AND MEMBERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2004 and 2003

		Year Ended December 31,
	Note	2004	2003
Revenue
Prepaid		$4,784,181	$3,245,473
Postpaid		1,087,181	1,152,659
Long Distance Reverse Tolls		585,017	107,339
Other		937,457	731,123

Total Revenue		$7,393,836	$5,236,594
Cost of Revenue
Cost of Services		$2,160,228	$1,488,193
Other		669,189	503,933

Total Cost of Revenue		$2,829,417	$1,992,126

Gross Profit		$4,564,419	$3,244,468

Operating Expense
Sales and Marketing		704,477	311,937
Customer Service		205,012	224,555
General and Administrative		1,172,058	859,991
Depreciation		199,527	76,281

Total Operating Expense		2,281,074	1,472,764

Net Profit (Loss) From Operation		2,283,345	1,771,704

Other Income (Expense)
Interest income		12,092	3,413
Other income		(14,488)	22,119

Total Other Income (Expense)		(2,396)	25,532

Net Income (Loss)		$2,280,949	$1,797,236
Members’ Equity - Beginning of year		$1,752,198	$—
Contributions		—	1,000,000
Distributions		(232,767)	(1,045,038)

Members’ Equity - End of year		$3,800,380	$1,752,198

The accompanying notes are an integral part of these financial statements.

AST TELECOM, LLC

STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2004 and 2003

	Year Ended December 31,
	2004	2003
Cash Flows From Operating Activities
Net Income	$2,280,949	$1,797,236
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation	199,527	76,281
Changes in:
Inventory	(51,415)	(121,009)
Receivables	(132,496)	(311,632)
Other assets	(31,673)	(146,823)
Accounts payable and other liabilities	452,114	719,502

Cash provided from operating activities	$2,717,006	$2,013,555

Cash Flows From Investing Activities
Payments for property, plant and equipment	$(2,253,020)	$(1,384,058)

Net cash flow from investing activities	(2,253,020)	(1,384,058)

Cash Flows From Financing Activities
Contributions by Members	$—	$1,000,000
Distributions to Members	(944,472)	(333,333)

Net cash flow from Financing	$(944,472)	$666,667

Net Change in Cash and Cash Equivalents	$(480,486)	$1,296,164

Cash and Cash Equivalents, Beginning of Year	$1,296,164	$—

Cash and Cash Equivalents, End of Year	$815,678	$1,296,164

Cash on hand and at banks
Cash on hand	$2,100	$2,100
Bank of Hawaii	512,361	401,302
Amerika Samoa Bank	125,347	621,823
Stanford International Bank	123,797	220,734
Stanford International Bank - CD	52,072	50,205

	$815,678	$1,296,164

The accompanying notes are an integral part of these financial statements.

AST TELECOM, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003 and 2004

Note 1. Organization

AST Telecom, LLC is a Delaware limited liability company, organized on July 15, 2002 and registered as a foreign entity with a permit to transact business in the Territory of American Samoa. The Company’s primary business activity is the provision of wireless telephone and internet services and sales of related items. Company headquarters are in Nuu’uli, American Samoa. On February 14, 2003, the Company began operations by purchasing the assets and assuming certain liabilities of AST Telecom, LLC.

Note 2. Significant Accounting Policies

Method of Accounting

The financial statements of the company are prepared using the accrual basis of accounting in accordance with United States generally accepted accounting principles.

Inventories

Inventories are carried at the lower of cost or net realizable value. Cost is based on the first-in-first-out principle. All expenditures incurred in acquiring the inventories including transportation and custom duties are included in inventory.

Revenue Recognition

There are three sources of revenue generated by the Company. The primary source being prepaid phone cards sold with revenue recognized when the minutes are used. When the phone cards are initially sold, revenue is recognized as deferred until such time as the minutes become used.

Revenue is recognized for ISP (internet) services when performed and from sales of networking equipment and mobile phones including accessories at the time the sale is complete.

Foreign Currency

Unless otherwise stated, all amounts are expressed in US dollars. Transactions in foreign currencies have been converted to US dollars at rates approximating those at the dates of the transactions. Exchange gains and losses are brought into the account in determining the profit for the year.

Recent Accounting Pronouncements

There are no recent accounting pronouncements that would have a significant impact on the Company’s results of operations or financial position.

Operating Lease

Leases where a significant portion of the risks and rewards of ownership are not retained by AST Telecom, LLC are classified as operating leases. Payments made under operating leases are charged to the income statement on a straight-line basis over the period of the lease.

The company has entered into lease agreements for several locations in American Samoa for cell towers, satellite and networking site, and sales and administrative offices with lease terms of one to thirty years. Note 11 shows the future commitments of the lease obligations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amounts of uncollectible accounts receivable. Actual results could differ from those estimates.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s accounts receivables are stated at outstanding principal balance, net of allowance for doubtful accounts. Allowances for doubtful accounts are estimated based on the current aging of accounts receivables, prior collection experience and future expectations of conditions that might impact recoverability. The allowance for doubtful accounts amounted to $342,512 and $146,210 at December 31, 2004 and 2003, respectively.

Fair Values

The Company has determined the estimated fair value amounts presented in these financial statements using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in these financial statements are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The Company has based these fair value estimates on pertinent information available to it as of December 31, 2004. As of December 31, 2004, the carrying value of all financial instruments approximates fair value.

AST TELECOM, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003 and 2004

Note 2. Significant Accounting Policies cont’d.

Fixed Assets

Fixed assets are stated at cost and depreciated using the straight line method over their useful lives as follows:

Leasehold Improvements	7 years
Furniture & Fixtures	7 years
Cellular Equipment	7 years
Data Handling Equipment	7 years
Microwave Equipment	7 years
Towers & Antennas	7 years
Office Equipment & Software	3 to 5 years
Switch Hardware & Software and others	5 to 7 years
Vehicles	5 years

Provision for Doubtful Debts

A specific provision is based on the annual review by management of those accounts that are considered doubtful.

Income Tax and Income Tax Exemption

As a Limited Liability Company taxed as a partnership, the Company pays no income tax. Taxable income and the resulting tax liability is reported by the members of the Company.

In addition, the American Samoa Government, effective January 1, 2004, approved a ten year tax exemption for the members of the Company for all income taxes and, for the Company, all excise taxes incurred within the Territory of American Samoa. The exemption is for the purpose of promoting economic activity and employment within the Territory of American Samoa and the Company must meet certain investment requirements for the exemption to continue.

Note 3. Cash on hand and at banks

	2004	2003
Cash on hand	$2,100	$2,100
Bank of Hawaii	512,361	401,302
Amerika Samoa Bank	125,347	621,823
Stanford International Bank	123,797	220,734
Stanford International Bank - CD	52,072	50,205

	$815,678	$1,296,164

Note 4. Receivables less Allowance for Doubtful Accounts

Trade receivables	$786,640	$457,842
Less: Allowance for doubtful accounts	(342,512)	(146,210)

	$444,128	$311,632

AST TELECOM, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004 and 2003

Note 5. Inventories

	Year Ended December 31,
	2004	2003
Retail merchandise and prepaid phone cards	$172,424	$121,009

Inventories are valued at lower cost or market and consist principally of prepaid phone cards.

Note 6. Other Receivables and Prepayments

Equipment for Rent	$2,871	$7,213
Prepayments	116,291	96,174
Deposits with suppliers	54,334	38,436
Legal Retainers	5,000	5,000

	$178,495	$146,823

Note 7. Property, Plant and Equipment

2004	Cost	Accum. Depn.	Current Depreciation	Net Book Value
Leasehold Improvements	$317,579	$4,070	$3,829	$313,509
Furniture & Fixtures	315,398	9,410	3,528	305,988
Cellular Equipment	472,451	61,771	45,090	410,680
Data Handling Equipment	525,168	48,404	46,538	476,765
Microwave Equipment	63,206	4,722	4,184	58,484
Towers & Antennas	107,688	20,714	12,683	86,974
Office Equipment & Software	76,518	3,702	3,702	72,816
Switch Hardware & Software	437,396	100,853	62,050	336,543
Vehicles	144,467	22,162	17,923	122,306
Construction in Progress	1,177,206	—	—	1,177,206

	$3,637,078	$275,808	$199,527	$3,361,270

2003	Cost	Accum. Depn.	Current Depreciation	Net Book Value
Leasehold Improvements	$10,522	$241	$241	$10,281
Furniture & Fixtures	24,650	5,882	5,882	18,768
Cellular Equipment	181,982	16,682	16,682	165,300
Data Handling Equipment	20,350	1,865	1,865	18,485
Microwave Equipment	5,874	538	538	5,335
Towers & Antennas	87,611	8,031	8,031	79,580
Switch Hardware & Software	204,157	38,803	38,803	165,354
Vehicles	46,248	4,239	4,239	42,009
Construction in Progress	802,664	—	—	802,664

	$1,384,058	$76,281	$76,281	$1,307,777

AST TELECOM, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004 and 2003

Note 8. Deferred Revenue

Deferred revenue consists of unused minutes and is recorded when phone cards are sold. (See Note 2.)

	Year Ended December 31,
	2004	2003
Access Revenue	$43,895	$53,033
Prepaid Services	228,745	175,255
Customer Deposits	6,568	6,523

	$279,208	$234,811

Note 9. Member Distributions Payable

The Company’s operating agreement provides for distributions to members to pay taxes incurred by the members from Company operations. The distribution for taxes is provided for at 39.6% of net income. However, the Company received a tax exemption in 2004 which eliminates the requirement to pay income taxes for tax years 2004 through 2013.

Note 10. Credit Facilities

The Company obtained a $850,000.00 term loan credit facility on December 17, 2004, with a term of seven years, payments amortized over 15 years and bearing interest at 0.50% over the Bank’s base rate. No loan advances have been made by the Company on the credit facility at the date of this report.

Note 11. Operating Leases

The future minimum lease payments under operating leases are as follows:

	2004	2003
Not later than 1 year	$198,220	$69,556
Later than 1 year and not later than 5 years	873,280	268,624
Later than 5 years	964,088	316,520

Total future lease commitments	$2,035,588	$654,700

Note 12. Related Party Transaction

The Company maintains bank accounts with Stanford International Bank, an affiliate of one of the members. Additionally, the Company leases premises from and pays management fees and legal fees to affiliates of the members.

AST TELECOM, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003 and 2004

Note 13. Contingent Liabilities

There exists certain legal actions against the Company, none of which is expected by management to have a material adverse effect on the financial position of the Company.

Note 14. Subsequent Events

Management is not aware of any material subsequent events.

Note 15. Capital Commitments

At the end of 2004, the company was committed to capital projects that involved the upgrading of its switch building and operation, implementation of new accounting software and other projects. The total expected capital expenditure is $1,560,867 of which $179,720 was paid in 2004. The remaining capital commitment for 2005 is $1,381,147. All the capital projects are expected to be completed by July, 2005.

AST TELECOM, L.L.C.

FINANCIAL STATEMENTS

For the Years Ended

December 31, 2002 and 2003

KING ACCOUNTANCY CORPORATION

Daniel R. King, JD, CPA	Tel: (684) 699-2401
Faxt: (684) 699-2402

September 13, 2004

Independent Auditor’s Report

Board of Members

AST Telecom, LLC.

Pago Pago, American Samoa

We have audited the accompanying balance sheet of AST Telecom, LLC, as of December 31,2003, and December 31, 2002, and the related statements of income, members’ equity, and cash flows for the year ending December 31, 2003 and the period from July 15, 2002 (Inception) to December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

ln our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AST Telecom, LLC, as of December 31, 2003 and December 31, 2002, the results of its operations and its cash flows for the periods then ended in conformity with generally accepted accounting principles in the United States of America.

/s/ King Accountancy Corporation
King Accountancy Corporation

P.O. BOX 6740, Pago Pago, American Samoa, 96799

AST TELECOM, LLC

BALANCE SHEET

DECEMBER 31, 2003 and 2002

	NOTES	2003	2002
ASSETS
Current Assets
Cash on hand & at banks	4	$1,296,164	0
Receivables net of allowance for doubtful accounts	5	311,632	0
Inventories	6	121,009	0
Other receivables and prepayments	7	146,823	0

Total Current Assets		1,875,628	0
Fixed Assets
Property, plant and equipment net of accumulated depreciation	8	1,307,777	0

Total Assets		$3,183,405	0

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Trade accounts payable		$357,573	0
Accrued expenses		127,118	0

Total Current Liabilities		484,691	0
Deferred Revenue	9	234,811	0
Member Distributions Payable	10	711,705	0

Total Liabilities		1,431,207	0

Members’ Equity		1,752,198	0

Total Liabilities and Members’ Equity		$3,183,405	0

The accompanying notes are an integral part of these financial statements.

AST TELECOM, LLC

STATEMENT OF INCOME AND MEMBERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2003

and for the period from

July 15, 2002 (Inception) to December 31, 2002

	2003	2002
Revenue
Prepaid	$3,245,473	0
Postpaid	1,152,659	0
Long Distance Reverse Tolls	311,790
Other	731,123	0

Total Revenue	$5,441,045	0
Cost of Revenue
Cost of Services	1,672,644	0
Other	503,933	0

Total Cost of Revenue	$2,196,577	0

Gross Profit	$3,244,468	0

Operating Expense
Sales and Marketing	$282,682	0
Customer Service	253,810	0
General and Administrative	859,991	0
Depreciation	76,281	0

Total Operating Expense	$1,472,764	0

Net Profit (Loss) From Operation	$1,771,704	0

Other Income (Expense)
Interest income	$3,413	0
Other income	22,119	0

Total Other Income (Expense)	$25,532	0

Net Income (Loss)	$1,797,236	0
Members’ Equity - Beginning	—
Contributions	1,000,000	0
Distributions	(1,045,038)	0

Members’ Equity - Ending	$1,752,198	0

The accompanying notes are an integral part of these financial statements.

AST TELECOM, LLC

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2003

and for the period from

July 15, 2002 (Inception) to December 31, 2002

	2003	2002
Cash Flows From Operating Activities
Net Income	$1,797,236	0
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation	76,281	0
Changes in:
Inventory	(121,009)	0
Receivables	(311,632)	0
Other assets	(146,823)	0
Accounts payable and other liabilities	719,502	0

Cash provided from operating activities	$2,013,555	0

Cash Flows From Investing Activities
Payments for property, plant and equipment	$(1,384,058)	0

Net cash flow from investing activities	$(1,384,058)	0

Cash Flows From Financing Activities
Contributions by Members	$1,000,000	0
Distributions to Members	(333,333)	0

Net cash flow from Financing	$666,667	0
Net Change in Cash and Cash Equivalents	$1,296,164	0
Cash and Cash Equivalents, Beginning	—	0

Cash and Cash Equivalents, Ending	$1,296,164	0

The accompanying notes are an integral part of these financial statements.

AST TELECOM, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003 and 2002

Note 1. Organization

AST Telecom, LLC. is a Delaware limited liability company, organized on July 15, 2002 and registered as a foreign entity with a permit to transact business in the Territory of American Samoa. The Company’s primary business activity is the provision of wireless telephone and internet services and sales of related items. Company headquarters are in Tafuna, American Samoa. On February 14, 2003, the Company began operations by purchasing the assets and assuming certain liabilities of American Samoa Telecom, LLC.

Note 2. 2002 Activity

The company had no activity for the period July 15, 2002 to December 31, 2002.

Note 3. Significant Accounting Policies

Method of Accounting

The financial statements of the company are prepared using the accrual basis of accounting in accordance with United States generally accepted principles.

Recent Accounting Pronouncement

There are no recent accounting pronouncements that would have a significant impact on the Company’s results of operations or financial position.

Inventories

Inventories are carried at the lower of cost or net realizable value. Cost is based on the first-in-first-out principle. All expenditures incurred in acquiring the inventories including transportation and custom duties are included in inventory.

Property and Equipment and Depreciation

Property and equipment are recorded at cost and depreciated using the straight line method over the estimated useful life of the individual assets ranging from 5 to 40 years.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amounts of uncollectible accounts receivable. Actual results could differ from those estimates.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s accounts receivables are stated at outstanding principal balance, net of allowance for doubtful accounts. Allowances for doubtful accounts are estimated based on the current aging of accounts receivables, prior collection experience and future expectations of conditions that might impact recoverability. The allowance for doubtful accounts amounted to $342,512 and $146,210 at December 31, 2004 and 2003, respectively.

Fair Values

The Company has determined the estimated fair value amounts presented in these financial statements using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in these financial statements are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The Company has based these fair value estimates on pertinent information available to it as of December 31, 2004. As of December 31, 2004, the carrying value of all financial instruments approximates fair value.

Note 4. Cash on hand and at banks

	2003	2002
Cash on hand	$2,100	0
Bank of Hawaii	401,302	0
Amerika Samoa Bank	621,823	0
Stanford International Bank	220,734	0
Stanford International Bank - CD	50,205	0

	$1,296,164	0

Note 5. Receivables less allowance for doubtful accounts

	2003	2002
Trade receivables	$457,842	0
Less: Allowance for doubtful accounts	(146,210)	0

	$311,632	0

AST TELECOM, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003 and 2002

Note 6. Inventories

	2003	2002
Retail merchandise and prepaid phone cards	$121,009	0

Note 7. Other Receivables And Prepayments

	2003	2002
Equipment for Rent	$7,213	0
Prepayments	96,174	0
Deposits with suppliers	38,436	0
Legal Retainers	5,000	0

	$146,823	0

Note 8. Property, Plant And Equipment

December 31, 2003	Cost	Accumulated Depreciation	Net Book Value
Leasehold Improvements	$10,522	241	10,281
Furniture & Fixtures	24,650	5,882	18,768
Cellular Equipment	181,982	16,682	165,300
Data Handling Equipment	20,350	1,865	18,485
Microwave Equipment	5,874	538	5,335
Towers & Antennas	87,611	8,031	79,580
Switch Hardware & Software	204,157	38,803	165,354
Vehicles	46,248	4,239	42,009
Construction in Progress	802,664	—	802,664

	$1,384,058	$76,281	$1,307,777

Note 9. Deferred Revenue

The Company recognizes revenue from prepaid services and access charges as the services are provided. Deferred Revenue at December 31, 2003 consists of the following:

	2003	2002
Access Revenue	$53,033	0
Prepaid Services	175,255	0
Customer Deposits	6,523	0

	$234,811	0

AST TELECOM, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003 and 2002

Note 10. Member Distributions Payable

The Company’s operating agreements provide for distribution to members to pay taxes incurred by the members from Company’s operations.

Note 11. Leases

The company has entered into lease agreements for several locations in American Samoa for cell towers, satellite and networking site, and sales and administrative offices with lease terms of one to thirty years. Future lease commitments at December 31, 2003 follows:

Payments due within 1 year	$69,556
Payments due within 2-5 years	$268,624
Payments due after 5 years	$316,520

Total future lease commitments	$654,700

Note 12. Related Party Transaction

The Company maintains bank accounts with Stanford International Bank, an affilate of one of the members. Additionally, the Company leases premises from and pays management fees and legal fees to affiliates of the members. See Note 3 and 10.

Note 13. Income Taxes

The Company files income tax returns as a partnership with the Territory of American Samoa and the U.S. Internal Revenue Service. As a limited liability, the Company is taxed as a partnership, therefore the Company pays no income tax.

Note 14. Contingent Liabilities

There exists certain legal actions against the Company, none of which is expected to have a material adverse effect on the financial position of the Company.

AST TELECOM, L.L.C.

FINANCIAL STATEMENTS

For the Quarter Ended

September 30, 2005 and September 30, 2004

And the Nine Months Ended

September 30, 2005 and September 30, 2004

UNAUDITED

KINGBETHAM & COMPANY

Certified Public Accountants	P.O. Box 6740
Pago Pago, Am. Samoa 96799
Tel: (684) 699-2401
Fax: (684) 699-2402

ACCOUNTANT’S REPORT

To the Board of Members

AST Telecom, LLC

We have reviewed the accompanying balance sheet of AST Telecom, LLC at September 30, 2005, and the related statements of income, members’ equity, and cash flows for the nine months then ended September 30, 2005 and 2004, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of AST Telecom, LLC.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

The financial statements for the year ended December 31, 2004, were audited by us and we expressed an unqualified opinion on them in our report dated April 4, 2005, but we have not performed any auditing procedures since that date.

/s/ KingBetham & Company
KingBetham & Company
Pago Pago, American Samoa
November 2, 2005

SAMOA OFFICE: P. O. BOX 859, APIA, SAMOA        Tel: (685)24337        Fax: (685)24336

AST TELECOM, LLC

BALANCE SHEET

SEPTEMBER 30, 2005 AND SEPTEMBER 30, 2004

(UNAUDITED)

	NOTES	September 30, 2005
ASSETS
Current Assets
Cash on hand & at banks	3	$73,221
Receivables net of allowance for doubtful accounts	4	214,771
Inventories	5	426,514
Other receivables and prepayments	6,14	355,043

Total Current Assets		$1,069,549
Fixed Assets
Property, plant and equipment net of accumulated depreciation	7	5,503,242

Total Assets		$6,572,791

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Current portion of Long-term debt		$56,700
Trade accounts payable		1,008,955
Accrued expenses		299,051
Line of Credit		890,667

Total Current Liabilities		$2,255,373
Deferred Revenue	8	224,175
Member Distribution\Redemption Payable	9	—
Loan Payable	10	774,295

Total Liabilities		$3,253,843

Members’ Equity		3,318,948

Total Liabilities and Members’ Equity		$6,572,791

The accompanying notes are an integral part of these financial statements.

AST TELECOM, LLC

STATEMENT OF INCOME AND MEMBERS’ EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND SEPTEMBER 30, 2004

(UNAUDITED)

	NOTES	9 Months Ended September 30, 2005	9 Months Ended September 30, 2004
Revenue
Prepaid		$3,623,371	$3,653,346
Postpaid		702,037	836,816
Long Distance reverse tolls	2	509,692	432,182
Other	2	993,611	699,593

Total Revenue		$5,828,711	$5,621,941
Cost of Revenue
Cost of Services		1,853,003	1,565,57
Other		492,132	427,617

Total Cost of Revenue		$2,345,135	$1,993,191

Gross Profit		$3,483,576	$3,628,750

Operating Expense
Sales and Marketing		$368,813	$226,971
Customer Service		411,541	209,755
General and Administrative		1,114,281	808,281
Depreciation		310,786	75,432

Total Operating Expense		$2,205,421	$1,320,439

Net Profit (Loss) From Operation		$1,278,155	$2,308,311

Other Income (Expense)
Interest income		$2,684	$9,268
Interest expense		$(22,904)	$—
Other income		—	2,700

Total Other Income (Expense)		$(20,220)	$11,968

Net Income (Loss)		$1,257,935	$2,320,279
Members’ Equity - Beginning		$3,800,380	$1,752,198
Contributions		—	—
Distributions\Redemptions	9	(1,739,367)	(677,239)

Members’ Equity - Ending		$3,318,948	$3,395,238

The accompanying notes are an integral part of these financial statements.

AST TELECOM, LLC

STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND SEPTEMBER 30, 2004

(UNAUDITED)

	9 Months Ended September 30, 2005	9 Months Ended September 30, 2004
Cash Flows From Operating Activities
Net Income	$1,257,935	$2,320,279
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation	310,786	75,432
Changes in:
Inventory	(254,090)	(98,683)
Receivables	229,357	(340,344)
Other assets	(176,548)	(62,750)
Accounts payable and other liabilities	360,566	76,551

Cash provided from operating activities	$1,728,006	$1,970,485

Cash Flows From Investing Activities
Payments for property, plant and equipment	$(2,452,758)	$(1,707,439)

Net cash flow from investing activities	(2,452,758)	(1,707,439)

Cash Flows From Financing Activities
Members’ distributions\Redemptions	$(1,739,367)	$(677,238)
Bank Loans	1,721,662

Net cash flow from financing activities	(17,705)	(677,238)

Net Change in Cash and Cash Equivalents	$(742,457)	$(414,192)
Cash and Cash Equivalents, Beginning of Year	$815,678	$1,296,164

Cash and Cash Equivalents, End of Year	$73,221	$881,972

Cash on hand and at banks
Cash on hand	$1,700	$2,100
Bank of Hawaii	(2,489)	321,524
Amerika Samoa Bank	11,086	283,520
Stanford International Bank	9,407	223,231
Stanford International Bank - CD	53,517	51,597

	$73,221	$881,972

The accompanying notes are an integral part of these financial statements.

AST TELECOM, LLC

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

Note 1. Organization

AST Telecom, LLC is a Delaware limited liability company, organized on July 15, 2002 and registered as a foreign entity with a permit to transact business in the Territory of American Samoa. The Company’s primary business activity is the provision of wireless telephone and internet services and sales of related items. Company headquarters are in Nuu’uli, American Samoa. On February 14, 2003, the Company began operations by purchasing the assets and assuming certain liabilities of American Samoa Telecom, LLC.

Note 2. Significant Accounting Policies

Method of Accounting

The financial statements of the company are prepared using the accrual basis of accounting. In accordance with United States generally accepted accounting principles.

Inventories

Inventories are carried at the lower of cost or net realizable value. Cost is based on the the first-in-first-out principle. All expenditures incurred in acquiring the inventories including transportation and custom duties are included in inventory.

Revenue Recognition

There are sources of revenue generated by the company. The primary source being prepaid phone cards sold with revenue recognized when the minutes are used. When the phone cards are initially sold, revenue is recognized as deferred until such time as the minutes become used.

Revenue is recognized for ISP (internet) services when performed and from sales of networking equipment and mobile phones including accessories at the time the sale is complete.

Foreign Currency

Unless otherwise stated, all amounts are expressed in US dollars. Transactions in foreign currencies have been converted to US dollars at rates approximating those at the dates of the transactions. Exchange gains and losses are bought into the account in determining the profit for the year.

Operating Lease

Leases where a significant portion of the risks and rewards of ownership are not retained by AST Telecom, LLC are classified as operating leases. Payments made under operating leases are charged to the income statement on a straight-line basis over the period of the lease.

AST TELECOM, LLC

NOTES TO FINANCIAL STATEMENTS

FOR PERIODS ENDING SEPTEMBER 30, 2005 AND SEPTEMBER 30, 2004

(UNAUDITED)

Note 2. Significant Accounting Policies cont’d.

The company has entered into lease agreements for several locations in American Samoa for cell towers, satellite and networking site, and sales and administrative offices with lease terms of one to thirty years. Note 11 shows the future commitments of the lease obligations.

Fixed Assets

Fixed assets are stated at cost and depreciated using the straight line method over their useful lives as follows:

Leasehold Improvements	7 years
Furniture & Fixtures	7 years
Cellular Equipment	7 years
Data Handling Equipment	7 years
Microwave Equipment	7 years
Towers & Antennas	7 years
Office Equipment & Software	3 to 5 years
Switch Hardware & Software and others	5 to 7 years
Vehicles	5 years

Provision for Doubtful Debts

A specific provision is based on the annual review by management of those accounts that are considered doubtful.

Income Tax and Income Tax Exemption

As a Limited Liability Company taxed as a partnership, the Company pays no income tax. Taxable income and the resulting tax liability is reported by the members of the Company.

In addition, the American Samoa Government, effective January 1, 2004, approved a ten year tax exemption for the members of the Company for all income taxes and, for the Company, all excise taxes incurred within the Territory of American Samoa. The exemption is for the purpose of promoting economic activity and employment within the Territory of American Samoa and the Company must meet certain investment requirements for the exemption to continue.

Note 3. Cash on hand and at banks

	September 30, 2005	September 30, 2004
Cash on hand	$1,700	$2,100
Bank of Hawaii	(2,489)	321,524
Amerika Samoa Bank	11,086	283,520
Stanford International Bank	9,407	223,231
Stanford International Bank - CD	53,517	51,597

	$73,221	$881,972

Note 4. Receivables less Allowance for Doubtful Accounts

Trade receivables	$675,230	$851,477
Less: Allowance for doubtful accounts	(460,459)	(199,501)

	$214,771	$651,976

AST TELECOM, LLC

NOTES TO FINANCIAL STATEMENTS

FOR PERIODS ENDING SEPTEMBER 30, 2005 AND SEPTEMBER 30, 2004

(UNAUDITED)

Note 5. Inventories

	September 30, 2005	September 30, 2004
Retail merchandise and prepaid phone cards	$426,514	$219,692

Note 6. Other Receivables and Prepayments
Equipment for Rent	$2,871	$7,213
Prepayments	69,958	158,624
Due from Affiliate	149,805	—
Due from Others	48,494	—
Deposits with suppliers	78,915	38,736
Legal Retainers	5,000	5,000

	$355,043	$209,573

Note 7. Property, Plant and Equipment

September 30, 2005	Cost	Accum. Depn.	Current Depreciation	Net Book Value
Leasehold Improvements	$422,066	$26,925	$22,855	$395,141
New Engineering Building	970,259	5,680	5,680	964,579
Furniture & Fixtures	327,159	43,443	34,003	283,716
Cellular Equipment	472,451	118,802	57,030	353,649
Data Handling Equipment	530,307	102,950	54,547	427,357
Microwave Equipment	63,206	9,651	4,929	53,555
Towers & Antennas	107,688	31,607	10,893	76,081
Office Equipment & Software	76,518	14,620	10,917	61,898
Switch Hardware & Software	1,412,554	221,117	86,960	1,191,437
Vehicles	144,467	45,134	22,972	99,333
Construction in Progress	1,596,495	—	—	1,596,495

	$6,123,171	$619,929	$310,786	$5,503,242

September 30, 2004	Cost	Accum. Depn.	Current Depreciation	Net Book Value
Leasehold Improvements	$11,117	$631	$631	$10,486
Furniture & Fixtures	1,010	328	153	682
Cellular Equipment	225,095	39,120	19,669	185,975
Data Handling Equipment	30,850	7,888	2,536	22,962
Microwave Equipment	5,982	1,398	420	4,584
Towers & Antennas	87,611	17,911	5,373	69,700
Switch Hardware & Software	242,691	66,618	41,618	176,073
Vehicles	96,368	5,032	5,032	91,336
Construction in Progress	2,377,986	—	—	2,377,986

	$3,078,710	$138,926	$75,432	$2,939,784

AST TELECOM, LLC

NOTES TO FINANCIAL STATEMENTS

FOR PERIODS ENDING SEPTEMBER 30, 2005 AND SEPTEMBER 30, 2004

(UNAUDITED)

Note 8. Deferred Revenue

Deferred revenue consists of unused minutes and is recorded when phone cards are sold. (See Note 2.)

	September 30, 2005	September 30, 2004
Access Revenue	$109,736	$2,312
Prepaid Services	104,756	211,646
Customer Deposits	9,683	6,548

	$224,175	$220,506

Note 9. Member Distributions Payable

The Company’s operating agreement provides for distributions to members to pay taxes incurred by the members from Company operations. The distribution for taxes is provided for at 39.6% of net income. However, the company received a tax exemption in 2004 which eliminates the requirement to pay income taxes for tax years 2004 through 2013. Distributions payable at September 30, 2004 are for tax year 2003.

The Company expended $1,739,367 to redeem 235 membership units in May, 2005.

Note 10. Credit Facilities

a	The Company obtained a $850,000.00 term loan credit facility on December 17, 2004 with a term of seven years, payments amoritzed over 15 years and bearing interest at 0.50% over the Bank’s base rate with interest only payments for the first six months and monthly repayments of $4,725 plus accrued interest thereafter.

	September 30, 2005	September 30, 2004
Current Portion	$56,700	—
LongTerm Portion	774,295	—

	$830,995	$—

b	The Company also obtained a $1,000,000 credit facility on May 9, 2005 with a 90 day renewable term through May 2006, with variable interest at 0.50% over the Banks base rate. The Company has the option to pay the whole principal plus accrued interest or roll over for another 90 day term. As of September 30, 2005, $890,667 of the total loan was drawn down.

Both loans are secured by the Company’s current and fixed assets.

AST TELECOM, LLC

NOTES TO FINANCIAL STATEMENTS

FOR PERIODS ENDING SEPTEMBER 30, 2005 AND SEPTEMBER 30, 2004

(UNAUDITED)

Note 11. Operating Leases

The future minimum lease payments under operating leases are as follows:

	September 30, 2005	September 30, 2004
Not later than 1 year	$201,889	$104,293
Later than 1 year and not later than 5 years	873,280	284,800
Later than 5 years	647,240	107,800

Total future lease commitments	$1,722,409	$496,893

Note 12. Related Party Transaction

The Company maintains bank accounts with Stanford International Bank, a member of the Company. Additionally, the Company leases premises from and pays management fees and legal fees to affiliates of the members. See Note 3 and 11. For the nine months ended September 30, 2005 and 2004, the Company paid $             and $            , respectively for management fees and legal fees to affiliates of the members.

Note 13. Contingent Liabilities

There are no contingent liabilities known to management as at September 30, 2005.

Note 14. Capital Commitments

As of September 30, 2005, the company was committed to capital projects that involved the upgrading of its switch building and operation, implementation of a new microwave link to Apia, implementation of new accounting software and other projects. The total expected capital expenditure is $2,005,949 of which $1,163,602 was paid by September 30, 2005. The remaining capital commitment is $842,347 and is expected to be completed by December 31, 2005.

DATEC GROUP LTD.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND

FOR THE YEAR ENDED DECEMBER 31, 2003

                                    DATEC GROUP LTD.

2900 Bell Tower 10104 – 103 Avenue Edmonton, Alberta T5J 0H8 Phone: 780.424.3000 Fax: 780.429.4817 www.krpgroup.com

AUDITORS’ REPORT	March 30, 2005 (except as to Note 20 which is as of January 30, 2006) Edmonton, Alberta, Canada

To the shareholders of Datec Group Ltd.:

We have audited the consolidated balance sheets of Datec Group Ltd. as at December 31, 2004 and 2003 and the consolidated statements of earnings (loss), deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Comments by Auditors for U.S readers on Canadian – U.S. Reporting Differences

In the United States, reporting standards for auditors require the addition of an explanatory paragraph when the consolidated financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in note 2 to the consolidated financial statements. Our report to the shareholders dated March 30, 2005, except for note 20 which is as of January 30, 2006, is expressed in accordance with Canadian reporting standards, which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

Kingston Ross Pasnak LLP

Chartered Accountants

DATEC GROUP LTD.

CONSOLIDATED BALANCE SHEETS

AS AT DECEMBER 31, 2004 AND DECEMBER 31, 2003

	Note	2004	2003
ASSETS
Current Assets
Cash		$419,114	$743,155
Accounts receivable		8,645,258	11,205,720
Other receivables		919,042	1,135,642
Taxation receivable		17,984	125,962
Inventories		3,723,091	3,617,369

		13,724,489	16,827,848
Contingencies and commitments	16	—	—
Deferred development costs	10	392,644	215,657
Property, plant and equipment	5	9,400,382	7,873,342
Future tax assets	9	532,990	1,037,348
Goodwill	6	10,939,306	12,745,211

		$34,989,811	$38,699,406

LIABILITIES & SHAREHOLDERS EQUITY
Current Liabilities
Bank indebtedness	7	$3,503,030	$2,452,401
Accounts payable		3,968,117	4,991,937
Tax payable		50,173	—
Accrued liabilities		3,181,811	5,440,305
Deferred revenue		4,489,024	3,865,013
Current portion of long-term debt	7	1,272,077	1,152,340

		16,464,232	17,901,996
Contingencies and commitments	16	—	—
Long term debt – related parties	7	525,241	3,838,963
- external parties	7	1,017,044	1,113,054
Future tax liability	9	—	149,401

		18,006,517	23,003,414

Non-controlling interest	19	2,254,860	1,898,929

Shareholders’ equity
Share capital	8(a)	34,778,692	32,765,393
Contributed surplus	18	1,949,501	1,774,501
Deficit		(21,594,970)	(20,618,099)
Foreign currency translation adjustment		(404,789)	(124,732)

		14,728,434	13,797,063

		16,983,294	15,695,992

		$34,989,811	$38,699,406

Approved by the Board

Director	Director

See the accompanying notes to the consolidated financial statements.

DATEC GROUP LTD.

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

	Note	2004	2003
Revenues		$49,396,805	$48,631,278

Cost of sales		26,090,738	24,814,139

Gross profit		23,306,067	23,817,139

Expenses
Amortization		1,917,881	1,410,519
Interest expense		684,364	743,719
Salaries and commissions		8,862,629	9,774,133
Loss on disposal of property, plant and equipment		—	31,418
Other operating expenses		11,635,624	10,277,318

Total operating expenses		23,100,498	22,237,107

Earnings from operations before other income (losses)		205,569	1,580,032

Foreign exchange (losses)/gains		(8,060)	76,819

Other (losses) income		(8,964)	26,131
Settlement of lawsuit		193,422	—

Earnings from operations before income taxes		381,967	1,682,982

Income taxes (recoverable)	9	1,002,907	(113,106)

Net (Loss)/Earnings from operations before non-controlling interests		(620,940)	1,796,088

Non controlling interest	19	355,931	197,167

Net (Loss)/ Earnings for the year		$(976,871)	$1,598,921

Basic Earnings (Loss) per common share from operations	8(d)	$(0.04)	$0.14
Diluted Earnings (Loss) per common share from operations	8(d)	$(0.04)	$0.10

See the accompanying notes to the consolidated financial statements.

DATEC GROUP LTD.

CONSOLIDATED STATEMENTS OF DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

	Note	2004	2003
Deficit, beginning of the year		$(20,618,099)	$(22,217,020)

Deficit for the year		(976,871)	1,598,921

Deficit, end of the year		$(21,594,970)	$(20,618,099)

See the accompanying notes to the consolidated financial statements.

DATEC GROUP LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

	Note	2004	2003
Cash flows from / (used in) operating activities

Receipts from customers		$51,946,804	$45,060,837
Payments to suppliers and employees		(48,541,847)	(44,701,938)
Net interest received / (paid)		(684,364)	(673,505)
Income taxes refunded / (paid)		(490,124)	227,826

Cash flows from / (used in) operating activities	13	2,230,469	(86,780)

Cash flows from / (used in) investing activities

Purchase of property, plant and equipment		(4,155,791)	(2,089,300)

Cash flows from / (used in) in investing activities		(4,155,791)	(2,089,300)

Cash flows from / (used in) financing activities

Increase in bank indebtedness		1,050,629	628,037
Proceeds from loans to related party		—	251,034
Proceeds from mortgage finance raised		737,285	1,854,267
Proceeds from equity raising		285,000	300,000
Proceeds from share options		2,500	25,000
Repayment of mortgage financing		(480,882)	(898,327)

Cash flows from financing activities		1,594,532	2,160,011

Net decrease in cash equivalents		(330,790)	(16,069)

Cash at beginning of the year		743,155	769,548

Effect of exchange rate changes on cash		(52,863)	(10,324)
Cash overdraft disposed on sale of Certus		58,303	—
Cash acquired on acquisition of Sybrel		1,309	—

Cash at end of the year		$419,114	$743,155

See the accompanying notes to the consolidated financial statements.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

1.	BASIS OF PRESENTATION

General

Datec Group Ltd., (“the Company”), was incorporated under the Business Corporations Act (Alberta) on November 25, 1993, and obtained its listing on the Alberta Stock Exchange on April 14, 1994. The Company changed its name from Brocker Technology Limited to Datec Group Ltd. during 2003.

On February 28, 1998, the Company transferred its listing to the Toronto Stock Exchange (TSX).

The Company has operations in the South Pacific focussed on the marketing and distribution of information technology products, software and services. The Company principally operates in four industry segments, being the divisions by which the Company is managed, as follows:

•	Distribution and sale of computer and telecommunications hardware and software;

•	The hosting of client hardware and software services including the provision of technical support and services for the Technology Industry;

•	Software application design and development; and

•	Provision of professional consulting services.

These financial statements are presented in Canadian dollars and have been prepared by management in accordance with Canadian generally accepted accounting principles. Differences between Canadian and United States accounting principles are described in Note 20.

2.	GOING CONCERN

While the financial statements have been prepared on the basis of accounting principles applicable to a going concern, several conditions and events cast substantial doubt upon the validity of this assumption. The Company incurred significant operating losses in the current fiscal year and in 2000 and 2001. Although the company achieved profitable operations in 2002 and 2003, it is still in a significant deficit position. If the going concern assumption were not appropriate for these financial statements, then adjustments would be necessary in the carrying values of assets and liabilities, the reported net earnings and the balance sheet classifications used.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

3.	SIGNIFICANT ACCOUNTING POLICIES

a)	Revenue recognition

The Company generates revenue principally through the provision of IT Services. The IT Services comprise the following:

•	Sale of product and services

•	Outsourcing

•	Maintenance

•	Systems integration

Revenue from the sale of products is recorded when the products are shipped or services rendered. Product sales are represented by hardware and software.

Service revenue relating to outsourcing arrangements is recognized on a monthly basis over the term of the contract unless there is a better measure of delivery. Revenue from time and materials is recognized as the services are provided.

Revenue from Maintenance services is recognized on a monthly basis over the term of the contract unless there is a better measure of delivery. Revenue billed in advance is recorded as deferred revenue and recognized on a monthly basis over the term of the contract.

Service revenue related to systems integration under time and material contracts is recognized as services are rendered, whereas service revenue under fixed fee contracts is recognised using the percentage of completion method over the implementation period. Management regularly reviews underlying estimates of project profitability. Revisions to estimates are reflected in the Statement of Earnings in the period in which the facts that give rise to the revision become known. Provisions for estimated losses, if any, are recognized in the period in which the loss is determined. Contract losses are measured as the amount by which the estimated costs of the contract exceed the estimated total revenue from the contract.

Reimbursements, including those relating to travel and other out-of-pocket expenses, and other similar third party costs are included in revenue and the corresponding expense included in cost of sales.

The Company recognises a provision for warranties at the time the underlying products are sold. The provision is based on historical warranty data. Certain products sold are backed by manufacturers warranties in which case no provision is made.

In cases where contracts represent multiple elements of the above, the elements are split into the above areas and the revenue recognised accordingly. This applies primarily in cases where the sale of products accompanies the sale of services, or the provision of outsourcing, maintenance or systems integration services.

All revenue is recognized net of discounts and allowances.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

b)	Basis of consolidation

The consolidated financial statements include the accounts of the Company and all of its subsidiary companies since the dates of their acquisition. All intercompany balances and transactions have been eliminated upon consolidation. Companies consolidated comprise the following:

Name	Percentage Ownership	Fiscal Year End
Brocker New Zealand Limited	100%	31 December
Brocker Financial Limited	100%	31 December
Brocker Application Developments Limited	100%	31 December
Datec Investments Limited	100%	31 December
Datec New Zealand Limited (Note 4(b))	0% (2003 – 66%)	31 December
Datec Queensland Limited	100%	31 December
Datec Tuvalu Limited	100%	31 December
Datec Tonga Limited	100%	31 December
Datec Samoa Limited	100%	31 December
Datec Papua New Guinea Limited	50%	31 December
Datec Fiji Limited	100%	31 December
Datec Australia Limited	100%	31 December
Fiji Shop Limited	51%	31 December
Generic Technology Group Limited	100%	31 December
Industrial Communication Services Limited	100%	31 December
Kepra Software Limited	66%	31 December
Mobile Technology Solutions Limited	100% (2003 – nil)	31 December
Pacific Software Limited	100%	31 December
PC Pacific Limited	100%	31 December
Network Services Limited	100%	31 December
Pritech Limited	100%	31 December
Sealcorp Telecommunications Limited	100%	31 December
Tech Support Limited	100%	31 December
Technology Design & Development Solutions Limited (Note 4(a))	66% (2003 – nil)	31 December
Telecom Pacific Limited	100%	31 December

Mobile Technology Solutions Limited was formed by the Company during the year. The 2004 results for Mobile Technology Solutions Limited reflect two months trading only.

c)	Inventories

Inventories principally comprise finished goods and are carried at the lower of cost and net realizable value. Cost is determined on a weighted average or first in first out basis.

d)	Property, plant and equipment

Property, Plant and Equipment is recorded at cost. Amortization is calculated on a declining balance basis (except for leasehold improvements where a straight line basis is used) using the following annual rates:

Buildings	2%
Office equipment	20%
Vehicles	20 and 26%
Furniture and fixtures	20%
Computer hardware	20 to 30%
Computer software	30 to 40%
Plant and equipment	20 to 26%

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

e)	Goodwill

Indefinite life assets such as goodwill are initially recognised and carried at cost. Goodwill is not amortized, but is reviewed annually for impairment, or when events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. When such review indicates that the estimated future cash flows or benefits associated with these assets would not be sufficient to recover their carrying value, the excess of carrying value over fair value will be recognised as an impairment loss and charged to expense in the period that impairment has been determined.

f)	Research and development expenditures

Research costs, other than capital expenditures, are expensed as incurred. Development costs are expensed as incurred unless they meet the criteria under generally accepted accounting principles for deferral and amortization. Deferred development costs are amortized over the expected life of the developed product, currently a maximum of three years. Amortization commences upon commercial production of the product or process.

g)	Future income taxes

Future income taxes are accounted for under the asset and liability method. Under this method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment occurs.

Withholding taxes payable on repatriation of earnings of foreign operations are not provided, as it is not expected that those earnings will be repatriated in the foreseeable future.

h)	Earnings per share

Basic earnings per common share are calculated using the weighted average number of common shares outstanding during the year. Interest, carrying costs, and accretion charges associated with convertible debentures are deducted from net earnings for the purpose of calculating earnings per share available to common shareholders.

Diluted earnings per share is calculated on the basis of the weighted average number of shares outstanding during the period, plus the additional common shares that would have been outstanding if potentially dilutive common shares issuable under stock options and warrants had been issued using the treasury stock method. The calculation of diluted earnings per share also applies the “if converted” method for convertible debentures, which assumes conversion into common shares outstanding since the beginning of the period.

i)	Stock-based compensation

Effective January 1, 2004 the Company prospectively adopted the new standard with respect to accounting for stock based compensation arrangements relating to stock options granted to employees and directors. Stock options granted to employees and directors on or after January 1, 2004 are accounted for using the fair value method. Under this method, compensation expense related to these programs is recorded in the statement of loss and deficit with a corresponding increase to contributed surplus. The fair value of options granted are determined at the date of grant using the Black-Scholes valuation model.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

Options granted to employees and directors after December 31, 2001 and prior to January 1, 2004 are accounted for using the intrinsic value method whereby the excess of the stock price on the date of grant over the exercise price of the option is recorded as compensation expense. For options granted where the stock price does not exceed the exercise price at the date of the grant, the company was required to disclose pro forma net income and earnings per share information as if the fair value method had been used.

Options granted to non-employees on or after January 1, 2003 are accounted for using the fair value method.

Consideration paid on the exercise of stock options is credited to share capital, along with the fair value of the options originally recorded to contributed surplus. The Company does not incorporate an estimated forfeiture rate for stock options that will not vest, but accounts for forfeitures as they occur.

j)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and balances with banks, short term bank indebtedness and investments in money market instruments. Cash and cash equivalents included in the cash flow statement are comprised solely of balances with banks.

k)	Leases

Leases are classified as capital or operating leases. A lease that transfers substantially all of the benefits and risks incidental to the ownership of property is classified as a capital lease. All other leases are accounted for as operating leases, wherein rental payments are expensed as incurred.

l)	Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Estimates have been used when accounting for items such as revenue recognition, allowances for uncollectible accounts receivable and inventory obsolescence, product warranty provisions, impairment assessments, deferred product development costs, amortization rates, stock-based compensation and contingencies and commitments.

m)	Statement of cash flow

The Company is using the direct method in its presentation of the statement of cash flow.

n)	Foreign currency translation

Revenue and expense transactions denominated in foreign currencies are translated into Canadian dollars at the average exchange rates in effect at the time of such transactions. Monetary assets and liabilities are translated at current rates at the balance sheet date. Gains or losses resulting from these translation adjustments are included in other income.

The operations of the Company’s foreign subsidiaries are considered to be self-sustaining foreign operations and accordingly, are converted to Canadian dollars using the current method. Under this method, foreign exchange gains and losses arising from the translation of the foreign subsidiaries’ accounts into Canadian dollars are deferred and reported as cumulative foreign currency translation adjustment as a separate component of shareholders’ equity. Upon the disposal of a self-sustaining subsidiary, any unrealized gains or losses relating to this subsidiary are included in income in the period of disposal.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

The following exchange rates were used in the preparation of the financial statements:

New Zealand dollar	Average rate	End of period
December 2004	0.8679	0.8706
December 2003	0.8202	0.8511

Australian dollar	Average rate	End of period
December 2004	0.9556	0.9370
December 2003	0.9120	0.9678

Fiji dollar	Average rate	End of period
December 2004	0.7448	0.7232
December 2003	0.7326	0.7405

Papua New Guinea kina	Average rate	End of period
December 2004	0.4276	0.3973
December 2003	0.4087	0.3800

Vanuatu Vatu	Average rate	End of period
December 2004	0.0117	0.0114
December 2003	0.0140	0.0136

Samoa Tala	Average rate	End of period
December 2004	0.4703	0.4565
December 2003	0.4681	0.4637

Tonga Panga	Average rate	End of period
December 2004	0.6597	0.6288
December 2003	0.6507	0.6369

4.	ACQUISITIONS AND DIVESTMENTS

All business combinations have been accounted for using the purchase method. The results of operations have been included in the Company’s results since their respective dates of acquisition up to the date of any disposal.

(a) Acquisition in 2004

Technology Design & Development Solutions Limited

On January 1, 2004, the Company acquired 66% of the assets and liabilities of CE2002 (trading as Sybrel Ltd), a privately owned, unrelated New Zealand based Company. During the period, the Company was renamed Technology Design & Development Solutions Limited. The Company is a mobile consulting & technology implementation company.

This purchase consideration was by way of issuing 377,000 common shares in Datec Group Ltd. at CAN$0.375. These shares have been issued during the year.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

The fair value of the assets and liabilities acquired was as follows:

	NZ$	CAN$
Bank	$1,538	$1,309
Trade debtors	8,838	7,522
Plant and equipment	94,055	80,050
Trade creditors	(58,041)	(49,399)
Sundry debtors	21,916	18,652
Sundry payables	(815)	(694)
Term loan	(15,978)	(13,957)
Goodwill	114,595	97,532

Net assets acquired	166,108	141,375

Consideration for purchase
Shares issued	$166,108	$141,375

(b) Divestment in 2004

Datec (New Zealand) Limited trading as Certus Consulting

The Company divested its 66% interest in the business Datec (New Zealand) Limited for the sum of $1. In addition, shares to be issued as consideration for this acquisition were cancelled. This divestiture resulted in a gain on sale of $30,073. The consolidated income statement reflects the results of Datec (New Zealand) Limited for the period 1 Jan 2004 to 30 September 2004, the date of sale. This business had been acquired on May 1, 2003 (refer to Note 4(c)).

During the period, the Company incurred an operating loss of $176,988 (2003 - $142,543), of which $60,173 (2003 - $47,039) is reflected in non-controlling interest.

(c) Acquisition in 2003

Certus Consulting Limited

As at May 1, 2003, the Company acquired 66% of the assets and liabilities of Certus Consulting Limited, a privately owned, unrelated New Zealand based company. Certus is an IT consulting and technology implementation company and an IBM premier software partner.

This purchase consideration was by way of issuing 750,000 common shares in Datec Group Ltd. at CAN$0.375, 293,003 ordinary shares in Datec (New Zealand) Limited, issued at NZ$1 (CAN$0.81), and cash consideration by way of vendor loan amounting to NZ$1,427,187 (CAN$1,157,449). This loan accrued interest at 7.83% from May 1, 2003. An initial payment of $43,863 was to be made prior to March 31, 2004 and the remaining balance was to be fully repaid prior to December 31, 2009.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

The fair value of the assets and liabilities acquired were:

	NZ$	CAN$
Bank (overdraft)	(109,013)	(95,634)
Trade debtors	341,501	299,590
Sundry debtors	5,252	4,607
Plant and equipment	173,358	152,082
Trade creditors	(253,463)	(222,356)
Deferred revenue	(95,976)	(84,197)
Sundry payables	(116,676)	(102,357)
Goodwill	2,123,957	1,863,296

Net assets acquired	2,068,940	1,815,031

Cash payments made	50,000	43,863
Cash payments accrued	1,377,187	1,208,174
Shares to be issued	641,753	562,994

Consideration for purchase	2,068,940	1,815,031

Datec New Zealand Limited operated under the trade name of Certus Consulting.

5.	PROPERTY, PLANT AND EQUIPMENT

	2004
	Cost	Accumulated Amortization	Net Book Value

Land	$377,394	—	$377,394

Buildings	$4,725,847	(600,861)	4,124,986

Office equipment	759,157	(509,178)	249,979

Vehicles
- leased	110,388	(34,128)	76,260
- non-leased	1,364,193	(727,252)	636,941

Furniture and fixtures	681,084	(359,988)	321,096

Computer hardware	1,177,429	(787,546)	389,883

Computer software	99,064	(59,998)	39,066

Plant and equipment
- leased	2,780,188	(603,547)	2,176,641
- non leased	2,650,913	(1,642,777)	1,008,136

	$14,725,657	$(5,325,275)	$9,400,382

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

	2003
	Cost	Accumulated Amortization	Net Book Value
Land	$166,366	—	$166,366

Buildings	$4,656,440	(431,874)	4,224,566

Office equipment	585,481	(287,558)	297,923

Vehicles
- leased	276,294	(58,084)	218,210
- non-leased	555,115	(154,273)	400,842

Furniture and fixtures	797,908	(380,605)	417,303

Computer hardware	1,659,065	(926,015)	733,050

Computer software	327,004	(111,346)	215,658

Plant and equipment
- leased	—	—	—
- non-leased	2,783,501	(1,584,077)	1,199,424

	$11,807,174	$3,933,832	$7,873,342

Amortization provided for in the current year totalled $1,917,881; (2003 - $1,410,519)

6.	GOODWILL

	Note	2004	2003
Goodwill		$10,939,306	$12,745,211

Goodwill movement in the period:
Opening Goodwill		$12,745,211	$10,881,915

Goodwill on (divestment) acquisition of Datec New Zealand Limited (t/a Certus Consulting	4(b),(c)	(1,863,296)	1,863,296
Goodwill on acquisition of Technology Design & Development Solutions Ltd.	4(a)	97,532	—
Impairment losses recognised		—	—
Foreign exchange movement		(40,141)	—

Closing Goodwill		$10,939,306	$12,745,211

Based on the impairment tests performed as at December 31, 2004 and 2003, the Company concluded that no goodwill impairment charge was required.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

7.	INDEBTEDNESS

		2004	2003
a)	Mortgage and lease debt

	Mortgage finance liability, payable in Fiji Dollars, with current interest rates of 7.29 – 7.66%, collateralised by land and buildings, payable over 10 years, ending May 2012	1,357,063	1,770,343
	Less: Current portion	(795,085)	(797,211)

		561,978	973,132

	Capital lease obligations payable in Fiji Dollars	932,058	451,188
	Less: Current portion	(476,992)	(311,266)

	Capital lease obligations – Non Current	455,066	139,922

	Total long term portion	$1,017,044	$1,113,054

	The monthly principal and interest payments on this mortgage and lease debt amounts to $19,864 and the mortgage and lease debt is secured by property, plant and equipment having a book value of $4,498,125.

	The lease expiry dates range between April 2005 and October 2006 and incur interest rates ranging from 9% - 14%.

b)	Debenture	$369,457	$2,474,344

	A first ranking debenture was issued to the vendors of Generic Technology Group, in connection with the renegotiated terms of the acquisition of the Generic Group by the Company. The balance represents the outstanding principal as at the closing date (October 2000) plus interest from that date, less amounts being settled by cash or shares. In May 2004, the Company settled $2,104,887 of the debenture by the issuance of 2,416,668 common shares at $0.30 per share and the exercise of 1,866,668 warrants at $0.30 and 2,186,364 warrants at $0.375. A total of 6,469,700 common shares have been issued pursuant to these transactions, primarily all of which were issued to directors or officers or companies related to them. In September 2003, the Company settled $2,474,343 of the debenture by the issuance of 3,299,124 common shares at $0.75 per share.

	This debenture bears an interest rate of 8% and is to be repaid by January 2007. It is secured by the assets and liabilities of Datec Group Ltd.. All of the debenture is payable to directors or officers or companies related to or controlled by directors or officers.

c)	Shareholder loan

	Total loan	$155,784	$1,408,482
	Less: Current Portion	—	(43,863)

		$155,784	$1,464,619

	The shareholder loan in 2003 was comprised of two balances, payable to the vendors of Certus Consulting Ltd and a director of the company. The loans accrued interest at a rate of 7.83%.

	The movement in the shareholder loan balance resulted from the divestiture of Certus Consulting Ltd (refer Note 4(b)) which decreased the loan by $1,208,174. The remaining decrease resulted from repayment of a portion of the loan due to a director of the company.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

Total long term debt	$1,542,285	$4,952,017

Disclosed as:
Long Term Debt – Related Parties	$525,241	$3,838,963
Long Term Debt – External Parties	$1,017,044	$1,113,054

The total interest expense for the year in relation to long-term debt was as follows:

Related Parties	107,769	370,444
Non Related Parties	576,595	373,275

	$684,364	$743,719

d) Repayment dates

Capital lease obligations are repayable as follows:

In less than 1 year	476,992	311,266
1 to 2 years	134,064	139,922
2 to 3 years	321,002	—

	$932,058	$451,188

Mortgage finance liabilities are repayable as follows:

In less than 1 year	795,085	797,211
1 to 2 years	561,978	702,195
2 to 3 years	—	101,598
3 to 4 years	—	99,396
4 years and over	—	69,943

	$1,357,063	$1,770,343

e) Bank indebtedness

Bank Overdraft	$3,503,030	$2,452,401

The bank overdraft incurs interest at rates of 7.79% (Fiji) and 12.5% (Papua New Guinea). It is a revolving facility with no fixed repayment date and is secured by the following:

- equitable mortgage debenture over the assets and liabilities of Datec Fiji Limited and Datec Papua New Guinea Limited;

- unlimited company guarantee by Generic Technology Group Limited;

- unlimited joint and several debt and interest guarantee by the Directors of Generic Technology Group Limited;

- registered first mortgage over the land and building assets of Generic Technology Group Limited.

The maximum facility available to the company is $4,500,000.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

8.	SHARE CAPITAL

a)	Authorized

Unlimited number of common shares
Unlimited number of Preferred Shares
10,000,000 Series A Preferred Shares - 6 1/2% cumulative

		2004	2003
Issued and outstanding
Common shares	8(b)(i)	$37,106,874	$34,573,112
Shares to be issued	8(b)(iii)	—	520,463
Less: Share issue costs		(2,328,182)	(2,328,182)

		$34,778,692	$32,765,393

As at December 31, 2004 12,430 shares (2003—12,430 shares) were being held in escrow pursuant to Escrow Agreements, which provide for the release of such shares on a performance basis. On June 30, 2003, 247,640 escrowed shares relating to various previous business acquisitions, were cancelled under expired escrow agreements.

b)	Share transactions

(i)	Common Shares

	2004		2003
	Shares	Amount	Shares	Amount
Shares issued - beginning of year	20,987,258	$34,573,164	6,809,466	$33,325,084
Issue of shares for acquisition of Sybrel	377,000	141,375	—	—
Exercise of warrants	550,000	165,000	—	—
Issue of shares for executive compensation	—	—	182,679	106,167
Exercise of stock options	10,000	2,500	50,000	25,000
Cancellation of shares held in escrow	—	—	(247,640)	(1,657,430)
Private placement	200,000	120,000	400,000	300,000
Issue of shares for debt	6,469,700	2,104,887	3,299,124	2,474,343
Adjustment for share split	—	—	10,493,629	—

Shares issued – end of year	28,593,958	37,106,926	20,987,258	34,573,164
Acquisition shares held in escrow	(12,430)	(52)	(12,430)	(52)

Shares outstanding - at end of year	28,581,528	$37,106,874	20,974,828	$34,573,112

During the current year the Company completed private placements of 200,000 units at a price of $0.60 per unit for total proceeds of $120,000. Each unit represents one common share and one warrant. Each warrant will entitle the purchase of one additional common share at a price of $1.00 per share for a period of two years, expiring July 22, 2006 (for 120,000 warrants) and August 9, 2006 (for 80,000 warrants). These private placement shares were subject to a four-month hold period, expiring November 2004 and December 2004, respectively.

During the current year, the Company issued 6,469,700 common shares for the settlement of debt in the amount of $2,104,887 through the exercise of warrants and convertible debt (refer to Note 7(b)).

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

During the year the Company issued 377,000 shares for the acquisition of Sybrel Ltd. (refer to Note 4(a)).

During the year, the Company issued 550,000 shares upon the exercise of 550,000 warrants at $0.30 per warrant, for cash proceeds of $111,081 and settlement of debts of $53,920.

(ii)	Warrants

	2004(1)		2003(1)
Warrants outstanding at

Kaufmann Bros. Warrants	—	(2)	150,000	(2)
First Montauk Warrants	—	(3)	800,000	(3)
Hedlin Lauder Warrants	—	(4)	200,000	(4)
Other Warrants	864,000	(5)	4,867,032	(5)

	864,000		6,017,032

(1)	Share figures and prices and disclosures below for 2003 year have been adjusted to reflect the two-for-one stock split effected in October of 2003.

(2)	On April 11, 2001 the Company by special resolution agreed to grant 150,000 warrants to Kaufmann Bros. L.P under an agreement originally entered into in October 2000 to provide capital planning and financial services to the Company. The warrants were issued in 3 parcels of 50,000 shares with exercise prices of USD $4, $6 and $8 per share. These warrants expired during the current year without being exercised.

(3)	Pursuant to a consulting agreement entered into in 2003 with First Montauk Securities Corp. the Company has issued to First Montauk warrants to purchase a total of 800,000 shares. 400,000 of the warrants have an exercise price of $0.475 per share and 400,000 warrants have an exercise price of $0.75 per shares. The warrants have a term of 5 years, expiring September 2008, and were conditional upon regulatory and shareholder approval. These approvals were not obtained in 2004 and, accordingly, these warrants have been cancelled.

(4)	Pursuant to a consulting agreement entered into in 2003 with Hedlin Lauder Associates Inc. the Company has issued 200,000 warrants to Hedlin Lauder, which have an exercise price of $0.55 per share and a term of 5 years (subject to earlier termination if the agreement is terminated), vesting over a period of 18 months, expiring September 2008. These warrants were conditional upon regulatory and shareholder approval. These approvals were not obtained in 2004 and, accordingly, these warrants have been cancelled.

(5)	The Company issued 264,000 warrants in connection with convertible loans in 2002. These warrants have an exercise price of $0.375 per common share and an expiry date of January 21, 2006. The Company issued 400,000 warrants in connection with a private placement in 2003. These warrants have an exercise price of $0.75 per common share and an expiry date of September 8, 2005. During 2004 the Company completed private placements pursuant to which it issued a total of 200,000 warrants having an exercise price of $1.00 per common share and a term of two years; 120,000 expire in July 2006 and 80,000 in August 2006.

During 2004, 4,603,032 warrants were exercised for a total of $1,544,887 for cash and debt settlement (refer to Note 8(b)(i)).

The fair value of warrants issued in connection with equity offerings, using the Black-Scholes valuation model, has been determined to be not material.

DATEC GROUP LTD.

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

(iii)	Shares to be issued

At December 31, 2003, there were 750,000 shares in Datec Group Ltd. and 293,003 shares in Datec New Zealand Limited due to be issued in relation to the purchase of Certus Consulting Note 4(c). These shares were valued at $0.375 and $0.85 respectively. These shares had not been issued at the time that Certus Consulting was sold in 2004 (refer Note 4(b)) and as such were cancelled as part of the sale process.

	2004		2003
	Quantity	Amount	Quantity	Amount
Certus Consulting	—	$—	1,043,003	$520,463

	—	$—	1,043,003	$520,463

c)	Unexercised stock options

	2004		2003
	Number	Per share Amount	Number	Per share Amount
Options outstanding at beginning of year	807,500	$3.09	316,250	$14.24

Granted	350,000	$0.59	375,000	0.71

Exercised	(10,000)	$0.25	(100,000)	0.25

Adjustment for share split	—	—	316,250	—

Adjusted sub total	1,147,500		907,500

Cancelled/Expired	—	—	(100,000)	22.50

Options outstanding at end of year	1,147,500	$2.35	807,500	$3.09

As at December 31, 2003 all outstanding options were exercisable. As at December 31, 2004 50,000 options were subject to vesting restrictions and the balance of 1,097,500 options are exercisable.

Options held by the Directors of the Company totalling 795,000 shares (2003-805,000 shares) are as follows:

Number of options	Exercise price	Expiry date
75,000	$22.50	February 29, 2005
25,000	$16.90	August 21, 2005
320,000	$0.25	January 24, 2007
375,000	$0.71	November 14, 2008
795,000	$3.09

Options held by employees and consultants of the Company totalling 352,500 shares (2003-2,500) are as follows:

Number of options	Exercise price	Expiry date
2,500	$14.80	March 31, 2005
100,000	$0.70	January 1, 2009
200,000	$0.55	November 10, 2009
50,000	$0.55	November 10, 2006
352,500	$0.69

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

50,000 of these options are subject to vesting restrictions over a period of 18 months from the date of grant (November 10, 2004). For the remaining options there are no criteria that need to be met before the Options can be exercised by the holder. Options are forfeited in the event the holder ceases to be a Director, employee or consultant of the Company or one of its subsidiaries.

All option amounts and exercise prices have been adjusted to reflect the two-for-one stock split effected in October 2003.

The Company has recorded stock based compensation in the amount of $175,000 (2003 – nil) with respect to the 350,000 (2003 – 375,000) stock options granted during the year as an expense in the statement of loss and deficit and an increase to contributed surplus. Compensation expense has been determined based on the fair value of the options at the grant date and does not include any options issued prior to January 1, 2004. The fair value of $0.50 per stock option is estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

Dividend rate	0%
Annualized volatility	117.42%
Risk-free rate	4.67%
Expected life of options in years	5.0

With respect to the previous fiscal year, pro forma net earnings and earnings per share reflecting the impact of stock-based compensation using the fair value method arising from options granted to directors and employees during 2003, is not required as the fair value was determined to be not material. For pro forma disclosure purposes, the Company used the Black-Scholes option-pricing model to value the options at each grant date, under the following weighted average assumptions:

Dividend rate	0%
Annualized volatility	121.33%
Risk-free interest rate	4.82%
Expected life of options in years	2.1

The compensation expense recorded in the current year and the pro forma amount disclosed for the previous year, according to the Black-Scholes option pricing model, may not be indicative of the actual values realized upon the exercise of these options by the holders.

d)	Earnings (loss) per common share

Earnings (loss) per share has been calculated on the basis of the weighted average number of common shares outstanding for the period.

	2004	2003
Weighted average number of shares	25,598,404	11,539,137

Earnings (loss) attributable to shareholders	$(976,871)	$1,598,921

Basic earnings (loss) per share from operations	$(0.04)	$0.14

Diluted earnings (loss) per share from operations	$(0.04)	$0.10

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

9.	INCOME TAXES

Income tax expense (recovery) attributable to income from profit was $1,002,907 and ($113,106) for the year ended December 31, 2004 and the year ended December 31, 2003, respectively, and differed from the amounts computed by applying the Canadian income tax rate of 36.62% (2003: 36.62%) to pre-tax loss/profit from continuing operations as a result of the following:

	2004	2003
Expected income tax expense calculated at the statutory rate on earnings before taxation	$139,876	$616,308

Income tax expense
Adjustment for foreign tax rates	(93,679)	(4,985)
Stock-based compensation	64,085	—
Prior years overprovision	74,641	—
Recognition of tax losses	(168,565)	(733,217)
Losses not recognized	658,496	—
Losses written back	228,531	—
Other	99,522	8,788

	$1,002,907	$(113,106)

Total income tax expense is made up of:
Current income taxes	$647,950	$271,194
Future tax liability	(149,401)	26,455
Future income taxes	504,358	(419,755)

	$1,002,907	$(113,106)

The tax effects of temporary differences that give rise to significant portions of the future tax assets and future tax liabilities at December 31, 2004 and December 31, 2003 are presented below.

	2004	2003
Future tax assets:
Accounts receivable principally due to allowance for doubtful accounts	$146,554	$282,665
Inventories, principally due to allowance for obsolescence	118,746	112,487
Compensated absences, principally due to accrual for financial reporting purposes	189,664	214,370
Other	78,026	42,167
Tax losses available for future use	839,160	548,362

Subtotal	1,372,150	1,200,051
Less valuation allowance related to tax losses	(839,160)	(162,703)

Future tax assets	$532,990	$1,037,348

Future tax liabilities:
Property, plant and equipment, principally due to allowance for amortization differences between accounting and tax	$—	$149,401

Future tax liabilities	$—	$149,401

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Management considers the scheduled reversal of future tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the future tax asset, the Company will need to generate future taxable income. Based upon the level of historical taxable income and projections for future taxable income over the periods that the future tax assets are deductible, management believes it is more than not likely the Company will realize the benefits of these deductible assets. The amount of the future tax asset considered realizable has been reduced to reflect this change in classification. The majority of these tax losses relate to the Company’s Fiji subsidiaries and are not transferable to other companies within the group.

10.	DEFERRED DEVELOPMENT COSTS

	2004	2003
Development costs deferred beginning of year	$215,657	$—
Development costs deferred during the year	$176,987	$215,657

	392,644	215,657

Amortized during the year	—	—

Development costs deferred end of year	$392,644	$215,657

Development costs deferred principally related to the development of software applications.

11.	RELATED PARTY TRANSACTIONS

During the year a legal firm in which a director of the Company is a partner charged legal fees and disbursements of $26,656 (2003 - $35,561).

During the year, interest was paid to related parties in the amount of $107,769 (2003 - $370,444) - see Note 7.

These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to between the related parties.

12.	SEGMENTED OPERATIONS

The Company operates in the Pacific Islands, New Zealand and Australia. The Canadian operations shown relate to administrative activities only. The reporting of all business segments is consistent with those reported in the prior period.

The Company principally operates in four industry segments, being the divisions by which the Company is managed, as follows:

•	Distribution and sale of computer and telecommunications hardware and software (“Vendor Services”);

•	The hosting of client hardware and software services including the provision of technical support and services for the Technology Industry (“Application Hosting”);

•	Software application design and development (“Application Development”); and

•	Provision of professional consulting services (“Professional Services”).

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

The corporate services operation shown relates to the Company’s administrative functions in the Pacific Islands New Zealand and Canada.

The below tables contain the continuing operations only.

2004 ($)	Canada	Australia	Pacific	New Zealand	Total
Sales	—	3,551,342	37,275,747	8,569,716	49,396,805

Net income/(loss)	(481,613)	(182,148)	(1,003,208)	690,098	(976,871)
Amortization	—	14,366	1,723,783	179,732	1,917,881
Net interest expense	29,242	1,604	461,569	191,949	684,364
Identifiable assets	177,341	310,689	34,167,813	333,968	34,989,811
Goodwill	—	—	10,925,224	14,082	10,939,306
Capital expenditures	—	74,737	3,941,122	782,865	4,798,724

The net loss of $1,003,208 disclosed under “Pacific” includes a loss after tax of $1,797,579 incurred by Datec Fiji Limited. This loss includes the reversal of future tax assets related to tax loss carryforwards of $253,416 (refer to Note 9) and an inventory writedown of $470,803.

2003 ($)	Canada	Australia	Pacific	New Zealand	Total
Sales	—	5,845,071	34,624,570	8,161,637	48,631,278
Net income/(loss)	(241,644)	(28,676)	302,329	1,566,912	1,598,921
Amortization	—	31,043	1,296,066	83,410	1,410,519
Net interest expense	—	—	401,092	342,627	743,719
Identifiable assets	151,080	841,970	36,802,950	910,398	38,706,398
Goodwill	—	—	10,881,915	1,863,296	12,745,211
Capital expenditures	—	—	1,889,614	199,686	2,089,300

2004 ($)	Vendor Services	Application Hosting	Application Development	Professional Services	Corporate Services	Total
Sales	38,911,457	4,289,811	1,429,937	4,765,600	—	49,396,805
Net income/(loss)	(254,958)	(88,110)	(32,040)	(120,150)	(481,613)	(976,871)
Amortization	1,457,589	172,609	57,536	230,147	—	1,917,881
Net interest expense	497,893	58,961	19,654	78,615	29,241	684,364
Identifiable assets	26,592,256	3,149,082	1,049,694	4,021,438	177,341	34,989,811
Capital expenditures	3,104,007	1,082,084	122,527	490,106	—	4,798,724

2003 ($)	Vendor Services	Application Hosting	Application Development	Professional Services	Corporate Services	Total
Sales	36,608,988	4,394,238	1,464,746	5,863,306	—	48,631,278
Net income/(loss)	1,353,189	184,641	61,547	241,188	(241,644)	1,598,921
Amortization	1,071,994	126,946	42,315	169,264	—	1,410,519
Net interest expense	565,226	66,935	22,311	89,247	—	743,719
Identifiable assets	29,302,041	3,469,978	1,156,659	4,619,648	151,080	38,699,406
Capital expenditures	1,587,868	188,037	62,679	250,716	—	2,089,300

The accounting policies adopted by each of the individual segments are as disclosed in Note 3.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

13.	NOTES TO THE STATEMENT OF CASH FLOWS

Reconciliation of net earnings (loss) and cash flow from operating activities

	2004	2003
	$	$
Net Earnings (loss) for the year	(976,871)	1,598,921

Add/(Less) non-cash items:
Amortization	1,917,881	1,410,519
Non-controlling interest	355,931	197,167
Loss on sale of property, plant and equipment	(26,020)	31,418
Tax losses written off	246,058	—
Effect of exchange rate changes on cash	(2,771)	(127,356)
Bad debts	(197,992)	463,060
Stock based compensation	175,000	—
Write-down of inventory	470,033	—
Working capital/(deficit) acquired – Sybrel	(22,610)	—
Working capital disposed – Certus	(57,328)	—
Other non-cash items	—	(286,749)

Impact of changes in working capital items:
Decrease / (Increase) in accounts receivable	2,560,462	(2,329,387)
Decrease / (Increase) in other receivables	216,600	(62,819)
Decrease/ (Increase) in tax payable	50,173	—
Decrease / (Increase) in taxation receivable	107,978	589,406
Decrease / (Increase) in future tax liability	(149,401)	26,456
Decrease / (Increase) in future tax assets	504,358	(410,756)
Decrease / (Increase) in deferred costs	(176,987)	(215,657)
Decrease / (Increase) in inventories	(105,722)	(410,464)
Decrease / (Increase) in deferred revenue	624,011	34,717
Decrease / (Increase) in accounts payable	(1,023,820)	426,674
Decrease / (Increase) in accrued liabilities	(2,258,494)	(1,021,930)

Net cash flow from/(used in) operating activities	2,230,469	(86,780)

14.	FINANCIAL INSTRUMENTS

The nature of activities and management policies with respect to financial instruments are as follows:

a)	Foreign currency

The Company uses a very limited number of forward exchange contracts and currency options to hedge purchases of inventory in foreign currencies. The Company’s exchange rate commitments are intended to minimise the exposure to exchange rate movement risk on the cost of the Company’s products and on the price it is able to sell those products to its customers. The Company does not use foreign exchange instruments for trading or any other purpose.

No forward exchange contracts were entered into during the year ended December 31, 2004 or the year ended December 31, 2003.

DATEC GROUP LTD.

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

b)	Concentration of credit risk

In the normal course of business, the Company incurs credit risk from accounts receivable and transactions with financial institutions. The Company has a credit policy, which is used to manage the risk. As part of this policy, limits on exposure with counterparties have been set and are monitored on a regular basis. Anticipated bad debt losses have been provided for in the allowance for doubtful accounts.

The Company has no significant concentrations of credit risk. The Company does not consider that it requires any collateral or security to support financial instruments due to the quality of financial institutions and trade debtors.

c)	Interest rate risk

The Company has adopted a policy of ensuring that its exposure to changes in interest rates is on a fixed rate basis. The Company does not hedge against interest rate fluctuations.

d)	Fair values

The fair values of the Company’s cash accounts, accounts receivable and other receivables, bank, indebtedness, accounts payable, accrued liabilities and lease obligations approximate the carrying values given their short-term nature. The carrying value of the debenture, capital leases and other long term debts, as disclosed in note 7, also approximate their fair value.

15.	COMMITMENTS

There were no material or unusual commitments at December 31, 2004.

16.	CONTINGENCIES

There were no material or unusual contingent liabilities or guarantees at December 31, 2004.

On December 21, 2001 the Company was awarded $101,495 plus interest and costs from Jonathan Hugh Barker relating to Acquisitions of Easy PC Computer Rentals Limited. These funds have not yet been received and therefore no income has been recognised in the period.

17.	SUBSEQUENT EVENTS

a)	In January 2005 the Company closed a private placement financing of 115,000 units at a price of $0.60 per unit for total proceeds of $69,000. Each unit represents one common share and one warrant. Each warrant entitles the holder to purchase one additional common share at a price of $1.00 per share for a period of two years.

b)	In March 2005, the Company agreed to dispose of several properties for proceeds of approximately $2,000,000, resulting in a gain on sale of approximately $300,000. The properties are being sold to a company controlled by a director and officer with the sale price supported by appraised values. Certain of these properties are to be leased back from the purchaser.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

18.	CONTRIBUTED SURPLUS

During the year December 31, 2004, the Company granted 350,000 stock options with an aggregate fair value of $175,000, which was credited to contributed surplus.

At December 31, 2002, the Company had 4,413 shares due to be issued in relation to the earn out of 1World Systems Limited, a former subsidiary of the Group. During the year ended December 31, 2003, the shares held were cancelled and an amount of $211,002 was credited to contributed surplus.

At March 31, 2001, the Company had 223,357 shares to be issued in respect of Certus Consulting Limited, a former subsidiary of the Group. Although named the same, this is not the same company as is referred to in Notes 4(b) and 4(c). During the year ended December 31 2001, the shares held were cancelled on the sale of the business and were credited to contributed surplus, amounting to $1,563,499.

19.	NON CONTROLLING INTEREST

A non controlling interest is created reflecting the minority interests of other shareholders for the following partly-owned Companies.

	Datec Group ownership	Non-controlling Interest
Datec Papua New Guinea Limited	50%	50%
Fiji Shop Limited	51%	49%
Kepra Software Limited	66%	34%
Technology Design & Development Solutions Limited	66%	34%

Technology Design & Development Solutions Limited was acquired during the period. Refer to Note 4(a) for further information.

20.	RECONCILIATION OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These consolidated financial statements of the company have been prepared in accordance with accounting principles generally accepted in Canada, which conform in all material respects with United States generally accepted accounting principles.

Under United States securities requirements, the Company is required to provide a reconciliation setting out differences between accounting principles generally accepted in Canada and the United States.

Based upon the standards in effect at January 30, 2006, there were no material differences between the Company’s consolidated financial statements as prepared under Canadian and United States generally accepted accounting principles for the years ended December 31, 2004 and December 31, 2003.

Comprehensive income or loss

Statement of Financial Accounting Standards No. 130 (SFAS 130), “Reporting Comprehensive Income”, establishes standards for reporting and display of comprehensive income or loss and its components in the financial statements. Under U.S. GAAP, there are no other material components of comprehensive income for 2003 and 2004 other than net income or loss as reported.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

Recently issued accounting standards

The following standards were recently issued by the Financial Accounting Standards Board:

SFAS No. 151 - “Inventory Costs, an Amendment of ARB No. 43, Chapter 4.” SFAS No. 151 retains the general principle of ARB No. 43, Chapter 4, “Inventory Pricing,” that inventories are presumed to be stated at cost; however, it amends ARB No. 43 to clarify that abnormal amounts of idle facilities, freight, handling costs and spoilage should be recognized as current period expenses. Also, SFAS No. 151 requires fixed overhead costs be allocated to inventories based on normal production capacity. The guidance in SAFS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005.

SFAS 123 (Revised) - “Share Based Payment,” which will require the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments. SFAS No. 123 (Revised) eliminates the use of APB Opinion No. 25. SFAS No. 123 (Revised) is effective for the first interim or annual reporting period that begins after December 15, 2005. Early adoption for interim or annual periods for which financial statements or interim reports have not been issued is encouraged.

SFAS 152 - In December 2004, the FASB issued SFAS No. 152 “Accounting for Real Estate TimeSharing Transactions – an amendment of FASB Statements No. 66 and 67” (“SFAS 152”). This statement amends FASB Statement No. 66 “Accounting for Sales of Real Estate” to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position 04-2 “Accounting for Real Estate Time-Sharing Transactions” (“SOP 04-2”). SFAS 152 also amends FASB Statement No. 67 “Accounting for Costs and Initial Rental Operations of Real Estate Projects” to state that the guidance for incidental operations and costs incurred to sell real estate projects does not apply to real estate time-sharing transactions, with the accounting for those operations and costs being subject to the guidance in SOP 04-2. The provisions of SFAS 152 are effective in fiscal years beginning after June 15, 2005.

SFAS 153 - In December 2004, the FASB issued SFAS No. 153 “Exchanges of Non-monetary Assets – an amendment of APB Opinion No. 29” (“SFAS 153”). SFAS 153 replaces the exception from fair value measurement in APB Opinion No. 29 for non-monetary exchanges of similar productive assets with a general exception from fair value measurement for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for all interim periods beginning after June 15, 2005.

SFAS 154- In May 2005, the FASB issued SFAS 154 “Accounting Changes and Error Corrections”. The statement replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS 154 requires companies to apply voluntary changes in principles retrospectively whenever practicable. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.

The company believes that the above standards would not have a material impact on its financial position, results of operations or cash flows as it relates to the reconciliation of Canadian and United States accounting policy differences.

DATEC GROUP LTD

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE AND THREE MONTH PERIODS ENDED SEPTEMBER 30, 2005

                                    DATEC GROUP LTD

2900 Bell Tower 10104 – 103 Avenue Edmonton, Alberta T5J 0H8 Phone: 780.424.3000 Fax: 780.429.4817 www.krpgroup.com

REVIEW ENGAGEMENT REPORT	December 9, 2005 (except as to Note 10 which is as of January 30, 2006) Edmonton, Alberta, Canada

To the shareholders of Datec Group Ltd:

We have reviewed the interim consolidated balance sheet of Datec Group Ltd as at September 30, 2005 and the interim consolidated statements of loss, deficit and cash flows for the nine and three month periods then ended. These interim consolidated financial statements have been prepared in accordance Canadian generally accepted accounting principles. Our review was made in accordance with Canadian generally accepted standards for review engagements and accordingly consisted primarily of enquiry, analytical procedures and discussion related to information supplied to us by the company.

A review does not constitute an audit and consequently we do not express an audit opinion on these interim consolidated financial statements.

Based on our review, nothing has come to our attention that causes us to believe that these interim consolidated financial statements are not, in all material respects, in accordance with Canadian generally accepted accounting principles.

The comparative figures for the nine and three month periods ended September 30, 2004 were not reviewed by the company’s auditors.

Comments by Accountants for U.S readers on Canadian – U.S. Reporting Differences

In the United States, reporting standards for require the addition of an explanatory paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in note 2 to the interim consolidated financial statements. Our report to the shareholders dated December 9, 2005, except for note 10 which is as of January 30, 2006, is expressed in accordance with Canadian reporting standards, which do not permit a reference to such events and conditions in the review engagement report when these are adequately disclosed in the financial statements.

Kingston Ross Pasnak LLP

Chartered Accountants

DATEC GROUP LTD

INTERIM CONSOLIDATED BALANCE SHEETS

AS AT SEPTEMBER 30, 2005

	Note	September 2005	December 2004
ASSETS
Current Assets
Cash		312,585	419,114
Accounts receivable		6,080,240	8,645,258
Other receivables		2,315,102	919,042
Taxation receivable		—	17,984
Inventories		4,447,477	3,723,091

		13,155,404	13,724,489

Deferred development costs		221,372	392,644
Property, Plant and Equipment		5,514,089	9,400,382
Future tax assets		814,435	532,990
Goodwill		10,899,649	10,939,306

		$30,604,949	$34,989,811

LIABILITIES & SHAREHOLDERS’ EQUITY
Current Liabilities
Bank indebtedness	3(d)	2,028,302	3,503,030
Accounts payable		5,084,069	3,968,117
Tax Payable		1,215,441	50,173
Accrued liabilities		4,117,150	3,181,811
Deferred revenue		1,406,191	4,489,024
Current portion of long-term debt	3(a)	900,793	1,272,077

		14,751,946	16,464,232

Long term debt – related parties	3(b),3(c)	—	525,241
– external parties	3(a)	57,685	1,017,044

		14,809,631	18,006,517

Non-controlling interest	4	792,577	2,254,860

Shareholders’ equity
Share capital	5(a)	34,882,192	34,778,692
Contributed surplus		1,949,501	1,949,501
Deficit		(22,464,335)	(21,594,970)
Foreign currency translation adjustment		635,383	(404,789)

		15,002,741	14,728,434

		15,795,318	16,983,294

		$30,604,949	$34,989,811

Approved by the Board

Director	Director

DATEC GROUP LTD

INTERIM CONSOLIDATED STATEMENTS OF LOSS

NINE AND THREE MONTH PERIODS ENDED SEPTEMBER 30, 2005

	Sept 05 9 months	Sept 05 3 months	Sept 04 9 months	Sept 04 3 months
	$	$	$	$
Revenue	36,106,840	12,195,282	37,591,664	13,014,428

Cost of Goods Sold	18,379,090	6,036,985	17,785,077	6,467,840

Gross Profit	17,727,750	6,158,297	19,806,587	6,546,588

Expenses
Amortization	1,322,072	458,256	1,497,163	853,742
Interest on long term debt	236,195	60,097	433,726	155,819
Salaries and commissions	7,310,298	2,555,541	8,926,204	2,368,938
Other operating expenses	8,804,519	3,578,463	7,622,393	2,453,454

Total operating expenses	17,673,084	6,652,357	18,479,486	5,831,953

Earnings (loss) from operations before the following	54,666	(494,060)	1,327,101	714,635

Foreign exchange gains	29,983	56,406	52,657	12,691
Due diligence costs	(215,218)	(102,218)
Other income	0	11,976	29,896	—
(Gain)/Loss on Disposal of property, plant and equipment	2,008,852	(266)	0	0

Earnings before income taxes and non-controlling interests	1,878,283	(528,162)	1,409,654	727,326

Income taxes (Note 6)	1,239,617	295,621	155,568	286,935

Net Earnings (loss) before non-controlling interests	638,666	(823,783)	1,254,086	440,391

Non controlling interest (Note 4)	(1,508,031)	(53,661)	(404,505)	(221,376)

Net (Loss) Earnings for the period	(869,365)	(877,444)	849,581	219,015

Basic Earnings (Loss) Per Common Share	(0.03)	(0.03)	0.03	0.01
Diluted Earnings (Loss) Per Common Share	(0.03)	(0.03)	0.02	0.01

See the accompanying notes to the interim consolidated financial statements

DATEC GROUP LTD

INTERIM CONSOLIDATED STATEMENTS OF DEFICIT

NINE AND THREE MONTH PERIODS ENDED SEPTEMBER 30, 2005

	9 Months to 30 September 2005	9 Months to 30 September 2004
Deficit, beginning of the period	$(21,594,970)	$(20,618,099)

Net Earnings for the six month period ended June 30	8,079	630,566

Net (Loss) Earnings for the three month period ended September 30	(877,444)	219,015

Deficit, end of the period	$(22,464,335)	$(19,768,518)

See the accompanying notes to the interim consolidated financial statements.

DATEC GROUP LTD

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

NINE AND THREE MONTH PERIODS ENDED SEPTEMBER 30, 2005

	Nine Months Ended Sept 2005	Three Months Ended Sept 2005	Nine Months Ended Sept 2004	Three Months Ended Sept 2004
	$	$	$	$
Cash flows from operating activities

Receipts from customers	34,464,967	12,676,201	39,586,557	12,077,011
Payments to suppliers and employees	(34,026,507)	(13,318,109)	(36,288,315)	(8,955,365)
Net interest paid	(236,972)	(60,874)	(433,726)	(155,819)
Dividends paid	(2,970,314)	(1,099,344)
Taxation (paid) / refunded	(584,819)	615,308	299,222	49,299

Cash flows from operating activities	(3,353,645)	(1,186,818)	3,163,738	3,015,126

Cash flows from investing activities

Proceeds from the sale of capital assets	6,436,262	0	16,000	0
Purchase of capital assets	(1,863,189)	(1,180,314)	(4,782,222)	(3,219,119)

Cash flows from investing activities	4,573,073	(1,180,314)	(4,766,222)	(3,219,119)

Cash flows from financing activities

Increase (decrease) in bank indebtedness	(1,474,728)	1,234,862	914,593	(1,775,163)
Proceeds from shares, options and warrants issued and exercised	103,500	103,500	120,000	120,000
Proceeds from mortgage finance raised	0	0	1,487,289	1,487,289
Repayment of mortgage principal	(1,082,877)	295,337	(1,273,397)	(1,052,341)

Cash flows from financing activities	(2,454,105)	1,633,699	1,248,485	(1,220,215)

Translation of cash equivalents to reporting currency	1,128,148	873,396	(18,498)	(31,930)

Net Increase (Decrease) in cash	(106,529)	139,963	(372,497)	(1,456,138)

Cash, beginning of period	419,114	172,622	743,155	1,826,796

Cash, end of the period	312,585	312,585	370,658	370,658

See the accompanying notes to the interim consolidated financial statements.

DATEC GROUP LTD

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 31, 2005

1.	BASIS OF PRESENTATION

Datec Group Ltd, (“the Company”), was incorporated under the Business Corporations Act (Alberta) on November 23, 1993, and was continued under the Business Corporations Act (New Brunswick) on July 21, 2001. It obtained its listing on the Alberta Stock Exchange on April 14, 1994. The Company changed its name from Brocker Technology Limited to Datec Group Limited during 2003.

On February 28, 1998, the Company transferred its listing to the Toronto Stock Exchange (TSX).

The Company has operations in the South Pacific focussed on the marketing and distribution of information technology products, software and services. The Company principally operates in four industry segments, being the divisions by which the Company is managed, as follows:

•	Distribution and sale of computer and telecommunications hardware and software;

•	The hosting of client hardware and software services including the provision of technical support and services for the Technology Industry;

•	Software application design and development; and

•	Provision of professional consulting services.

The information presented for the nine and three month periods ended September 30, 2005 as well as the comparative figures has been presented in accordance with Canadian generally accepted accounting standards for interim financial reporting. Accordingly, these interim consolidated financial statements focus on transactions, events and circumstances occurring in the third quarter ended September 30, 2005 and do not necessarily duplicate information previously reported in the first and second quarters of the current fiscal year. These interim consolidated financial statements follow the same accounting policies and methods of their application as, and should be read in conjunction with, the most recent annual audited consolidated financial statements for the year ended December 31, 2004.

2.	GOING CONCERN

While the financial statements have been prepared on the basis of accounting principles applicable to a going concern, several historical conditions and events cast substantial doubt upon the validity of this assumption. The Company incurred significant operating losses in 2000 and 2001. Although the company has achieved profitable operations in 2002 and 2003, it is still in a significant deficit position, which increased as a result of a further operating loss in 2004 and the first three quarters of 2005. If the going concern assumption were not appropriate for these financial statements, then adjustments would be necessary in the carrying values of assets and liabilities, the reported net earnings and the balance sheet classifications used.

DATEC GROUP LTD

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 31, 2005

3.	INDEBTEDNESS

	September 2005	December 2004
a) Mortgage and lease debt

Mortgage finance liability, payable in Fiji Dollars, with current interest rates of 7.29 – 7.66% Payable over 10 years, ending May 2012	$169,125	$1,357,063
Less: Current portion	(169,125)	(795,085)

	0	561,978

Capital lease obligations payable in Fiji Dollars	406,852	932,058
Less: Current portion	(349,167)	(476,992)

Capital lease obligations – Non Current	57,685	455,066

	$57,685	$1,017,044

b) Debenture	$369,457	$369,457

A first ranking debenture was issued to the vendors of Generic Technology Group, in connection with the renegotiated terms of the acquisition of the Generic Group by the Company. The balance represents the outstanding principal as at the closing date (October 2000) plus interest from that date, less amounts settled thereafter by cash or shares. No repayment of this debenture has occurred during the first three quarters of 2005.

This debenture bears an interest rate of 8%, is secured by the net assets of the Datec Group and is to be repaid by October 2005. (Refer to subsequent events note 6.) All of the debenture is payable to directors or officers or companies related to or controlled by directors or officers of the Company.

c) Shareholder Loan	$13,044	$155,784

Less: Current Portion	(13,044)	—

	$—	$155,784

The shareholder loan is comprised of a loan from a director of the company.

Total long term debt	$57,685	$1,542,285

d) Bank Indebtedness

Bank Line of Credit	$2,028,302	$3,503,030

DATEC GROUP LTD

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 31, 2005

d)	Bank Indebtedness (continued)

The bank overdraft incurs interest at rates of 7.79% (Fiji) and 12.5% (Papua New Guinea). It is a revolving facility with no fixed repayment date and is secured by the following:

- equitable mortgage debenture over the assets and liabilities of Datec Fiji Limited and Datec Papua New Guinea Limited;

- unlimited company guarantee by Generic Technology Group Limited;

- unlimited joint and several debt and interest guarantee by the directors of Generic Technology Group Limited;

4.	NON CONTROLLING INTEREST

Ownership percentage of the subsidiary companies is disclosed in the annual financial statements for the year ended December 31, 2004. The non-controlling interests reported in these interim consolidated financial statements relate primarily to the externally owned 50% interest in Datec Papua New Guinea Limited.

During the nine months ended September 30, 2005, the non controlling interest share of net earnings from this company amounted to $1,508,077 and dividends were paid to the non-controlling interest in the amount of $2,970,314.

5.	SHARE CAPITAL

a) Authorized

Unlimited number of common shares
Unlimited number of Preferred Shares
10,000,000 Series A Preferred Shares – 6.5% cumulative

Issued and outstanding

	September 2005	December 2004
Common shares	$37,210,374	$37,106,874
Less: Share issue costs	(2,328,182)	(2,328,182)

	$34,882,192	$34,778,692

Number of shares	28,801,101	28,593,958

As at September 30, 2005 and December 31, 2004, 12,430 shares were being held in escrow pursuant to Escrow Agreements, which provide for the release of such shares on a performance basis.

DATEC GROUP LTD

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 31, 2005

5.	SHARE CAPITAL (CONTINUED)

No shares were issued or redeemed during the three month period ended September 30, 2005, although the cash related to the following share transactions was received during the three month period ended September 30, 2005. During the nine month period ended September 30, 2005, the following share transactions occurred:

(i)	Payment of directors’ fees by the issuance of 167,143 common shares at a price of $0.35 per share, for a total value of $58,500;

(ii)	Issuance of 115,000 common shares by way of private placement at a price of $0.60 per unit (each unit comprised of one common share and one share purchase warrant), for total cash proceeds of $69,000. The share purchase warrants are exercisable within two years of issuance at a price of $1.00 per share. The fair value of these warrants are immaterial at the date of issuance and, accordingly, no cost of share issuance with respect to the warrants has been recorded in these financial statements.

(iii)	Cancellation of 75,000 shares, valued at $0.32 per share, for a total of $24,000, with respect to the settlement of loans in a previous fiscal year.

b)	Warrants

The Company has 579,000 share purchase warrants outstanding at September 30, 2005 (864,000 outstanding at December 31, 2004). During the nine month period ended September 30, 2005, the Company issued 115,000 share purchase warrants (refer to above). During the current quarter, on September 8, 2005, 400,000 warrants previously issued in 2003 expired without being exercised.

A summary of the warrants outstanding as at September 30, 2005 is as follows:

-  264,000 warrants, exercisable at $0.375, expire in January 2006

-  120,000 warrants, exercisable at $1.00 per share, expire in July 2006

-  80,000 warrants, exercisable at $1.00 per share, expire in August 2006

-  115,000 warrants, exercisable at $1.00 per share, expire in January 2007

c)	Stock Options

The Company has 1,045,000 stock options outstanding at September 30, 2005 (1,147,500 outstanding at December 31, 2004). During the nine month period ended September 30, 2005 102,500 of the stock options expired; 77,500 during the first quarter and 25,000 during the third quarter.

The exercise price and expiry date of the remaining options is set out in the annual financial statements for the year ended December 31, 2004.

d)	Earnings Per Common Share

Earnings per share amounts have been calculated on the basis of the weighted average number of common shares outstanding for the period.

	September 2005	September 2004
Weighted average number of shares	28,734,354	23,158,825

Earnings attributable to shareholders	(869,365)	630,566

Basic Earnings (loss) per share	$(0.03)	$0.03

Diluted Earnings (loss) per share	$(0.03)	$0.01

DATEC GROUP LTD

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 31, 2005

6.	INCOME TAXES

The provision for income taxes differs from amounts computed by applying the effective income tax rates due primarily to estimated income tax liabilities accrued in full for profitable subsidiary companies and the future income tax benefit of losses in non-profitable subsidiary companies not necessarily being recognized, depending upon management’s assessment of whether it is more likely than not that some portion of the future tax assets will not be realized.

The majority of unrecognized future tax assets relates to tax loss carryforwards in the Company’s Fiji subsidiaries, which are not transferable to other companies within the group operating in other countries.

7.	SEGMENTED OPERATIONS

The Company operates in the Pacific Islands, New Zealand and Australia. The Canadian operations shown relate to administrative activities only. The reporting of all business segments is consistent with those reported in the prior period.

The Company principally operates in four industry segments, being the divisions by which the Company is managed, as follows:

•	Distribution and sale of computer and telecommunications hardware and software (“Vendor Services”);

•	The hosting of client hardware and software services including the provision of technical support and services for the Technology Industry (“Application Hosting”);

•	Software application design and development (“Application Development”); and

•	Provision of professional consulting services (“Professional Services”).

The corporate services operation shown relates to the Company’s administrative functions in the Pacific Islands New Zealand and Canada.

September 2005 ($)	Canada	Australia	Pacific	New Zealand	Total
Sales	—	371,429	34,753,415	981,996	36,106,840
Net income/(loss)	(494,427)	(255,437)	483,317	(602,818)	(869,365)
Amortization	—	24,104	1,244,830	53,138	1,322,072
Net interest expense		(604)	164,508	72,291	236,195
Identifiable assets	100,438	558,852	28,655,915	1,289,744	30,604,949
Goodwill	—	—	10,886,443	13,206	10,899,649
Capital expenditures	—	8,499	1,292,183	43,710	1,344,392

September 2004 ($)	Canada	Australia	Pacific	New Zealand	Total
Sales	16,500	2,465,736	29,186,095	5,923,333	37,591,664
Net income/(loss)	(187,916)	(192,945)	613,030	617,412	849,581
Amortization	—	10,164	1,312,272	174,727	1,497,163
Net interest expense	25,117	1,620	256,275	150,714	433,726
Identifiable assets	100,232	291,686	33,513,924	3,417,631	37,323,473
Goodwill	—	0	10,881,915	1,899,875	12,781,790
Capital expenditures	—	74,737	3,941,122	782,865	4,798,724

DATEC GROUP LTD

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 31, 2005

September 2005 ($)	Vendor Services	Application Hosting	Application Development	Professional Services	Corporate Services	Total
Sales	27,441,198	3,249,616	1,083,205	4,332,821	—	36,106,840
Net income/(loss)	(659,608)	(78,243)	(28,300)	(103,214)	—	(869,365)
Amortization	1,004,775	118,986	39,662	158,649	—	1,322,072
Net interest expense	179,508	21,258	7,086	28,343	—	236,195
Identifiable assets	22,990,299	2,722,535	907,512	3,630,047	—	30,250,393
Capital expenditures	1,021,738	120,995	40,332	161,327	—	1,344,392

September 2004 ($)	Vendor Services	Application Hosting	Application Development	Professional Services	Corporate Services	Total
Sales	28,557,125	3,381,765	1,127,254	4,509,020	16,500	37,591,664
Net income/(loss)	788,498	93,375	31,124	124,500	(187,916)	849,581
Amortization	1,137,844	134,745	44,914	179,660	0	1,497,163
Net interest expense	310,543	36,775	12,258	49,033	25,117	433,726
Identifiable assets	28,318,933	3,339,093	1,113,031	4,452,184	100,232	37,323,473
Capital expenditures	3,104,007	1,082,084	122,527	490,106	0	4,798,724

8.	SUBSEQUENT EVENTS

a)	At the Annual and Special Meeting of Shareholders held on October 28, 2005, the shareholders of Datec Group Limited approved a “Plan of Arrangement” with eLandia Solutions, Inc. This arrangement was originally announced on April 8, 2005. The closing of the Arrangement transaction is subject to completion of certain regulatory matters and final Court approval. At present it is anticipated that this transaction will be completed by January 31, 2006. The “Plan of Arrangement” will result in a disposition of all subsidiary companies, which represent all of the Company’s business operations. The transaction will be accounted for under generally accepted accounting principles for “discontinued operations” in the fourth quarter of the 2005 fiscal year.

Under the proposed Arrangement, Datec shareholders will receive, on a pro-rata basis, a total of 6,808,542 shares of eLandia Solutions, Inc., which will represent approximately 30% of the total outstanding shares of eLandia Solutions, Inc. at that time. eLandia is currently a United States private corporation, with plans to go public in the United States. Upon completion of the Arrangement, eLandia Solutions, Inc. will include the combined business of Datec and AST Telecom, LLC. Further particulars of this Arrangement, including information respecting eLandia Solutions, Inc. and AST Telecom, LLC are set out in Datec’s Management Information Circular dated September 27, 2005.

b)	Upon successful completion of the above-noted transaction, the Company has agreed to pay a fee to an unrelated company for services provided in connection with the identification and negotiation of the “Plan of Arrangement”. The fee, amounting to $708,678, will be satisfied by the payment of $177,168 in cash and by the issuance of 979,907 common shares.

c)	The Company proposes to issue a total of 2,996,073 common shares, at a price of $0.325 per share, for an aggregate amount of $973,724. This share issuance is in satisfaction of the outstanding debenture totaling $907,724 (principal – $369,457; accrued interest – $538,267) owed to the vendors of Generic Technology Group (refer to Note 3(b)) and amounts owing to certain directors and officers in the amount of $66,000.

d)	The Company proposes to issue 90,000 common shares at a price of $0.30 per share, for a total of $27,000 in consideration for the transfer to the Company of minority interests in one of its subsidiary companies, Kepra Pty Limited.

DATEC GROUP LTD

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 31, 2005

e)	Subsequent to September 30, 2005, certain directors and officers exercised 270,000 stock options at $0.25 per share, for cash proceeds totaling $67,500.

f)	Subsequent to September 30, 2005, 264,000 share purchase warrants were exercised at $0.375 per share, resulting in cash proceeds to the Company of $99,000.

g)	The Company proposes to amend its Stock Option Plan to increase the number of shares reserved thereunder by 3,000,000 shares, to bring the total number of shares reserved under the plan to 4,400,000.

9.	RELATED PARTY TRANSACTIONS

During the period ended September 30, 2005, the following material related party transaction, not disclosed elsewhere in these financial statements, occurred:

In the first quarter of 2005, the Company disposed of a property located in Fiji to a company controlled by a director and officer. Total proceeds at the property’s fair value of approximately $2,000,000 were received, resulting in a gain on sale of approximately $300,000.

10.	RECONCILIATION OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These interim consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in Canada, which conform in all material respects with United States generally accepted accounting principles.

Under United States securities requirements, the Company is required to provide a reconciliation setting out differences between accounting principles generally accepted in Canada and the United States.

Based upon the standards in effect at January 30, 2006, there were no material differences between the Company’s interim consolidated financial statements as prepared under Canadian and United States generally accepted accounting principles for the nine and three month periods ended September 30, 2005.

Comprehensive income or loss

Statement of Financial Accounting Standards No. 130 (SFAS 130), “Reporting Comprehensive Income”, establishes standards for reporting and display of comprehensive income or loss and its components in the financial statements. Under U.S. GAAP, there are no other material components of comprehensive income for the nine and three month periods ended September 30, 2005 other than net income or loss as reported.

Recently issued accounting standards

The following standards were recently issued by the Financial Accounting Standards Board:

SFAS No. 151 - “Inventory Costs, an Amendment of ARB No. 43, Chapter 4.” SFAS No. 151 retains the general principle of ARB No. 43, Chapter 4, “Inventory Pricing,” that inventories are presumed to be stated at cost; however, it amends ARB No. 43 to clarify that abnormal amounts of idle facilities, freight, handling costs and spoilage should be recognized as current period expenses. Also, SFAS No. 151 requires fixed overhead costs be allocated to inventories based on normal production capacity. The guidance in SAFS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005.

DATEC GROUP LTD

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 31, 2005

SFAS 123 (Revised) - “Share Based Payment,” which will require the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments. SFAS No. 123 (Revised) eliminates the use of APB Opinion No. 25. SFAS No. 123 (Revised) is effective for the first interim or annual reporting period that begins after December 15, 2005. Early adoption for interim or annual periods for which financial statements or interim reports have not been issued is encouraged.

SFAS 152 - In December 2004, the FASB issued SFAS No. 152 “Accounting for Real Estate TimeSharing Transactions - an amendment of FASB Statements No. 66 and 67” (“SFAS 152”). This statement amends FASB Statement No. 66 “Accounting for Sales of Real Estate” to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position 04-2 “Accounting for Real Estate Time-Sharing Transactions” (“SOP 04-2”). SFAS 152 also amends FASB Statement No. 67 “Accounting for Costs and Initial Rental Operations of Real Estate Projects” to state that the guidance for incidental operations and costs incurred to sell real estate projects does not apply to real estate time-sharing transactions, with the accounting for those operations and costs being subject to the guidance in SOP 04-2. The provisions of SFAS 152 are effective in fiscal years beginning after June 15, 2005.

SFAS 153 - In December 2004, the FASB issued SFAS No. 153 “Exchanges of Non-monetary Assets - an amendment of APB Opinion No. 29” (“SFAS 153”). SFAS 153 replaces the exception from fair value measurement in APB Opinion No. 29 for non-monetary exchanges of similar productive assets with a general exception from fair value measurement for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for all interim periods beginning after June 15, 2005.

SFAS 154- In May 2005, the FASB issued SFAS 154 “Accounting Changes and Error Corrections”. The statement replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS 154 requires companies to apply voluntary changes in principles retrospectively whenever practicable. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.

The company believes that the above standards would not have a material impact on its financial position, results of operations or cash flows as it relates to the reconciliation of Canadian and United States accounting policy differences.

BROCKER TECHNOLOGY GROUP LTD

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2002

AND

FOR NINE MONTHS ENDED DECEMBER 31, 2001

2900 Bell Tower 10104 – 103 Avenue Edmonton, Alberta T5J 0H8 Phone: 780.424.3000 Fax: 780.429.4817 www.krpgroup.com

May 30, 2003 (except as to Note 21
which is as of January 30, 2006)
AUDITORS’ REPORT	Edmonton, Alberta, Canada

To the shareholders of Brocker Technology Group Ltd:

We have audited the consolidated balance sheet of Brocker Technology Group Ltd as at December 31, 2002 and the consolidated statements of earnings, deficit, and cash flows for the year ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and the results of its operations and its cash flows for the year ended December 31, 2002 in accordance with Canadian generally accepted accounting principles.

The consolidated financial statements as at December 31, 2001 and for the nine month period then ended were audited by other auditors who expressed an opinion without reservation on those statements in their report dated June 24, 2002.

Comments by Auditors for U.S. readers on Canadian – U.S. Reporting Differences

In the United States, reporting standards for auditors require the addition of an explanatory paragraph when the consolidated financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in note 2 to the consolidated financial statements. Our report to the shareholders dated May 30, 2003, except for note 21 which is as of January 30, 2006, is expressed in accordance with Canadian reporting standards, which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

Kingston Ross Pasnak LLP
Chartered Accountants

BROCKER TECHNOLOGY GROUP LTD

CONSOLIDATED BALANCE SHEETS

AS AT DECEMBER 31, 2002 AND DECEMBER 31, 2001

	Note	December 2002 $	December 2001 $
ASSETS
Current Assets
Cash and cash equivalents		769,548	437,176
Accounts receivable		8,876,333	13,634,167
Other receivables		1,072,823	1,549,655
Taxation receivable	10	717,368	—
Inventories		3,206,905	4,033,339
Prepaid expenses and deposits		—	303,428
Assets held for resale		—	2,106,560
Future tax assets	10	626,593	567,775

		15,269,570	22,632,100
Deferred development costs	7	—	146,458
Capital assets	6	7,651,814	7,218,773
Goodwill		10,881,915	10,881,915

		$33,803,299	$40,879,246

LIABILITIES
Current Liabilities
Bank indebtedness		1,824,364	1,106,636
Accounts payable		4,565,263	10,881,625
Accrued liabilities		6,464,235	4,909,237
Deferred revenue		3,830,296	1,594,700
Income taxes payable	10	—	758,872
Current portion of long-term debt	8(a)	786,967	1,640,212

		17,471,125	20,891,282
Long term debt - related parties	8(b)	4,948,687	4,948,687
- external parties	8(a)	579,800	5,467,077
Future tax liability		122,946	58,720

		23,122,558	31,365,766

Contingencies and commitments	1,16,17	—	—

EQUITY
Non-controlling interest		1,602,120	1,735,119

Shareholders’ equity
Share capital	19(a)	29,609,775	29,589,775
Contributed surplus	19	1,563,499	1,563,499
Deficit		(22,217,020)	(23,422,721)
Foreign currency translation adjustment	20	122,367	47,808

		9,078,621	7,778,361

		10,680,741	9,513,480

		$33,803,299	$40,879,246

Approved by the Board

Director	Director
Date:

See the accompanying notes to the consolidated financial statements.

BROCKER TECHNOLOGY GROUP LTD

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE YEAR ENDED DECEMBER 31, 2002

AND NINE MONTHS ENDED DECEMBER 31, 2001

	Note	Year ended December 2002 $	Nine months ended December 2001 $
Revenues		42,128,941	27,730,996

Cost of sales		22,105,349	17,710,932

Gross profit		20,023,592	10,020,064

Expenses
Depreciation and amortization		1,250,588	2,108,181
Interest expense		1,007,427	594,938
Salaries and commissions		8,322,486	5,485,061
Other operating expenses		8,527,240	2,498,729

Total operating expenses		19,107,741	10,686,909

Profit /(Loss) from continuing operations before other income		915,851	(666,845)

Other income		337,008	200,557

Profit /(Loss) from continuing operations before income taxes		1,252,859	(466,288)

Income taxes (recoverable)/payable	10	(130,175)	565,347

Net Profit /(loss) from continuing operations, before non-controlling interests		1,383,034	(1,031,635)
Non controlling interest		177,333	85,283

Net profit /( loss) from continuing operations		1,205,701	(1,116,918)

Net (loss) earnings from discontinued operations	15(a)	—	(4,121,489)

Net Profit /(loss) for the period		1,205,701	$(5,238,407)

Profit /(Loss) per common share – continuing operations	9(d)	$0.19	$(0.23)

(Loss) per common share- discontinued operations	9(d)	$—	$(0.85)

Diluted Profit per common share – continuing operations	9(d)	$0.18	$(0.23)

See the accompanying notes to the consolidated financial statements.

BROCKER TECHNOLOGY GROUP LTD

CONSOLIDATED STATEMENTS OF DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2002

AND NINE MONTHS ENDED DECEMBER 31, 2001

	Year ended December 2002 $	Nine months ended December 2001 $
(Deficit), beginning of the period	$(23,422,721)	$(18,184,314)

Plus net profit / (loss) for the period	1,205,701	(5,238,407)

(Deficit), end of the period	$(22,217,020)	$(23,422,721)

See the accompanying notes to the consolidated financial statements.

BROCKER TECHNOLOGY GROUP LTD

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2002

AND NINE MONTHS ENDED DECEMBER 31, 2001

	Note	Year ended December 2002 $	Nine months ended December 2001 $
Cash flows from operating activities

Receipts from customers		48,776,000	39,367,304
Payments to suppliers and employees		(41,663,806)	(35,766,991)
Net interest received /(paid)		(1,003,941)	(740,598)
Income taxes refunded /(paid)		(1,325,809)	(1,275,948)

Cash flows from operating activities	13	4,782,444	1,583,767

Cash flows from /(used in) investing activities

Proceeds from the sale of investments and capital assets		1,679,103	2,922,718
Purchase of capital assets		(2,112,714)	(1,357,283)
Cash balance of subsidiaries sold in the period		—	(332,686)

Cash flows from /(used) in investing activities		(433,611)	1,232,749

Cash flows from /(used in) financing activities

Increase (decrease) in bank indebtedness		717,728	(2,398,514)
Proceeds from mortgage financing		—	2,374,068
Repayment of mortgage financing		—	(767,990)
Repayment of mortgage financing		(5,023,912)	(4,190,879)

Cash flows used in financing activities		(4,306,184)	(4,983,315)

Net increase /(decrease) in cash equivalents		42,649	(2,166,799)

Cash at beginning of the period		437,176	2,612,073

Effect of exchange rate changes on cash		289,723	(8,098)

Cash at end of the period		$769,548	$437,176

See the accompanying notes to the consolidated financial statements.

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2002

AND NINE MONTHS ENDED DECEMBER 31, 2001

1.	BASIS OF PRESENTATION

a)	General

Brocker Technology Group Ltd, (“the Company”), was incorporated under the Business Corporation Act (Alberta) on November 25, 1993, and obtained its listing on the Alberta Stock Exchange on April 14, 1994.

On February 28, 1998, the Company transferred its listing to the Toronto Stock Exchange.

On August 21, 2000, the Company also listed on the NASDAQ National Market. The Company’s shares were delisted from NASDAQ effective November 27, 2001, due to the Company’s failure to meet the continued listing requirements of the NASDAQ National Market.

These financial statements are presented in Canadian dollars and have been prepared in accordance with Canadian generally accepted accounting principles. Differences between Canadian and United States accounting principles are described in Note 21.

2.	GOING CONCERN

While the financial statements have been prepared on the basis of accounting principles applicable to a going concern, several adverse conditions and events cast substantial doubt upon the validity of this assumption. The Company has incurred significant operating losses over the past several years and is in a significant deficit position. If the going concern assumption were not appropriate for these financial statements, then adjustments would be necessary in the carrying values of assets and liabilities, the reported net earnings and the balance sheet classifications used.

3.	CHANGES IN ACCOUNTING POLICY IN THE YEAR

a)	Stock-based compensation

Effective January 1, 2002, the Company adopted the recommendations of new CICA Handbook section 3870 Stock-Based Compensation and Other Stock-Based Payments with respect to a stock-based compensation plan that is described in Note 10. Under CICA 3870, companies that elect a method other than fair value accounting are required to disclose pro forma net income and earnings per share information as if the fair value method of accounting had been used. This disclosure only applies to options granted after December 31, 2001.

As permitted by the new standard, the Company has elected to continue measuring compensation cost based on the excess, if any, of the quoted market value of the stock at the date of the grant over the amount an optionee must pay to acquire the stock. As the exercise prices of the options approximate market value at the grant date, no compensation expense has been recognized to date under the stock option plan.

Options granted to non-employees are deemed to be consideration given up in exchange for goods or services and measured using the Black-Scholes option pricing model to determine their fair value, which is charged to the appropriate asset or expense.

Any consideration paid by option holders for the purchase of stock is credited to share capital. If share options are repurchased from the holder, the consideration paid is charged to retained earnings. There is no effect on the financial statements of either the current period or prior periods presented as a result of the adoption of CICA 3870.

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2002

AND NINE MONTHS ENDED DECEMBER 31, 2001

b)	Goodwill and other intangible assets

Effective January 1, 2002, the Company adopted on a prospective basis new CICA Handbook section 3062 Goodwill and Other Intangible Assets, whose provisions replace the amortization of goodwill and indefinite life assets with requirements for an annual impairment test. When events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, the excess of carrying value over fair value will be recognized as an impairment loss and charged to expense in the period that impairment has been determined.

There is no effect on the financial statements of either the current period or prior periods presented as a result of the adoption of CICA 3062.

c)	Foreign currency translation

Revenue and expense transactions denominated in foreign currencies are translated into Canadian dollars at the average exchange rates in effect at the time of such transactions. Monetary assets and liabilities are translated at current rates at the balance sheet date, and non-monetary assets and liabilities are translated at the exchange rate in effect when the assets were acquired or the obligations assumed. Gains or losses resulting from these translation adjustments are included in other income.

Effective January 1, 2002, the Company adopted the recommendations of revised CICA Handbook section 1650 Foreign Currency Translation, which eliminates the deferral and amortization of unrealized exchange gains on long-term monetary items, requiring instead that they be recognized in income in the period that they occur. There is no material impact on the financial statements resulting from this change either in the current period or the prior periods presented.

The following exchange rates were used in the preparation of the financial statements:

New Zealand dollar	Average rate	End of period

December 2002	0.7043	0.7534
December 2001	0.6490	0.6583

Australian dollar	Average rate	End of period

December 2002	0.8564	0.8439
December 2001	0.7935	0.8135

Fiji dollar	Average rate	End of period

December 2002	0.6877	0.6805
December 2001	0.6698	0.6898

Papua New Guinea kina	Average rate	End of period

December 2002	0.3579	0.3686
December 2001	0.5379	0.5999

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2002

AND NINE MONTHS ENDED DECEMBER 31, 2001

4.	SIGNIFICANT ACCOUNTING POLICIES

a)	Principles of consolidation

The consolidated financial statements include the financial statements of the Company and all of its subsidiary companies since the dates of their acquisition.

b)	Inventories

Inventories principally comprise finished goods and are carried at the lower of cost and net realizable value. Cost is determined on a weighted average or first in first out basis.

c)	Capital assets

Capital assets are recorded at cost. Depreciation and amortization is calculated on a declining balance basis (except for leasehold improvements where a straight line basis is used) using the following annual rates:

Buildings	2%
Office equipment	20%
Vehicles	20 and 26%
Furniture and fixtures	20%
Computer hardware	20 to 30%
Computer software	30 to 40%
Plant and equipment	20 to 26%

f)	Revenue recognition

The Company earns substantially all of its revenue from the sale and delivery of products and services to its customers. Revenue is recorded when the products are shipped, or services rendered to customers.

The Company has deferred certain revenue that has been received in advance of the services being provided, primarily being for network support contracts.

e)	Research and development expenditure

Research costs, other than capital expenditures, are expensed as incurred. Development costs are expensed as incurred unless they meet the criteria under generally accepted accounting principles for deferral and amortization. Deferred development costs are amortised over the expected life of the developed product, currently a maximum of three years.

f)	Future Income taxes

Future income taxes are accounted for under the asset and liability method. Under this method, future tax assets and liabilities are recognised for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognised in income in the period that substantive enactment or enactment occurs.

Withholding taxes payable on repatriation of earnings of foreign operations are not provided, as it is not expected that those earnings will be repatriated in the foreseeable future.

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2002

AND NINE MONTHS ENDED DECEMBER 31, 2001

g)	Earnings per share

Basic earnings per common share is calculated using the weighted average number of common shares outstanding during the year. Interest, carrying costs, and accretion charges associated with convertible debentures are deducted from net earnings for the purpose of calculating earnings per share available to common shareholders.

Diluted earnings per share is calculated on the basis of the weighted average number of shares outstanding during the period, plus the additional common shares that would have been outstanding if potentially dilutive common shares issuable under stock options and warrants had been issued using the treasury stock method. The calculation of diluted earnings per share also applies the “if converted” method for convertible debentures, which assumes conversion into common shares outstanding since the beginning of the period.

h)	Stock options

The Company has a stock option plan. When stock options are issued, the value of the options is not determined or recorded. Any consideration received on the exercise of stock options is credited to share capital.

i)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and balances with banks, and investments in money market instruments. Cash and cash equivalents included in the cash flow statement are comprised solely of balances with banks.

j)	Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2002

AND NINE MONTHS ENDED DECEMBER 31, 2001

5.	ACQUISITIONS AND DIVESTMENTS

(a)	Acquisitions in 2001

Generic Technology Group

As at October 1, 2000, the Company acquired the Generic Technology Group, the private company of the Datec Group of companies (“Datec”). Datec is a developer and marketer of information technology, and a telecommunications and network management- consulting firm.

This purchase was to be paid by way of issuing 348,442 common shares (valued at $15.96 each) with an additional $5,973,300 paid by cash over four equal annual instalments. The final two instalments were to be paid on June 30, 2002 and 2003, and were subject to achieving certain earn-out targets. An additional 87,500 shares were to be issued to senior management of Datec, upon completion. The first instalment of $1,493,325 was paid on October 13, 2000, and the Company later entered into an agreement in principal with the vendors to amend the settlement terms.

This amendment to the settlement terms calls for the issuance of 1,500,000 common shares and 600,000 warrants in settlement of the amount of $750,000, a cash payment of $265,000 (which was paid subsequent to the year end), and $485,000, plus a late payment penalty of $75,000, to be paid from the proceeds of the sale of the Company’s New Zealand head office property, with the balance to be settled by the issuance of a 5 year debenture and 493,182 warrants. In addition, the Company issued in favour of the vendors a first ranking debenture equal to $4,948,687. This debenture represents the outstanding principal as at the closing date (October 2000) plus interest from that date to November 30, 2001 less amounts settled by cash or shares, and bears an interest rate of 8% and is to be fully repaid within 5 years.

The effect on the purchase was as follows:

	December 2001 Revised Position $	March 2001 Original Position $
Current assets	15,920,872	15,920,872
Non current assets	6,865,705	6,865,705
Current Liabilities	(17,900,078)	(17,900,078)
Non-current liabilities	(866,604)	(866,604)
Less Minority interests	(1,805,634)	(1,805,634)
Goodwill	12,360,951	6,595,969

Consideration paid to date and accrued	14,575,212	8,812,230

Cash payments made	1,758,325	1,493,325
Cash payments accrued	4,844,029	1,493,325
Shares to be issued	7,708,420	5,561,142
Acquisition costs	264,438	264,438

Consideration paid to date and accrued	14,575,212	8,812,230

The overall effect of this renegotiation was that the acquisition consideration payments that were formerly to be made under earn out provisions were cancelled and replaced with cash payments and share issues (as noted above). This resulted in the overall goodwill on the acquisition increasing as indicated in the above table.

During the year ended 31 December 2002, the former Head Office property of Brocker New Zealand was sold. The proceeds from the sale were originally due to have been transferred to the vendors of the Generic Group. However, Generic agreed instead to re-advance to the Company the principal amounts of funds payable from the proceeds of the sale and, as a result, subsequent to the year end the vendors of the Generic Technology Group exchanged a debt for the amount of $560,000 for $560,000 in convertible loans and 933,334 warrants.

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2002

AND NINE MONTHS ENDED DECEMBER 31, 2001

(b)	Divestments in the twelve months ended December 31, 2002

Datec Vanuatu Limited

Generic Technology Limited divested its 66% interest in the business Datec (Vanuatu) Limited for the sum of CDN $268,000. This represented a gain in sale of CDN $223,780. Under the term of sale the purchaser of the business, relinquished the use of the name Datec Vanuatu Limited, and Brocker Technology Limited formed a wholly owned subsidiary company that now operates in Vanuatu under the name Datec Vanuatu Limited.

Effective December 24th, 2002 the Company disposed of its New Zealand head office property for a purchase price of $2,034,180, yielding net sales proceeds of $587,776. The net book value of this property at the time of sale was $2,335,540 and, in consequence, the Company realized a net loss of $301,360 on the sale of this property.

6.	CAPITAL ASSETS

	December 2002
	Cost	Accumulated Depreciation	Net Book Value
Land	$166,366	$—	$166,366

Buildings	3,966,744	(189,591)	3,777,153

Office equipment
- leased	—	—	—
- non-leased	550,487	(284,562)	265,925

Vehicles
- leased	357,602	(31,745)	325,857
- non-leased	269,103	(83,270)	1,858,332

Furniture and fixtures
- leased	—	—	—
- non-leased	536,638	(356,009)	180,629

Computer hardware
- leased	—	—	—
- non leased	1,009,046	(508,256)	500,790

Computer software
- leased	—	—	—
- non leased	190,114	(86,824)	103,290

Plant and equipment
- leased	507,506	(148,807)	358,699
- non leased	3,225,597	(1,438,325)	1,787,272

	$10,779,203	$3,127,389	$7,651,814

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2002

AND NINE MONTHS ENDED DECEMBER 31, 2001

	December 2001
	Cost	Accumulated Depreciation	Net Book Value
Land	$166,366	—	$166,366

Buildings	4,692,500	194,474	4,498,026

Office equipment
- leased
- non-leased	517,288	312,766	204,522

Vehicles
- leased	61,247	4,695	56,522
- non-leased	487,260	239,456	247,804

Furniture and fixtures
- leased
- non-leased	491,456	340,918	150,538

Computer hardware
- leased	—	—	—
- non leased	187,247	75,281	111,966

Computer software
- leased
- non leased	710,541	531,181	179,360

Plant and equipment
- leased	330,199	111,430	218,769
- non leased	2,900,954	1,516,084	1,384,870

	$10,545,058	$3,326,285	$7,218,773

7.	DEFERRED DEVELOPMENT COSTS

	Year ended December 2002 $	Nine months ended December 2001 $
Development costs deferred beginning of period	146,458	—

Development costs deferred during the period	—	181,374

	146,458	181,374

Amortised during the period	146,458	34,916

Development costs deferred end of period	—	$146,458

Development costs deferred principally related to the development of software applications.

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2002

AND NINE MONTHS ENDED DECEMBER 31, 2001

8.	INDEBTEDNESS

	December 2002 $	December 2001 $
a) Mortgage and lease debt

Mortgage finance liability, payable in Fiji Dollars, with current interest rates of 7.29 – 7.66%, collateralised by land and buildings Payable over 10 years	786,326	6,677,070
Less: Current portion	(378,565)	(1,436,331)

	407,761	5,240,739

Capital lease obligations payable in Fiji Dollars, with interest rates ranging from 6.6% to 14.5% per annum, collateralised by related assets, payable over 1 to 3 years.	580,441	430,219
Less: Current portion	(408,402)	(203,881)

Capital lease obligations payable over 1 year	172,039	226,338

	$579,800	$5,467,077

b) Debenture	$4,948,687	$4,948,687

A first ranking debenture was issued to the vendors of Generic Technology Group, in connection with the renegotiated terms of the acquisition of the Generic Group by the Company. This represents the outstanding principal as at the closing date (October 2000) plus interest from that date, less amounts being settled by cash or shares.

This debenture bears an interest rate of 8% and is to be fully repaid within 5 years. It is secured over the assets and liabilities of the Datec Group.
Total long term debt	$5,528,487	$10,415,764

The total interest expense for the year in relation to long-term debt was $1,007,427 ($481,141 to December 31, 2001).

Capital lease obligations are repayable as follows:
In less than 1 year	408,402	203,881
1 to 2 years	148,558	184,827
2 to 3 years	23,481	41,511

	$580,441	$430,219

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2002

AND NINE MONTHS ENDED DECEMBER 31, 2001

Mortgage finance liabilities are repayable as follows:

In less than 1 year	378,565	1,436,331
1 to 2 years	199,216	849,716
3 to 4 years	54,671	710,044
4 to 5 year	54,671	1,084,737
5 years and over	99,203	2,596,242

	$786,326	$6,677,070

Debenture – payable within 5 years	$4,948,687	$4,948,687

The mortgage and lease debt (part (a)) totalling $1,366,767 is repaid on a monthly basis comprising principal and interest amounting to $101,168 per month. Monthly mortgage principal and interest repayment for year 2003 will be $57,582. Monthly lease principal and interest repayment for the year 2003 will be $43,586.

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2002

AND NINE MONTHS ENDED DECEMBER 31, 2001

9.	SHARE CAPITAL

a)	Authorised

Unlimited number of common shares

Unlimited number of Preferred Shares

10,000,000 Series A Preferred Shares

6 1/2% cumulative

Issued and outstanding

			December 31 2002 $	December 31 2001 $
Common shares	10	(b)(i)	$31,667,602	$23,943,718
Shares to be issued	10	(b)(iii)	211,161	7,915,045
Less: Share issue costs			(2,268,988)	(2,268,988)

			$29,609,775	$29,589,775

As at December 31, 2002 and March 31, 2002, 253,855 shares were being held in escrow pursuant to Escrow Agreements, which provide for the release of such shares on a performance basis.

b)	Share Transactions

(i)	Common Shares

	December 31 2002		December 31 2001
	Shares	Amount	Shares	Amount
Shares issued - at beginning of period	4,854,524	$25,601,200	19,357,045	$25,579,850
Issue of shares for acquisition of Generic Technology Group	348,442	$5,561,134
Issue of shares to senior management of Generic Technology Group	87,500	$1,396,500
Issue of shares for acquisition of Generic Technology Group (amended terms)	1,500,000	$750,000
Issue to shares for executive compensation	9,000	$11,250
Exercise of stock options	10,000	$5,000
Adjustment for consolidation of shares			(14,517,771)
Shares issued pursuant to Microchannel acquisition			15,250	21,350

Shares issued - at end of period	6,809,466	33,325,084	4,854,524	25,601,200
Acquisition shares held in escrow (Note 9(b)((ii))	(253,855)	(1,657,482)	(253,855)	(1,657,482)

Shares outstanding - at end of period	6,555,611	$31,667,602	4,600,669	$23,943,718

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2002

AND NINE MONTHS ENDED DECEMBER 31, 2001

(ii)	Warrants

Warrants outstanding at

	December 2002		December 2001
Half Warrants	—		225,000
Other Warrants	1,225,182	(2)	—
Agents Warrants	—		121,500
Kaufmann Bros. Warrants	75,000		75,000
	1,300,182		421,500

The first private placement occurred on December 15, 1999 and consisted of the issuance of 1,800,000 Special Warrants (the “First Special Warrants”) at a price of $2.70 per First Special Warrant. This entitled the holder thereof to acquire one pre-consolidated Common Share and one Half Warrant, at no additional cost, at any time until 4:00 p.m. (Edmonton time) (the “First Expiry Time”) on the earlier of:

(i)	Five days after the date the Company receives a receipt from the Alberta Securities Commission for the filing of a prospectus; and

(ii)	December 15, 2000.

Two Half Warrants entitled the holder thereof to purchase one additional pre-consolidated Common Share at a price of $12.60 per post-consolidated Common Share ($3.15 per pre-consolidated share) on or before June 15, 2001. As at December 31,2001 these half warrants had not been exercised. The Company had extended the expiry dates of these warrants by one year to June 15, 2002, subject to the provision that they would have an accelerated expiry date (30 days) if the 10 day weighted average trading price exceeds $14.82. These warrants have now expired.

In addition to the fee paid in connection with the offering of the First Special Warrants, the Company also granted Agents Warrants to acquire 486,000 pre-consolidated Common Shares at a price of $3.15 per share on or before June 15, 2001. The Company extended the expiry date of these warrants by one year and these warrants have now expired. None of these warrants were exercised.

In addition to the Agent’s and Sub-Agents’ fee, the Company has also granted to the Agent an option entitling the Agent to acquire a further option exercisable to acquire in the aggregate 200,000 pre-consolidated Common Shares of the Company at a price of $6.25 per Common Share until January 21, 2002, and granted to the Sub-Agents an option to acquire an aggregate of 28,400 pre-consolidated Common Shares at a price of $6.25 per share until January 21, 2002. These warrants have now expired. No Agents Warrants or Options were exercised.

On April 11, 2001 the Company by special resolution agreed to grant 300,000 pre-consolidated warrants to Kaufmann Bros. L.P under an agreement originally entered into in October 2000 to provide capital planning and financial services to the Company. The warrants were issued in 3 parcels of pre-consolidated 100,000 shares with exercise prices of USD $2, $3, $4 per pre-consolidated share.

Pursuant to the amended terms of the acquisition of Generic Technology Group the Company issued 1,093,182 warrants. Each of these warrants entitles the holder to purchase one common share of the Company at a price of $0.75 per share. 600,000 of these warrants expire April 9, 2006 and 493,182 expire April 9, 2007. In addition, the Company issued 132,000 warrants in connection with convertible loans. These options have an exercise price of $0.75 per common share and an expiry date of April 9, 2006.

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2002

AND NINE MONTHS ENDED DECEMBER 31, 2001

(iii)	Shares to be issued December 2002 $211,161, (December 2001: $7,915,045))

At December 31, 2002 there were 4,413 shares due to be issued in relation to the earn out of 1World Systems Limited. These shares have been valued at $47.00, being the equivalent market value of these shares as at March 31, 2000, the date the conditions for their issue were met (December 31, 2001 there were 4,413 pre-consolidation shares due to be issued, valued at $47.00).

Also at December 31, 2001 there were 1,500,000 shares and 1,093,182 warrants to be issued in relation to the settlement of certain obligations in relation to the acquisition of Generic Technology Limited. These shares are to be recorded at $0.50 per share, being the market value at October 8, 2001, being the date the agreement in principal was signed respecting this settlement. The warrants entitle the holder to purchase one common share at a price of $0.75 per share. 600,000 of the warrants are to have a term of 4 years and 493,182 of the warrants are to have a term of 5 years. These shares and warrants were issued subsequent to December 31, 2001.

	December 31 2002		December 31 2001
	Quantity	Amount	Quantity	Amount
Generic Technology Ltd	—	—	1,935,942	7,707,634
Executive Compensation	3,000	3,750	—	—
1World Systems Ltd	4,413	207,411	4,413	207,411

	7,413	211,161	1,940,355	7,915,045

(c)	Unexercised Options

	December 31 2002		December 31 2001
	Number	Amount	Number	Amount
Options outstanding at beginning of period	187,000	$32.71	1,998,000	$5.33
Granted	225,000	0.50	—	—
Exercised	10,000	0.50	—	—
Adjustment for share consolidation	—	—	(1,668,000)	—

Adjusted sub total	402,000		330,000	$21.32
Cancelled/Expired	(85,750)	$20.04	(143,000)	$14.51

Options outstanding at end Of period	316,250	$14.24	187,000	$32.71

As at December 31, 2002 all outstanding options are able to be exercised.

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2002

AND NINE MONTHS ENDED DECEMBER 31, 2001

Options held by the Directors of the Company (2001-107,500) are as follows:

Number of options	Exercise price	Expiry date
87,500	$45.00	02/29/05
12,500	$33.80	08/21/05
215,000	$0.50	01/24/07
315,000	$14.18

Options are held by employees of the Company as follows (2001-79,500):

Number of options	Exercise price	Expiry date
1,250	$29.60	03/30/05
1,250	$29.60

There are no criteria that need to be met before the Options can be exercised by the holder. Options are forfeited in the event the holder ceases to be a Director or employee of the Company or one of its subsidiaries.

As permitted by CICA Handbook section 3870 Stock-Based Compensation and Other Stock-Based Payments, the Company has elected to continue measuring compensation expense as the excess, if any, of the quoted market value of the stock at the date of the grant over the amount an optionee must pay to acquire the stock. Had compensation cost for the Company’s stock option plan been determined at the grant date of the awards using the fair value method, additional compensation expense would have been recorded in the consolidated statements of earnings with pro forma net profit and profit per share, as presented in the table below. Under the transitional provisions of this section, comparative figures are not required.

2002
Profit (loss) from continuing operations before income taxes	$1,252,859
Compensation expense under CICA 3870	76,950

1,175,909
Pro forma income taxes (recovery)	(130,175)
Pro forma non-controlling interest	177,333

Pro forma net profit for the period	$1,128,751

Pro forma basic profit per share	$0.19
Pro forma diluted profit per share	$0.18

For pro forma disclosure purposes, the Company uses the Black-Scholes option-pricing model to value the options at each grant date, under the following weighted average assumptions:

2002
Dividend rate	0%
Annualized volatility	120.83%
Risk-free interest rate	4.56%
Expected life of options in years	3.0

The pro forma amounts estimated according to the Black-Scholes option pricing model may not be . indicative of the actual values realized upon the exercise of these options by the holders.

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2002

AND NINE MONTHS ENDED DECEMBER 31, 2001

d)	Profit /(Loss) Per Common Share

Loss per share has been calculated on the basis of the weighted average number of common shares outstanding for the period.

	Year ended December 2002	Nine months December 2001
Weighted average number of shares	6,348,115	4,839,271
Profit/(Loss) attributable to shareholders	1,205,701	(5,328,407)
Basic loss per share – discontinued operations	—	($0.85)
Basic Profit/( loss )per share – continuing operation	$0.19	($0.23)

Basic Profit/(loss )per share	$0.19	($1.08)

Diluted Profit/(loss) per share - continuing operations	$0.18	($0.23)

For the previous financial period the effect on earnings per share of the exercise of outstanding options and warrants, for the calculation of diluted loss per share, is anti-dilutive.

10.	INCOME TAXES

Income tax (refund)/expense attributable to income from loss/profit was ($130,175) and $565,347 for the year ended December 31, 2002 and nine months ended December 31, 2001, respectively, and differed from the amounts computed by applying the Canadian income tax rate of 39.12% (2001: 41.6%) to pre-tax loss/profit from continuing operations as a result of the following:

	December 2002 $	December 2001 $
Expected income tax expense calculated at the statutory rate on earnings before taxation	471,670	(193,975)
Income tax expense
Amortization of goodwill	—	622,108
Adjustment for foreign tax rates	11,848	137,214
Prior years overprovision	(438,831)	—
Other	(174,862)	—

	(130,175)	565,347

Total income tax expense is made up of:
Current income taxes	(135,583)	565,938
Future tax liability	64,226	—
Future income taxes	(58,818)	(591)

	(130,175)	565,347

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2002

AND NINE MONTHS ENDED DECEMBER 31, 2001

The tax effects of temporary differences that give rise to significant portions of the future tax assets and future tax liabilities at December 31, 2002 and nine months to December, 2001 are presented below.

	December 2002 $	December 2001 $
Future tax assets:
Accounts receivable principally due to allowance for doubtful accounts	146,528	82,194

Inventories, principally due to allowance for obsolescence	150,131	185,334

Compensated absences, principally due to accrual for financial reporting purposes	295,661	280,958

Other	34,273	9,289

Total gross future tax assets	626,593	567,775

Less valuation allowance	—	—

Net future tax assets	626,593	567,775

In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Management considers the scheduled reversal of future tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the future tax asset, the Company will need to generate future taxable income. Based upon the level of historical taxable income and projections for future taxable income over the periods that the future tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible assets. The amount of the future tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced.

11.	RELATED PARTY TRANSACTIONS

During the year ended to December 31, 2002 a legal firm in which a director of the Company is a partner charged legal fees and disbursements of $13,711.

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2002

AND NINE MONTHS ENDED DECEMBER 31, 2001

12.	SEGMENTED OPERATIONS

The Company now operates only in the Pacific, as the New Zealand and Australian operations have been discontinued. The Canadian operations shown relate to administrative activities only.

The reporting of all business segments is consistent with those reported in the prior period, apart from the discontinued operations in New Zealand being omitted.

The below tables contain the continuing operations only.

Year ended December 31, 2002 ($)	Canada	Australia	Pacific	Total
Sales	—	—	42,128,941	42,128,941

Net income/(loss)	(115,918)	—	1,321,619	1,205,701

Depreciation and amortization	—	—	1,250,588	1,250,588

Net interest expense	—	—	1,007,427	1,007,427

Identifiable assets	76,463	—	33,726,836	33,803,299

Capital expenditures	—	—	433,041	433,041

Nine months ended December, 2001 ($)	Canada	Australia	Pacific	Total
Sales	$—	$1,933,346	$25,797,650	$27,730,996

Net income/(loss)	(1,488,893)	124,694	247,281	(1,116,918)

Depreciation and amortization	1,339,873	32,769	735,539	2,108,181

Net interest expense	104,657	—	490,281	594,938

Identifiable assets	16,223,575	986,003	23,669,668	40,879,246

Capital expenditures	—	—	633,420	633,420

The Company principally operates in four industry segments, being the divisions by which the Company is managed, as follows:

•	Distribution and sale of computer and telecommunications hardware and software (“Vendor Services”);

•	The hosting of client hardware and software services including the provision of technical support and services for the Technology Industry (“Application Hosting”);

•	Software application design and development (“Application Development”); and

•	Provision of professional consulting services (“Professional Services”).

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2002

AND NINE MONTHS ENDED DECEMBER 31, 2001

The corporate services operation shown relates to the Company’s administrative functions in the Pacific Islands and Canada.

Year ended December 31, 2002 ($)	Vendor Services	Application Hosting	Application Development	Professional Services	Corporate Services	Total
Sales	32,439,284	421,289	1,263,868	8,004,500	—	42,128,941

Net income/(loss)	836,611	11,007	33,022	440,979	(115,918)	1,205,701

Depreciation and amortization	962,953	12,506	37,518	237,611	—	1,250,588

Net interest expense	775,718	10,072	30,222	191,415	—	1,007,427

Identifiable assets	25,690,507	338,032	676,064	7,022,233	76,463	33,803,299

Capital expenditures	333,441	4,330	12,991	82,279	—	433,041

Nine months ended December 31, 2001 ($)	Vendor Services	Application Hosting	Application Development	Professional Services	Corporate Services	Total
Sales	21,028,330	273,312	941,272	5,447,713	40,369	$27,730,996

Net income/(loss)	304,952	2,731	9,412	54,477	(1,488,490)	(1,116,918)

Depreciation and amortization	87,514	7,683	161,345	61,465	1,790,174	2,108,181

Net interest expense	372,612	4,902	14,706	98,060	104,658	594,938

Identifiable assets	18,595,328	252,514	757,543	5,050,287	16,223,574	40,879,246

Capital expenditures	—	—	—	399,055	234,365	633,420

The accounting policies adopted by each of individual segment are as disclosed in Note 4.

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2002

AND NINE MONTHS ENDED DECEMBER 31, 2001

13.	NOTES TO THE STATEMENT OF CASH FLOWS

Reconciliation of net profit and cash flow from operating activities

	Year ended December 2002 $	Nine months ended December 2001 $
Net Profit/(Loss) for the year	1,205,701	(5,238,407)

Add/(Less) non-cash items:
Depreciation and amortization	1,250,588	2,575,828
Non-controlling interest	(177,333)	85,283
Loss on sale of capital assets	427,528	(732,691)
Unrealised foreign exchange gain	(156,564)	(328,723)
Effect of exchange rate changes on cash	(128,252)	110,832
Foreign currency translation adjustment realizedon disposition of discontinued operations	—	3,806,512
Bad debts	192,420	1,149,909
Gain / loss on subsidiaries	—	(1,035,979)
Other non-cash items	(194,165)	253,839

Impact of changes in working capital items:
Decrease / (Increase) in accounts receivable and prepayments	5,538,094	(2,157,170)
Decrease / (Increase) in taxation receivable	(1,476,240)	(773,873)
Decrease / (Increase) in inventories	826,434	7,974,164
(Decrease) / Increase in deferred revenue	2,235,596	—
(Decrease) / Increase in accounts payable, and accrued liabilities	(4,761,364)	(4,105,757)

Net cash flow from operating activities	4,782,444	1,583,767

14.	FINANCIAL INSTRUMENTS

The nature of activities and management policies with respect to financial instruments are as follows:

i)	Foreign Currency

The Company uses a very limited number of forward exchange contracts and currency options to hedge purchases of inventory in foreign currencies. The Company’s exchange rate commitments are intended to minimise the exposure to exchange rate movement risk on the cost of the Company’s products and on the price it is able to sell those products to its customers. The Company does not use foreign exchange instruments for trading or any other purpose.

No forward exchange contracts were entered into during year ended December 31, 2002. (nil: for the nine months ended December 31, 2001).

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2002

AND NINE MONTHS ENDED DECEMBER 31, 2001

ii)	Concentration of credit risk

In the normal course of business, the Company incurs credit risk from accounts receivable and transactions with financial institutions. The Company has a credit policy, which is used to manage the risk. As part of this policy, limits on exposure with counterparties have been set and are monitored on a regular basis. Anticipated bad debt losses have been provided for in the allowance for doubtful accounts.

The Company has no significant concentrations of credit risk. The Company does not consider that it requires any collateral or security to support financial instruments due to the quality of financial institutions and trade debtors.

iii)	Interest Rate Risk

The Company has adopted a policy of ensuring that its exposure to changes in interest rates is on a fixed rate basis. The Company does not hedge against interest rate fluctuations.

iv)	Fair Values

The fair values of the Company’s cash accounts, accounts receivable and other receivables, bank, indebtedness, accounts payable, accrued liabilities and lease obligations approximate the carrying values given their short-term nature. The carrying value of the debenture and capital leases, as disclosed in note 9, also approximate their fair value.

15.	DISCONTINUED OPERATIONS

(a)	Discontinued Operations for the nine months ended December 31, 2001

Subsequent to the Company’s decision to cease operations in the New Zealand, the Company effectively ceased to operate in New Zealand after November 2, 2001 with all staff being made redundant, with their last day of employment being December 12, 2001. The consolidated balance sheets include the following amounts related to the discontinued operations:

Nine months December 2001 $
ASSETS
Cash and cash equivalents	178,349
Accounts receivable	3,233,571
Other receivables	—
Inventories	—
Prepaid expenses and deposits	49,499
Assets held for resale	2,106,560
Taxes receivable	436,001
Future tax assets	—
Capital assets	132,395

LIABILITIES
Accounts payable	3,627,381
Accrued liabilities	2,910,614
Income taxes payable	—
Financing facility	—
Current portion of long-term debt	1,214,877
Inter-group balances	6,296,201
Long term debt	—

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2002

AND NINE MONTHS ENDED DECEMBER 31, 2001

Revenues and net earnings (loss) of the New Zealand business segment for the periods ended December 31, 2001 were as follows:

Nine months ended December 2001 $
Revenues	14,020,636
Depreciation and amortization	467,648
Interest expense	215,663

Loss before other income and tax	(4,208,827)
Other Income	87,337
Income Taxes	—

Net loss	$(4,121,489)

Brocker Online Services Limited

Subsequent to the Company’s decision to cease operations in New Zealand Brocker Online Services Limited effectively ceased to operate after November 2, 2001 with all staff being made redundant, with their last day of employment being December 12, 2001.

Sealcorp Telecommunications Group Limited

On June 12, 2001, Sealcorp Telecommunications Group Limited gave one months notice to withdraw from its contract to distribute mobile phones for Telecom New Zealand Limited. This withdrawal was due to Sealcorp Telecommunications Group Limited being unable to make economic returns under the existing contract terms.

1 World Systems Limited

Subsequent to the restructuring plan announced in February 2001, this company ceased to operate and did not operate during the nine months ending December 31, 2001.

Brocker Financial Limited

Subsequent to the restructuring plan announced in February 2001, this company ceased to operate and did not operate during the nine months ending December 31, 2001.

Tech Support Limited

Subsequent to the restructuring plan announced in February 2001, this company ceased to operate and did not operate during the nine months ending December 31, 2001.

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2002

AND NINE MONTHS ENDED DECEMBER 31, 2001

16.	COMMITMENTS

a)	The Company has entered into a number of acquisitions where the final acquisition price is dependent on the occurrence of future events. This contingent purchase price is calculated based on cash flow earned for a given period, and is settled by way of shares issued but held in escrow.

Shares are released from escrow based on cash flows, as defined with each party, earned by the subsidiary over a varying number of years following acquisition, being the “earn-out” period.

As at December 31, 2001 the following earn-outs were in existence.

1 World Systems Limited

Shares to be held in escrow based on cash flow earned for the year ended March 31, 1999. Earn-out based on defined cash flow earned in financial years ended March 31, 2001 – 2002.

17.	CONTINGENT LIABILITIES

In the general course of business disputes may arise with customers and other third parties. Subsequent to the decision to cease trading in the New Zealand businesses, certain claims against the Company arose. Management considers adequate provision has been made for all such instances.

A dispute has also arisen subsequent to the Company seeking to recover $274,000 from the vendors of Industrial Communications Service Ltd pursuant to breaches of the warranty provisions of the acquisition agreement. The vendors have counter claimed for lost share value seeking $1,476,000 in damages. The matter had been set down to be resolved through an arbitration process and to date remain unresolved. No provision has been made in relation to this matter.

18.	SUBSEQUENT EVENTS

In May 2003 the Corporation signed a heads of agreement to purchase the assets and operations of SGB Investments Ltd for a consideration of 375,000 shares in the Corporation. The company is to be named Datec NZ. The Corporation will retain 66% of Datec NZ and SGB will hold the remaining 34%.

19.	CONTRIBUTED SURPLUS

At 31 March 2001, the Group had 223,357 shares to be issued in respect of Certus Consulting Ltd, a former subsidiary of the Group. During the year ended 31 December 2001, the shares held were cancelled on the sale of the business and were credited to contributed surplus.

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2002

AND NINE MONTHS ENDED DECEMBER 31, 2001

20.	FOREIGN CURRENCY TRANSLATION ADJUSTMENT

	Year ended December 2002 $	Nine months ended December 2001 $
Beginning of the period	47,808	(3,729,548)

Portion of foreign currency translation adjustment realized on disposition of discontinued operations	—	3,806,512

Difference arising on the translation of foreign operations	74,559	(29,156)

End of the period	$122,367	$47,808

21.	RECONCILIATION OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The consolidated financial statements of the company have been prepared in accordance with accounting principles generally accepted in Canada, which conform in all material respects with United States generally accepted accounting principles.

Under United States securities requirements, the Company is required to provide a reconciliation setting out differences between accounting principles generally accepted in Canada and the United States.

Based upon the standards in effect at January 30, 2006, there were no material differences between the Company’s consolidated financial statements as prepared under Canadian and United States generally accepted accounting principles for the year ended December 31, 2002.

Comprehensive income or loss

Statement of Financial Accounting Standards No. 130 (SFAS 130), “Reporting Comprehensive Income”, establishes standards for reporting and display of comprehensive income or loss and its components in the financial statements. Under U.S. GAAP, there are no other material components of comprehensive income for 2002 other than net income or loss as reported.

Recently issued accounting standards

The following standards were recently issued by the Financial Accounting Standards Board:

SFAS No. 143 — Accounting for asset retirement obligations — this standard requires that entities record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. This standard is effective for fiscal years beginning after June 15, 2002.

SFAS No. 144 — Accounting for the impairment or disposal of long-lived assets. This standard supercedes SFAS No. 121 — Accounting for the impairment of long-lived assets and for long-lived assets to be disposed of. This standard requires that businesses recognize impairment when the financial statement carrying amount of long-lived asset or asset group exceeds its fair value and is not recoverable.

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2002

AND NINE MONTHS ENDED DECEMBER 31, 2001

SFAS No. 145 — Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB No. 13, and Technical Corrections. SFAS 145 updates, clarifies and simplifies existing accounting pronouncements. SFAS 145 rescinds Statement No. 4, which required all gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary items, net of related income tax effect. As a result, the criteria in APB Opinion No. 30 will now be used to classify those gains and losses because Statement No. 4 has been rescinded. Statement No. 44 was issued to establish accounting requirements for the effects of transition to provisions of the Motor Carrier Act of 1980. Because the transition has been completed, Statement No. 44 is no longer necessary.

SFAS No. 146 — Accounting for Cost Associated with the Exit of Disposal Activities. SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. Previous accounting guidance was provided by Emerging Issues Task Force (“EITF”) Issue No. 94-3. SFAS 146 replaces EITF94-3. The Statement is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

SFAS No. 147 — Acquisition of certain financial institutions an amendment of SFAS 72 and 144 and SFAS interpretation number 9 issued October 2002 and relates to acquisitions of financial institutions.

SFAS No. 148 — Accounting for stock based compensation-transition and disclosure an amendment of SFAS 123 issued December 2002 and permits two additional transition methods for entities that adopt the fair value based method of accounting for stock based employee compensation to avoid the ramp-up effect arising from prospective application. This statement also improves the prominence and clarity of the pro-forma disclosures required by SFAS 123.

SFAS No. 149 — Amendment of statement 133 on derivative instruments and hedging activities. This statement amends and clarifies financial accounting and reporting for derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB 133 accounting for derivative instruments and hedging activities.

SFAS No. 150 — Accounting for certain financial instruments with characteristics of both liabilities and equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.

SFAS No. 151 - “Inventory Costs, an Amendment of ARB No. 43, Chapter 4.” SFAS No. 151 retains the general principle of ARB No. 43, Chapter 4, “Inventory Pricing,” that inventories are presumed to be stated at cost; however, it amends ARB No. 43 to clarify that abnormal amounts of idle facilities, freight, handling costs and spoilage should be recognized as current period expenses. Also, SFAS No. 151 requires fixed overhead costs be allocated to inventories based on normal production capacity. The guidance in SAFS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005.

SFAS 123 (Revised) - “Share Based Payment,” which will require the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments. SFAS No. 123 (Revised) eliminates the use of APB Opinion No. 25. SFAS No. 123 (Revised) is effective for the first interim or annual reporting period that begins after December 15, 2005. Early adoption for interim or annual periods for which financial statements or interim reports have not been issued is encouraged.

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2002

AND NINE MONTHS ENDED DECEMBER 31, 2001

SFAS 152 - In December 2004, the FASB issued SFAS No. 152 “Accounting for Real Estate TimeSharing Transactions - an amendment of FASB Statements No. 66 and 67” (“SFAS 152”). This statement amends FASB Statement No. 66 “Accounting for Sales of Real Estate” to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position 04-2 “Accounting for Real Estate Time-Sharing Transactions” (“SOP 04-2”). SFAS 152 also amends FASB Statement No. 67 “Accounting for Costs and Initial Rental Operations of Real Estate Projects” to state that the guidance for incidental operations and costs incurred to sell real estate projects does not apply to real estate time-sharing transactions, with the accounting for those operations and costs being subject to the guidance in SOP 04-2. The provisions of SFAS 152 are effective in fiscal years beginning after June 15, 2005.

SFAS 153 - In December 2004, the FASB issued SFAS No. 153 “Exchanges of Non-monetary Assets - an amendment of APB Opinion No. 29” (“SFAS 153”). SFAS 153 replaces the exception from fair value measurement in APB Opinion No. 29 for non-monetary exchanges of similar productive assets with a general exception from fair value measurement for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for all interim periods beginning after June 15, 2005.

SFAS 154 - In May 2005, the FASB issued SFAS 154 “Accounting Changes and Error Corrections”. The statement replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS 154 requires companies to apply voluntary changes in principles retrospectively whenever practicable. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.

The Company believes that the above standards would not have a material impact on its financial position, results of operations or cash flows as it relates to the reconciliation of Canadian and United States accounting policy differences.

Item 15.	Exhibits.

Exhibit Index

Exhibit No.	Document
2.1	Order Confirming Joint Plan of Reorganization and Granting Debtors’ Motion to Substantively Consolidate Bankruptcy Cases, In the United States Bankruptcy Court for the Western District of Arkansas Fayetteville Division, dated as of September 14, 2004.

2.2	Amended and Restated Agreement and Plan of Merger among eLandia Solutions, Inc., Elandia AST Acquisition, Inc., W&R South Pacific L.P., Stanford International Bank Ltd., AST Telecom L.L.C., dated as of August 15, 2005.

2.3	Amended and Restated Arrangement Agreement between eLandia Solutions, Inc., eLandia South Pacific Holdings, Inc., Elandia Datec Acquisition Ltd., Datec Group Ltd., Datec Pacific Holdings, Ltd., Stanford International Bank Ltd., Michael Ah Koy, James Ah Koy, Krishna Sami, Kelton Investments Limited, Sami Holdings Ltd., Sydney Donald (Trip) Camper III, Eddie Crowston and Harley L. Rollins, dated as of August 8, 2005.

3.1	Certificate of Incorporation of the Company.

3.2	Bylaws of the Company.

4.1	Co-Sale and First Refusal Agreement by and between Stanford International Bank and W&R South Pacific, L.P., dated January 31, 2006.

4.2	Security Agreement by and among the Company (formerly known as Centra Industries Inc.), Midwest Cable Communications of Arkansas, Inc., and Stanford Venture Capital Holdings, Inc., dated as of October 25, 2004.

4.3	Satisfaction and Release of Promissory Notes and Security Interests by Stanford International Bank, Ltd., dated as of January 30, 2006.

9.1	Shareholder Voting Agreement between Stanford International Bank Ltd. and Kelton Investments, dated January 31, 2005.

10.1	Agreement between Blue Sky Communications and the Government of Samoa, dated as of February 17, 2005 (E-Rate Contract).

10.2	Customer Solutions Agreement between Datec Fiji Limited and IBM Global Services Australia Limited, dated as of January 3, 2001.

10.3	Employment Agreement between the Company and Sydney D. “Trip” Camper, dated September 19, 2003.

10.4	Executive Employment Agreement, Sydney D. Camper III.

10.5	Form of Stock Purchase Agreement, between the Company and Sydney D. Camper III, dated as of May 20, 2004.

10.6	Renewal Revolver Note between the Company (formerly known as Centra Industries, Inc.), Midwest Cable and Communications of Arkansas and Stanford Venture Capital Holdings Inc., dated as of November 24, 2004.

10.7	First Amendment to Loan and Security Agreement between the Company and Stanford Venture Capital Holdings., dated as November 24, 2004.

10.8	Secured Revolver Note between the Company (formerly known as Centra Industries, Inc.), Midwest Cable and Communications of Arkansas and Stanford Venture Capital Holdings Inc., dated as of October 25, 2004.

10.9	Secured Revolver Note between the Company (formerly known as Centra Industries, Inc.) and Stanford Venture Capital Holdings Inc., dated as of September 30, 2004.

10.10	Post Petition Loan and Security Agreement between the Company and Stanford Venture Capital Holdings., dated as of September 15, 2003.

10.11	Security Agreement by and among the Company (formerly known as Centra Industries Inc.), Midwest Cable Communications of Arkansas, Inc., and Stanford Venture Capital Holdings, Inc., dated as of October 25, 2004.

10.12	Form of Indemnification Agreement

10.13	Form of Lock-Up Agreement

10.14	Employment Agreement between the Company and Harley L. Rollins, dated as of July 1, 2005.

10.15	Stock Subscription Agreement between the Company and Sydney D. Camper, dated as of July 29, 2005.

10.16	Stock Purchase Agreement between the Company and Harley L Rollins, dated as of July 29, 2005.

10.17	Stock Subscription Agreement between the Company and Harley L. Rollins, dated as of July 29, 2005.

10.18	IBM Business Partner Agreement between IBM New Zealand Limited and Datec (Fiji) Ltd., dated as of September 12, 2002.

10.19	Distributor Agreement between Canon Australia Pty Limited and Datec (PNG) LTD, dated as of June 26, 2003.

10.20	Contract between Sagric International Pty. Ltd and Datec (PNG) Ltd. in relation to PNG Education Capacity Building Program, dated as of April 22, 2005.

10.21	Network Outsourcing Agreement by Bank of South Pacific Limited and Datec PNG Limited, dated as of May 2004.

10.22	Master Operating Lease between Datec (PNG) Limited and Bank of South Pacific Limited, dated as of November 20, 2004.

10.23	Lease Agreement, dated •, by and between the Company and Southern Centers Association, LLP (relating to property at 1500 Cordova Road in Ft. Lauderdale, FL).

10.24	Lease Agreement, dated April 1, 2005, by and between Kelton Investments Limited and Datec Fiji Ltd. (relating to property at 68 Gordon Street in Suva, Fiji).

10.25	Lease Agreement, dated April 1, 2005, by and between Kelton Investments Limited and Network Services Ltd. (relating to property at 63 Albert Street in Auckland, New Zealand).

10.26	Lease Agreement, dated October 13, 2004, by and between Jewel Properties Limited, Datec Investments Ltd. and Datec Group Ltd. (relating to property at 63 Albert Street in Auckland, New Zealand).

10.27	Lease Agreement, dated September 10, 2003, by and between Monier PNG Limited and the Independent State of Papua New Guinea (relating to property at Allotment 32 Section 38 in Hohola, N.C.D in Papua New Guinea).

10.28	Lease Agreement, dated December 1, 2004, by and between Centrepoint Limited and Datec Solomon Islands Limited (relating to property at 611 Mendana Avenue in Honiara, Solomon Islands).

10.29	Lease Agreement, dated March 22, 2004, by and between Datec Samoa Limited and Justin Parker Trading as J Parker Investment (relating to property at in the Parker Building in Apia, Samoa).

10.30	Constitution of Datec (PNG) Limited (relating to the Datec PNG Pty Joint Venture).

10.31	Shareholders’ Agreement for Datec (PNG) Pty Limited between Steamships Pty Limited and Kelton Investments Limited (relating to the Datec PNG Pty Joint Venture).

SIGNATURES

Pursuant to the requirements of the Securities Act, Elandia, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Lauderdale, Florida, on February 12, 2006.

ELANDIA, INC.

By:	/s/ HARLEY L. ROLLINS
Harley L. Rollins, Chief Financial Officer

APPENDIX A

Country Description

American Samoa

History and Politics

Settled as early as 1000 B.C., and later occupied by European explorers in the 18th century, the territory of American Samoa (“American Samoa”) developed as a result of many international rivalries, finally resolved by a treaty in 1899 between the United States, Great Britain, and Germany, dividing the archipelago, and granting the United States of America control of all Samoan islands east of 171°W. The United States of America began to formally occupy American Samoa in 1900.

American Samoa remained under the jurisdiction of the U.S. Navy Department until 1951, when administration was transferred to the Department of the Interior and a governor was appointed. In 1978, the first popularly elected Samoan governor was inaugurated. The government of American Samoa is comprised of a bicameral legislature, consisting of a Senate and a House of Representative, and an independent judicial branch, consisting of a High Court. The Chief Justice and Associate Justices are appointed by the U.S. Secretary of Interior. America Samoa is represented in the United States Congress by one non-voting delegate. Togiola Tulafona is the current governor of American Samoa.

The Land

American Samoa comprises the eastern half of the Samoan island chain in the South Pacific. The group consists of several major islands: Tutuila, the Manu’a group (Ta’u, Ofu, and Olosega), Rose and Sand Islands, and Swains Island. Pago Pago, the capital, is on the island of Tutuila. Most of the islands are mountainous, heavily wooded, and surrounded by coral reefs. Nearly all of the land of American Samoa is owned by the native inhabitants.

The People

As of November 2005, American Samoa had 57,881 inhabitants. The Polynesian people account for a large majority of the population. Christian Congregationalism and other Protestant denominations are practiced by over half of the people. 20% of the population identify themselves as Roman Catholic. Most of the inhabitants of American Samoa are bilingual, speaking the native Polynesian tongue and English. American Samoans are considered nationals, rather than citizens of the United States.

The Economy

American Samoa is a traditional Polynesian economy in which more than 90% of the land is communally owned. Economic activity is closely tied to the United States of

A-1

America, the primary foreign trading partner of American Samoa. Tuna fishing and tuna processing plants are the strongest contributors to the private sector, with canned tuna serving as the primary export. Economic transfers from the United States government contribute to the economic stability of the country. However, further attempts by the American Samoan government to develop a broader and more diverse economy are often restrained by the remote location, limited transportation, and devastating hurricanes.

As of 2000, the Gross Domestic Product (“GDP”) of American Samoa was approximately $500 million, with an annual per capita income of $8,000.

	1996	1999	2002
Exports	313 m	345 m	30 m
Imports	471 m	452 m	123 m

COMMUNICATIONS

The telecommunications in American Samoa include telefax, facsimile and cellular telephone services. The country supports a domestic satellite system with one Comcast earth station.

The Cellular Market Area (“CMA”) was created from the 1980 Metropolitan Statistical Areas and defined by the Office of Management and Budget to include the Gulf of Mexico (306), and the Rural Service Area (“RSA”). RSAs do not cross state borders and include Puerto Rico (723-729), U.S. Virgin Islands (730-731), Guam (732), Northern Mariana Islands (734) and American Samoa (733). The number of cellular phones in use in American Samoa has increased dramatically since the mid-1990s. As of 1999, there were an estimated 2,377 mobile telephone users in American Samoa.

A-2

APPENDIX B

Country Description

Papua New Guinea

Land, History and Politics

The Independent State of Papua New Guinea is located in the southwest region of the Pacific Ocean and includes the eastern half of the island of New Guinea, the Bismarck Archipelago, the Trobriand Islands, Samarai Island, Woodlark Island, D’Entrecasteaux Islands, the Louisiade Archipelago, and the northernmost Solomon Islands of Buka and Bougainville. Papua New Guinea is a wild, rugged region, divided into 20 provinces.

The southern section of the country, formerly-named Papua was annexed by Queensland in 1883 and became a British protectorate, British New Guinea, in 1884. It was later declared part of Australia in 1905 as the Territory of Papua.

The northern section of the country, New Guinea, was occupied by Germany from 1884 to 1914 and renamed Kaiser-Wilhelmsland during the occupation. While occupied by Australian forces during World War I and under a mandate from the League of Nations, the northern section of the country became the Territory of New Guinea of Australia in 1920. The United Nations confirmed Australian rule of the territory in 1947.

In 1949 the territories of Papua and New Guinea were merged administratively, but remained constitutionally distinct. In 1973 both territories were united as the self-governing country of Papua New Guinea with full independence following in 1975. In the late 1980s a violent secessionist movement broke out on the island of Bougainville. A cease-fire was declared in 1998 and a peace accord granted the island broad autonomy three years later.

Government

The executive branch includes a Chief of State, Head of Government and Cabinet. Members of the Cabinet and National Executive Council are appointed by the governor general at the recommendation of the prime minister. The governor general is appointed by the National Executive Council. A monarch remains in place in the country.

The legislative branch includes a unicameral National Parliament, often referred to as the House of Assembly. There are 109 seats, including 89 elected seats from open electorates and 20 elected seats from provincial electorates. Members serve for a term of five years.

The judicial branch includes the Supreme Court, with the chief justice appointed by the governor general at the proposal of the National Executive Council. Other judges are appointed by the Judicial and Legal Services Commission.

The People

The current population of the region is 5,545,268 inhabitants. The native population is Melanesian. Although some 700 different languages are spoken in the region, Pidgin is the primary language.

ECONOMY

As of 2004, Papua New Guinea’s GDP was $11.99 billion with a per capita income of $2,200.

	2000	2001	2002	2003	2004
Exports	2 b	1.8 b	1.8 b	1.9 b	2.4 b
Imports	1 b	1.024 b	1.1 b	967 m	1.35 b

Domestic agricultural production sustains most of the population of Papua New Guinea, with sweet potatoes as the primary food crop. Notable agricultural exports include coconut products, rubber, coffee, cocoa, tea, and refined palm oil products. The agriculture sector sustains most of the population of Papua New Guinea, with sweet potatoes as the primary food crop. Notable agricultural exports include coconut products, rubber, coffee, cocoa, tea, and refined palm oil products. Pearl-shell and tortoise fisheries are commonly found along the coastline of the country. Mineral deposits account for 72% of all export earnings. Silver, copper, and gold are all mined in the country. Oil production began in 1992 and some natural gas reserves remain undeveloped. Timber from rain forests also provide an important source of revenue. Although logging efforts by foreign companies began to raise environmental concerns in the 1990’s, exploitation of Papua New Guinea’s natural resources has been hampered by the rugged terrain and high cost of developing infrastructure within the country.

After a prolonged period of instability, economic forecasts for the country are now improving. Efforts by Prime Minister Sir Michael Somore to restore integrity to state institutions, stabilize the local currency, establish a national budget and encourage privatization of public have contributed in this regard. Papua New Guinea receives $240 million in aid from Australia, accounting for 20% of the national budget. The country also seeks to increase investor confidence, bolster efforts to privatize government assets, and balance relations with Australia.

COMMUNICATIONS

A general telephone system supplies communications within the region, including 62,000 main lines and 15,000 mobile telephone lines.

Although the country has a relatively advanced telecom network, as compared to other developing nations, the density of telephone service or mobile and internet services remains very low. Strong infrastructure for the telecommunications system is limited to the major urban centers of Port Moresby, Lae and Mt Hagen.

The Privatization of Telikom, the domestic communications service, was first attempted in 2001 and then again July 2004, when an agreement was reached to sell a majority of the company to Amalgamated Telecom Holdings PNG Pty Ltd. and then to Econet Wireless (a South Africa-based company). In December 2004, however, the government of Papua New Guinea government rejected the bid from Econet Wireless, stating the need to re-examine other options in 2006. In September 2005, Telikom signed an agreement with NewSat to supply satellite communication services through a range of co-branded services including high-speed internet, web browsing, data transfer, video streaming and multicasting services.

APPENDIX C

Country Description

Fiji

History and Politics

Fiji was discovered in 1643 by Dutch explorer, Abel Tasman but was first settled about 3,500 years ago. In 1822, the first European settlement in Fiji was established at Levuka, which in 1871 became the seat of the first national government, the Kingdom of Fiji. Great Britain annexed the islands in 1874 and declared it a British colony. In 1882, the capital was moved from Levuka to Suva.

In 1970, Fiji gained independence as a member of the British Commonwealth with Ratu Sir Kamisese Marass prime minister. In 1987, Colonel Sitiveni Rabuka led two coups that took control of the government from the Fiji Labor Party dominated by the Indian population. Fiji was then declared a republic and ceased to be a part of the British Commonwealth.

The Government of Fiji is divided into four divisions, which are further subdivided into fourteen provinces. Each division is headed by a Commissioner, appointed by the Fijian government. The President of Fiji is elected by the Great Council of Chiefs and serves for a term of five years. The President also appoints the Prime Minister. Although the role of the President is largely honorary and modelled after that of the British monarchy, the President has reserved constitutional powers that may be used in the event of a national crisis. The president also serves as Commander-in-Chief of the Armed Forces. The Great Council of Chiefs recognizes Queen Elizabeth II as its Paramount Chief.

The bicameral Parliament consists of the Senate and the House of Representatives. The House of Representatives has 25 open seats which may be occupied by any citizen satisfying requirements established by law. Each representative serves for a term of five years.

Cabinet members, selected from members of Parliament, are appointed by the Prime Minister and responsible to Parliament. The Presidential Council and the Great Council of Chiefs, including of the highest ranking members of the traditional chief system, advises the President on matter of national importance

Judicial power is vested in three courts; the High Court, Court of Appeal, and Supreme Court, established by the Constitution, which also makes provision for other courts to be set up by Parliament.

The Land

The Republic of the Fiji Islands is a Melanesian island group, comprised of 320 islands, 105 of which are inhabited. Viti Levu, the largest island, comprises half of Fiji’s land area.

Fiji’s climate is warm and humid. Dense tropical forests are found on the windward sides of the islands; grassy plains and clumps of casuarina and pandanus grow on the leeward sides and mangrove forests and hot springs are abundant in the mountain regions.

The People

As of July 2005, Fiji had 893,354 inhabitants, of which 75% resided on the island of Viti Levu. The majority of the indigenous population of the eastern islands is Polynesian. Origins of the Indian population can be traced to a period from 1879 to 1916, when many people came to Fiji from India to serve as indentured workers in the sugar industry established by the British Government through the Colonial Sugar Refining company in Fiji. Much of this Indian population left Fiji after the 1987 coup and today comprise 44% of the total population. Europeans, Pacific Islanders, Chinese and other ethnicities comprise approximately 5% of the population.

The native Fijians are predominantly Christian; the Indians are about three quarters Hindu and one quarter Muslim. The official language of Fiji is Fijian, but English and Hindi are also spoken. English is recognized as the official language of Fiji.

ECONOMY

The seaports often denote the most important cities in Fiji, including Suva and Lautoka and Levuka. With ample forests, minerals, and fishing resources, Fiji’s economy is one of the most developed in the Pacific island region. Fiji’s economy is also largely agrarian, with sugar exports serving as a major source of foreign trade. Sugar processing comprises one-third of all industrial activity, but remains largely inefficient. Long-term economic challenges include low investment, uncertain land ownership rights, and the government’s inability to manage the budget. Short-run economic forecasts are favorable but are subject to the risk of erupting tensions between native Fijians and Indo-Fijians.

As of 2005, the GDP, by official exchange rate, of Fiji was approximately $5.4 billion. In 2005, GDP, per capita, by purchasing power parity, was $6,000. Overseas money transfers into Fiji have increased significantly, as the result of many Fijians working in Kuwait and Iraq.

	1998	1999	2000	2001	2002
Export	393 m	537 m	572 m	442 m	609 m
Import	612 m	653 m	833 m	642 m	835 m

COMMUNICATIONS

The telephone service in Fiji include modern local, interisland and international (wire/radio integrated) public and special-purpose telephone, teleprinter facilities and a regional radio communications center. As of 2003, there were 102,000 land lines and 109,900 mobile telephones in use.

Fiji’s telecom system is reliable and efficient with access to the Southern Cross cable that connects New Zealand, Australia and North America. The country’s telecom industry is comprised primarily of three major monopolies, the services of which are all protected through exclusivity licenses. Telecom Fiji Ltd has the exclusive license to provide domestic voice and data services; Vodafone Fiji Ltd is the sole provider of mobile services; and Fiji International Telecommunications Ltd (Fintel) has the monopoly on the supply of international voice and data services. Fiji’s broadband services are among the most expensive in the world, essentially due to little competition in the local market. In October 2005, Unwired Fiji launched the country’s first privately owned broadband wireless network.